Exhibit 10.4
EXECUTION
ANCHOR TENANT AGREEMENT
dated as of
December 9, 2010
between
JFK INTERNATIONAL AIR TERMINAL LLC
and
DELTA AIR LINES, INC.

v

Exhibits

Exhibit A-1	Pre-DBO Premises; Location of Delta Premises; Concession Space; Concourse A; Delta Hardstand Positions
Exhibit A-2	Location of Perimeter Dig Area; FIS Facility; Terminal 2-4 Connector Area
Exhibit A-2-1	Triangle Plume
Exhibit B	Master Plan
Exhibit C	Approved Signage Locations
Exhibit D	Form of Construction Contract Assignment Agreement
Exhibit E	Form of Contractor Consent and Agreement (Construction Administration Agreement and Major Contracts)
Exhibit F	Non-Major Contract Stipulated Contract Language
Exhibit G	Reserved
Exhibit H-1	Reserved
Exhibit H-2	Form of Recognition, Non-Disturbance, Attornment and Consent Agreement
Exhibit I	Reserved
Exhibit J	Form of License Agreement between IAT and Scheduled Aircraft Operators (other than ATA Airline Sublessees) for use of Delta Gates and Delta Hardstand Positions
Exhibit K	Form of Letter of Credit
Schedules

Schedule 1-1	ATA Permitted O&M Expenses
Schedule 4-1	Port/IAT Lease
Schedule 4-2	Series 6 Bond Documents
Schedule 4-3	Series 8 Bond Documents
Schedule 4-4	Transaction Documents
Schedule 6-1	Approved Phase I IAT Project Contract Documents
Schedule 6-2	Phase I IAT Project Contract Documents Pending Approval
Schedule 6-3	Standard Draw Documentation
Schedule 6-4	Phase I IAT Project Management Structure
Schedule 7-1	Pre-DBO Rent (with per gate increases)
Schedule 7-2	Reserved
Schedule 7-3(a)	Post-DBO Rent
Schedule 7-3(b)	Terminal 4 Gate Use Fee/Terminal 4 Hardstand Use Fee
Schedule 7-4	Adjusted Terminal Management Fees
Schedule 8-1	Port Authority Rules and Regulations
Schedule 8-2	Terminal 4 Rules and Regulations
Schedule 8-3	Terminal 3 Parking Fee
Schedule 10-1	Committee Representatives
Schedule 10-2	Pro Forma Budget
Schedule 36-1	Agreements Surviving Execution of this Agreement

ANCHOR TENANT AGREEMENT
          ANCHOR TENANT AGREEMENT dated as of December 9, 2010, by and between JFK INTERNATIONAL AIR TERMINAL LLC, a limited liability company organized and existing under the Laws of New York and having its principal place of business at Terminal 4, Room 2400, John F. Kennedy International Airport, Jamaica, New York 11430 (together with its permitted successors and assigns, “IAT”) and DELTA AIR LINES, INC., a corporation organized and existing under the Laws of Delaware and having its principal place of business at 1030 Delta Boulevard, Atlanta, Georgia 30354 (together with its permitted successors and assigns “Delta”).
WITNESSETH:
          WHEREAS, the City owns the Airport which includes the Terminal 4 Site on which Terminal 4 is located; and
          WHEREAS, the Port Authority currently leases the land on which the Airport is located, including the Terminal 4 Site, from the City pursuant to the Basic Lease; and
          WHEREAS, IAT currently leases Terminal 4 from the Port Authority pursuant to the Port/IAT Lease; and
          WHEREAS, Delta currently occupies a portion of Terminal 4 pursuant to the Delta Space Permit; and
          WHEREAS, Delta and IAT desire to replace the Delta Space Permit with the terms of this Agreement, except where otherwise provided herein; and
          WHEREAS, Delta desires to construct and complete the Phase I IAT Project for Delta’s occupancy and use as provided for herein; and
          WHEREAS, IAT desires to lease the Delta Premises to Delta and Delta desires to lease the Delta Premises from IAT as set forth herein;
          NOW, THEREFORE, in consideration of the premises set forth above, and the mutual covenants, agreements, conditions, representations, warranties and other provisions set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS; INTERPRETATION
          Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:
          “2026 Capital Repairs” is defined in Section 36.08.
          “2026 Capital Repairs Financing” is defined in Section 36.08.
          “2026 Condition Survey” is defined in Section 36.08.
          “Actual Knowledge” means the actual knowledge of or receipt of written notice by, (i) with respect to IAT, IAT’s President/Terminal Manager or Chief Financial Officer or President or Vice President and Chief Financial Officer of JFK IAT Member, and (ii) with respect to Delta, any Delta employee with the title of Director — Corporate Real Estate, Senior Vice President — Finance, Vice President — Corporate Real Estate, Vice President-Airport Customer Service-JFK, or Regional Director — Corporate Real Estate, and Delta employees with direct supervisory authority over such positions.
          “Additional Phase I Gates” is defined in Section 2.03.
          “Additional Re-lifing Rental” is defined in Section 36.08.
          “Additional Rent” means the Additional Re-lifing Rental and any and all charges, payments and amounts required to be paid by Delta to IAT pursuant to this Agreement, except payments of and amounts included in the Delta Rent.
          “Adjusted Terminal Management Fees” is defined in Schedule 7-4.
          “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, membership interests, partnership interests or other ownership interests, by contract or otherwise, provided that, without limiting the foregoing, except as otherwise provided herein, any Person who owns or controls directly or indirectly 10% (25% for a Person whose shares are listed on a nationally recognized stock exchange) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% (25% for a Person whose shares are listed on a nationally recognized stock exchange) or more of the membership, partnership or other ownership interests of any other Person shall be deemed to control such corporation or other Person, provided, further, that, for purposes of this Agreement, Delta shall not be an “Affiliate” of IAT or JFK IAT Member nor shall IAT or JFK IAT Member be an “Affiliate” of Delta.
          “Agreement” means this Anchor Tenant Agreement.

          “Airline Activities” means the carriage by aircraft of passengers for hire, the carriage of baggage, cargo and mail in connection therewith and all other lawful business activities incidental thereto or associated therewith.
          “Airport” is defined in the Port/IAT Lease.
          “Airport Security Program” is defined in Section 11.01.
          “Annual Period” means each period commencing on December 1 of any calendar year and ending on November 30 of the immediately succeeding calendar year, from and including the Effective Date to and including the earlier to occur of the Expiration Date or the Termination Date of this Agreement, except that the first Annual Period shall be the period from and including the Effective Date to and including the immediately following November 30 and the last Annual Period shall be the period from and including December 1 of the calendar year immediately preceding the date on which the Expiration Date or the Termination Date (as applicable) occurs to and including the Expiration Date or the Termination Date (as applicable).
          “AOA” means the air operation areas as defined in 49 C.F.R. § 1542.203 now or hereafter located on the Airport.
          “Approved Contractor” means any third party contractor that possesses the required permits from the Port Authority to perform the services for which it is retained selected as follows: (i) in respect of the Phase I IAT Project, Phase II or Phase III, as approved by IAT and Delta from time to time for the purpose of providing construction work, labor, materials or services in or on Terminal 4, including any Construction Contractor, (ii) in respect of other work, labor, materials or services in or on Terminal 4, as selected by the contracting party who has responsibility for such work, labor, materials or services pursuant to this Agreement, the Port/IAT Lease, any other Transaction Document or as otherwise agreed to in writing by IAT and Delta, and (iii) in respect to Handling Services as selected by IAT.
          “Assumed Environmental Damages” means:
          (a) Damages relating to the following events occurring or conditions originating subsequent to the Delta Space Permit Effective Date and prior to the end of the Term (i) the presence on, about or under the Delta Space of any Hazardous Substance, and/or (ii) the Release or threatened Release of any Hazardous Substance from the Delta Space, and/or (iii) the presence of any Hazardous Substance on, about or under Terminal 4 or other property at the Airport as a result of any Delta Representative’s use and occupancy of Terminal 4, the migration of a Hazardous Substance from the Delta Space, or any other activities conducted or work performed by or on behalf of Delta at Terminal 4, and/or (iv) any personal injury, including wrongful death, or property damage (including natural resource damage), arising out of or related to any Hazardous Substance described in (i), (ii), or (iii) above, and/or (v) the violation of any Environmental Requirement at the Delta Space, except for (A) the portion of such Damages resulting from any act or omission of IAT or its Affiliates or Sublessees, or any of their respective officers, directors, employees, agents, invitees and contractors at any time (in all cases other than the Delta Representatives), (B) the portion of such Damages resulting from the sole gross negligence or willful misconduct of the Port Authority or (C) in the case of Damages arising out of or relating to the presence of Hazardous Substances on, about or under the Delta Space because of the migration of Hazardous Substance from property other than the Delta Space, provided, however, that the exceptions in the foregoing items (A)-(C) do not apply to Delta’s obligations set forth in paragraph (b) immediately below, and provided, further, however, that nothing in this paragraph (a) is intended to limit the obligations of Delta to perform the Remediation in connection with the Phase I IAT Project as described in paragraph (b) below; and
          (b) all costs to Remediate, and all costs that may be required to satisfy Environmental Requirements to store, dispose, treat or transport any item or material, including soil and water, containing Hazardous Substances (i) that is excavated at the Terminal 4 Site within the Excavation Boundary without any monetary limit or cap, or (ii) that is excavated at the Terminal 4 Site outside of the Excavation Boundary provided that the costs thereof for which Delta shall be responsible under this clause (ii) shall not exceed the Phase I IAT Project Environmental Cap, and in each case as needed to perform the construction of the Phase I IAT Project in accordance with Environmental Requirements, or if more stringent, in accordance with the requirements of the Port/IAT Lease; provided that, Remediation outside of the “Perimeter Dig Area” (as such area is described in the definition of “Excavation Boundary”) shall only be performed if required by a Governmental Authority as a result of the discovery of Hazardous Substances within the Perimeter Dig Area that extend outside of the Perimeter Dig Area, unless performance of Remediation is required by the Port Authority in order for it to be in compliance with, in its judgement, the Basic Lease, in which case the Remediation shall be undertaken and completed to attain such compliance to the satisfaction of the Port Authority. Delta and IAT acknowledge that Delta shall pay Delta’s Share of ATA Permitted Remediation Costs.
          “ATA Airline Sublease” means a Sublease made by Delta to any Delta Affiliate Carrier, or IAT to any Contract Carrier, in each case in accordance with the terms of the Port/IAT Lease, this Agreement and the Port Authority Consent to Sublease.
          “ATA Airline Sublessee” means a sublessee, licensee or other occupant under an ATA Airline Sublease.
          “ATA Permitted O&M Expenses” means those items of Permitted O&M Expenses and other expenses set forth in Schedule 1-1, and any other amounts specified in this Agreement to constitute or be payable as ATA Permitted O&M Expenses.
          “ATA Permitted Remediation Costs” means those costs for Remediation (without duplication for Assumed Environmental Damages) at Terminal 4 (or because of Hazardous Substances originating from Terminal 4) that must be performed because of Environmental Requirements, are not incurred because of, or in connection with, the construction of the Phase I IAT Project, and: (i) are not recoverable directly from a Sublessee through such Sublessee’s indemnification obligations to IAT, and (ii) are not already included in Delta Rent as an ATA Permitted O&M Expense.
          “Baggage System” means and includes all systems, facilities, fixtures and equipment necessary or appropriate for moving passengers’ baggage and/or personal property in and around Terminal 4.

          “Base Line Plans” is defined in Section 6.01(c).
          “Basic Lease” means the Amended and Restated Agreement of Lease of the Municipal Air Terminals, dated November 24, 2004, between the City and the Port Authority. By said agreement, the City leases to the Port Authority the land on which the Airport is located.
          “Basis of Design” means, collectively, (i) Delta Air Lines JFK Terminal 4 Concourse B Extension Basis of Design, Job Number 132040; (ii) Delta Air Lines JFK Terminal 4 Headhouse Expansion Basis of Design, Job Number 132040; and (iii) Passenger Bridge T3 / T4 John F. Kennedy International Airport, Basis of Design, issued for TAA review, each prepared by ARUP/SOM, a joint venture of Skidmore, Owings, Merrill LLP Architects and Ove Arup & Partners Consulting Engineers PC related to the design and completion of the Phase I IAT Project, subject in each case to the prior approval from time to time by the Port Authority,
          “BIDS” is defined in Section 8.07.
          “Bond Documents” means the Series 6 Bond Documents and the Series 8 Bond Documents.
          “Bond Insurer[s]” means MBIA Insurance Corporation as the bond insurer under the Series 6 Bond Documents.
          “Bond Resolution” means that certain Special Project Bond Series Resolution adopted by the board of directors of the Port Authority on August 5, 2010, entitled “Special Project Bonds, Series 8 and 9, JFK International Air Terminal LLC Project — Establishment and Authorization of Issuance”, including any amendments, modifications or supplements thereto.
          “Bonds” means the Series 6 Bonds and the Series 8 Bonds.
          “Budget” is defined in Section 10.03(a).
          “Budgetary Limits” is defined in Section 6.01(b).
          “Business Day” is defined in the Port/IAT Lease and means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions in the Port of New York District are required or authorized by Law to remain closed.
          “Capital Expenditure” means any expenditure treated as capital in nature in accordance with GAAP.
          “Capital Repair” means any renovation or replacement of Terminal 4 (or portion thereof) the cost of which constitutes a Capital Expenditure.
          “Cash Deposit” is defined in Section 16.04.
          “City” means The City of New York, a municipal corporation of the State of New York.

          “Civil Aircraft Operator” is defined in the Port/IAT Lease and means a Person engaged in civil transportation by aircraft or otherwise operating aircraft for civilian purposes, whether governmental or private. If any such Person is also engaged in the operation of aircraft for military, naval or air force purposes, he or she shall be deemed to be a Civil Aircraft Operator only to the extent that he or she engages in the operation of aircraft for civilian purposes.
          “Code” is defined in the Port/IAT Lease and means the Internal Revenue Code of 1986 and any amendments or successors thereto and any regulations promulgated thereunder.
          “Common Space” is defined in Section 2.01(c).
          “Comprehensive Retail Plan” is defined in the Port/IAT Lease.
          “Concession Master Plan” means a plan (subject to Section 44 of the Port/IAT Lease) prepared with a view toward enhancing customer service at Terminal 4 related to concession services to be provided at Terminal 4 developed and approved by IAT in consultation with Delta and the Concessions Subcommittee.
          “Concession Space” means the existing areas in Terminal 4 designated for concessionaires as shown on Exhibit A-1, pages 14 through 18 (inclusive), and following Phase I DBO any additional areas in Terminal 4 designated for concessionaires as part of the Phase I IAT Project.
          “Concession Sublease” means a Sublease made by IAT for use of any portion of the Concession Space.
          “Concession Sublessee” means a sublessee, licensee or other occupant under a Concession Sublease.
          “Concessions Subcommittee” is defined in Section 14.01.
          “Concourse A” means the east passenger concourse of Terminal 4 as shown on Exhibit A-1, page 1, including the related aircraft parking, apron and ramp.
          “Concourse B” means the west passenger concourse of Terminal 4 as shown on Exhibit A-1, page 1, including the related aircraft parking, apron and ramp, and following Phase I DBO the Phase I Concourse B Expansion.
          “Construction Administrator” means AECOM USA, Inc., or any replacement thereof selected by Delta and IAT to act as Construction Administrator under the Construction Administration Agreement.
          “Construction Administration Agreement” means the Construction Administration Services Agreement, dated as of April 13, 2010, between Delta and the Construction Administrator, as approved by IAT and as amended or replaced from time to time in accordance with the terms of this Agreement.
          “Construction Contract Assignment Agreement” is defined in Section 6.01(g).

          “Construction Contractor” is defined in Section 12.05.
          “Contract Carrier” means an ATA Airline Sublessee in Terminal 4, holding an ATA Airline Sublease by, through or under IAT at any time and from time to time, including (i) any Delta Code Share Carrier using space in Terminal 4 (all of which must hold their ATA Airline Subleases by, through or under IAT) and (ii) any Delta Affiliate Carrier that holds its ATA Airline Sublease by, through or under IAT (it being understood that “Contract Carrier” shall not include Delta or any Delta Affiliate Carrier that holds its ATA Airline Sublease by, through or under Delta).
          “Contractor Consent and Agreement” is defined in Section 6.01(g).
          “Control Tower” is defined in the Port/IAT Lease and means the building in which the air traffic control tower for the Airport is located, known as Building No. 156.
          “Control Tower Space” is defined in the Port/IAT Lease.
          “Cost Overruns” means costs of the Phase I IAT Project in excess of the proceeds of the Series 8 Bonds available to pay such costs.
          “Costs of the 2026 Capital Repairs” is defined in Section 36.08.
          “CUTE System” is defined in Section 8.09(a).
          “Damages” is defined in Section 24.01.
          “Defense Counsel” is defined in Section 24.03.
          “Defense Notice” is defined in Section 24.03.
          “Delta Affiliate Carrier” means (i) any Scheduled Aircraft Operator that has been granted by the United States Department of Transportation immunity from the United States antitrust laws with respect to an international airline alliance with Delta, or (ii) any Scheduled Aircraft Operator that is wholly owned by Delta or which is wholly owned by the direct or indirect owner of Delta, or (iii) any Scheduled Aircraft Operator that operates under a Delta trade name and whose flights to and from the Airport are operated under Delta’s two letter designator code.
          “Delta TAA Certificate” means the TAA Certificate of Delta Air Lines, Inc. delivered by Delta to IAT on the Effective Date.
          “Delta Code Share Carrier” means any Scheduled Aircraft Operator that is not a Delta Affiliate Carrier which (i) uses Delta’s designator code or a common designator code with Delta on some or all of its flights to or from the Airport, or (ii) participates with Delta in the SkyTeam® alliance.
          “Delta Gates” means the Gates subleased by Delta from IAT from time to time under this Agreement.

          “Delta Hardstand Positions” is defined in Section 13.01(a).
          “Delta Marks” is defined in Section 8.14(a).
          “Delta Nonpublic Space” means any space within the Delta Space used for office, operations, club room, passenger lounge or storage purposes or similar space, in all cases which is not open to the general public and is used exclusively by Delta, Delta Affiliate Carriers, and other Persons subleasing from Delta pursuant to Section 17.01(c), wherever such space may be located from time to time within the Delta Space.
          “Delta Parties” is defined in Section 24.02.
          “Delta Premises” is defined in Section 2.01(a).
          “Delta Rent” means, Pre-DBO Rent, Interim Rent, or Post-DBO Rent, as applicable and as adjusted in accordance with Article 7.
          “Delta Representatives” means Delta, Delta’s Affiliates and Sublessees, and their respective officers, directors, employees, agents, invitees and contractors.
          “Delta Schedule” is defined in Section 13.01(a).
          “Delta Space” is defined in Section 2.01(d).
          “Delta Space Permit” means the John F. Kennedy International Airport Terminal 4 Space Permit, dated as of January 1, 2009, between IAT and Delta.
          “Delta Space Permit Effective Date” means May 13, 2001.
          “Delta Taxes” is defined in Section 19.01.
          “Delta Tax Lien” is defined in Section 19.03.
          “Delta Terminal System” is defined in Section 8.09(a).
          “Delta Trade Fixtures P&S” is defined in Section 6.04(b).
          “Delta Users” is defined in Section 24.01.
          “Delta’s Parking Space Costs” means a monthly amount equal to (i) the number of parking spaces included within the Delta Premises for all or any portion of such month, multiplied by (ii) the lowest monthly automobile parking fee charged to any other Contract Carrier for use of the automobile parking area at Terminal 4, which shall be pro-rated for partial months.
          “Delta’s Share of ATA Permitted Remediation Costs” means an amount equal to Delta’s share of the ATA Permitted Remediation Costs which shall be calculated based upon the ratio of the number of Delta and Delta Affiliate Carrier passengers arriving or departing from Terminal 4 from the Delta Space Permit Effective Date through the applicable date of determination, divided by the total number of passengers arriving and departing from Terminal 4 during the applicable period; provided that, under no circumstance shall Delta’s Share of ATA Permitted Remediation Costs include any Assumed Environmental Damages consisting of costs or expenses related to Remediation performed outside of the Excavation Boundary in connection with the Phase I IAT Project.
          “Direct or Indirect Owner” is defined in the Port/IAT Lease and means a reference to ownership on a cumulative basis, whether or not through subsidiaries.
          “Effective Date” means the date first written above, which shall be the date upon which Delta and IAT become legally bound by the terms and conditions of this Agreement.
          “Emergency Repairs” is defined in Section 9.05.
          “Environmental Requirements” is defined in the Port/IAT Lease and means all applicable present and future laws, statutes, enactments, resolutions, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, requirements and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, voluntary and regulatory decrees, judgments, orders and agreements relating to the protection of human health or the environment, the foregoing to include, without limitation:
(i) All requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; and
(ii) All requirements pertaining to the protection from Hazardous Substances of the health and safety of employees or the public.
          “Escrow Account” means the account maintained pursuant to the Escrow Agreement and which shall be the account into which any Cash Deposit required to be posted by Delta pursuant to Section 16.04 shall be deposited.
          “Escrow Agent” means the escrow agent under the Escrow Agreement, which escrow agent shall be selected by the Bond Insurer and reasonably satisfactory to each of Delta and IAT.
          “Escrow Agreement” means an escrow agreement with the Escrow Agent in form and substance reasonably acceptable to IAT, the Bond Insurer, and Delta, pursuant to which the Escrow Agent will maintain the Escrow Account and which shall set forth the terms and provisions concerning IAT’s, the Bond Insurer’s, the Escrow Agent’s and Delta’s respective rights and obligations thereunder and in respect of the Escrow Account and Cash Deposit deposited therein, including, among other matters, (i) the periodic application of same in accordance with Section 16.04, and (ii) the release of any remaining Cash Deposit to Delta when and if the release conditions set forth in Section 16.04 are satisfied, or a Letter of Credit meeting the requirements of Section 16.04 has been delivered by Delta.

          “Event of Default” is defined in Section 26.01.
          “Excavation Boundary” means the boundary or boundaries around the perimeter of the following areas: the footprint, as actually excavated, of the proposed Phase I Concourse B Expansion, the Phase I Headhouse Improvements, and related improvements to apron, ramp, and taxiway areas identified on Exhibit A-2, page 1 as “Perimeter Dig Area”, together with additional excavated areas adjacent thereto for which excavation is performed pursuant to the plans and specifications included within the Phase I IAT Project Contract Documents related to excavation and construction for purposes of completing the Phase I IAT Project, plus a ten (10) foot wide (measured from the widest extent, surface or subsurface, of such excavations) strip of land adjacent to such foregoing areas; provided, however, that, to the extent such boundary or boundaries, as described above, would cross the lease line dividing the Terminal 4 Site and the Terminal 3 Site, the Excavation Boundary shall be deemed to coincide with such dividing line; Remediation of the Terminal 3 Site shall be governed by the Port/Delta Lease and shall not be subject to any Phase I IAT Project Environmental Cap.
          “Excluded Environmental Damages” means any Damages, other than any Assumed Environmental Damages and Delta’s Share of ATA Permitted Remediation Costs, for the following: (i) the presence on, about or under Terminal 4 of any Hazardous Substance, and/or (ii) the Release or threatened Release of any Hazardous Substance from Terminal 4, and/or (iii) the presence of any Hazardous Substance on, about or under Terminal 4 or other property at the Airport as a result of the use and occupancy of Terminal 4 or a migration of a Hazardous Substance from Terminal 4, and/or (iv) any personal injury, including wrongful death, or property damage (including natural resource damage), arising out of or related to any Hazardous Substance described in (i), (ii) or (iii) above, and/or (v) the violation of any Environmental Requirement at Terminal 4.
          “Expiration Date” is defined in Section 3.01.
          “FIDS” is defined in Section 8.07.
          “FIS Facility” or “Federal Inspection Services Facility” means those portions of Terminal 4, including the space in the Headhouse shown as “Shared FIS” on Exhibit A-2, pages 2 through 6 (inclusive), used from time to time by the United States Government for keeping in a segregated area quarantined individuals and goods and for the inspection of Terminal 4 passengers, their baggage and other belongings by officials of the United States Customs and Border Protection or other agencies, bureaus, services or subdivisions of the United States Government.
          “Force Majeure Events” is defined in Section 36.01.
          “GAAP” means generally accepted accounting principles in the United States as in effect from time to time as promulgated by the Financial Accounting Standards Board, which establishes standards for financial accounting and reporting that are authorized by the United States Securities and Exchange Commission, or a successor Person exercising such functions.
          “Gate” means an aircraft parking position, holdroom and related operations space at Terminal 4 for active loading and unloading of passengers.

          “Governmental Authority” is defined in the Port/IAT Lease and means federal, state, municipal and other governmental authorities, boards and agencies of any state, nation or government, except that it shall not be construed to include the Port Authority.
          “Governmental Authorization” is defined in the Port/IAT Lease and means, for purposes of this Agreement, all consents, licenses, certificates, permits or other authorization from all Governmental Authorities having jurisdiction over (a) with respect to Delta, the operations of Delta which may be necessary for the conduct of Delta’s operations at the Delta Premises and (b) with respect to IAT, the operations of IAT which may be necessary for the conduct of IAT’s operations at Terminal 4.
          “Handling Services” is defined in the Port/IAT Lease and means and includes, collectively, those services commonly known as “Ramp Services” which include, but are not limited to, aircraft ground handling, interior and exterior aircraft cleaning, baggage loading and unloading from aircraft, the transportation of passengers to and from aircraft for the purpose of enplanement and deplanement and the performance of ground services incidental to flight, such as pre- flight briefing of air crews, and those services commonly known as “Passenger Handling Services”, which include, but are not limited to, passenger ticketing, passenger assistance and passenger information services.
          “Hardstand Position” means a remote aircraft parking position on the Terminal 4 Site not located at a Gate.
          “Hazardous Substance” is defined in the Port/IAT Lease and means and includes, without limitation, any pollutant, contaminant, toxic or hazardous waste, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, inflammable, explosive or radioactive material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (“PCBs”), chemicals known to cause cancer, endocrine disruption or reproductive toxicity, petroleum and petroleum products and other substances which have been and continue to be or in the future shall be declared to be hazardous or toxic, or the removal of which have been or in the future shall be required, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling or ownership of which have been and continue to be or in the future shall be restricted, prohibited, regulated or penalized by any Environmental Requirement.
          “Headhouse” means the landside terminal building on the Terminal 4 Site (including the proposed expansion thereof, but excluding Concourse A and Concourse B) as shown on Exhibit A-2, pages 12 through 15(inclusive).
          “IAT” means JFK International Air Terminal LLC, a limited liability company organized and existing under the Laws of New York, and its successors and assigns.
          “IAT Event of Default” is defined in Section 27.01.
          “IAT Gates” means Gates located at Terminal 4 that are not Delta Gates.
          “IAT Marks” is defined in Section 8.14(b).

          “IAT Nonpublic Space” means those portions of the IAT Space that are reserved for IAT’s exclusive use, that are reserved or leased for the exclusive or shared use by one or more of IAT’s Sublessees other than Delta (including for shared use by IAT and one or more such Sublessees) for office, clubroom, passenger lounge, storage or other purposes, or that are not otherwise open to the general public, wherever such space may be located from time to time.
          “IAT Parties” is defined in Section 24.01.
          “IAT Space” means that portion of Terminal 4 that is not part of the Delta Space or Common Space.
          “IAT Users” is defined in Section 24.02.
          “IATA” is defined in Section 13.01.
          “Indemnified Party” is defined in Section 24.03.
          “Indemnifying Party” is defined in Section 24.03.
          “In-Flight Meals” is defined in the Port/IAT Lease and means the term of art as used in the air transportation industry and in this Agreement that includes food, beverages, snacks, non-reusable supplies, materials, dry goods and all services rendered in connection therewith.
          “Interim Rent” is defined in Section 7.01(b).
          “JFK IAT Member” is defined in Section 10.04.
          “Law” is defined in the Port/IAT Lease and means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), codes, rules, regulations, ordinances or orders of any Governmental Authority or the Port Authority, (b) Governmental Authorizations and (c) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority or the Port Authority.
          “Lessor Party” means the Port Authority, the City, or any future operator of the Airport with the ability to grant a leasehold interest in Terminal 4.
          “Letter of Credit” is defined in Section 16.04.
          “Light Rail System” is defined in the Port/IAT Lease.
          “Liquidity” means the sum of Unrestricted Cash and Unused Committed Credit Facilities.
          “Liquidity Report” is defined in Section 16.04.
          “Major Contract” is defined in Section 6.01(g).
          “Management Committee” is defined in Section 10.02(a).

          “Master Plan” means the long-term plans for the development of the Terminal 4 Site and the Terminal 3 Site as shown in Exhibit B attached hereto, which resulted from the cooperative planning efforts of Delta, IAT and the Port Authority, and which may change from time to time by agreement among Delta, IAT and the Port Authority, but which must remain at all times consistent with the requirements of the Port/IAT Lease and/or the Bond Documents.
          “Material Adverse Effect” means the results of taking or failing to take a particular action that could reasonably be expected to result in any of the following: (i) Delta’s leasehold interest or use and enjoyment of the Delta Premises as contemplated by this Agreement is materially and adversely affected, (ii) Delta’s financial obligations under this Agreement, become more burdensome to Delta in any material respect, (iii) Delta’s nonmonetary obligations are materially and adversely modified, or (iv) Delta’s rights under this Agreement are diminished in any material respect.
          “New Lease” is defined in the Port/IAT Lease.
          “Notice of Disagreement” is defined in Section 10.04.
          “NYSDEC” means the New York State Department of Environmental Conservation.
          “O&M Services” and “O&M” have the same meaning and are defined in Section 9.01(a).
          “Operations Advisory Committee” is defined in Section 10.01.
          “Option Effective Date” is defined in Section 35.01.
          “Option Space” and “Option Spaces” is defined in Section 35.01.
          “PA Default” means the occurrence of a fact or circumstance that, with the giving of notice or passage of time, or both, shall become a PA Event of Default.
          “PA Event of Default” means an Event of Default, as defined in the Port/IAT Lease.
          “PA Notice of Default” means a Notice of Default, as defined in the Port/IAT Lease.
          “PA Lease Trigger Event” means a Trigger Event, as defined in the Port/IAT Lease.
          “Permitted O&M Expenses” is defined in the Port/IAT Lease.
          “Person” is defined in the Port/IAT Lease and means not only a natural person, corporation or other legal entity, but also two or more natural persons, corporations or other legal entities acting jointly as a firm, partnership, unincorporated association, consortium, joint adventurers or otherwise.
          “Phase I” means the first phase of the Master Plan as shown in Exhibit B, page 1 comprising the Phase I IAT Project, the Phase I Delta Project, and the Terminal 2-4 Connector.

          “Phase I Concourse B Expansion” means the portion of the Phase I IAT Project comprising improvements and renovations to the existing Concourse B, and the extension of Concourse B to add 9 Gates as shown on Exhibit A-2, pages 7 through 9 (inclusive).
          “Phase I DBO” means the date upon which the 2010 Expansion DBO occurs as such term is defined in the Port/IAT Lease.
          “Phase I Delta Project” means the second portion of Phase I comprising the demolition of Terminal 3, improvements to the Terminal 3 Site utilities, and the paving and creation of initially 16 hardstands on the Terminal 3 Site.
          “Phase I Headhouse Improvements” means the portion of the Phase I IAT Project comprising the additions and modifications to the Headhouse, including without limitation the TSA EDS Project, the FIS Facility, bag claim, security check points, bag make-up and other processing areas as shown on Exhibit A-2, pages 12 through 15 (inclusive).
          “Phase I IAT Project” means the first portion of Phase I, comprising the Phase I Concourse B Expansion, improvements to taxilanes and throats on the Terminal 4 Site, and the Phase I Headhouse Improvements.
          “Phase I IAT Project Construction Contracts” means those contracts that are entered into in connection with the Phase I IAT Project for the performance of design, engineering and/or construction related services, except for any such contracts that relate solely to Delta’s trade fixtures and personal property.
          “Phase I IAT Project Construction Period” means the period from the Effective Date through Phase I DBO.
          “Phase I IAT Project Contract Documents” is defined in Section 6.01(e).
          “Phase I IAT Project Environmental Cap” means an amount equal to $10,000,000, to the extent such amounts are in respect of Assumed Environmental Damages identified in clause (b)(ii) of the definition of Assumed Environmental Damages.
          “Phase II” means the second phase of the Master Plan as it may change from time to time by agreement among Delta, IAT and the Port Authority, presently expected to include a further extension of Concourse B of Terminal 4 to add 11 regional jet Gates as shown on Exhibit B, page 2.
          “Phase II Space” is defined in Section 35.01.
          “Phase II/III Option” is defined in Section 35.01.
          “Phase III” means the final phase of the Master Plan as it may change from time to time by agreement among Delta, IAT and the Port Authority, presently expected to include an extension of Concourse A and, as necessary, modifications to the Headhouse as shown on Exhibit B, page 3.

          “Phase III Space” is defined in Section 35.01.
          “Phasing Strategy” means a strategy to be developed and implemented by IAT to relocate Contract Carriers within Terminal 4 or from Terminal 4 to other terminals at the Airport in order to facilitate the availability of the applicable Gates for Delta’s use as provided for in this Agreement, that shall provide, inter alia, that such Contract Carriers will not be forced to leave Terminal 4. IAT will periodically consult with the Airport General Manager during the development of the strategy, at which times the Airport General Manager may express concerns, including concerns relating to the Port Authority’s grant assurances, to which IAT will give consideration in the implementation of the strategy, it being understood that the Airport General Manager shall take into consideration IAT’s obligations under Section 2.03 when expressing such concerns.
          “Port Authority” means the Port Authority of New York and New Jersey, a body corporate and politic created and existing under and by virtue of the Compact of April 30, 1921 between the States of New York and New Jersey and thereafter consented to by the Congress of the United States of America, together with its successors and assigns.
          “Port Authority Consent to Sublease” means the consent agreement among the Port Authority, Delta, and IAT, whereby, among other things, the Port Authority grants its consent to this Agreement, or, if contained in a supplement to the Port/IAT Lease, as set forth in the Port/IAT Lease, as supplemented.
          “Port Authority Handling Fee” means the amount of money due the Port Authority pursuant to the Port/IAT Lease (including Sections 62 and 8(I)(c) thereof), with respect to Handling Services.
          “Port Authority Rules and Regulations” is defined in Section 8.03.
          “Port/Delta Lease” means the lease agreement, dated as of January 1, 1993, and known as Lease No. AYC-325 between the Port Authority and Delta with respect to Terminal 2 and Terminal 3 as the same has heretofore been amended, supplemented or otherwise modified.
          “Port/IAT Lease” means the agreement of lease, effective as of May 13, 1997 and known as Lease No. AYC-685 between the Port Authority and IAT as the same has heretofore been amended, supplemented or otherwise modified as described in Schedule 4-1, pursuant to which the Port Authority leases Terminal 4 to IAT.
          “Port of New York District” is defined in the Port/IAT Lease.
          “Post-DBO Rent” is defined in Schedule 7-3(a).
          “Pre-DBO Delta Premises” means the Delta Premises prior to Phase I DBO, as described in Section 2.01(a)(i).
          “Pre-DBO Rent” is defined in Schedule 7-1.

          “Prime Rate” means, on any date, the rate published in the Federal Reserve Statistical Release of Selected Interest Rates (Board of Governors of The Federal Reserve System Publication 14.15(519)) as the bank prime loan rate; or, if no bank prime loan rate is published for the date in question, the date next preceding the date in question for which such rate is published; or, if more than one bank prime loan rate is published for any such date, the average of such rates; or, if such bank prime loan rate is no longer published, the Prime Rate shall be the rate published in a substitute index (reflecting the average of the prime or base rates published by the top (by assets in domestic offices) insured, US-chartered, commercial banks) selected by Delta and approved by IAT.
          “Project Costs” means those costs and expenses incurred with respect to the development, construction and completion of the Phase I IAT Project which qualify as 2010 Expansion Project Costs as defined in the Bond Resolution; provided, that, the cost of employees of Delta allocable to design, construction and completion of the Phase I IAT Project shall not exceed $1,000,000.
          “Public Aircraft Facilities” is defined in the Port/IAT Lease and means the following facilities, as they may from time to time be provided and maintained by the Port Authority at the Airport for public and common use, including use by Civil Aircraft Operators, for the following purposes and which (except by reason of force majeure as provided in the General Airport Agreement) are usable for such purposes:
(i) Public Aircraft Parking and Storage Area; and
(ii) Public Ramp and Apron Area; and
(iii) Runways; and
(iv) Taxiways; and
(v) Facilities Incidental to the Runways, Ramp and Apron Area, Aircraft Parking and Storage Area and Taxiways.
          “Qualified Costs” is defined in the Trust Administration Agreement.
          “Qualified L/C Provider” means a United States state or federally chartered bank or a non-United States bank acting through a United States branch or agency office, which has senior unsecured long-term debt or deposits which are rated at least “A” by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies and at least “A2” by Moody’s Investors Service, Inc.
          “Records” is defined in Section 15.01.
          “Reimbursement” is defined in Section 5.02(h).
          “Reimbursement Payment” is defined in Section 5.02(h).
          “Reimbursement Payor” is defined in Section 5.02(h).

          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing or disposing of any Hazardous Substance into the indoor or outdoor environment in violation of, or creating liability under, applicable Environmental Requirements.
          “Remediate” or “Remediation” means the investigation (including any feasibility studies or reports), cleanup, removal, abatement, transportation, disposal, treatment (including in-situ treatment), management, stabilization, neutralization, collection, or containment of a Hazardous Substance or contamination, that may be required to satisfy Environmental Requirements, including, without limitation, any closure, restoration or monitoring, operations and maintenance activities that may be required by any Government Authority after the completion of such investigation, cleanup, removal, transportation, disposal, treatment, neutralization, collection, or containment activities as well as the performance of any and all obligations imposed by any Governmental Authority in connection with such investigation, cleanup, removal, transportation, disposal, treatment (including in situ treatment), management, stabilization, neutralization, collection, or containment (including any such obligation that may be imposed pursuant to an environmental permit or a consent order).
          “Rent” means the Delta Rent and Additional Rent.
          “Replacement Lease” means any lease from a Lessor Party to IAT, or its successor as operator of Terminal 4 upon the expiration of or in substitution for the Port/IAT Lease.
          “Re-lifing Credit” is defined in Section 36.08.
          “Scheduled Aircraft Operator” is defined in the Port/IAT Lease and means a Civil Aircraft Operator engaged in transportation by aircraft operated wholly or in part on regular flights to and from the Airport in accordance with published schedules; but so long as the Federal Aviation Act of 1958, or any similar federal statute providing for the issuance of Foreign Air Carrier Permits or Certificates of Public Convenience and Necessity or substantially similar permits or certificates, is in effect, no Person shall be deemed to be a Scheduled Aircraft Operator within the meaning of this Agreement unless it also holds such a permit or certificate.
          “SEC” means the United States Securities and Exchange Commission, or successor agency.
          “Security Amount” means (i) prior to January 1, 2018, $75,000,000, and (ii) from and after January 1, 2018, the greater of (x) $75,000,000, or (y) fifty percent (50%) of that portion of the Delta Rent paid in the most recently ended Annual Period that is attributable to the following items of Fixed Costs and Variable Costs (as such terms are defined in Schedule 7-3(a)): Ground Rental, Series 8 Bonds Debt Service, ATA Direct O&M Expenses and ATA Indirect O&M Expenses (as each such term is defined in Section 7-3(a)), and Series 6 Debt Service (as such term is defined in the Port/IAT Lease).
          “Semi-Annual Period” means each period commencing on December 1, or the Effective Date if this Agreement becomes effective after December 1 of a calendar year and before June 1 of the immediately succeeding calendar year, and ending on the next succeeding May 31 (or, if such period commences on May 31, ending on that May 31), or the Expiration Date or the

Termination Date if this Agreement expires or terminates prior to such May 31, and commencing on June 1, or the Effective Date if this Agreement becomes effective after June 1 of a calendar year and before December 1 of such calendar year, and ending on the next succeeding November 30 (or, if such period commences on November 30, ending on that November 30), or the Expiration Date or the Termination Date if this Agreement expires or terminates prior to such November 30.
          “Series 6 Bond Documents” means the Series 6 Bonds and the documents related thereto listed in Schedule 4-2.
          “Series 6 Bonds” means The Port of Authority of New York and New Jersey, Special Project Bonds, Series 6, JFK International Air Terminal LLC Project, dated April 1, 1997, in the initial aggregate principal amount of $934,100,000, the proceeds of which were used for the construction of Terminal 4.
          “Series 8 Bonds” means The Port of Authority of New York and New Jersey, Special Project Bonds, Series 8, JFK International Air Terminal LLC Project in the aggregate principal amount of $796,280,000, dated December 9, 2010, the proceeds of which are to be used primarily for the construction of the Phase I IAT Project and as otherwise permitted by the Series 8 Bond Documents.
          “Series 8 Bond Documents” means the Series 8 Bonds and the documents related thereto listed in Schedule 4-3.
          “Series 8 First Additional Land Rent” is defined in Schedule 7-3(a).
          “Series 8 Investment Proceeds” is defined in the Trust Administration Agreement.
          “Series 8 Issue Date” is defined in the Trust Administration Agreement.
          “Series 8 Net Sale Proceeds” is defined in the Trust Administration Agreement.
          “Standard Draw Documentation” means the documentation (and supporting statements and materials required therewith) required to be delivered by Delta pursuant to Section 6.01(f) to request draws from the proceeds of the Series 8 Bonds, which shall be substantially in the form of Schedule 6-3 (subject to completion of the information required therein applicable to such draw request), or as modified from time to time as reasonably requested by IAT to address changes to the documents and information that IAT may be required to deliver in connection with draw requests under the Series 8 Bond Documents.
          “Sublease” means any sublease, sub-sublease, license agreement or other occupancy agreement (except this Agreement) made by Delta or IAT to a Sublessee relating to any part of Terminal 4, including any ATA Airline Sublease and any Concession Sublease.
          “Sublessee” means the sublessee, sub-sublessee, licensee or other occupant under a Sublease, including any ATA Airline Sublease and any Concession Sublease.

          “Substantial Completion” means, with respect to any construction or improvements contemplated by this Agreement, the date or dates certified by the architect of record for the applicable project as the date when such construction or improvements are sufficiently complete, in accordance with the applicable Phase I IAT Project Contract Document, so that said improvement may be occupied and used for the purpose of operating said improvement as contemplated by this Agreement and such occupancy is permitted by applicable Governmental Authority and/or the Port Authority.
          “Taking” is defined in Section 22.01.
          “Tax Exempt Bond” means any obligation the interest on which is exempt from federal income tax under Section 103 of the Code issued to finance or refinance the cost of any aspect of Terminal 4, including the Series 6 Bonds and the Series 8 Bonds.
          “Tax Exempt Financed Property” is defined in Section 5.02(h).
          “Taxes” is defined in Section 19.01.
          “Taxiways” is defined in the Port/IAT Lease.
          “Tax Lien” means the imposition of a lien, levy or charge by a Governmental Authority against the Delta Premises, Terminal 4 or the Airport resulting from the failure to pay taxes.
          “Term” means the period from and including the Effective Date to and including the earlier to occur of (1) the Expiration Date, as the Expiration Date may be extended by Delta as provided herein, and (2) the Termination Date.
          “Terminal 2” means the terminal building and associated land leased by Delta under the Port/Delta Lease, referred to therein as “Terminal 1A” and commonly known as “Building 54” or “Terminal 2” at the Airport, as the same may be altered, replaced or otherwise modified from time to time.
          “Terminal 2-4 Connector” means the passenger connector (including without limitation people movers) to be constructed in connection with Phase I connecting Terminal 2 with Terminal 4 as shown on Exhibit B, page 1.
          “Terminal 2-4 Connector Area” means the portion of the Terminal 4 Site containing approximately 0.13 acres shown as “Terminal 2-4 Connector” on Exhibit A-2, page 11 on which a portion of the Terminal 2-4 Connector is to be constructed.
          “Terminal 2-4 Connector P&S” is defined in Section 6.03(b).
          “Terminal 3” means the terminal building and associated land leased by Delta under the Port/Delta Lease, referred to therein as “Terminal A” and commonly known as “Building 53” or “Terminal 3” at the Airport, as the same may be altered, replaced or otherwise modified from time to time.

          “Terminal 3 Site” means a portion of the land on which the Airport is located that is leased by Delta from the Port Authority under the Port/Delta Lease and upon which Terminal 3 is located.
          “Terminal 3 Parking Space Permit” means the Space Permit — Aircraft Parking, dated as of the date hereof, and known as Permit No. AYE-066 between the Port Authority and Delta with respect to certain parking use at the Terminal 3 Site, as the same may hereafter be amended, supplemented or otherwise modified.
          “Terminal 4” means the air passenger terminal known as Terminal 4 at the Airport, including (i) the Terminal 4 Site, (ii) all buildings, structures, improvements and building fixtures now or hereafter located on the Terminal 4 Site, and (iii) the related aircraft parking, apron, ramp, taxiway and other aircraft operations areas, and has the same meaning as the term “Premises” under the Port/IAT Lease.
          “Terminal 4 Gate Use Fee” is defined in Schedule 7-3(b).
          “Terminal 4 Hardstand Use Fee” is defined in Schedule 7-3(b).
          “Terminal 4 O&M Performance Standards” is defined in Section 9.03.
          “Terminal 4 Project Bonds” means the Bonds and any other special project bonds that may be issued by the Port Authority in connection with Terminal 4.
          “Terminal 4 Project Bond Documents” means, collectively and notwithstanding any duplication, the Bond Documents, the Terminal 4 Project Bonds, and all documents comparable to the Bond Documents that may be executed and/or delivered in connection with the issuance of any Terminal 4 Project Bonds.
          “Terminal 4 Rules and Regulations” is defined in Section 8.04(a).
          “Terminal 4 Security Plan” is defined in Section 11.02(a).
          “Terminal 4 Site” means a portion of the land on which the Airport is located that is leased by IAT from the Port Authority under the Port/IAT Lease and upon which Terminal 4 is and shall be located.
          “Terminal 4 Standards” is defined in Section 6.01(b).
          “Termination Date” means that calendar month, day and year on which either Delta or IAT elects to terminate this Agreement pursuant to the terms and conditions set forth in Section 26.05 or Section 27.06, respectively, of this Agreement.
          “Transaction Documents” means this Agreement, the Bond Documents and the non-disturbance agreements and the other documents listed in Schedule 4-4.
          “Treasury Regulations” means the regulations of the U.S. Treasury Department issued pursuant to the Code.

          “Triangle Plume” means that area identified on Exhibit A-2-1 as the “Triangle Plume” and any area at the Airport to which the spill identified as NYSDEC Spill #04-00985 has migrated outside of such designated area.
          “Triangle Responsible Party” means Triangle Aviation Services, Inc., or their successor, as the responsible party for remediation of NYSDEC Spill #04-00985.
          “Trilateral Committee” is defined in Section 10.04.
          “Trust Administration Agreement” means that certain Trust Administration Agreement dated as of May 13, 1997, by and between IAT and Trustee, as modified by that certain First Supplemental Trust Administration Agreement dated as of August 10, 2001, that certain Second Supplemental Trust Administration Agreement dated as of December 20, 2002, that certain Third Supplemental Trust Administration Agreement dated as of January 1, 2004, that certain Fourth Supplemental Trust Administration Agreement dated as of December 1, 2004, that certain Fifth Supplemental Trust Administration Agreement dated as of December 1, 2007, and that certain Sixth Supplemental Trust Administration Agreement dated as of the date hereof, including all appendices thereto as the same may be amended, supplemented or modified from time to time.
          “Trustee[s]” means The Bank of New York Mellon as the trustee[s] under the Bond Documents (or any successor thereto as trustee under the Bond Documents).
          “TSA” means the Transportation Security Administration, a department of the United States Department of Homeland Security.
          “TSA EDS Project Costs” is defined in Section 6.01(k).
          “TSA EDS Project” is defined in Section 6.01(k).
          “TSA MOA” means the Memorandum of Agreement between TSA and the Port Authority relating to Baggage Screening Projects for JFK, HSTS04-08-H-CT1236, signed by TSA on September 5, 2008 and by the Port Authority on September 10, 2008.
          “United States” means the states and territories comprising the United States of America, the District of Columbia, Commonwealth of Puerto Rico, the United States Virgin Islands, American Samoa, Guam, and any other territories or protectorates subject to the jurisdiction of the United States Government.
          “United States Government” means the United States of America and its agencies, departments, bureaus, boards and instrumentalities.
          “Unrestricted Cash” means the sum of the line items “Cash” and “Short-Term Investments” in Delta’s most recent publicly available financial statements, or if not publicly available, as provided to Bond Insurer, whether audited or unaudited. For avoidance of doubt, such term shall not include restricted cash or restricted short term investments.

          “Unused Committed Credit Facilities” means the sum of immediate borrowing availability under committed credit agreements, for which Delta is in compliance and is the borrower.
     (b) Capitalized terms used but not defined herein have the meanings assigned to them in the Port/IAT Lease. The substantive meaning of the capitalized terms set forth herein that refer to a specific definition set forth in the Port/IAT Lease shall be deemed amended to the extent of, and consistent with, any amendment to such defined term in the Port/IAT Lease, subject to the provisions of Section 5.01(b) of this Agreement.
          Section 1.02. Interpretation. In this Agreement, unless otherwise specified, (i) singular words include the plural and plural words include the singular; (ii) words which include a number of constituent parts, things or elements, including the terms Delta Premises, Delta Space, Common Space, IAT Space, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (iii) words importing any gender include the other genders; (iv) references to any Person include such Person’s successors and assigns and, in the case of an individual, the word “successors” includes such Person’s heirs, devisees, legatees, executors, administrators and personal representatives; (v) references to this Agreement, the Basic Lease, the Port/IAT Lease, any of the Bond Documents, any of the other Transaction Documents and any other agreements and documents shall include all amendments, supplements, extensions, replacements and other modifications thereof now or hereafter in effect; (vi) references to any Law include all applicable rules, regulations and orders adopted or made thereunder, as such rules, regulations and orders may from time to time be amended, and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (vii) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”; (viii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety; (ix) the words “consent”, “approve” and “agree”, and derivations thereof or words of similar import, mean the prior written consent, approval or agreement of the Person in question which consent, approval or agreement shall not, unless otherwise expressly stated herein, be unreasonably withheld, delayed or conditioned; (x) the words “consult” and “consultation”, and derivations thereof, mean the right of a party to be actively involved from inception in the development and implementation of the matter which is the subject of the consultation right, the right to receive, review, and provide comments with respect to relevant materials utilized for, or developed in connection with, the matter for which the consultation right has been granted, and the right to consult on a regular basis with the parties charged with developing or implementing the matter which is the subject of the consultation right — which may include input in respect of matters that should reasonably be expected to take into consideration a Person’s brand identity and customer experience standards; (xi) references to “$” or “dollars” refer to United States Government dollars; (xii) references to Articles, Sections, Exhibits, Schedules, attachments, subsections, paragraphs and clauses are to the Articles, Sections, Exhibits, Schedules, subsections, paragraphs and clauses of this Agreement; (xiii) the Exhibits, Schedules other attachments to this Agreement are incorporated herein by reference; (xiv) the titles and headings of Articles, Sections, Exhibits, Schedules, attachments, subsections, paragraphs and clauses are inserted as a matter of convenience and shall not affect the construction of this Agreement; (xv) no provision of this Agreement, nor any ambiguities that may be contained herein, shall be construed against either party hereto on the ground that such party or its counsel drafted the provision at issue or that the provision at issue contains a covenant, representation or warranty of such party; (xvi) all obligations of either party to this Agreement shall be satisfied by such party at such party’s sole cost and expense; and (xvii) all rights and powers granted to either party hereunder shall be deemed to be coupled with an interest and be irrevocable.

ARTICLE 2.
DEMISE; PREMISES
          Section 2.01. Demise; Premises. (a) IAT hereby lets, demises and leases to Delta, and Delta hereby takes, hires and leases from IAT, such right, title and interest as may be leased by IAT to Delta pursuant to the terms of the Port/IAT Lease and the Port Authority Consent to Sublease in and to the following premises in “as is” condition and subject at all times to the rights, if any, that any Sublessee of IAT (other than Delta and its Sublessees) may have in respect of the Common Space (collectively, as the same may exist from time to time, the “Delta Premises”):
     (i) Prior to Phase I DBO (the “Pre-DBO Delta Premises”):
     (1) Concourse B Gates 20, 22, and 24, together with associated holdrooms, loading bridges, equipment, and ramp area, as shown on Exhibit A-1, pages 3, 10, 11 and 12, together with such additional Gates as may be made available prior to Phase I DBO in accordance with Section 2.03;
     (2) Departures Level Check-in Counters — Row 5, as shown on Exhibit A-1, pages 4 and 8;
     (3) Baggage Make-up Areas 5-1A/B and 5-2A/B, as shown on Exhibit A-1, page 1; provided that, the parties acknowledge that on occasion the baggage belt delivery system fails or other emergencies occur and baggage cannot be delivered to desired baggage make-up units and the parties agree to use best efforts to allow the other party use of their baggage make-up units, when available, should a baggage belt failure or other emergency occur;
     (4) Ticket Counters 415.023; 415.025, 415.115 and 415.117, as shown on Exhibit A-1, page 4 and 9;
     (5) Office, Storage and Maintenance Space, including Location Numbers 172.004, 172.006, 172.010, 272.054, 272.076, 272.030, and 114.106 as shown on Exhibit A-1, pages 1, 2, 5 and 6;
     (6) Hardstand Positions 71A, 71B, 71D, 72, 73, 74A, 74B, 75, 76A, 76B, 77A and 77B as shown on Exhibit A-1, page 13; provided that, if one or more such Hardstand Positions shall be unavailable for reasons related to the Phase I IAT Project, IAT shall use reasonable efforts to provide comparable Hardstand Positions, both in number and location, to replace any such unavailable Hardstand Positions, and IAT’s failure to provide such comparable Hardstand Positions shall not constitute a breach of this Agreement, however appropriate adjustment shall be made to the Pre-DBO Rent to account for such unavailable Hardstand Positions;

     (7) All of the space in the Headhouse, including Location Number 112.021 in the West Arrivals Hall, shown as “Delta Space” on Exhibit A-1, pages 1 and 7;
     (8) Three curbside check-in counters by door #3 on the Departures Level of Terminal 4 shown on Exhibit A-1, pages 4 and 9;
     (9) Use rights with respect to a portion of the Control Tower Space leased to IAT pursuant to Section 78 of the Port/IAT Lease, including at least two (2) control positions and the right to use ancillary portions of the Control Tower commensurate with such control positions, together with all rights and benefits appurtenant thereto under Section 78 of the Port/IAT Lease shown on Exhibit A-1, page 4;
     (10) The right of Delta and its ATA Airline Sublessees to use in common with IAT and its ATA Airline Sublessees as a shared FIS Facility, all of the space in the Headhouse shown as “Shared FIS” on Exhibit A-2, pages 2 and 3; and
     (11) The right of Delta and its Sublessees to use in common with IAT and its Sublessees as public space and for its other intended purposes all of the space in Terminal 4 shown as “Common Space” on Exhibit A-2, pages 16 through 29 (inclusive).
     (ii) Following Phase I DBO, the Delta Premises shall comprise the Pre-DBO Delta Premises (excluding the Hardstand Positions described in Section 2.01(a)(i)(6)) and, without duplication, the following:
     (1) Up to 16 Gates (subject to Section 2.03) and related operations space on Concourse B of Terminal 4, composed of the Concourse B Gates comprising the Pre-DBO Delta Premises at the end of the Phase I IAT Project Construction Period and the Phase I Concourse B Expansion;
     (2) Other portions of Terminal 4, to be occupied exclusively by Delta, including portions of the Phase I Headhouse Improvements to be occupied exclusively by Delta, in all cases commensurate with Delta’s expanded presence in Terminal 4 and in accordance with the Phasing Strategy;
     (3) A portion of the Control Tower Space leased to IAT pursuant to Section 78 of the Port/IAT Lease, including control positions and the right to use ancillary portions of the Control Tower commensurate with such control positions, together with all rights and benefits appurtenant thereto under Section 78 of the Port/IAT Lease as shown on Exhibit A-2, page 10;

     (4) The portion of the Terminal 2-4 Connector constructed on the Terminal 4 Site;
     (5) Not less than five (5) automotive parking spaces in the area shown as automotive parking area on Exhibit A-2, page 11, together with such additional spaces as IAT and Delta may agree from time to time; and
     (6) Five (5) Hardstand Positions (subject to Section 2.03(c)) as shown as Delta hardstand positions on Exhibit A-2, page 11.
     (b) The check-in counters and curbside check-in counters identified in Sections 2.01(a)(i)(2) and (8), such other check-in counters and curbside check-in counters as agreed to between IAT and Delta from time to time and the use rights with respect to a portion of the Control Tower Space identified in Sections 2.01(a)(i)(9) and 2.01(a)(ii)(3) shall be preferential use premises in which Delta shall have preferential, first priority use rights, and the Delta Gates and Delta’s Hardstand Positions (if any) shall be preferential use premises to Delta in accordance with Article 13.
     (c) The premises and space described in Sections 2.01(a)(i)(10) and (11), and Section 2.01(a)(ii)(4) (the “Common Space”) shall be for the common use, enjoyment and benefit of Delta and IAT and their respective Sublessees: (i) in the case of the space described in Section 2.01(a)(i)(10), to be occupied and used by the United States Government as a shared FIS Facility; and (ii) in the case of the space described in Section 2.01(a)(i)(11), to be occupied and used as public space pursuant to this Agreement by Delta, IAT, their respective Sublessees, and their respective officers, employees, passengers, customers, patrons, contractors, suppliers and invitees.
     (d) The premises and space described in Sections 2.01(a)(i)(1)-(7) and Sections 2.01(a)(ii)(1)-(2) (collectively, as the same may exist from time to time, the “Delta Space”), other than those areas identified in Section 2.01(b), shall be for Delta’s exclusive use, enjoyment and benefit during the Term to be occupied and used pursuant to this Agreement by Delta, its ATA Airline Sublessees and their respective officers, employees, passengers, customers, patrons, contractors, suppliers and invitees (subject to the proviso set forth in Section 2.01(a)(i)(3), in which case any baggage make-up units made available by either party shall not be for Delta’s exclusive use, enjoyment and benefit but shall be preferential use premises in which Delta shall have preferential, first priority use rights at all times during which such baggage make-up units are made available by the other party).
     (e) The Delta Premises are let to Delta and Delta takes the same subject to all the following: (i) easements, restrictions, reservations, covenants and agreements, if any, to which the Delta Premises may be subject, and rights of the public in and to any public street; (ii) rights, if any, of any enterprise, public or private which is engaged in furnishing heating, cooling, lighting, power, telegraph, telephone, steam, or transportation services in and to the Airport and of the City and of the State of New York; and (iii) permits, licenses, regulations and restrictions, if any, of applicable Governmental Authorities and the Port Authority.

          Section 2.02. Use Rights. Delta and Delta’s Sublessees shall be entitled to the benefits of access, ingress and egress and other use rights granted to IAT under the Port/IAT Lease, subject at all times to the terms of the Port/IAT Lease and IAT’s ability to grant such rights to Delta and Delta’s Sublessees, including (i) to the walkways, roadways and Light Rail System located on the Airport and the entrances and exits now or hereafter located in, on and adjacent to the Headhouse, (ii) between the Delta Premises and the Public Aircraft Facilities located on the Airport by means of Taxiways existing from time to time located on the Airport, and the right of passage over said Taxiways, (iii) to use any of IAT’s taxiway easements appurtenant to the Airport, (iv) the right of access to the Distribution Portion of the Underground Fuel System (as defined in the Port/IAT Lease) located on the Airport and connections thereto appurtenant to the Delta Gates from time to time, to use the same to distribute fuel for Delta and its ATA Airline Sublessees, all in accordance with the applicable provisions of the Port/IAT Lease and the Port Authority Rules and Regulations, (vi) the right of access to all utility facilities located on the Airport necessary and appropriate to serve the Delta Premises and to obtain utilities necessary for the use and operation of the Delta Premises in accordance with this Agreement, and, acting through its employees, contractors, suppliers and invitees, to use the same from time to time all in accordance with the applicable provisions of the Port/IAT Lease, the Port Authority Rules and Regulations, this Agreement and the Terminal 4 Rules and Regulations, and (vii) all of IAT’s other easements, rights and benefits in and to Terminal 4 as are necessary for the use and operation of the Delta Premises as provided in this Agreement and all of IAT’s other easements, rights and benefits now or hereafter appurtenant to the Delta Premises pursuant to the Port/IAT Lease or otherwise; provided that, Delta’s rights under this Section 2.02 shall be subject at all times to the requirements of the Port/IAT Lease, the Terminal 4 Rules and Regulations and the Terminal 4 Security Plan.
          Section 2.03. Additional Phase I Gates; Hardstand Positions. (a) In accordance with the Phasing Strategy and the applicable provisions of this Agreement and the Port/IAT Lease, and subject to all applicable ATA Airline Subleases between IAT and Contract Carriers, IAT will at all times use commercially reasonable efforts to make available to Delta, in addition to the Delta Gates identified in Section 2.01(a)(i)(1) and the Delta Gates comprising the Phase I Concourse B Expansion, four additional Gates on Concourse B (the “Additional Phase I Gates”). Any such Additional Phase I Gates shall be delivered vacant in “as is” condition, subject to reasonable wear and tear but in compliance with IAT’s maintenance and operations obligations under the Port/IAT Lease with respect thereto. Delta shall be obligated to add the Additional Phase I Gates and related facilities to the Delta Premises as IAT makes such Gates and facilities available to Delta. The economic terms for Delta’s occupancy of such Additional Phase I Gates prior to Phase I DBO shall be as provided in Section 7.01(a). Notwithstanding anything contained in the foregoing to the contrary, if despite commercially reasonable efforts IAT is not able to deliver the Additional Phase I Gates as provided for in the Phasing Strategy and in accordance with this Agreement and the Port/IAT Lease and subject to all applicable ATA Airline Subleases between IAT and Contract Carriers, (i) such failure shall not constitute an IAT Event of Default, and (ii) IAT shall continue to use commercially reasonable efforts to cause the Additional Phase I Gates to be made available to Delta as Delta Gates as soon as is reasonably practicable. If three (3) of the Additional Phase I Gates referenced above have been made available to Delta as Delta Gates, and fewer than three other Contract Carrier flights per day utilize the fourth Additional Phase I Gate, such fourth Additional Phase I Gate shall be included as part of the Delta Premises as a Delta Gate subject to the following provisions: (i) Delta will accommodate the flights of the remaining Contract Carrier(s) pending relocation of such Contract Carrier(s) to alternate terminal locations, and (ii) Section 13.01(b)(iv) (regarding the Terminal 4 Gate Use Fee), Section 13.01(b)(v) (regarding delivery of required license agreements), and Section 13.01(b)(vi) (regarding Handling Services) shall be applicable to the use of such Delta Gate by such Contract Carrier(s). IAT shall finalize the Phasing Strategy prior to Phase I DBO and shall keep Delta apprised of the status of (including the development, modification and implementation of) the Phasing Strategy from time to time, including at such times as reasonably requested by Delta. The foregoing provisions of this Section 2.03(a) shall constitute “an express provision to the contrary” as such phrase is used in Section 223-a of the Real Property Law of the State of New York and shall constitute a waiver of Delta’s rights pursuant to such Section 223-a and any other law of like import now or hereafter in force.
     (b) The parties acknowledge and agree that as Gates are added to the Delta Premises as Additional Phase I Gates, additional space in the Headhouse and in Concourse B, including check-in counters, baggage make-up areas, ticket counters, office, storage and maintenance space, and curbside check-in counters, may be desirable to support Delta’s larger presence in Terminal 4 by virtue of the increased number of Delta Gates. The parties will enter into such amendments with respect to Exhibit A-1 as are required to identify such additional Delta Gates and supporting Delta Premises from time-to-time as such premises are identified and agreed to by IAT and Delta, and the Delta Rent shall be increased by recalculating the same pursuant to the methodologies for such calculations set forth in Article 7.
     (c) As of the Effective Date, Delta and IAT assume (and Exhibit A-1 as it relates to the addition of the Delta Hardstand Positions described in Section 2.01(a)(ii)(6) has been prepared based on such assumption) that all ground support equipment reasonably required to support the operations of the applicable Contract Carriers at the applicable Gates and Hardstand Positions at Terminal 4 and the operation of the Delta Premises can be accommodated on the Terminal 4 Site in space that does not interfere with such operations or parking at Hardstand Positions. If additional space is reasonably required on the Terminal 4 Site for ground support equipment parking and staging that reduces the number of Hardstand Positions at the Terminal 4 Site available for aircraft parking, the number of Delta Hardstand Positions shall be reduced as is reasonably required (after IAT makes commercially reasonable efforts, at no material cost or expense of IAT, to locate such ground support equipment in alternate locations at the Terminal 4 Site) to accommodate the ground support equipment reasonably required to support the operation of all Contract Carriers and Delta at the Terminal 4 Site, and such Delta Hardstand Positions shall revert to IAT.
          Section 2.04. Nonresidential Real Property; Non-Severable. IAT and Delta acknowledge and agree that the Delta Premises constitutes nonresidential real property and that this Agreement is a lease of nonresidential real property. Subject to Section 36.07 hereof, IAT and Delta further acknowledge and agree that it is their express intent that this Agreement is, and shall be treated as, a single, non-divisible, integrated contract and transaction for all purposes. Any interdependent provisions stated herein shall not be considered as a series of separate agreements but as a single integrated lease agreement. This provision shall survive termination of this Agreement.

          Section 2.05. Noninterference. (a) IAT agrees that it will use, and will cause its Sublessees (other than Delta) to use, commercially reasonable efforts not to unreasonably hinder, impede or interfere with Delta’s and its Sublessees’ (other than Delta) rights, benefits, obligations and responsibilities under this Agreement, or Delta’s and its Sublessees’ (other than Delta) rights, benefits in, and access to the Common Space and the Delta Space.
     (b) Delta agrees that it will use, and will cause its Sublessees to use, commercially reasonable efforts not to unreasonably hinder, impede, or interfere with IAT’s and its Sublessees’ rights, benefits, obligations and responsibilities under this Agreement, or the Port/IAT Lease or IAT’s and its Sublessees’ rights, benefits in and access to the Common Space and the IAT Space.

ARTICLE 3.
TERM
          Section 3.01. Effective Date Of This Agreement; Duration Of Agreement Term. This Agreement shall become effective on the Effective Date, and the leasehold estate created in this Agreement shall then begin, provided that, Delta’s right to possession of the Delta Premises as the same may exist from time to time shall commence as described in Article 2 (in accordance with the Phasing Strategy). This Agreement shall continue in full force and effect, unless terminated prior thereto as hereinafter provided, for an initial term expiring one day prior to the earlier of (x) the thirtieth (30th) anniversary of Phase I DBO, and (y) December 31, 2043 (the “Expiration Date”).

ARTICLE 4.
REPRESENTATION AND WARRANTIES
          Section 4.01. Representations And Warranties Of IAT. IAT represents and warrants to Delta that each statement contained in this Section 4.01 is true, correct and complete as of the Effective Date.
     (a) Port/IAT Lease. The Port/IAT Lease is in full force and effect and has not been amended, supplemented or otherwise modified, except as listed in Schedule 4-1. IAT has delivered to Delta complete and correct copies of the Port/IAT Lease and all amendments, supplements and modifications thereof as listed in said Schedule 4-1. As of the date hereof, (i) except as may have been waived or modified by the Port Authority and other relevant parties from time to time in writing, IAT has paid and performed in all material respects its obligations under the Port/IAT Lease and complied in all material respects with the provisions of the Port/IAT Lease binding upon IAT; (ii) to the Actual Knowledge of IAT, no PA Default, PA Event of Default or PA Lease Trigger Event exists; (iii) to the Actual Knowledge of IAT, no material default on the part of the Port Authority exists under the Port/IAT Lease; and (iv) IAT has not received any PA Notice of Default under the Port/IAT Lease that has not been cured, waived or otherwise withdrawn, and IAT has not given to the Port Authority any notice of a material default by the Port Authority under the Port/IAT Lease that has not been cured, waived otherwise withdrawn.
     (b) Series 6 Bond Documents. The Series 6 Bond Documents are in full force and effect and have not been amended, supplemented or otherwise modified as of the date hereof, except as listed in Schedule 4-2. IAT has delivered to Delta complete and correct copies of the Series 6 Bond Documents and all amendments, supplements and modifications as listed in said Schedule 4-2. As of the date hereof, (i) except as may have been waived or modified by the Port Authority and other relevant parties from time to time in writing, IAT has paid and performed in all material respects its obligations under the Series 6 Bond Documents and complied in all material respects with the provisions of the Series 6 Bond Documents binding upon IAT; (ii) to the Actual Knowledge of IAT, no default, event of default or trigger event exists under any of the Series 6 Bond Documents; (iii) to the Actual Knowledge of IAT, no material default on the part of any other party exists under any of the Series 6 Bond Documents; and (iv) IAT has not received any notice of material default or event of default under the Series 6 Bond Documents that has not been cured, waived or withdrawn.
     (c) Organization. IAT is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York. IAT is duly authorized to conduct business under the Laws of each jurisdiction where such qualification is required, including the State of New York.
     (d) Power. IAT has all requisite limited liability company power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents executed and delivered by IAT and to perform its obligations hereunder and thereunder.
     (e) Authority and Binding Obligation. This Agreement and the other Transaction Documents executed and delivered by IAT are within IAT’s limited liability company powers and have been duly and validly authorized by all necessary limited liability company action. The execution, delivery, consummation and performance of this Agreement and the other Transaction Documents executed and delivered by IAT have been duly and validly authorized by all necessary limited liability company and member action on the part of IAT and its members. Each of this Agreement and the other Transaction Documents executed and delivered by IAT has been duly executed and delivered by IAT and constitutes a valid and legally binding obligation of IAT, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (f) Officer Authority. Each Person executing, on behalf of IAT, this Agreement and the Transaction Documents executed and delivered by IAT has the requisite authority to execute and deliver, and has duly executed and delivered, the same.
     (g) No Consents; No Violation. The execution, delivery, consummation and performance by IAT of this Agreement and the other Transaction Documents executed and delivered by IAT do not, to IAT’s Actual Knowledge, (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or the Port Authority, except such as have been obtained or made and are in full force and effect, (ii) violate the organizational documents of IAT, any applicable Law or any order of any Governmental Authority or the Port Authority applicable to IAT or any rule, regulation or order of the Port Authority applicable to IAT, (iii) violate or result in a default under any indenture, agreement or other instrument binding upon IAT (including the Port/IAT Lease, the Bond Documents and the other Transaction Documents), or give rise to a right thereunder of any Person (including the Port Authority) to terminate any right or accelerate the payment or performance of any obligation of IAT thereunder, and (iv) result in the creation or imposition of any lien on any asset of IAT, except the liens created by the Bond Documents.
     (h) Compliance with Laws and Agreements. IAT is in compliance in all material respects with all Laws and all orders of any Governmental Authority or the Port Authority applicable to IAT, all rules, regulations and orders of the Port Authority applicable to IAT and all indentures, agreements and other instruments binding upon IAT, in each case, to the extent the noncompliance with which would have a material adverse effect on (i) IAT’s ability to perform or comply with, or its performance of or compliance with, its obligations under this Agreement and all other Transaction Documents to which it is a party or by which it is otherwise bound, or (ii) any of the transactions contemplated by this Agreement and the Transaction Documents.
          Section 4.02. Representations And Warranties Of Delta. Delta represents and warrants to IAT that each statement contained in this Section 4.02 is true, correct and complete as of the Effective Date.
     (a) Organization. Delta is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Delta is duly authorized to conduct business and is in good standing under the Laws of the State of New York.

     (b) Power. Delta has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents executed and delivered by Delta and to perform its obligations hereunder and thereunder.
     (c) Authority and Binding Obligation. This Agreement and the other Transaction Documents executed and delivered by Delta are within Delta’s corporate powers and have been duly authorized by all necessary corporate action. The execution, delivery, consummation and performance of this Agreement and the other Transaction Documents executed and delivered by Delta have been duly and validly authorized by all necessary corporate action on the part of Delta. Each of this Agreement and the other Transaction Documents executed and delivered by Delta has been duly executed and delivered by Delta and constitutes a valid and legally binding obligation of Delta, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (d) Officer Authority. Each Person executing, on behalf of Delta, this Agreement and the other Transaction Documents executed and delivered by Delta has the requisite authority to execute and deliver, and has duly executed and delivered, the same.
     (e) No Consents; No Violation. The execution, delivery, consummation and performance by Delta of this Agreement and the other Transaction Documents executed and delivered by Delta do not, to Delta’s Actual Knowledge, (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or the Port Authority, except such as have been obtained or made and are in full force and effect, (ii) violate the organizational documents of Delta, any applicable Law or any order of any Governmental Authority or the Port Authority applicable to Delta or its assets, (iii) violate or result in a default under any indenture, agreement or other instrument binding upon Delta or its assets (including the other Transaction Documents), or give rise to a right thereunder of any Person to terminate any right or accelerate the payment or performance of any obligation of Delta thereunder, and (iv) result in the creation or imposition of any lien on any asset of Delta.
     (f) Compliance with Laws and Agreements. Delta is in compliance in all material respects with all Laws and orders of any Governmental Authority or the Port Authority applicable to Delta or its assets and all indentures, agreements and other instruments binding upon Delta or its assets, in each case, to the extent the noncompliance with which would have a material adverse effect on (i) Delta’s ability to perform or comply with, or its performance of or compliance with, its obligations under this Agreement and all Transaction Documents to which it is a party or by which it is otherwise bound, or (ii) any of the transactions contemplated by this Agreement and the Transaction Documents.

ARTICLE 5.
PORT /IAT LEASE; BASIC LEASE; TRANSACTION DOCUMENTS
          Section 5.01. Port/IAT Lease and Basic Lease. (a) Without limiting IAT’s obligations expressly stated herein, IAT shall comply with all of the material terms, covenants, agreements, conditions and other provisions binding upon IAT under the Port/IAT Lease, subject at all times to any waivers or modifications thereof that may be granted by the Port Authority or other relevant parties from time to time that are not inconsistent with the provisions of Section 5.01(b), if the noncompliance by IAT would result in a Material Adverse Effect, other than if such noncompliance is due to Delta’s or its Affiliates’ or Sublessees’ actions or omissions.
     (b) Without Delta’s prior written consent in each case, IAT shall not do any of the following (i) exercise any right to terminate the Port/IAT Lease, (ii) if the same would result in a Material Adverse Effect, enter into any material amendment, supplement, waiver or other modification to the Port/IAT Lease, or (iii) assign or transfer the Port/IAT Lease or the leasehold interest thereunder (except for collateral assignments and related transfers pursuant to the Terminal 4 Project Bond Documents), or release any material portion of the premises subject to such Port/IAT Lease (except for Subleases that could not reasonably be expected to interfere with Phase I, Phase II or Phase III); provided that, during an Event of Default, Delta’s consent shall not be required to an amendment, supplement, waiver or other modification to the Port/IAT Lease unless (1) such amendment, supplement, waiver or other modification affects the calculation of the Series 8 First Additional Land Rent) in a manner that results in an increase in Post-DBO Rent (for any relevant Annual Period) as a result of such change to the calculation of the Series 8 First Additional Land Rent, or (2) the primary purpose of such amendment, supplement, waiver or other modification is not related to a legitimate business purpose, but rather to disadvantage Delta during an Event of Default; provided, further, that, if IAT determines (after reasonable consultation with Delta) that any insurance required pursuant to the terms of the Port/IAT Lease is not available on commercially reasonable terms and for a commercially reasonably cost, reasonable modifications or waivers to the Port/IAT Lease requirements with respect to such coverages shall not require Delta’s prior written consent. IAT shall deliver to Delta copies of initial drafts of any and all proposed amendments, supplements, terminations, waivers and other modifications with respect to the Port/IAT Lease as promptly as practicable but in no event later than ten (10) Business Days after IAT furnishes or receives any such proposed amendment, supplement, termination, waiver or other modification (but in all instances at least ten (10) Business Days prior to execution thereof or, in the case of any such proposed amendment, supplement, termination, waiver or other modification that is to be executed by IAT less than ten (10) Business Days after IAT has furnished or received an initial draft thereof, simultaneously with IAT’s furnishing or promptly upon IAT’s receipt of such initial draft). Delta shall have consultation rights in respect to any proposed amendments, supplements, terminations, waivers and other modifications with respect to the Port/IAT Lease that could reasonably be expected to have a material adverse effect on Delta’s rights and/or obligations under this Agreement.
     (c) This Agreement is and shall be subject and subordinate to all of the terms, covenants, conditions and provisions of the Port/IAT Lease and the Basic Lease and the rights of the Port Authority and the City thereunder.

     (d) Without limiting Delta’s obligations expressly stated herein, Delta shall be bound by, subject to, and obligated to comply with, and perform, all of the terms and provisions of the Port/IAT Lease as the same relate to Delta’s performance of its obligations and exercise of its rights under this Agreement, including Delta’s construction of the Phase I IAT Project, Delta’s occupancy and use of Terminal 4 (including the Delta Premises or portions thereof) and Delta’s operations and activities at the Airport in, on or from Terminal 4 (including the Delta Premises), as if Delta were the lessee under the Port/IAT Lease, including the obligations of the lessee under the Port/IAT Lease with respect to compliance with applicable Law, compliance with Port Authority Rules and Regulations, the conduct of prohibited activities and operations, rights of entry and non-discrimination, it being understood that, (i) Delta shall have no obligation to pay any rental, additional rental (including any acceleration of the principal of or interest on the Bonds), fees, charges or payments required to be paid by IAT under the Port/IAT Lease, except for Delta’s share thereof to be paid by Delta to IAT as expressly provided in this Agreement; (ii) other than as expressly provided in Section 21.04 (regarding insurance carried by Delta) or in Section 24.01 (regarding indemnification obligations of Delta), Delta shall have no obligation to perform any work, labor or services with respect to any restoration after any damage, destruction or condemnation; (iii) other than with respect to the payment of Rent and as provided in Section 36.03 (regarding attornment obligations by Delta), Delta shall have no obligation to make any payments to be made or perform any obligations to be performed by IAT under the Port/IAT Lease; (iv) other than in respect of the payment of Rent, as provided in Section 36.03 (regarding attornment obligations by Delta), and in respect to completion of the Phase I IAT Project pursuant to Article 6, Delta shall have no obligation or liability under the Port/IAT Lease for any failure of IAT to pay or perform any of its obligations under the Port/IAT Lease or for any other act or omission of, or undertaking by, IAT or any other Person, or for any financial or other consequences arising therefrom to the extent that such failure or non-performance by IAT is not due to the failure or non-performance by Delta of any of its obligations hereunder; and (v) other than as expressly provided in Article 34 and in connection with payment of Delta’s Share of ATA Permitted Remediation Costs pursuant to Section 5.01(f), Section 7.05, Section 34.01 and Section 34.04(d), Delta shall have no other environmental obligations or liabilities under the Port/IAT Lease.
     (e) The Port Authority shall have the right, throughout the Term, as a third-party beneficiary to enforce directly against Delta the obligations of Delta under this Agreement with respect to any part of Terminal 4.
     (f) Delta shall indemnify and hold harmless the Port Authority, the City and the Trustee[s] and their respective commissioners (if any), directors, officers, employees, agents and representatives, as third-party beneficiaries under this Agreement, from and against (and shall reimburse the Port Authority, the City and the Trustee[s] for their respective costs and expenses, including legal expenses incurred in connection with the defense of) all claims and demands (including claims and demands in respect of death, personal injury or property damage) arising out of the use or occupancy of the Delta Premises by Delta, or by others with Delta’s consent, or out of any other acts or omissions of Delta, its officers, representatives, agents, contractors and employees on the Delta Premises or elsewhere at the Airport, and its guests, invitees and its business visitors on the Delta Premises, or out of the acts or omissions of others on the Delta Premises with Delta’s consent, including claims and demands of the City for indemnification arising by operation of law or the Basic Lease. Delta shall at its own expense defend any suit based upon any such claim or demand (even if such suit, claim or demand is groundless, false or fraudulent), and in handling such it shall not, without obtaining express advance permission from the general counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, its commissioners, officers, agents or employees, the immunity of the Port Authority, its commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority. Notwithstanding anything to the contrary in this paragraph, the provisions of this paragraph shall not apply to (i) claims and demands arising out of the sole gross negligence or willful misconduct of the Port Authority, or (ii) claims and demands arising out of the sole gross negligence or willful misconduct of the Trustee[s] and its directors, officers, employees, contractors, agents, representatives, guests, invitees and business visitors; but shall apply to claims and demands arising out of Assumed Environmental Damages, and claims and demands arising out of Delta’s breach of its environmental obligation governed by Article 34.
     (g) Notwithstanding anything to the contrary herein, if this Agreement has not theretofore terminated or expired, this Agreement shall terminate and expire as to Delta’s rights to use and occupy the Delta Premises without notice to Delta or IAT, on the day preceding the expiration date or earlier termination of the Port/IAT Lease, or on such earlier date as IAT and the Port Authority (with the prior written consent of the Trustee[s], if required) may agree or on the effective date of any revocation of the Port Authority Consent to Sublease, provided that, (i) this Agreement shall not terminate or expire in connection with any assignment or foreclosure of the Port/IAT Lease, or the execution of a New Lease, by the Trustee[s] pursuant to Section 23 of the Port/IAT Lease, notwithstanding any intervening termination or expiration of the Port/IAT Lease; and (ii) this Agreement shall not terminate or expire if (A) the Port/IAT Lease is replaced by a Replacement Lease from the City, the Port Authority or any other Person having the right to lease Terminal 4, as Lessor Party, to IAT, as lessee, and (B) if applicable, the Basic Lease is replaced by a Replacement Lease from the City, as Lessor Party, to the Port Authority or any other Person who executes a Replacement Lease pursuant to clause (A), as lessee. If the Port/IAT Lease is replaced by a Replacement Lease pursuant to clause (A), all references herein to the “Port/IAT Lease” shall thereafter be deemed to refer to such Replacement Lease, and all references herein to the “Port Authority” as the Lessor Party under the Port/IAT Lease shall thereafter be deemed to refer to the Lessor Party under such Replacement Lease. If the Basic Lease is replaced by a Replacement Lease pursuant to clause (B), all references herein to the “Basic Lease” shall thereafter be deemed to refer to such Replacement Lease, and all references herein to the “City” as the lessor under the Basic Lease shall thereafter be deemed to refer to the Lessor Party under such Replacement Lease.
     (h) Except with respect to Delta Affiliate Carriers, Delta shall not sub-sublease all or any portion of the Delta Premises without the prior written consent of the Port Authority.
     (i) Delta shall not make any payment of Rent payable under this Agreement more than one month in advance, except as provided in this Agreement.

     (j) Delta shall not perform, and shall cause its Sublessees not to perform, any activities or services at the Airport for which the Port Authority requires the payment of fees and/or the issuance of a Port Authority permit, unless Delta pays such required fees and/or obtains such required permit.
     (k) In the event that IAT terminates the Port/IAT Lease pursuant to Section 65(a) thereof, Delta shall have the right to terminate this Agreement upon not less than 30 days’ prior written notice to IAT and, if Delta exercises such right to terminate this Agreement, this Agreement shall expire and terminate upon the Termination Date specified in Delta’s termination notice.
          Section 5.02. Transaction Documents. (a) IAT shall comply with all of the provisions of the Transaction Documents executed and delivered by IAT to the extent such provisions are binding upon IAT, subject at all times to any waivers or modifications thereof that may be granted by the Port Authority or other relevant parties from time to time that are not inconsistent with the provisions of Section 5.02(b); in each case, if the noncompliance therewith would result in a Material Adverse Effect, other than if such noncompliance is due to Delta’s or its Affiliates’ or Sublessees’ actions or omissions.
     (b) Without Delta’s prior written consent in each case, IAT shall not do any of the following if such act would result in a Material Adverse Effect on Delta: (i) consent to any amendment, supplement, termination, waiver or other modification of any of the terms, covenants, agreements, conditions or other provisions of the Bond Documents and other Transaction Documents, or (ii) take (or fail to take) any other action the taking (or failure to take) of which would have the effect of amending, supplementing, terminating, waiving or otherwise modifying any of the terms, covenants, agreements, conditions or other provisions of the Bond Documents or other Transaction Documents, provided that, nothing contained in this clause (b) shall prevent IAT from taking any action that is reasonably necessary for IAT to comply with its obligations under the Port/IAT Lease, the Terminal 4 Project Bond Documents and the other Transaction Documents provided, further, that, during an Event of Default, Delta’s consent shall not be required to an amendment, supplement, termination, waiver or other modification to the Bond Documents or other Transaction Documents unless the primary purpose of such amendment, supplement, termination, waiver or other modification is not related to a legitimate business purpose, but rather to disadvantage Delta during an Event of Default. IAT shall deliver to Delta copies of initial drafts of any and all proposed amendments, supplements, terminations, waivers or other modifications with respect to the Bond Documents and any other Transaction Documents as promptly as practicable but in no event later than ten (10) Business Days after IAT furnishes or receives any such proposed amendment, supplement, termination, waiver or other modification (but in all instances at least ten (10) Business Days prior to execution thereof or, in the case of any such proposed amendment, supplement, termination, waiver or other modification that is to be executed by IAT less than ten (10) Business Days after IAT has furnished or received an initial draft thereof, simultaneously with IAT’s furnishing or promptly upon IAT’s receipt of such initial draft). Delta shall have consultation rights in respect to any proposed amendments, supplements, terminations, waivers or other modifications with respect to the Bond Documents and any other Transaction Documents that could reasonably be expected to have a Material Adverse Effect.

     (c) The rights of Delta under this Agreement shall be subject and subordinate to all of the terms, covenants, conditions and provisions of the Bond Documents and the other Transaction Documents and the liens, security interests, pledges, assignments, transfers and hypothecations made by IAT and the Port Authority under the Terminal 4 Project Bond Documents and the other Transaction Documents.
     (d) IAT hereby grants to Delta consultation rights in respect of any and all investments made or directed by IAT in respect of the proceeds of the Series 8 Bonds.
     (e) Subject to IAT approval, at the request of Delta (i) all or any part of the Bonds may be refinanced on commercially reasonable terms in connection with the financing of the Phase I IAT Project, Phase II and/or Phase III, and (ii) the Series 8 Bonds may be refinanced on commercially reasonable terms at any time. Except as provided in the preceding sentence, any other refinancing of the Series 6 Bonds shall require the approval of IAT (which may be granted or withheld in IAT’s sole and absolute discretion) and the approval of Delta if such refinancing would have a Material Adverse Effect on Delta. If the required consent of IAT and Delta has been given as required by the preceding sentence, IAT and Delta shall use reasonable efforts to accomplish any of the foregoing refinancing(s) on commercially reasonable terms subject to consent of the Port Authority, it being understood that any refinancing of all or any part of the Bonds, in any respect, will require approval by the Port Authority.
     (f) Delta’s consent shall be required for (i) any financing or refinancing of the Terminal 4 Project Bonds that will materially and adversely affect rates and charges payable by Delta or Delta Affiliate Carriers, or (ii) any financing or refinancing of the Terminal 4 Project Bonds that will materially and adversely affect the ability to carry out Phase II and/or Phase III, if such refinancing occurs on or prior to December 31, 2020, or after December 31, 2020 and Delta has delivered a notice approved by IAT indicating its election to proceed with Phase II and Phase III and Delta has commenced design and construction of Phase II and Phase III; provided that, during an Event of Default by Delta in respect of Delta’s obligations regarding performing the Phase I IAT Project in accordance with Article 6, Delta’s consent shall not be required for any financing or refinancing of the Terminal 4 Project Bonds if such financing or refinancing is reasonably necessary for the completion of the Phase I IAT Project, the payment of amounts due in respect of any Phase I IAT Project Construction Contract or the payment of any other amounts or the performance of any other obligations in respect of the Phase I IAT Project.
     (g) Upon the delivery by Delta of written notice to IAT that the Phase I IAT Project has been completed substantially in accordance with the terms of Article 6, any balance remaining in respect of proceeds of the Series 8 Bonds (other than amounts retained by the Trustee to pay costs not then due and payable or for which the liability for payment is in dispute or amounts to be retained therein by the Trustee, subject to compliance with Law related to the Tax Exempt Bonds) shall be applied in accordance with the terms of the applicable Bond Documents.
     (h) Notwithstanding anything in this Agreement to the contrary, Delta hereby acknowledges and agrees that Delta shall promptly pay over or assign (as applicable) to, or as directed by, IAT (each, a “Reimbursement Payment”), for application in accordance with all applicable provisions of the Port/IAT Lease and the Bond Documents, any amount paid or payable (as the case may be, a “Reimbursement”) to Delta by the Construction Administrator, any Approved Contractor, any Construction Contractor, any insurance provider, any Governmental Authority or any other Person (as the case may be, a “Reimbursement Payor”) in respect of any portion or component of the Phase I IAT Project, any trade fixture, equipment or other personal property, or the related construction or installation thereof, in each case that was purchased or financed, in whole or in part, with the proceeds of the Series 8 Bonds (as the case may be, “Tax Exempt Financed Property”), including, without limitation, in respect of (i) overpayments by Delta to any such Reimbursement Payor (whether such Reimbursement is paid to Delta in the form of an uncontested refund upon request, in the form of damages awarded in litigation or arbitration, paid to Delta in settlement of a litigation or arbitration claim, or otherwise), (ii) damages awarded in litigation or arbitration, paid to Delta in settlement of a litigation or arbitration claim, or otherwise, relating to any claim Delta may have against any such Reimbursement Payor for breach of contract, in tort or any other cause of action, (iii) insurance proceeds, and (iv) condemnation proceeds; provided that, with respect to any Reimbursement made in respect of property not purchased or financed entirely with the proceeds of the Series 8 Bonds, to the extent that such Reimbursement exceeds the amount required to be paid to the Trustee or other any Person pursuant to the Port/IAT Lease or any Transaction Document, Delta may retain a percentage of such excess equal to the percentage of the related Tax Exempt Financed Property that was not purchased or financed, directly or indirectly, with the proceeds of the Series 8 Bonds.

ARTICLE 6.
CONSTRUCTION OF THE PHASE I IAT PROJECT
          Section 6.01. Construction Of The Phase I IAT Project. (a) Delta hereby covenants and agrees, utilizing the proceeds of the Series 8 Bonds (which shall be made available to Delta for such purposes as provided for herein and in the Series 8 Bond Documents), to diligently design, construct and complete the Phase I IAT Project, in a first-class workmanlike manner, using new, first-class materials and equipment, substantially in accordance and in compliance with the Phase I IAT Project Contract Documents, and in compliance with (i) all applicable Laws, (ii) the Port/IAT Lease, (iii) the Basis of Design, and (iv) applicable Port Authority Rules and Regulations (including the Port Authority’s tenant alteration application process). The provisions of Section 18A of the Port/IAT Lease (and other provisions of the Port/IAT Lease that expressly reference or are deemed to reference Section 18A) insofar as they relate to the construction and completion of the 2010 Delta Expansion Project (as defined in the Port/IAT Lease) are hereby incorporated herein by this reference and shall be binding on Delta; provided that, other than as expressly provided in Article 34, Delta shall have no other environmental obligations or liabilities under Article 18A of the Port/IAT Lease. Delta shall enter into all Phase I IAT Project Construction Contracts with Approved Contractors in such forms as Delta may determine except that the construction contracts for the Phase I IAT Project shall be fixed priced contracts or guaranteed maximum cost contracts obtained through a competitive bidding process acceptable to Delta and IAT in all respects; provided, however, that Delta (with IAT’s approval) may select other construction delivery methods or formats for specific portions of the Phase I IAT Project. Delta and IAT have appointed the Construction Administrator for coordinating the design and construction of the Phase I IAT Project pursuant to the Construction Administration Services Agreement.
     (b) The Phase I IAT Project shall be designed and constructed to meet Delta’s and IAT’s requirements and specifications, with quality of construction and finishes matching the quality of construction and finishes in the current Terminal 4 (“Terminal 4 Standards”) and the Basis of Design, except as otherwise approved by IAT and the Port Authority. However, Delta and IAT agree to cooperate in an effort to satisfy the budgetary constraints set by Delta in consultation with IAT (“Budgetary Limits”) through modifications to the construction plans and/or specifications, which modifications shall also be consistent with the Terminal 4 Standards and the applicable Basis of Design. The Phase I IAT Project is more particularly described as the “2010 Delta Expansion Project” in the Port/IAT Lease.
     (c) Attached hereto as Schedule 6-1 is a list of the construction schedules, plans and specifications, Tenant Alteration Applications (as defined in the Port/IAT Lease) and other similar technical construction documents relating to the Phase I IAT Project that have been approved by IAT and Delta as of the date hereof. Included on said Schedule 6-1, for each document, is a correct and complete list of all amendments, supplements, replacements, modifications, change orders and other changes relating thereto in effect as of the date hereof, including all Change Orders (as defined in the Port/IAT Lease), that have been approved by IAT and Delta. IAT and Delta hereby acknowledge and agree that they have approved the documents listed on said Schedule 6-1 (“Base Line Plans”).

     (d) Attached hereto as Schedule 6-2 (as the same may be updated from time to time by IAT and Delta) is a list of construction schedules, plans and specifications, proposed Tenant Alteration Applications and other similar technical construction documents, or categories thereof, relating to the Phase I IAT Project that IAT and Delta acknowledge and agree have not yet been prepared or have not yet been approved by IAT and Delta. To the extent such items have not yet been prepared, Delta shall prepare the same and submit or shall cause the preparation and submission of the same to IAT for review in contemplation of approval. To the extent such items have not yet been approved, IAT and Delta shall cooperate to approve such items or to revise such items as necessary to achieve approval thereof by IAT and Delta. Delta, IAT, the Construction Administrator and design consultants will work together to continue to prepare construction schedules, plans and specifications, Tenant Alteration Applications and other similar technical construction documents, which shall be submitted to IAT and Delta, as applicable, for their review in contemplation of approval. Upon approval of any such construction schedules, plans and specifications, Tenant Alteration Applications and other similar technical construction documents by IAT and Delta, such construction schedules, plans and specifications, Tenant Alteration Applications and other similar technical construction documents shall be deemed included in the Base Line Plans.
     (e) The Base Line Plans and the construction schedules, plans and specifications, Tenant Alteration Applications, and other similar technical construction documents with respect to the Phase I IAT Project deemed included therein pursuant to the preceding subsection (d) together with the Phasing Strategy are collectively referred to herein as the “Phase I IAT Project Contract Documents”. Once any Phase I IAT Project Contract Document (excluding the Phasing Strategy) has been approved by Delta and IAT, such Phase I IAT Project Contract Documents (other than the Phasing Strategy) shall not thereafter be amended, modified, supplemented or otherwise changed in any material respect, and no Change Orders shall be submitted, without the consent of Delta and IAT, provided that, no formal amendment to this Agreement or other agreement shall be required to evidence such consent by either party.
     (f) Subject to the provisions of this Section 6.01(f), IAT shall cooperate with Delta in connection with all draw requests made under the Series 8 Bond Documents to pay Project Costs or reimburse Delta for Project Costs, subject to receipt from Delta of (x) the Standard Draw Documentation (appropriately completed), and (y) the applicable information referenced in Schedule 6-3 together with the supporting documentation as may be reasonably required in connection with such draw request. No portion of any draw request submitted by Delta pursuant to this Section 6.01(f) shall be to pay (or to reimburse Delta for paying) any cost that is not eligible to be paid (or reimbursed) upon delivery of a Series 8 Requisition Certificate pursuant to the terms of the Trust Administration Agreement. Subject to the provisions of this Section 6.01(f), within five (5) Business Days of receipt of the Standard Draw Documentation and such other documentation from Delta, provided that Delta has complied with Section 5.1.6 (Contractor/CM & Consultant Payment Processing) of the Delta/JFK IAT Redevelopment Program-Program Procedures Manual in effect at such time, IAT shall, deliver a corresponding related draw request for the proceeds of the Series 8 Bonds under the Series 8 Bond Documents and apply the proceeds thereof to pay Project Costs or reimburse Delta for Project Costs, as directed by Delta, and if IAT shall receive any such amounts which it is not entitled to retain, IAT shall hold, and be deemed to hold, the same in trust for Delta (subject to the interests of the Trustee and the Port Authority) until the same is paid in accordance with the applicable Standard Draw Documentation. IAT shall not make any draw requests for proceeds of the Series 8 Bonds without the consent of Delta (unless a Delta Event of Default has occurred and is then continuing under Section 26.01), unless (i) failure to have the proceeds available from such draw would result in IAT having to use its own funds to satisfy its obligations related to completion of the Phase I IAT Project or the Series 8 Bonds under the Port/IAT Lease, the Phase I IAT Project Contract Documents, the Bond Documents and/or the other Transaction Documents, and (ii) Delta has been provided with such draw request (including completed Standard Draw Documentation and supporting documents) and has failed during the 30 days following receipt thereof to either (x) approve such draw request, or (y) provide reasonably detailed information establishing that such draw request should not be made, provided that, this clause (ii)(y) shall not apply to draw requests for proceeds of the Series 8 Bonds made by IAT in connection with IAT’s obligation to make payments of principal and interest on the Series 8 Bonds if such payments constitute Project Costs. Upon request, IAT shall promptly execute and deliver such documents as may be necessary in connection with draw requests under the Series 8 Bond Documents. Delta hereby covenants and agrees to perform all of its obligations under each Phase I IAT Project Contract Document and to consult with IAT prior to Delta’s exercise of (or determination to refrain from exercising) any termination rights or remedies in connection with a default available to Delta under or in respect of the Construction Administration Agreement or any Phase I IAT Project Contract Document.
     (g) Delta hereby agrees to collaterally assign its right, title and interest in and to (i) the Construction Administration Agreement, (ii) each Phase I IAT Project Construction Contract with an aggregate value for work in connection with the Phase I IAT Project in excess of $10,000,000 (each a “Major Contract”), and (iii) each Phase I IAT Project Construction Contract that is not a Major Contract if such Phase I IAT Project Construction Contract permits the assignment thereof to IAT, for the benefit of IAT (and IAT’s collateral assignment thereof to the Port Authority and IAT’s and the Port Authority’s assignment thereof to the Trustee as may be required by the Terminal 4 Project Bond Documents) pursuant to a collateral assignment agreement substantially in the form attached hereto as Exhibit D (the “Construction Contract Assignment Agreement”). Delta shall cause the Construction Administrator under the Construction Administration Agreement and the service provider under each Major Contract to execute and deliver an agreement (a “Contractor Consent and Agreement”) substantially in the form attached hereto as Exhibit E, or such other form approved by IAT. Delta shall use commercially reasonable efforts to include in each Phase I IAT Project Construction Contract that is not a Major Contract the provisions set forth on Exhibit F; provided that, failure to obtain such language in the applicable Phase I IAT Project Construction Contract shall not preclude Delta from hiring such contractor. Subject at all times to the other provisions of this Agreement, provided that no Delta Event of Default shall have occurred and is then continuing, Delta may exercise all of its rights and privileges under the Construction Administration Agreement and each Phase I IAT Project Construction Contract without any consent or approval of IAT. Delta’s rights under the immediately preceding sentence shall cease and terminate if an Event of Default shall have occurred and is then continuing in respect of Delta’s obligations in respect of the Phase I IAT Project in accordance with this Article 6, in which event IAT shall have the right, but not the obligation, to elect, by giving written notice to Delta and each Approved Contractor, to enforce the obligations of the

Approved Contractors and to perform Delta’s obligations under the Construction Administration Agreement and the Phase I IAT Project Construction Contract, in the place and stead of Delta subject to the limitations specified in any related Construction Contract Assignment Agreement or the Contractor Consent and Agreement and/or the Phase I IAT Project Construction Contract, as applicable. Upon an election by IAT as set forth in the preceding sentence, (i) Delta’s right to request draws from the proceeds of the Terminal 4 Project Bonds shall terminate, and (ii) provided that any changes to and approvals of the Phase I IAT Project Contract Documents are commercially reasonable and in accordance with the Basis of Design, Delta’s right to approve future Phase I IAT Project Contract Documents and changes to any Phase I IAT Project Contract Documents shall terminate.
     (h) If it is determined that the proceeds of the Series 8 Bonds will not be sufficient to complete the Phase I IAT Project or if there are Cost Overruns that cannot be funded from contingencies built into the construction budget using the proceeds of the Series 8 Bonds, Delta and IAT will consult with each other in connection with securing any “completion financing” for the Phase I IAT Project on terms that are consistent with the terms of the Series 6 Bonds and the Series 8 Bonds, if such financing is made available by the Port Authority and is otherwise on commercially reasonable terms, provided that the amount of financing under the Terminal 4 Project Bonds for the Phase I IAT Project shall not exceed in the aggregate $1.2 Billion Dollars.
     (i) If it is determined that the costs of Remediation of those areas outside of the Excavation Boundary will exceed the Phase I IAT Project Environmental Cap, Delta shall continue the Remediation of such matters pursuant to the Phase I IAT Project Construction Contracts, including the payment of such Remediation, provided that such amounts in excess of the Phase I IAT Project Environmental Cap shall not be paid from the proceeds of the Series 8 Bonds, and IAT shall reimburse Delta for all amounts paid by Delta in excess of the Phase I IAT Project Environmental Cap for Remediation outside of the Excavation Boundary either (i) when and as paid pursuant to the applicable Phase I IAT Project Construction Contract or (ii) at IAT’s option, by a credit against Delta Rent, and in either case such excess costs shall be excluded for all purposes hereunder from the definitions of Project Costs, ATA Permitted O&M Expenses and ATA Permitted Remediation Costs; provided that, unless otherwise agreed to by IAT, any credit against Delta Rent shall not exceed fifty-percent (50%) of the Delta Rent payable in such month, with any additional required credits applied in the immediately succeeding months subject, however, to the preceding cap on monthly credits against Delta Rent (without the accrual of any interest in respect thereto).
     (j) At the request of Delta in connection with completion of the Phase I IAT Project, IAT will use commercially reasonable efforts to make the area subject to the Triangle Plume available to Delta in “as is” condition, it being understood that upon Delta performing any portion of the Phase I IAT Project on any portion of the area subject to the Triangle Plume, the entirety of the Triangle Plume shall be deemed to be included within the description of “Perimeter Dig Area” for purposes of Assumed Environmental Damages. In connection with such delivery, IAT will reasonably cooperate with Delta in negotiations with the Triangle Responsible Party to address a resolution acceptable to Delta whereby Delta is compensated for accepting responsibility for the Remediation of NYSDEC Spill #04-00985, and becomes the Triangle Responsible Party.

     (k) The Port/IAT Lease provides for IAT to complete the “New In-Line EDS System Matrix/Design/Construction Build Out” for Terminal 4 (being the portion of the project covered by the TSA MOA to be constructed in Terminal 4) (the “TSA EDS Project”), which project is included in the Phase I IAT Project. Delta and IAT will cooperate with each other to maximize the amount of funding from the TSA for the TSA EDS Project (and therefore, the Phase I IAT Project consisting of the TSA EDS Project), in accordance with the terms of the TSA MOA and the Port/IAT Lease. Subject to the provisions of this Section 6.01(k), IAT shall cooperate with Delta in connection with all draw requests made under the Port/IAT Lease and the TSA MOA to reimburse Delta for amounts actually expended by Delta in respect of the TSA EDS Project, provided that such amounts are eligible for reimbursement by TSA (the “TSA EDS Project Costs”). IAT shall, at its option, either transfer to Delta amounts IAT receives as reimbursement of TSA EDS Project Costs or provide Delta with a credit against the Delta Rent in an amount equal to such amounts, subject in all cases to IAT’s receipt from Delta of appropriate completed draw documentation together with such supporting documentation as may be reasonably required by IAT or under the TSA MOA and/or the Port/IAT Lease in connection with such draw request. Subject to the provisions of this Section 6.01(k), within five (5) Business Days of receipt of such documentation from Delta, provided that Delta has complied with Section 5.1.6 (Contractor/CM & Consultant Payment Processing) of the Delta/JFK IAT Redevelopment Program-Program Procedures Manual in effect at such time, IAT shall deliver a corresponding related draw request to the Port Authority for preparation and submission of the corresponding draw request to the TSA for reimbursement of TSA EDS Project Costs. If IAT shall receive any such reimbursement amounts for TSA EDS Project Costs which it is not entitled to retain, IAT shall hold, and be deemed to hold, the same in trust for Delta (subject to the interests of the Trustee and the Port Authority) until the same is reimbursed to Delta or credited against the Delta Rent as provided above. IAT shall not make any draw requests for TSA funds allocated to the TSA EDS Project without the consent of Delta (unless a Delta Event of Default has occurred and is then continuing under Section 26.01), unless (i) failure to have the proceeds available from such draw would result in IAT having to use its own funds to satisfy its obligations related to completion of the Phase I IAT Project under the Port/IAT Lease, the Phase I IAT Project Contract Documents, and/or the other Transaction Documents, and (ii) Delta has been provided with such draw request (including completed draw documentation and supporting documents) and has failed during the 30 days following receipt thereof to either (x) approve such draw request, or (y) provide reasonably detailed information establishing that such draw request should not be made. Upon request, IAT shall promptly execute and deliver such documents as may be necessary in connection with draw requests for TSA EDS Project Costs under the Port/IAT Lease and the TSA MOA.
          Section 6.02. Cost Overruns. IAT and Delta acknowledge and agree that Delta shall bear the construction risk for Phase I, and that there may be delays and/or Cost Overruns in connection with the construction of the Phase I IAT Project, that all such Cost Overruns and any penalties associated therewith shall be the sole responsibility of, and paid by, Delta and that Delta’s obligations in respect of such Cost Overruns and penalties associated therewith shall not be excused under any circumstances, including any Force Majeure Event. Delta and IAT shall work cooperatively to avoid such Cost Overruns through mutually and reasonably agreed reductions in scope, extensions of delivery dates, changes in design or materials, changes in terms of Phase I IAT Project Construction Contracts and/or the Phase I IAT Project Contract

Documents, extensions of the Substantial Completion date, or exercise of rights under performance bonds and other actions reasonably requested by Delta and approved by IAT, provided that, the Terminal 4 Standards, the Terminal 4 O&M Performance Standards, and the Basis of Design are maintained and complied with unless otherwise agreed to by IAT and Delta and the applicable requirements of the Port/IAT Lease (including the Basis of Design) are complied with unless otherwise agreed to by the Port Authority and IAT in their sole discretion.
     Section 6.03. Terminal 2-4 Connector. (a) Delta covenants and agrees that, at its sole cost and expense (without utilizing proceeds of any Terminal 4 Project Bonds), Delta shall design, construct and complete the Terminal 2-4 Connector on the Terminal 2-4 Connector Area, in a first class workmanlike manner and consistent with the Terminal 4 Standards and the applicable Basis of Design, except as otherwise approved by IAT and the Port Authority. The Terminal 2-4 Connector shall be completed substantially in accordance and in compliance with (i) the Terminal 2-4 Connector P&S, (ii) all applicable Laws, (iii) applicable provisions of the Port/IAT Lease, (iv) applicable Port Authority Rules and Regulations (including the Port Authority’s tenant alterations application process), and (v) the provisions of this Section 6.03 and the other applicable provisions of this Agreement.
     (b) The Terminal 2-4 Connector shall be designed and constructed to meet Delta’s requirements and specifications and the applicable Basis of Design. Delta and/or the Construction Administrator have provided preliminary plans and specifications for the Terminal 2-4 Connector to be constructed on the Terminal 2-4 Connector Area to IAT, which plans and specifications have been approved by IAT. Delta or the Construction Administrator shall provide the final plans and specifications for the Terminal 2-4 Connector on the Terminal 2-4 Connector Area (the “Terminal 2-4 Connector P&S”) to IAT at least 30 days prior to the date on which Delta estimates it shall begin construction of the Terminal 2-4 Connector on the Terminal 2-4 Connector Area. The final Terminal 2-4 Connector P&S shall be subject to IAT’s approval. Once the Terminal 2-4 Connector P&S have been approved by IAT, the Terminal 2-4 Connector P&S shall not thereafter be amended, modified, supplemented or otherwise changed in any material respect without the consent of IAT, taking into consideration the Budgetary Limits for the Terminal 2-4 Connector, provided that, the Terminal 4 Standards are maintained and complied with unless otherwise agreed to by IAT, Delta and the Port Authority.
          Section 6.04. Installation Of Trade Fixtures By Delta. (a) Delta covenants and agrees that, at its sole cost and expense, utilizing proceeds of the Series 8 Bonds as shall be available in accordance with Section 6.01(f), which IAT covenants and agrees to make available to Delta, Delta shall install trade fixtures in the Delta Space, in a first-class workmanlike manner, using new, first-class materials and equipment, consistent with the Terminal 4 Standards, the applicable Basis of Design, and substantially in accordance with and in compliance with (i) the Delta Trade Fixtures P&S, (ii) all applicable Laws, (iii) applicable provisions of the Port/IAT Lease, (iv) applicable Port Authority Rules and Regulations and approvals, and (v) the provisions of this Section 6.04 and the other applicable provisions of this Agreement.
     (b) Delta’s trade fixtures shall be designed and installed to meet Delta’s requirements and specifications. Delta has provided preliminary plans and specifications for Delta’s trade fixtures to IAT. Such preliminary plans and specifications have been approved by IAT. Delta or the Construction Administrator shall provide detailed plans and specifications for Delta’s trade fixtures (the “Delta Trade Fixtures P&S”) to IAT at least 30 days prior to the date on which Delta estimates Substantial Completion will occur. The Delta Trade Fixtures P&S shall be subject to IAT’s approval. Once the Delta Trade Fixtures P&S have been approved by IAT, the Delta Trade Fixtures P&S shall not thereafter be amended, modified, supplemented or otherwise changed in any material respect without the approval of IAT.
          Section 6.05. Leasehold Improvements And Trade Fixtures. All of Delta’s leasehold improvements that are attached to the Delta Premises such that they cannot be removed therefrom without material damage thereto shall not be removed by Delta without the consent of IAT, or be removed by IAT without the consent of Delta (unless such removal is required by the Port/IAT Lease), nor shall such leasehold improvements, including improvements financed with the proceeds of Terminal 4 Project Bonds, be removed by either Delta or IAT without the consent of the Port Authority if legal title to any such leasehold improvement shall have vested in the Port Authority pursuant to this Agreement or the Port/IAT Lease. All of Delta’s personal property and trade fixtures that, in each case, are installed in the Delta Premises, that have not been financed with the proceeds of Terminal 4 Project Bonds and which are capable of being removed without causing material damage to the Delta Premises, and for which legal title has not vested in the Port Authority pursuant to this Agreement or the Port/IAT Lease, shall remain the property of Delta and shall be removable at any time by Delta, including upon the expiration or termination of the Term, provided that, Delta shall repair any damage to the Delta Premises caused by the removal thereof. Delta shall not remove or alter (i) any property that has been financed with the proceeds of Terminal 4 Project Bonds (or which was originally financed with Terminal 4 Project Bonds and has subsequently been replaced by Delta with its own funds), or (ii) any of IAT’s or its Sublessees’ personal property or trade fixtures (other than personal property or trade fixtures of Delta which may be removed subject to the provisions of this Section 6.05) from Terminal 4 without IAT’s prior written consent.
          Section 6.06. Sales Tax Exemption and Abatement. IAT agrees, upon Delta’s reasonable request, to use commercially reasonable efforts to cooperate with Delta in Delta’s efforts to obtain with respect to the Phase I IAT Project, including the leasehold improvements installed by IAT or Delta therein, and, if applicable, Delta’s trade fixtures and other property, any and all sales and use tax exemptions, abatements, refunds or reductions to the maximum extent available. Each of Delta and IAT shall promptly take such further actions and execute such further documents reasonably requested by the other party as are necessary and appropriate to accomplish the purposes of this Section 6.06. Each of IAT and Delta acknowledge that neither of them makes any representation or warranty that either of them shall be entitled to any such sales tax exemption, abatements, refunds or reductions.
          Section 6.07. Access; Permits; IAT Cooperation; Site Security.
     (a) Delta’s obligations to cause the construction and completion of the Phase I IAT Project and the Terminal 2-4 Connector (including installation of trade fixtures) shall be subject to Delta’s receiving IAT’s approval of the Phase I IAT Project Contract Documents, the Terminal 2-4 Connector P&S, the Delta Trade Fixtures P&S, all building and other permits, consents and approvals, including permits, consents and approvals from the Port Authority

(including appropriate reciprocal easement agreements among Delta, IAT and the Port Authority for locating the Terminal 2-4 Connector), necessary and appropriate for constructing, using and operating the Phase I IAT Project and the Terminal 2-4 Connector, as applicable and requirements of the Series 8 Bond Documents, provided that, the foregoing shall not limit Delta’s obligations in respect of Cost Overruns pursuant to Section 6.02. IAT shall use commercially reasonable efforts to cause its contractors, subcontractors, consultants, suppliers and service providers to cooperate with and assist Delta, the Construction Administrator and Delta’s contractors, subcontractors, consultants, suppliers and service providers in connection with the design and construction of the Phase I IAT Project and the Terminal 2-4 Connector.
     (b) Delta shall be responsible for obtaining and maintaining all building and other permits, approvals and consents, including permits, approvals and consents from the Port Authority, necessary for constructing, using and operating the Phase I IAT Project and the Terminal 2-4 Connector. IAT shall cooperate with, and upon Delta’s reasonable request, use commercially reasonable efforts to assist Delta in obtaining and maintaining such permits, approvals and consents and, promptly upon request, execute and deliver IAT approved Construction Applications (as defined in the Port/IAT Lease) to the Port Authority and other applications and requests for, and other documents with respect to, such permits, approvals and consents reasonably requested by Delta.
     (c) During the period of construction of the Phase I IAT Project and the Terminal 2-4 Connector (including installation of trade fixtures), as applicable, and at all times subject to and in accordance with the Port Authority Rules and Regulations, the Terminal 4 Rules and Regulations, the Terminal 4 Security Plan and other requirements under Law or as required by any Governmental Authority, the Port Authority, Delta, the Construction Administrator, Delta’s contractors, subcontractors, consultants, suppliers and service providers and their respective employees and representatives shall have access at times reasonably agreed to by IAT to Terminal 4 as may be reasonably necessary and appropriate to construct and complete expeditiously the Phase I IAT Project and the Terminal 2-4 Connector. In connection with the construction of the Phase I IAT Project and the Terminal 2-4 Connector, Delta shall not interrupt or disturb operations at Terminal 4 and the Airport to the extent reasonably practicable, and in accordance with the requirements specified in the Phase I IAT Project Contract Documents, the Terminal 2-4 Connector P&S and other agreements entered into in connection with such construction (including operational conflicts). IAT shall use reasonable efforts to: (i) provide and to cause its contractors, subcontractors, consultants, suppliers and service providers to provide such access; (ii) arrange for any permit for such access required by the Port Authority; (iii) require IAT’s Sublessees to cooperate with Delta in providing access to their respective subleased space in order for Delta to complete the Phase I IAT Project and the Terminal 2-4 Connector, provided that, such access does not unreasonably interfere with, interrupt or disturb, such Sublessees’ activities or operations; and (iv) provide Delta with office space in Terminal 4 or a construction facility on the Terminal 4 Site sufficient for and reasonably equipped as a construction office for the requisite project staff for the Phase I IAT Project and the Terminal 2-4 Connector. IAT and Delta shall establish and continue throughout the design and construction of the Phase I IAT Project and the Terminal 2-4 Connector a construction working group consistent with the Phase I IAT Project Management Structure, including the Construction Administrator, the general contractor or construction manager, and others as Delta or IAT shall reasonably request, who shall meet at least weekly or as otherwise determined by Delta during design and construction of the Phase I IAT Project and the Terminal 2-4 Connector to consider, discuss and resolve matters relating to the design and construction thereof.
     (d) IAT shall be responsible for site security for all of Terminal 4 during the Phase I IAT Project Construction Period as a Project Cost, and Delta shall fully cooperate with IAT in connection therewith.
          Section 6.08. Revisions to Exhibits at Phase I DBO. Upon Phase I DBO, Delta and IAT shall update Exhibits A, B, and C to confirm the final actual locations of improvements, signage, land areas, and other matters set forth in Exhibits A, B, and C based on the actual final Terminal 4 facilities at Phase I DBO pursuant to the “as-built” plans completed in connection with the Phase I IAT Project.
          Section 6.09. Phase I IAT Project Management Structure. IAT and Delta agree that throughout the Phase I IAT Project Construction Period, there shall be established a construction project management structure (the “Phase I IAT Project Management Structure”) consistent with, and staffed by the parties (or replacements selected by the responsible party), set forth on Schedule 6-4, which shall govern the process flow, project management and day-to-day operations in connection with the construction of the Phase I IAT Project, in each case subject to the terms of this Agreement, including the requirements of Section 10.04 in respect of matters that should properly be addressed by the Trilateral Committee. The Phase I IAT Project Management Structure reflects the intended responsibility category and resource base for the Phase I IAT Project, however such structure is not intended, and shall not, modify the terms and provisions of this Agreement with respect to the Phase I IAT Project Contract Documents that otherwise provide for decision making and approval processes in connection with the completion of the Phase I IAT Project.

ARTICLE 7.
RENT CHARGES, PAYMENTS
          Section 7.01. Pre-DBO Rent. (a) Commencing as of the Effective Date and continuing until Phase I DBO, Delta shall promptly pay to IAT the amounts and on the dates set forth on Schedule 7-1 (the “Pre-DBO Rent”) for each Annual Period in respect of the rental for the Delta Premises (inclusive of any and all charges for O&M Services) which amounts reflect the Initial Space Fee (as such term is defined in the Delta Space Permit) for that portion of the Delta Premises currently occupied by Delta pursuant to the Delta Space Permit. Delta shall be entitled to the credits currently provided to Delta under the Delta Space Permit in respect of the fees under the KLM License Agreement and the credits attributable to the Pavement Rehabilitation Project Credit, each as described in the Delta Space Permit, which provisions shall survive termination of the Delta Space Permit. If, pursuant to Section 2.03, Additional Phase I Gates and associated premises are included in the Delta Premises, the Pre-DBO Rent shall be increased in accordance with the same methodology illustrated on Schedule 7-1, and if one or more Hardstand Positions are no longer included in the Delta Premises, the Pre-DBO Rent shall be reduced in accordance with the same methodology illustrated on Schedule 7-1.
     (b) If Phase I DBO does not occur on or before the date that is the end of the capitalized interest period for the Series 8 Bonds, in addition to the Rent required to be paid pursuant to Section 7.01(a), Delta shall pay to IAT through Phase I DBO in respect of the rental for the Delta Premises (inclusive of any and all charges for O&M Services) (i) the cost of all debt service (net of interest on any reserve and sinking fund accounts if such interest is available for payment of such debt service) and financing costs payable in respect of the Series 8 Bonds, plus (ii) if Phase I DBO does not occur on or before December 31, 2013, an amount equal to one-twelfth (1/12th) of the annual Series 8 First Additional Land Rent for each month until Phase I DBO occurs (the “Interim Rent”).
     (c) If at any time prior to Phase I DBO any portion of the Phase I IAT Project is placed in service for federal income tax purposes, and provided that Interim Rent is not yet due and payable as provided in Section 7.01(b), in addition to the Rent required to be paid pursuant to Section 7.01(a), Delta shall pay to IAT as Additional Rent an amount equal to the amount of interest due and payable (net of interest on any reserve and sinking fund accounts if such interest is available for payment of such debt service) on the portion of Series 8 Bonds equal to the aggregate cost of all such portions of the Phase I IAT Project placed in service, as and when such interest is due and payable on the Series 8 Bonds.
          Section 7.02. Delta Post-DBO Rent. (a) Commencing as of Phase I DBO, in lieu of the Pre-DBO Rent and the Interim Rent (if applicable), Delta shall pay the Post-DBO Rent pursuant to Section 7.02(b), net of actual Terminal 4 Gate Use Fees and Terminal 4 Hardstand Use Fees to be credited against Post-DBO Rent at the time any such payment of Post-DBO Rent is being made, on the first day of each month of each Annual Period by making payments thereof to IAT pursuant to Section 7.06. Delta Rent shall be set annually in advance pursuant to the Budget, and reconciled in arrears in accordance with Section 7.04.
     (b) Commencing as of Phase I DBO and continuing through the remainder of the Term, for each Annual Period, Delta shall pay to IAT, in accordance with Section 7.02(a),

rental for the Delta Premises pursuant to the methodology described and illustrated on Schedule 7-3(a) (the “Post-DBO Rent”).
     (c) Commencing as of Phase I DBO and continuing through the remainder of the Term, Delta shall pay to IAT the Adjusted Terminal Management Fees on the first day of each month of each Annual Period by making payments thereof to IAT pursuant to Section 7.06.
          Section 7.03. Reserved.
          Section 7.04. Semi-Annual And Annual Reconciliations. Beginning with the first full Semi-Annual Period after Delta Rents begin to be calculated and paid in accordance with Section 7.02, within 90 days after the close of each Semi-Annual Period and 130 days after the close of each Annual Period during the remainder of the Term, IAT shall prepare and furnish to Delta a statement, certified by IAT’s Chief Financial Officer (in the case of semi-annual statements) or IAT’s independent certified public accountant (in the case of annual statements), setting forth actual ATA Permitted O&M Expenses and the actual amount of ATA Permitted O&M Expenses for Common Space (by category of expense), passenger activity and actual Delta Rent, actual credits to Delta for Terminal 4 Gate Use Fees and Terminal 4 Hardstand Use Fees, Adjusted Terminal Management Fees (including appropriate credits, which shall be applied first to reduce ATA Permitted O&M Expenses in the then-current Semi-Annual Period), and any adjustments (including the Re-lifing Credit) for such Semi-Annual Period or such Annual Period, as the case may be, and any prior Semi-Annual Period during the Annual Period. The agreed upon procedures provided to IAT’s independent certified public accountant shall be subject to Delta’s approval, and shall enumerate the basis for the items specified in the preceding sentence and contain all items required by the Port/IAT Lease. In the event that the actual amount Delta paid to IAT for any Semi-Annual Period or Annual Period was in excess of the actual amount due, IAT shall credit the excess amount to Delta within 15 days after the date on which it has been determined that there was an overpayment by Delta. In the event that the amount Delta paid to IAT for any Semi-Annual Period or Annual Period was lower than the actual amount due, Delta shall pay the amount of the deficiency to IAT within 15 days after the date on which the relevant periodic or annual statement was furnished to Delta. The provisions of this Section 7.04 shall survive the expiration or termination of this Agreement.
          Section 7.05. Additional Rent. Commencing with the Effective Date and continuing through the remainder of the Term, Delta shall pay to IAT pursuant to Section 7.06 on the dates and at the times provided for herein all amounts comprising Additional Rent (including Delta’s Share of ATA Permitted Remediation Costs and Delta’s Parking Space Costs) under this Agreement, provided that, if a date or time is not specified for the payment of a particular component of Additional Rent, such component of Addition Rent shall be paid on the first day of the calendar month immediately succeeding the date on which such Additional Rent obligation arises.
          Section 7.06. Payments. Unless otherwise agreed to by IAT and Delta, payments due under this Agreement shall be made on the dates specified in Section 7.01 or 7.02, as applicable, by wire transfer according to the wire transfer instructions provided by each party hereto, which instructions may be amended, canceled or supplemented at any time during the Term by written notice to the other party. If a payment is required to be made on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.
          Section 7.07. Overdue Interest. If either party shall not have received from the other party any amounts due and payable under this Agreement more than five Business Days after the date such payment was due, interest shall accrue on all such overdue amounts from and including the sixth Business Day after such payment was due at the rate per annum equal to the Prime Rate plus 2% or the highest rate permitted by applicable Law (whichever is less). Notwithstanding the foregoing, if IAT incurs any late charges or is charged any interest pursuant to the Port/IAT Lease in connection with any payment obligation of IAT to the Port Authority under the Port/IAT Lease or the Bond Documents as a result of Delta’s failure to timely pay to IAT any amounts due and payable by Delta to IAT under this Agreement, the amount payable by Delta pursuant to this Section 7.07 shall not be less than the amount of such late charges incurred by and/or interest charged to IAT pursuant to the Port/IAT Lease or the Bond Documents to the extent the same result from Delta’s failure to timely pay to IAT any amounts due and payable by Delta to IAT under this Agreement, provided that IAT has used commercially reasonable efforts to satisfy such payment obligations to the Port Authority through the use of other funds available to IAT in order to avoid the incurrence of any such late charges or interest.
          Section 7.08. No Additional Charges. There shall be no charges to Delta for its occupancy of the Delta Premises or use of services provided by IAT to the Delta Premises other than the charges described or referred to in this Agreement except to the extent that additional charges are imposed at the Airport by the Port Authority, the City, a subsequent Airport operator, or another Governmental Authority with jurisdiction over the Airport, and IAT is obligated to pay such charges by law. Notwithstanding anything to the contrary contained in this Agreement, unless otherwise agreed to by IAT and Delta, Delta shall not be obligated to pay any Rent payable pursuant to Article 7 attributable to any payments owed by IAT to the Port Authority under the Port/IAT Lease until such payments are due and payable by IAT.

ARTICLE 8.
USE AND OPERATION
          Section 8.01. Use. At all times during the Term, Delta and its Sublessees shall have the right to use and occupy the Delta Premises only for the uses and purposes permitted pursuant to Section 6 (and other provisions) of the Port/IAT Lease applicable to Scheduled Aircraft Operators. Neither Delta nor its Sublessees shall use or occupy any portion of the Delta Premises for office facilities or other operations other than for office facilities or other operations that are directly related to the day-to-day operations at the Airport.
          Section 8.02. Operation As Air Terminal. At all times during the Term, IAT shall operate Terminal 4 as an airline passenger terminal, open and operating, 24 hours per day, seven days per week, in accordance with and subject to the limitations set forth in the Port/IAT Lease, throughout the Term for the operations, use and occupancy of Delta and its Sublessees and the use of their respective passengers and invitees in accordance with this Agreement.
          Section 8.03. Port Authority Rules And Regulations. Each of IAT, Delta, their respective Sublessees, and their respective officers, employees, guests and invitees shall be bound by and comply with the Port Authority Rules and Regulations in connection with its use and occupancy of the Delta Premises. “Port Authority Rules and Regulations” means the Airport Rules and Regulations of the Port Authority in effect as of the Effective Date, as the same have heretofore been amended, supplemented, or otherwise modified as described in Schedule 8-1 and may hereafter be amended, supplemented, replaced or otherwise modified from time to time by the Port Authority pursuant to the Port/IAT Lease.
          Section 8.04. Terminal 4 Rules And Regulations. (a) The “Terminal 4 Rules and Regulations” means the Terminal 4 Rules and Regulations regulating the conduct and operations of Persons using or otherwise present at Terminal 4, which incorporate and include the Terminal 4 Operations Manual, the Terminal 4 Ramp Handling Manual and other procedural and regulatory guides published by IAT, as the same heretofore have been amended, supplemented, or otherwise modified as described in Schedule 8-2 and may hereafter be amended, supplemented, replaced or otherwise modified from time to time by IAT in consultation with Delta with respect to matters which directly affect the use or operation of the Delta Premises. IAT represents and warrants that Schedule 8-2 is a complete and correct list of the Terminal 4 Rules and Regulations, and all amendments, supplements and other modifications thereof, as in effect as of the Effective Date.
     (b) Not later than 120 days prior to the scheduled date for Substantial Completion, IAT, in consultation with Delta with respect to matters directly affecting the Delta Premises, shall consider proposed modifications to or proposed replacements of the Terminal 4 Rules and Regulations to address the use and occupancy by Delta of the Phase I IAT Project from and after Phase I DBO.
     (c) IAT shall be responsible for the implementation and enforcement of the Terminal 4 Rules and Regulations and each of Delta, its Sublessees, and their respective officers, employees, guests and invitees shall be bound by and comply with the Terminal 4 Rules and Regulations.

          Section 8.05. Ramp Services And Passenger Handling. Delta may, without any need for IAT, or Management Committee approval, throughout the Term provide Handling Services, subject to the requirements of all applicable Law and the Port Authority and in full compliance with the Port/IAT Lease, including the receipt of a valid handling permit from the Port Authority, and subject to the Terminal 4 Rules and Regulations. IAT shall have no right hereunder to require Delta to obtain a license from IAT or to charge any separate fee in respect of Handling Services to Delta or to any recipient of Delta’s Handling Services other than the collection of the Port Authority Handling Fee (if required by the Port/IAT Lease). The Port Authority Handling Fees attributable to revenues derived from customers in Terminal 4 shall be paid to IAT and applied in accordance with the provisions of the Port/IAT Lease and this Agreement. Delta shall be entitled to appoint one wholly-owned subsidiary of Delta as an Approved Contractor for purposes of performing Handling Services without the prior approval of IAT. IAT’s approval shall be required prior to appointing more than one wholly-owned subsidiary of Delta as an Approved Contractor for performing Handling Services. If Delta desires to hire a third-party contractor to provide Handling Services to Delta or Delta Affiliate Carriers at the Delta Premises which is not then an Approved Contractor, IAT shall review such third-party contractor in consultation with Delta in connection with IAT’s right to approve same as an Approved Contractor for Handling Services.
          Section 8.06. In-flight Meals; etc.. (a) Subject to Section 8.01, Delta may, without any need for IAT or Management Committee approval, provide for itself and/or its ATA Airline Sublessees, or may arrange with a Port Authority-approved, third party contractor to provide, In-Flight Meals, so long as Delta, or such Port Authority-approved, third party contractor, holds a valid license, or otherwise effective written approval, from the Port Authority. Delta shall comply with the Port/IAT Lease and all Port Authority Rules and Regulations concerning In-Flight Meals. All deliveries in connection with In-Flight Meals must be made in a manner consistent with the Terminal 4 Rules and Regulations. Delta shall not be required to pay IAT a fee for the right to provide, or the right to contract with any Port Authority-approved, third party contractor for such contractor to provide, for itself and/or its ATA Airline Sublessees In-Flight Meals as and in the manner set forth in this Section 8.06 unless the Port/IAT Lease requires the payment of any such fee by IAT or Delta, in which case Delta shall pay any such fee.
     (b) Notwithstanding anything in Section 8.06(a) to the contrary, Delta shall not (and shall not permit its Sublessees to), without the prior approval of IAT and, if required by the Port/IAT Lease, the Port Authority, advertise, promote, offer, supply, sell or give away any goods or services in Terminal 4 except for Delta sponsored events to support inaugural flights, provided, that, Delta (x) may give away goods and services (including food and liquor, but excluding duty-free goods), and (y) may sell food and liquor for consumption in the Delta Nonpublic Space (excluding duty-free goods) but shall not sell other goods and services without IAT’s approval (taking into consideration the Master Concessions Plan and Comprehensive Retail Plan), in each case in Delta Nonpublic Space dedicated to its passengers using premium lounge areas and/or its employees, provided that, Delta shall be responsible for any fees required by the Port/IAT Lease in connection therewith.
          Section 8.07. FIDS And BIDS. IAT shall provide and operate the hardware and software providing flight and baggage information and services, including, but not limited to, display of flight arrival and departure information, display of baggage retrieval information, including a multi-user flight information display system (“FIDS”) and a baggage information display system (“BIDS”) in Terminal 4, including the Delta Premises, provided that, the initial acquisition and installation of FIDS and BIDS in the Delta Premises as part of the Phase I IAT Project shall be included as Project Costs. Delta and IAT and their respective employees shall have the right to use the FIDS and BIDS, and to have direct access to input information directly into such systems, to make flight information and baggage information available to the public as necessary or appropriate, subject to reasonable regulations to be included in the Terminal 4 Rules and Regulations, provided that, Delta’s right to use the FIDS and BIDS, to have direct access to input information directly into such systems and to make flight information and baggage information available to the public shall be limited to information relating to Delta, Delta’s Sublessees and Delta Affiliate Carriers. IAT shall not be responsible for the accuracy of any information input into the FIDS or BIDS.
          Section 8.08. Public Address And Paging Systems And Directional Signage. (a) IAT shall provide and operate a public address and paging system or systems in Terminal 4, including the Delta Premises, provided that, the initial acquisition and installation of the public address and paging system in the Delta Premises as part of the Phase I IAT Project shall be included as Project Costs. Delta shall have the right to use the public address and paging system or systems to make public announcements as necessary or appropriate, related to Delta, Delta Sublessees and Delta Affiliate Carriers, subject to the Terminal 4 Rules and Regulations. Notwithstanding the foregoing, IAT shall provide, or cause to be provided to, Delta direct access to such system or systems for the purpose of making announcements in a manner consistent with access provided to other Contract Carriers.
     (b) IAT shall install throughout Terminal 4 the operational and directional signage described in Section 12.04, as required by the Port Authority or applicable Law and otherwise to assist passengers and invitees to locate gates, public facilities and concession space.
          Section 8.09. CUTE System; RIDS. (a) As part of its installation of trade fixtures in the Delta Space, Delta intends to install its proprietary communications system (including gate information display systems) in the Delta Space (the “Delta Terminal System”). If the Delta Terminal System can provide essentially the same functionality to non-Delta users of the Delta Terminal System that the common use terminal system, including gate-side ticket readers (“CUTE System”) used by IAT provides, then IAT will not install the CUTE System in the Phase I IAT Project or operate or maintain the CUTE System in the Delta Space. Instead, the Contract Carriers who are located from time-to-time in the Delta Space will use the Delta Terminal System as non-Delta users. If the Delta Terminal System cannot provide essentially the same functionality to non-Delta users of the Delta Space that the CUTE System provides, IAT shall have the right to install, maintain, replace and operate the CUTE System in the Phase I IAT Project. The operation, maintenance, replacement and repair of the Delta Terminal System shall be at Delta’s sole cost and expense; the operation, maintenance, replacement and repair of the CUTE system shall be at IAT’s sole cost and expense and shall not be allocated as an ATA Permitted O&M Expense. There shall be no separate or additional charges imposed by IAT on Delta or Delta Affiliate Carriers for use of the CUTE System when operating from IAT Gates, and there shall be no separate or additional charges imposed by Delta on Contract Carriers for use of the Delta Terminal System when operating from Delta Gates.

     (b) As part of its installation of trade fixtures in the Delta Space, Delta shall be permitted to install on the exterior wall of the Delta Gates one or more ramp information display systems to facilitate Delta operations, the operation, maintenance, replacement and repair of which shall be at Delta’s sole cost and expense, provided that, any signage or branding of Delta, any Delta Affiliate or any other Person appearing on such ramp information display system shall be subject to IAT’s approval.
          Section 8.10. Telecommunications System. Subject to approval by IAT and the Port Authority and in compliance with the provisions of Section 12.01 and the Port/IAT Lease, including Section 44 thereof, Delta shall have the right to install, operate and maintain, at its sole cost and expense (directly or through an Affiliate or an Approved Contractor), (i) a telecommunications system (wireless or wired including voice, data and other communications) for access by Delta, its Sublessees and the public and related equipment in the Delta Premises and (ii) communications equipment (wireless or wired, including voice, data and other communications), including software, cabling, hardware, antennae and satellite dishes, and other equipment in the Delta Premises and on the roofs and exterior walls of Concourse B and the Headhouse, provided that, the installation, operation or maintenance of any such telecommunications system or communications equipment shall not interfere with existing telecommunications systems and communications equipment at the Airport. If the installation, operation or maintenance of any of Delta’s telecommunications systems or communications equipment interferes with any telecommunications systems and communications equipment at the Airport installed subsequent to the installation of Delta’s telecommunications systems and communications equipment, Delta shall reasonably cooperate with IAT (at no cost or expense to Delta) in relocating any such systems or equipment; provided that, if such interference is with respect to public safety or security systems and equipment which (after commercially reasonable efforts to place such systems and equipment in alternate locations and/or make technical modifications to such systems or equipment which would eliminate such interference) cannot be installed without relocation of Delta’s systems or equipment, Delta shall reasonably cooperate with IAT (at Delta’s cost and expense) in relocating such systems or equipment of Delta.
          Section 8.11. FIS Facility. IAT shall make available the FIS Facility located in the Common Space to the United States Government as required by the Port/IAT Lease, provided that, the operations, the hours of operation and the levels of staffing of the FIS Facilities shall be determined by the United States Government. Terminal 4 air passengers and flight crew shall have the right to use the FIS Facilities. The United States Government (and not IAT or Delta), shall be solely responsible for operating and staffing the FIS Facilities.
          Section 8.12. Additional Understandings Regarding Terminal 3. (a) For so long as the Terminal 3 Parking Space Permit is in effect, and IAT shall be managing the hardstand positions on the Terminal 3 Site, IAT shall credit Delta Rent for each use of a hardstand parking position on the Terminal 3 Site by a Scheduled Aircraft Operator (other than Delta or any Delta Affiliate Carrier) in an amount equal to the Terminal 3 Parking Fee to be determined in accordance with Schedule 8-3.
     (b) Upon Phase I DBO, Delta shall commence and pursue diligently to completion the Phase I Delta Project at Delta’s sole cost and expense.

          Section 8.13. Right Of Entry. (a) Notwithstanding anything to the contrary herein, IAT reserves for itself and its employees, officers, directors, managers, agents, representatives and contractors, and Delta hereby grants to such parties, the right to enter the Delta Space at reasonable times and without unreasonable interference to Delta or its operations, without being deemed an eviction of Delta or permitting any abatement of rent, to (i) perform IAT’s obligations under this Agreement, (ii) inspect the Delta Space and Delta’s activities being conducted therein to assure compliance with this Agreement and the Port/IAT Lease or (iii) do any other act or thing that IAT is permitted or obligated to do under this Agreement or the Port/IAT Lease, provided that, (A) any damage to the Delta Space or the property of Delta or any of its Sublessees directly resulting from such entry shall be repaired or replaced by IAT as an ATA Permitted O&M Expense (if such damage, however, is caused by the gross negligence or willful misconduct of IAT or their employees, representatives or contractors, it shall be repaired or replaced by IAT at no cost to Delta and not as an ATA Permitted O&M Expense); and (B) except in the event of emergencies, such right of entry into the Delta Nonpublic Space shall be on reasonable notice and Delta shall have the right to require that its representative accompany the party or parties seeking entry.
     (b) IAT hereby grants to Delta and its officers, directors, managers, agents, employees, representatives and contractors, subject in all cases to the rights of IAT’s Sublessees (other than Delta), the right to enter IAT Space that is not IAT Nonpublic Space, at reasonable times as reasonably necessary to do any other act or thing that Delta is permitted or obligated to do under this Agreement, provided that, (A) any damage to the IAT Space or the property of IAT or any of its Sublessees shall be repaired or replaced by Delta at no cost to IAT if caused by Delta or its employees, representatives or contractors; and (B) such right of entry into portions of the IAT Space that is IAT Nonpublic Space or space comprising mechanical or communications closet areas shared by Delta and/or one or more of IAT’s other Sublessees shall require advance notice to, and approval by, IAT, and if required by IAT, shall occur only with a representative of IAT and/or IAT’s Sublessees present.
          Section 8.14. Trademark License. (a) Subject to the provisions hereof, Delta hereby grants to IAT a non-exclusive, non-transferable, limited license for the term of this Agreement to (i) display Delta’s name, trade name and certain service marks as each exists from time to time (the “Delta Marks”) on the FIDS and directional and operational signage, and at other locations in Terminal 4 for the purpose of providing informational and/or directional information, and (ii) use the Delta Marks in IAT advertising, brochures or other marketing and informational material relating to Terminal 4, in each case described in clause (ii) to be subject to the prior written approval of Delta. No license or right to display or use the Delta Marks is granted to IAT, except as expressly provided herein. Nothing herein shall be construed or deemed to convey to IAT any interest or property rights in the Delta Marks, and IAT acknowledges and agrees that any goodwill or other rights which arise as a result of the use by it of the Delta Marks shall accrue solely to the benefit of the Person owning such marks. The license of clause (ii) above to display and use the Delta Marks may be revoked or limited by Delta upon notice by Delta to IAT. Delta shall provide to IAT on or prior to the Effective Date, a description and sample of each of the Delta Marks and thereafter shall provide to IAT written notice of any changes thereto. IAT agrees that all advertising, promotional and other materials bearing a Delta Mark shall be submitted for Delta’s prior review and approval before printing, publishing, or distributing any such material. Each Delta Mark must appear exactly as set forth in specifications provided by Delta. Once Delta has approved a specific type of advertisement, IAT may continue to use such Delta Mark in the same format during the term of this Agreement without further approval, but subject to Delta’s right to revoke or limit such use on written notice to IAT. At Delta’s direction, IAT shall cause the withholding, discontinuance, recall or cancellation, as appropriate, of any advertising or promotional material (i) not approved by Delta, at IAT’s sole cost and expense, and (ii) previously approved by Delta but subsequently revoked or limited by Delta, at Delta’s sole cost and expense. Delta reserves the right to refuse to participate in any advertising or promotional materials proposed by IAT. Delta shall have sole discretion to determine the acceptability of both the quality and presentation of advertising and promotional materials using any Delta Mark. Each Delta Mark shall be marked with an ® or SM or other symbol, as appropriate, and reference a legend indicating that “Delta is a registered service mark of Delta Air Lines, Inc.” or similar words to that effect. IAT hereby indemnifies and holds harmless Delta from and against any and all Damages that Delta incurs or suffers arising out of a breach by IAT or any IAT’s Party’s breach of this Section. Delta hereby releases each IAT Party from any Damages that Delta incurs or suffers arising out of any IAT Party’s proper display or use of the Delta Marks in accordance with this Section.
     (b) Subject to the provisions hereof, IAT hereby grants to Delta a non-exclusive, non-transferable, limited license for the term of this Agreement to display IAT’s and/or IAT’s name, trade name and certain service marks as each exists from time to time (the “IAT Marks”) in Delta advertising, brochures or other marketing and informational material relating to Terminal 4, subject to the prior written approval of IAT. No license or right to display or use the IAT Marks is granted to Delta, except as expressly provided herein. Nothing herein shall be construed or deemed to convey to Delta any interest or property rights in the IAT Marks, and Delta acknowledges and agrees that any goodwill or other rights which arise as a result of the use by it of the IAT Marks shall accrue solely to the benefit of the Person owning such marks. The license of this Section to display and use the IAT Marks may be revoked or limited by IAT upon notice by IAT to Delta. IAT shall provide to Delta on or prior to the Effective Date, a description and sample of each of the IAT Marks and thereafter shall provide to Delta written notice of any changes thereto. Delta agrees that all advertising, promotional and other materials bearing an IAT Mark shall be submitted for IAT’s prior review and approval before printing, publishing, or distributing any such material. Each IAT Mark must appear exactly as set forth in specifications provided by IAT. Once IAT has approved a specific type of advertisement, Delta may continue to use such IAT Mark in the same format during the term of this Agreement without further approval, but subject to IAT’s right to revoke or limit such use on written notice to Delta. At IAT’s direction, Delta shall cause the withholding, discontinuance, recall or cancellation, as appropriate, of any advertising or promotional material (i) not approved by IAT, at Delta’s sole cost and expense, and (ii) previously approved by IAT but subsequently revoked or limited by IAT, at IAT’s sole cost and expense. IAT reserves the right to refuse to participate in any advertising or promotional materials proposed by Delta. IAT shall have sole discretion to determine the acceptability of both the quality and presentation of advertising and promotional materials using any IAT Mark. Each IAT Mark shall be marked with an ® or SM or other symbol, as appropriate, as directed by IAT. Delta hereby indemnifies and holds harmless IAT from and against any and all Damages that IAT incurs or suffers arising out of a breach by Delta or any Delta Party’s breach of this Section. IAT hereby releases each Delta Party from any Damages that IAT incurs or suffers arising out of any Delta Party’s proper display or use of the IAT Marks in accordance with this Section. Notwithstanding anything herein to the contrary, to the extent that IAT’s consent is required for Delta’s use of same, IAT hereby irrevocably grants to Delta the right to use during the Term the names “Terminal 4” and “Terminal Four” or any other name by which Terminal 4 is commonly known from time to time.

ARTICLE 9.
MAINTENANCE AND OPERATIONS OF TERMINAL 4
          Section 9.01. O&M Services. (a) IAT shall provide all O&M Services to Terminal 4. “O&M Services” or “O&M” means all maintenance and operations services to, in, at and on Terminal 4, inclusive of the Delta Space; provided that, all maintenance and operations services to, in, at and on the Terminal 2-4 Connector shall be the responsibility, and shall be performed at the sole cost and expense, of Delta.
     (b) IAT shall perform the O&M Services itself or through Approved Contractors, in accordance with policies and procedures to be established from time to time throughout the Term by IAT, in accordance with the annual Budgets.
          Section 9.02. Failure To Perform O&M. If IAT fails to perform any of its O&M Services under this Agreement in accordance with the Terminal 4 O&M Performance Standards and such failure has a Material Adverse Effect on Delta or any Sublessee of Delta, Delta may (but shall not be obligated to) notify IAT and the Management Committee and IAT shall have five days after receipt thereof to propose and commence implementation of a cure for the failure, and shall have a total of 15 days after receipt of Delta’s initial notice to cause the failure to be cured; provided, however, that (i) if with commercially reasonable diligence such failure cannot be cured within such period of 15 days, and (ii) IAT has commenced the cure of such failure within such 15-day period and has pursued such cure diligently, then such period shall be extended for so long as is reasonably necessary for IAT in the exercise of due diligence to cure such failure. If IAT fails to propose and commence implementation of a cure for the failure within such five day period, or fails to cause the failure to be cured within such 15-day period (as same may be extended pursuant to the preceding sentence), Delta may (but shall not be obligated to) notify IAT and the Management Committee of such failure and, if IAT fails to cause the default to be cured within five days after receipt of such second notice, such matter or dispute shall be referred to the Trilateral Committee for resolution, which such resolution and implementation of the cure must be completed within 10 days of referral to the Trilateral Committee.
          Section 9.03. O&M Performance Standards. At all times during the Term, IAT shall maintain O&M Services at a level that is at least equal to the standards for a common use international gateway airport terminal in a major city or such other standard established by the Management Committee from time to time (the “Terminal 4 O&M Performance Standards”).
          Section 9.04. Delta Janitorial Services. Delta may elect to provide cleaning and rubbish removal services in that portion of the Delta Space that is reserved exclusively for Delta use. If Delta elects to provide cleaning and rubbish removal services in that portion of the Delta Space that is reserved exclusively for Delta, Delta or its Approved Contractor shall provide such services at Delta’s sole expense and in accordance with the Terminal 4 Rules and Regulations.
          Section 9.05. Emergency Situations. If any circumstances or conditions exist which must be resolved or repaired to protect against an imminent threat to life, material property damage or security of the Delta Premises (“Emergency Repairs”) as a result of the failure of IAT to perform any O&M Services, Delta shall promptly notify IAT of such condition, which notice shall set forth, in reasonable detail, the nature of the Emergency Repairs and the proposed remedial measures as are reasonably necessary to cure such condition. If IAT does not perform such Emergency Repairs with ten (10) days of receipt of notice from Delta, or such shorter period as may be reasonably necessary to protect against an imminent threat to life, material property damage or security of the Delta Premises, Delta may (after making such efforts as are reasonably practicable given the conditions necessitating the Emergency Repairs) take such minimally necessary measures related to the Emergency Repairs as are required to protect against such imminent threat to life, material property damage or security of the Delta Premises.

ARTICLE 10.
OPERATIONS ADVISORY COMMITTEE;
MANAGEMENT COMMITTEE; TRILATERAL COMMITTEE; AND BUDGET
          Section 10.01. Operations Advisory Committee. IAT and Delta agree that throughout the Term there shall be established an operations advisory committee (the “Operations Advisory Committee”) composed of the representatives identified on Schedule 10-1. Each of IAT and Delta may replace its representative on the Operations Advisory Committee by notice to the other party, provided that any replacement representative holds a position of authority commensurate with the tasks undertaken by such committee. Although the Operations Advisory Committee shall be responsible for monitoring day-to-day operations matters insofar as the same relate to the use and operation of the Delta Premises (including day-to-day issues related to O&M Services and scheduling of operations during construction periods), IAT shall carry out day-to-day operations. The Operations Advisory Committee shall report directly to the Management Committee. Insofar as the Operations Advisory Committee’s recommendations impact Contract Carriers, such policies shall be reasonable, equitable and nondiscriminatory and shall at all times comply with the requirements of the Port/IAT Lease. The parties’ representatives on the Operations Advisory Committee will act cooperatively and in good faith in considering each others’ suggestions, requests and recommendations, and at all times in compliance with the requirements of the Port/IAT Lease. Matters which cannot be resolved in an expedient manner by the Operations Advisory Committee and which are materially important to the use and operation of the Delta Premises shall be brought to the attention of the Management Committee for expedited resolution. Pending a decision by the Management Committee on the matter in dispute, IAT shall continue to carry out day-to-day operations regarding the matter in dispute in accordance with best management practices. The Operations Advisory Committee shall also act with respect to the following matters: (i) consultation in connection with the scheduling and use of Gates and times, including accommodations necessary for the Phase I IAT Project (and Phase II and Phase III, as applicable), (ii) the matters under review by such subcommittees as may be established by the Management Committee from time to time, and (iii) such other matters as are designated by the Management Committee.
          Section 10.02. Management Committee. (a) IAT and Delta agree that throughout the Term, there shall be a management committee (the “Management Committee”) composed of the members set forth on Schedule 10-1. The Management Committee shall meet no less frequently than monthly. The parties’ representatives on the Management Committee will act cooperatively and in good faith in considering each others’ suggestions, requests and recommendations and the recommendations of the Operations Advisory Committee. Insofar as the Management Committee’s recommendations impact Contract Carriers (including with respect to the matters specified in items (i) through (xii) below), such recommendations shall be reasonable, equitable and nondiscriminatory and shall at all times comply with the requirements of the Port/IAT Lease. In addition to resolving issues raised by the Operations Advisory Committee pursuant to Section 10.01, the following matters shall be within the scope of the Management Committee:
     (i) consultation with IAT and the Concessions Subcommittee in development and implementation of the Concession Master Plan and the Comprehensive Retail Plan, including identifying concession opportunities and Concession Spaces in Terminal 4, and reviewing, evaluating, and implementing proposed concepts for Concession Spaces to ensure alignment with Delta’s brand and customer experience standards;
     (ii) consultation with IAT in preparing the annual Budgets and reconciliations for Permitted O&M Expenses with respect to Terminal 4, approving ATA Permitted O&M Expenses in so far as they apply to the Delta Nonpublic Space, and reviewing periodic financial statements;
     (iii) consultation with IAT and Delta in preparing and maintaining a list of Approved Contractors and Terminal 4 Handling Companies and monitoring their performance;
     (iv) consultation with IAT and Delta in reviewing the Terminal 4 O&M Performance Standards and actual levels of performance within the Delta Premises;
     (v) consultation with IAT in connection with changes to the Terminal 4 Rules and Regulations (which includes standards and rules and regulations for the use, operation and management of the apron, ramp area and other AOA at Terminal 4), and monitoring compliance therewith;
     (vi) consultation with IAT in preparing the Terminal 4 Security Plan as set forth in Article 11;
     (vii) consultation with IAT in preparing and monitoring compliance with standards, rules and regulations regarding the common use and operation of the Control Tower Space by IAT and Delta;
     (viii) consultation with IAT and Delta in preparing and monitoring development of facilities expansions from time to time pursuant to Article 12, except the Phase I IAT Project (the design and development of which shall be governed by Article 6 and the Construction Administration Agreement);
     (ix) consultation with IAT with respect to the location of Contract Carrier operations on the Delta Space as set forth in Article 13;
     (x) establishing subcommittees as necessary from time to time to address particular matters identified by IAT and/or Delta and to report to the Management Committee with respect thereto;
     (xi) resolving operational disputes of the Operations Advisory Committee from time to time in accordance with the procedure set forth in this Section 10.02; and
     (xii) such other matters as are provided in Sections 9.02, 9.03, 14.02, 14.03, and 15.03 of this Agreement to be within the scope of the Management Committee’s authority.
Matters which are materially important to the use and operation of the Delta Premises and which cannot be resolved in an expedient manner by the Management Committee shall be promptly brought to the attention of the Trilateral Committee for expedited resolution pursuant to Section 10.04 below. Pending a decision by the Trilateral Committee on the matter in dispute, IAT shall continue to carry out day-to-day operations regarding the matter in dispute in accordance with best management practices.
     (b) Each of IAT and Delta may change the identity of its representatives on the Management Committee by notice to the other party, provided that any replacement representative holds a position of authority commensurate with the tasks undertaken by such committee. Each of IAT and Delta may designate alternate representatives to act in place of its designated representatives by notice given to the other party, including by oral notice given at any meeting of the Management Committee. Meetings of the Management Committee shall be in person at Terminal 4 or by telephone conference call. One of the representatives on the Management Committee shall be designated to maintain and distribute minutes of each meeting (which minutes shall be subject to approval by the Management Committee). Decisions of the Management Committee shall be made by the unanimous vote of the representatives on the Management Committee.
     (c) From time to time, each of IAT and Delta may propose to the Management Committee modifications to the Terminal 4 Rules and Regulations, the Terminal 4 Security Plan, the Comprehensive Retail Plan, the Concession Master Plan, or other matters described in Section 10.02(a) above, that relate to policies and procedures or decisions concerning the use and operation of the Delta Premises or Terminal 4 insofar as the same relate to the use and operation of the Delta Premises in accordance with this Agreement. Matters subject to this Section 10.02(c) which are materially important to the use and operation of the Delta Premises and which cannot be resolved in an expedient manner by the Management Committee shall be promptly brought to the attention of the Trilateral Committee for expedited resolution pursuant to Section 10.04 below. Insofar as the recommendations of IAT and/or Delta under this Section 10.02(c) impact Contract Carriers, such recommendations shall be reasonable, equitable and nondiscriminatory and shall at all times comply with the requirements of the Port/IAT Lease.
     (d) [Reserved.]
     (e) The Management Committee shall not, nor shall any representative on the Management Committee, take any action in violation of or fail to act in compliance with any provision of the Basic Lease, the Port/IAT Lease, the Transaction Documents, the Terminal 4 Project Bond Documents or this Agreement.
          Section 10.03. Budgets; Calculation of Delta Rent And Adjusted Terminal Management Fees. (a) Not later than September 1 of each calendar year, Delta shall prepare and furnish to IAT a statement of Delta’s and Delta Affiliate Carriers’ actual to date and projected flight and passenger usage for the current Annual Period. Not later than September 15 of each calendar year, commencing with the calendar year immediately preceding the calendar year in which Phase I DBO is expected to occur, IAT shall deliver to the Management Committee for the Management Committee’s review and consultation, a proposed annual budget for the ensuing Annual Period that is prepared by IAT in good faith taking into consideration factors reasonably determined by IAT to be relevant to such annual budget, including the operation and maintenance of Terminal 4 in accordance with the Terminal 4 O&M Performance Standards and the Port/IAT Lease, reasonably anticipated increases or decreases in IAT’s cost and expense of performing its obligations under this Agreement and the Port/IAT Lease, and reasonably anticipated increases and decreases in activity at Terminal 4 (each such annual budget, a “Budget”), provided that, there shall be a Budget subcommittee established by the Management Committee for the purpose of keeping the parties informed as to matters relating to each proposed Budget. Each Budget shall include a preliminary pro forma rent statement for the applicable Annual Period, itemized in detail reasonably requested by Delta, projecting the amounts of the Delta Rent (including any anticipated credits attributable to the Terminal 4 Gate Use Fees or Terminal 4 Hardstand Use Fees) and the Adjusted Terminal Management Fees, setting forth the monthly amounts (based on such annual amount) to be payable by Delta in equal monthly installments during such Annual Period. Not later than October 1, Delta shall deliver its comments with respect to the amounts of the Delta Rent (including any anticipated credits attributable to the Terminal 4 Gate Use Fees or Terminal 4 Hardstand Use Fees) and the Adjusted Terminal Management Fees set forth in such Budget to IAT. After its receipt and consideration of Delta’s comments, but not later than October 15, IAT shall present a revised proposed Budget, including a revised pro forma rent statement, to the Management Committee. If Delta is still not satisfied with the amounts of the Delta Rent (including any anticipated credits attributable to the Terminal 4 Gate Use Fees or Terminal 4 Hardstand Use Fee) and the Adjusted Terminal Management Fees set forth in such Budget, Delta shall promptly deliver to IAT’s representatives on the Management Committee a written explanation of the items to which Delta objects. The Management Committee is responsible for resolving remaining differences between the representatives of IAT and Delta (including through recommendation to the Trilateral Committee if the Management Committee cannot reach a unanimous determination) and making the determination regarding such items, and the resulting Budget shall be the Budget for the applicable Annual Period, including with respect to the amounts of the Delta Rent (including any anticipated credits attributable to the Terminal 4 Gate Use Fees or Terminal 4 Hardstand Use Fees) and the Adjusted Terminal Management Fees for such Annual Period.
          The Budget for each Annual Period shall include and cover all estimated and proposed ATA Permitted O&M Expenses and shall indicate the headcount for all personnel of IAT dedicated (on-site or otherwise, full time or part time) to Terminal 4 to the extent the expense of such personnel is allocated to Delta in Article 7. The Budget for the first Annual Period shall be in the form of the pro forma Budget attached hereto as Schedule 10-2, and shall generally conform to the items and staffing levels set forth therein. The Budget for each succeeding Annual Period shall be in the form of the Budget for the prior Annual Period, with such changes in form and scope consistent with the terms of this Agreement as Delta or IAT shall reasonably request and the Management Committee shall approve. If by December 1, IAT has not obtained the approval of the Management Committee with respect to the ATA Permitted O&M Expenses used in calculating the Delta Rent for the Annual Period covered by such Budget, such matter shall be referred to arbitration pursuant to the terms of Article 28 with respect to those matters which remain in dispute, and the proposed Budget shall apply for purposes of calculating the ATA Permitted O&M Expenses used in calculating the Delta Rent. Following resolution of any disputed items from the Budget, IAT shall provide Delta with a credit against future Rent, if applicable, for overpayments made by Delta in respect of such disputed items, and Delta shall promptly pay IAT for any underpayments made by Delta in respect of such disputed items.

     (b) If IAT reasonably determines at any time during an Annual Period that it is in the best interests of Terminal 4 to incur any expense which is properly includable in the Permitted O&M Expenses and which is not contemplated by the approved Budget for such Annual Period, IAT shall consult with the Management Committee regarding such expenses, provided that, once established for an Annual Period, no increases shall be made to the ATA Permitted O&M Expenses used in calculating the Delta Rent for Capital Repairs in excess of the greater of (i) $2,000,000.00, and (ii) 50% of the Capital Improvements Reserve Fund Requirement (as defined in the Port/IAT Lease) during such Annual Period without the approval of Delta. Notwithstanding any of the foregoing, in the event of an emergency or if an expenditure is necessary to comply with applicable Law or the Port/IAT Lease or to avoid criminal liability, civil liability or the imposition of a fine or other penalty, IAT may incur such cost or obligation without consultation with the Management Committee or Delta consent.
          Section 10.04. Trilateral Committee. If any matter brought before the Management Committee results in a dispute that is to be elevated pursuant to Section 10.02, such dispute shall be referred to a committee (the “Trilateral Committee”) composed of three members, one to be appointed by IAT, one to be appointed by Delta, and one to be appointed by JFK IAT Member LLC (“JFK IAT Member”). The Trilateral Committee shall be composed of the members set forth on Schedule 10-1, which shall set policies and shall resolve those matters that cannot be resolved by the Management Committee in accordance with Section 10.02. The Trilateral Committee shall consider and resolve matters and disputes referred to the Trilateral Committee herein considering both parties’ positions objectively and in good faith. The identity of each of IAT’s, Delta’s and JFK IAT Member’s members on the Trilateral Committee shall change as the identity of the individuals holding such offices change, and each of IAT, Delta and JFK IAT Member may change the identity of the offices and/or its officers on the Trilateral Committee, as such positions change, by notice to the other party, provided that, any replacement representative holds a position of authority commensurate with the tasks undertaken by such committee. Each of IAT, Delta and JFK IAT Member may designate alternate representatives to act in place of its designated members by notice given to the other party at the time a matter or dispute is referred to the Trilateral Committee, if the member designated is unavailable, including by oral notice given at such time. Any such matter or dispute shall be referred to the Trilateral Committee by any IAT or Delta representative on the Management Committee by a notice describing the matter or dispute at issue (a “Notice of Disagreement”) given to IAT, Delta and JFK IAT Member members on the Trilateral Committee. In the event any such matter or dispute is referred to the Trilateral Committee, for a period of 20 days following the delivery of the Notice of Disagreement, the Trilateral Committee shall attempt in good faith to settle the matter or dispute in question, by such meetings in person or by telephone conference call or by such correspondence as the members of the Trilateral Committee shall determine. If the Trilateral Committee settles the matter or dispute in question, the settlement shall be set forth in a written memorandum or agreement signed by the Trilateral Committee members of both parties, which shall be delivered to the Management Committee to be implemented. If at the end of the 20-day period the Trilateral Committee shall not have settled the dispute through a unanimous decision, then JFK IAT Member shall have the ability to resolve such deadlock except in respect to those matters specified in Section 28.02(b) which shall be subject to arbitration pursuant to Section 28.02, provided that, nothing contained in this Section 10.04 or in Section 28.02 shall be deemed to restrict the rights of either party to pursue such remedies as are available to such party under Article 26, Article 27 and Section 36.19, as applicable.

ARTICLE 11.
SECURITY
          Section 11.01. Airport Security Program. Each of IAT and Delta shall be bound by and comply with the Airport Security Program. “Airport Security Program” means the Airport Security Program established by the Port Authority, current as of the Effective Date, setting forth the security rules and regulations at the Airport, as the same has heretofore been amended, supplemented, or otherwise modified.
          Section 11.02. Terminal 4 Security. (a) The “Terminal 4 Security Plan” means the Terminal 4 Security Plan, current as of the Effective Date, established by IAT and submitted to the Port Authority, setting forth the security rules, regulations and procedures relating to the use and operation of Terminal 4, as the same has heretofore been amended, supplemented, or otherwise modified and may hereafter be amended, supplemented, replaced or otherwise modified from time to time by IAT (in consultation with Delta) in accordance with the Port/IAT Lease. IAT has provided, and throughout the Term will continue to provide, Delta with access to a complete and correct copy of the Terminal 4 Security Plan, together with all amendments, supplements and other modifications, as in effect as of the Effective Date. Delta agrees to properly secure and safeguard the Terminal 4 Security Plan as required by Law and understands the need to restrict access to the Terminal 4 Security Plan strictly to authorized persons in accordance with applicable Law.
     (b) Each of IAT and Delta shall be bound by and shall comply with the Terminal 4 Security Plan. IAT shall take all measures necessary or appropriate to enforce the Terminal 4 Security Plan throughout Terminal 4 (including in and on the Delta Premises) and Delta shall reasonably cooperate, and shall cause its Sublessees to reasonably cooperate, with IAT in connection therewith. IAT shall not unreasonably discriminate in such enforcement against Delta, its Sublessees or the Delta Premises.
     (c) IAT shall, either directly or through an Approved Contractor, provide all necessary or appropriate services, facilities and equipment to maintain security in and on Terminal 4 pursuant to the Terminal 4 Security Plan, the Airport Security Program, the requirements of the Port Authority and the TSA and applicable Law and as otherwise required by the Port/IAT Lease, and to operate, maintain, repair, upgrade and replace (as necessary or appropriate) the security facilities and equipment at Terminal 4 (including in or on the Delta Premises). The foregoing shall be included in the O&M Services and the cost thereof shall be included in the ATA Permitted O&M Expenses.
     (d) The security services, facilities and equipment to be provided by IAT shall include the staffing, facilities and equipment for the security operations center (“SOC”), monitoring the security doors, the closed circuit television (CCTV) system, and the police, fire and life safety communications systems. IAT may provide these services directly or through an Approved Contractor. Subject to the provisions of Article 10 and Section 11.03, the costs paid by IAT with respect to the SOC shall be included in the ATA Permitted O&M Expenses.
     (e) The security services to be provided by IAT shall include arrangements with the Port Authority or otherwise to provide that uniformed local law enforcement officers are present in and on Terminal 4 at all times in compliance with the Airport Security Program and the requirements of the Port Authority, the TSA and applicable Law.
          Section 11.03. Additional Delta Security Rights And Obligations. (a) Subject to the approval of the Port Authority and the TSA, Delta may provide security for the Delta Space at its own expense, either directly or through an Approved Contractor, which additional security shall be in addition to, and not in replacement of, the security provided by IAT at Terminal 4.
     (b) Delta shall apply to the Port Authority for identification badges or cards for all of Delta’s employees with access to the AOA and as required pursuant to the Port/IAT Lease. Delta shall apply to IAT for identification badges consistent with Terminal 4 Rules and Regulations for all of Delta’s employees for whom Terminal 4 access is necessary and appropriate and IAT shall issue such badges in accordance with the Terminal 4 Rules and Regulations. Delta shall require its employees to display the appropriate identification badges at all times while present at Terminal 4 as and in the manner required by the Port/IAT Lease, the Port Authority Rules and Regulations, the Port Authority Airport Security Program, the Terminal 4 Rules and Regulations, and the Terminal 4 Security Plan (as applicable). Delta shall provide all applications, background checks and other information required by the Port Authority or IAT (as the case may be) to obtain and maintain such identification badges, and Delta shall further provide, at Delta’s sole cost and expense, all training for Delta employees required pursuant to the Port/IAT Lease, the Port Authority Rules and Regulations, the Airport Security Program, the Terminal 4 Rules and Regulations and the Terminal 4 Security Plan (as applicable). Notwithstanding anything contained herein to the contrary, Delta and IAT agree that it is not their intention that the Terminal 4 Rules and Regulations or that the Terminal 4 Security Plan will require more stringent background-check or other security-related requirements than those required by Law or by the Port Authority Rules and Regulations.

ARTICLE 12.
ALTERATIONS AND ADDITIONS
          Section 12.01. Alterations Generally. Any alteration, replacement, modification, addition, improvement or repair to Terminal 4 (each, an “Alteration”) made pursuant to this Article shall be made in compliance with Laws and the Port/IAT Lease, including Section 19 of the Port/IAT Lease. In addition, no Alteration shall (i) decrease the value, utility or useful life of Terminal 4 from its value, utility or useful life immediately prior to the making thereof, assuming Terminal 4 was in the condition required by the Port/IAT Lease, unless such Alteration is required under the Port/IAT Lease, (ii) violate the Basic Lease or the Port/IAT Lease or any restriction, easement, condition or covenant or other matter affecting title to Terminal 4; (iii) be undertaken before IAT or Delta (as applicable) shall have procured all permits and authorizations required for such Alteration, and (iv) be performed by any contractor that is not an Approved Contractor. The making of any Alterations shall be expeditiously completed in a good and workmanlike manner; and with respect to Alterations affecting the Delta Space made by Delta, Delta shall have made adequate arrangements for payment of the cost of all Alterations and shall be solely responsible for the cost and expense of maintaining and repairing such Alterations without duplication for amounts contemplated by the ATA Permitted O&M Expenses. In connection with any Alteration made by Delta, IAT shall submit to the Port Authority in a timely fashion a Tenant Alteration Application pursuant to Section 19 of the Port/IAT Lease.
          Section 12.02. IAT Alterations; Limitations. (a) IAT may make, and may permit its Sublessees to make, any Alterations to any portion of Terminal 4 not included in the Delta Space, provided that, (i) such Alteration does not materially adversely affect the operation and use of any portion of Terminal 4 or the facilities, systems and equipment thereof; and (ii) if such Alteration occurs on or prior to December 31, 2020, or after December 31, 2020 and Delta has delivered a notice approved by IAT indicating its election to proceed with Phase II and Phase III and has commenced design and construction of Phase II and Phase III, such Alteration will not materially adversely affect the development of the Terminal 4 Site in accordance with the Master Plan or cause such development of the Terminal 4 Site to cost materially more than it would if such Alteration had not been made.
     (b) Notwithstanding the provisions of clause (a), above, IAT shall also make or cause to be made such Alterations to any portions of Terminal 4 as are required by the Port Authority or any other Governmental Authority and, if requested by Delta and agreed to be taken by IAT in IAT’s sole discretion, such Alterations reasonably proposed by Delta (but not made by Delta) and approved by IAT. IAT shall consult with Delta regarding Alterations Delta wishes to make to Terminal 4.
          Section 12.03. Delta Alterations. (a) At Delta’s sole cost and expense, Delta may make Alterations to (i) the Delta Nonpublic Space, (ii) the Delta Premises to install telecommunications equipment pursuant to Section 8.10, and (iii) Terminal 4 to install signage pursuant to Section 12.04, provided that, in all cases such Alterations are in compliance with the Terminal 4 Rules and Regulations and could not reasonably be expected to materially adversely affect the operation and use by IAT and its Sublessees of any other portions of Terminal 4 or the facilities, systems and equipment thereof. In the event that such Alterations could reasonably be expected to materially adversely affect such operation or use, prior IAT approval is required.

     (b) Without limiting the provisions of Section 12.03(a), Delta may make Alterations to the following portions of the Delta Premises, but only with the approval of IAT and subject to the terms of the Port/IAT Lease: (i) the interior portions of the Delta Space, and (ii) the Common Space adjacent to the Delta Space and the facilities and equipment of such areas and space, provided that, the same could not reasonably be expected to materially adversely affect the operation and use of the Common Space, the IAT Space, any other portion of Terminal 4 occupied by IAT or any of its Sublessees (other than Delta), or the facilities, systems and equipment therein. Except as expressly provided for herein, Delta shall have no right to make any other Alterations to Terminal 4 unless such Alterations are approved by IAT in its sole discretion.
          Section 12.04. Signs. (a) IAT and Delta acknowledge and agree that, subject to any applicable requirements in the Port/IAT Lease, the designs for the Phase I IAT Project and the Terminal 2-4 Connector Area shall include Delta and SkyTeam branding signage appropriate for an anchor tenant of an airport terminal, taking into consideration the common use nature of Terminal 4, however the specific size, materials and locations of such branding signage not otherwise approved in connection with the approval by IAT of the Phase I IAT Project Contract Documents shall be approved by IAT in its sole discretion. Delta and SkyTeam branding signage in the Terminal 2-4 Connector that is not located in or on the portion of the Terminal 2-4 Connector Area shall not require IAT approval. Delta shall have the right, at its sole cost and expense, to install, alter, modify and relocate its brand signs (other than those purchased with the proceeds of any Terminal 4 Project Bonds) including its names and logos (including all Delta brands such as “Delta Connection” and “Sky Team”), in the location[s] shown on Exhibit C, pages 1 through 5 (subject to such alterations thereto as may be implemented prior to Phase I DBO pursuant to Article 6), and as may be implemented at any existing and future Delta Gates in consultation with IAT, in either case conforming to the specifications of size, location (including branding on the exterior of Terminal 4 as approved by IAT) and materials approved by IAT in consultation with Delta and such other brand signs in such other locations as otherwise may be approved by IAT, provided that, no such approval is needed for any alteration or modification of the Delta Mark and such modification does not involve material alteration of size, materials or location of such sign without the prior approval of IAT. In addition, Delta shall have the right, at its sole cost and expense, to install a common use sign on or about the exterior of Terminal 4 in the location shown on Exhibit C, page 1 for location of its brand signs and the brand signs of other IAT ATA Airline Sublessees conforming to the specifications of size, location and materials approved by IAT in consultation with Delta.
     (b) IAT shall install and maintain on a consistent basis throughout Terminal 4 operational and directional signage in compliance with Port Authority Rules and Regulations and any other applicable Law.
          Section 12.05. Mechanic’s And Materialman’s Liens. No work performed by IAT, on the one hand, or Delta, on the other hand, pursuant to this Agreement or otherwise, whether such work is construction of an Alteration or other work, shall be deemed to be for the immediate use and benefit of the other party. All contracts and subcontracts for Alterations, construction or other work and materials made by Delta shall include provisions to the effect that (a) notwithstanding anything in such contracts or subcontracts to the contrary, all contractors, subcontractors, suppliers and materialmen (each a “Construction Contractor”) shall perform the work and/or furnish the materials solely on the credit of Delta with IAT and the Trustee (or any nominee, transferee or assignee thereof) having no obligations therefor whatsoever; (b) no mechanic’s, materialman’s or other lien shall be asserted by the Construction Contractor against Terminal 4, the Airport or the interest of IAT or the Trustee (or any nominee, transferee or assignee thereof) under the Port/IAT Lease or this Agreement by reason of any work performed for or materials furnished by the Construction Contractor; (c) the Construction Contractor shall forthwith discharge any such lien filed by any of its laborers, subcontractors, materialmen or suppliers or, in the alternative, if it is contesting any such lien, provide a security bond that protects the interest of IAT, the Port Authority and the Trustee (and any nominee, transferee or assignee thereof); and (d) the Construction Contractor shall indemnify and save IAT, the Port Authority and the Trustee harmless from any and all costs and expenses including attorney’s fees, suffered or incurred as a result of any such lien that may be filed or claimed in connection with or arising out of work performed or materials furnished by the Construction Contractor. Delta shall pay or cause to be paid all claims lawfully made against it or its Affiliates by any Construction Contractor or other third persons arising out of or in connection with or because of the performance of any Alteration, and shall cause its contractors and any subcontractors to pay all such claims lawfully made against them; provided, however, that nothing herein contained shall be construed to limit the right of Delta to contest by appropriate proceedings any claim of any Construction Contractor and/or other person.

ARTICLE 13.
IDENTIFICATION AND USE OF AVAILABLE GATES
          Section 13.01. Use of Delta Gates and Delta Hardstand Positions. (a) No later than ninety (90) days prior to the beginning of each International Air Transport Association (or successor organization, “IATA”) summer and winter scheduling season, and based on the actual schedule for Delta and Delta Affiliate Carrier flights for such upcoming scheduling season, Delta shall provide in writing to IAT the proposed schedule for use of the Delta Gates and Hardstand Positions included within the Delta Premises (“Delta Hardstand Positions”) for the scheduled flights of Delta and Delta Affiliate Carriers during such upcoming scheduling season. Delta shall update the proposed schedule with the official scheduling information loaded into the publicly available scheduling database operated by OAG (or any successor industry-wide commercial airline scheduling database), which shall be no later than thirty (30) days prior to the commencement of the applicable scheduling season. Delta’s failure to submit the schedule by the dates specified above shall not prevent Delta from submitting such schedule at a later date and having priority use as provided herein, but subject at all times to the schedule for the applicable scheduling season as established in accordance with this Section 13.01(a); provided, however, if no schedule has been submitted by Delta for the applicable summer or winter season, the schedule published by OAG for such summer or winter season, as applicable, shall apply to such scheduling season. So that IAT may revise the schedule to assure maximum and efficient usage of Terminal 4 by Delta, Delta Affiliate Carriers, and Contract Carriers, but subject at all times to the schedule for the applicable scheduling season as established in accordance with this Section 13.01(a), Delta shall provide IAT with a revised flight schedule for Delta Gates and Delta Hardstand Positions within thirty (30) days prior to any revised flight schedule taking effect, and shall take into account, but not be limited to, the addition or elimination of Delta and Delta Affiliate Carrier flights to or from its schedules. Individually and collectively the Delta schedules referenced in this Section 13.01(a) constitute the “Delta Schedule”. Based on the Delta Schedule and the scheduling information from IAT and the Contract Carriers, IAT will publish a comprehensive schedule for the facility for each scheduling season with reasonable detail of time, slot length and period of availability for Gates and Hardstand Positions based upon the most recent information and schedules available to IAT as of the date that is thirty (30) days prior to each scheduling season. Upon receiving any Delta Schedule, IAT shall have the right to license or sublease to Contract Carriers the available Delta Gates and Delta Hardstand Positions subject to the times, slot lengths and other conditions that are so scheduled.
     (b) Delta shall, subject to the Terminal 4 Rules and Regulations, have first priority for scheduling and use for Delta and Delta Affiliate Carrier flights at the Delta Gates and Delta Hardstand Positions (if any) in accordance with the procedures described below; provided, that, to the extent the Terminal 4 Rules and Regulations would act to subordinate the priority rights of Delta as specified herein as a result of Delta’s operations being domestic rather than international, IAT and Delta agree to negotiate in good faith to accommodate Delta’s domestic operations in a manner reasonably acceptable to Delta.
     (i) Delta shall have the first priority for scheduling Delta and Delta Affiliate Carrier flights to the Delta Gates and Delta Hardstand Positions (if any) for arrivals and departures in accordance with the procedure described in Section 13.01(a).

     (ii) In order to further assure maximum usage of Delta Gates and Delta Hardstand Positions by Delta, Delta Affiliate Carriers, and other Contract Carriers, Delta shall allow temporary use by any Contract Carriers within a scheduling season which is not in conflict with the schedule established in accordance with Section 13.01(a). When IAT confirms (or availability is otherwise confirmed by the applicable control tower personnel) that no other Contract Carrier is scheduled to use a Delta Gate or Delta Hardstand Position or will in fact not use the Delta Gate or Delta Hardstand Position, Delta and Delta Affiliate Carriers shall be allowed to use such Delta Gates and Delta Hardstand Position during any such period. On the other hand, if Delta or Delta Affiliate Carriers shall temporarily be unable to use Delta Gates or Delta Hardstand Positions previously allocated to Delta or Delta Affiliate Carriers under the schedule (or the revised schedule) established in accordance with Section 13.01(a), Delta shall promptly so inform IAT and IAT may allow other Contract Carriers to use such Delta Gates and Delta Hardstand Positions for that temporary period.
     (iii) If requested by Delta, IAT shall, subject to the provisions of the Port/IAT Lease, give preference for the use of the available Delta Gates and Delta Hardstand Positions to Contract Carriers who are Delta Code Share Carriers.
     (iv) For each use of a Delta Gate by a Contract Carrier, IAT shall charge fees to the Contract Carrier in accordance with the Port/IAT Lease. IAT shall credit Delta Rent for each use of a Delta Gate by a Contract Carrier in an amount equal to the Terminal 4 Gate Use Fee. IAT shall credit Delta Rent for each use of a Delta Hardstand Position by a Contract Carrier in an amount equal to the Terminal 4 Hardstand Use Fee.
     (v) As a condition precedent to the use of any of the Delta Gates or the Delta Hardstand Positions by any Scheduled Aircraft Operator other than Delta or Delta Affiliate Carriers, IAT will obtain from such Scheduled Aircraft Operator, duly executed by such Scheduled Aircraft Operator, a license, in the form attached hereto as Exhibit J and hereby incorporated by reference herein together with proof of the insurance coverage required by such license, or if such Scheduled Aircraft Operator is then a party to an existing ATA Airline Sublease with IAT, IAT will obtain a duly executed amendment or addendum to such ATA Airline Sublease providing substantially similar indemnification and insurance provisions for the benefit of Delta as are set forth in the license form attached as Exhibit J. Delta shall be provided a copy of each license obtained by IAT (with the confidential business information redacted therefrom).
     (vi) Any Person providing Handing Services to Contract Carriers at the Delta Space shall provide indemnification of Delta for any and all operations on Delta Premises.
     (vii) IAT shall ensure that at the conclusion of each occupancy, the relevant Contract Carrier shall surrender the space licensed in a clean and orderly condition, ready for Delta’s use and occupancy.
     (c) If Delta has excess long term capacity in the Delta Space, Delta shall use commercially reasonable (taking into consideration scheduling and operational matters) efforts to fill such excess capacity with Delta and Delta Affiliate Carriers operating at Terminal 2. Delta shall identify to IAT from time to time any long term excess capacity at Delta Gates where availability is reasonably expected to continue for a period of not less than twenty-four (24) months and is sufficient for long term use by a Contract Carrier for which IAT shall solicit Scheduled Aircraft Operators to become Contract Carriers for such designated Delta Gates, for a term acceptable to Delta (provided that Delta’s identification of available Delta Space shall be exercised for legitimate business purposes consistent with the Delta network plan and shall not be exercised in an unjustly discriminatory manner or in a manner to block access to Delta Gates for anticompetitive purposes). IAT shall have no duty (other than reasonable marketing and related activities consistent with IAT’s current business practices) to fill excess capacity at the Delta Gates, and Delta shall continue to include such Delta Gates in the cost calculations used to calculate Delta Rent; provided that, Delta shall be entitled to a credit against the Delta Rent in an amount equal to the Terminal 4 Gate Use Fee for each use of the Delta Gates by a Contract Carrier. Delta recognizes and agrees that IAT may also have IAT Gates to lease at the same time that there is excess capacity at the Delta Gates, that IAT shall not have any obligations to give Delta Gates priority over the IAT Gates in identifying Contract Carriers and that IAT is permitted to give IAT Gates preference to Delta Gates when identifying available Gates to Contract Carriers. In addition, if Delta has excess capacity in the Delta Space, and if IAT has excess demand by potential Contract Carriers, IAT may request, but Delta shall be under no obligation to provide (unless IAT is required to accommodate Contract Carriers pursuant to the Port/IAT Lease and IAT is unable to accommodate such Contract Carriers at the IAT Gates, in which case Delta shall make such excess capacity in the Delta Space available to IAT), long term access to one or more Delta Gates as may be specified by Delta in its sole and absolute discretion (provided such discretion is exercised pursuant to a legitimate business purpose consistent with the Delta network plan and not in an unjustly discriminatory manner or in a manner to block access to Delta Gates for anticompetitive purposes), for a term acceptable to Delta, but in all cases in a manner that complies with the requirements of the Port/IAT Lease, and Delta shall be entitled to a credit against the Delta Rent in an amount equal to the Terminal 4 Gate Use Fee.
     (d) At any time during a scheduling season, if (i) the hourly Terminal 3 Parking Fee is greater than 150% of the hourly Terminal 4 Hardstand Use Fee, (ii) there are sufficient hardstand positions on the Terminal 3 Site to accommodate one or more of Delta’s aircraft scheduled to be parked at the Delta Hardstand Positions during such scheduling season, and (iii) IAT has excess demand (when considered in connection with Delta’s scheduled use on the Terminal 3 Site and the Delta Hardstand Positions, and the scheduling needs of Contract Carriers and reasonably expected needs of other Scheduled Aircraft Operators) for the Hardstand Positions, IAT may (after consultation with Delta) request that Delta use one or more of the available hardstands positions located on the Terminal 3 Site to the extent required to accommodate such excess demand by IAT for the Hardstand Positions, so that IAT is able to locate Contract Carriers and other Scheduled Aircraft Operators at the Delta Hardstand Positions made available by Delta’s use of the hardstand positions located on the Terminal 3 Site instead of the applicable Delta Hardstand Positions.
          Section 13.02. Use of IAT Gates. (a) If Delta wishes IAT to locate a Delta Code Share Carrier in an IAT Gate in close proximity to the Delta Gates, IAT shall use reasonable efforts to locate such carrier in such IAT Gate, subject to availability of space and the execution of an

ATA Airline Sublease on terms reasonably acceptable to IAT; provided, however, the Delta Code Share Carriers shall be charged the same as Contract Carriers for the use of the IAT Gate and otherwise shall be treated as Contract Carriers for purposes of this Agreement.
     (b) If no Delta Gates or Delta Hardstand Positions, as applicable, are available when required by Delta or a Delta Affiliate Carrier, Delta may request IAT, and IAT shall use commercially reasonable efforts (taking into consideration scheduling and operational matters) to schedule such Delta or Delta Affiliate Carrier flight to an IAT Gate or Hardstand Position if permitted by the schedule established in accordance with Section 13.01(a). For each use of an IAT Gate by Delta or a Delta Affiliate Carrier, Delta shall pay IAT the Terminal 4 Gate Use Fee. For each use of an IAT Hardstand Position by Delta or a Delta Affiliate Carrier, Delta shall pay IAT the Terminal 4 Hardstand Use Fee.
          Section 13.03. Mutual Agreement During Airport-wide or Terminal-wide Irregular Operations. The Operations Advisory Committee, or its designee, in real-time consultation with Delta and IAT, shall be permitted to assign (without any Terminal 4 Gate Use Fee or other fee but upon reasonable notice to IAT and Delta and without causing unreasonable interference or disturbance to the activities or operations of IAT or Delta or their respective Sublessees) inbound Delta and Delta Affiliate Carrier flights to unoccupied IAT Gates and inbound Contract Carrier flights to unoccupied Delta Gates during airport-wide or terminal-wide irregular operations (i.e., not carrier-specific irregular operations), subject at all times to the Port/IAT Lease.

ARTICLE 14.
CONCESSIONS
          Section 14.01. Concessions Operations. IAT shall have the exclusive right and obligation to manage and operate all Concession Space in Terminal 4. IAT shall operate and maintain the Concession Space in accordance with the Concession Master Plan and as required by the Port/IAT Lease, which shall include IAT’s performance of the following:
     (i) use its best efforts to sublet the Concession Space to Concession Sublessees in accordance with the Concession Master Plan (including performing reasonable financial due diligence);
     (ii) comply with the Concession Master Plan in all material respects, as the Concession Master Plan may be amended, updated or replaced from time to time;
     (iii) coordinate and supervise the construction of tenant improvements by Concession Sublessees in compliance with Article 12;
     (iv) use its best efforts to enforce all provisions of the Concession Subleases, including the payment of the rents and other charges payable thereunder; and
     (v) manage the daily oversight of the various Concession Sublessees, ensuring that all material contractual obligations of the Concession Subleases are met and that the concessions are run in a first class manner at all times.
          Section 14.02. Concession Master Plan. IAT shall prepare the Concession Master Plan (and any revisions thereto and replacements thereof) in consultation with the Concessions Subcommittee, subject to the terms and conditions of this Article 14. The Management Committee shall maintain throughout the Term a subcommittee (the “Concessions Subcommittee”) composed of representatives appointed by IAT and Delta. Each of IAT and Delta may change its members on the Concessions Subcommittee by notice to the other party. The Concessions Subcommittee shall meet no less frequently (including by phone) than monthly during the Phase I IAT Project Construction Period in order to allow time for IAT’s development and implementation of the Concession Master Plan prior to Phase I DBO. Thereafter the Concessions Subcommittee shall meet at such times as may be required to address issues related to the performance under, and changes to, the Concession Master Plan. The parties’ representatives on the Concessions Subcommittee will act cooperatively and in good faith in considering each others’ suggestions, requests and recommendations, taking into consideration the Delta brand and customer experience standards in respect of matters under the Concession Master Plan affecting Delta’s and its Sublessees’ passengers. Matters which cannot be resolved in an expedient manner by the Concessions Subcommittee shall be promptly brought to the attention of the Management Committee within ten days of any impasse for expedited resolution of disagreements among members of the Concessions Subcommittee with respect to the matters under the Concessions Subcommittee’s consideration. The Concessions Subcommittee shall act in an advisory capacity with respect to the following matters: (i) development of the Concession Master Plan and the Comprehensive Retail Plan, including identifying concession opportunities and Concession Spaces in Terminal 4, and reviewing, evaluating, and implementing proposed concepts for Concession Spaces to ensure alignment with Delta’s brand and customer experience standards, (ii) confirming compliance by IAT of the provisions under Section 14.01 above, (iii) preparing plans and recommendations for the Management Committee with respect to curing any deficiencies identified in respect of the performance by any Concession Sublessees, or in respect to deficiencies in the quality (including cleaning and related matters), fit and finish of Concession Space, (iv) addressing any nuisance affecting the Delta Premises resulting from the operations of adjacent Concession Space, and (v) reviewing signage and promotion for concessions, concessions mix, concession performance, and concession standards, rules and regulations.
          Section 14.03. Failure To Perform Concession Management Services. If IAT fails to perform any of its obligations under this Article 14, Delta may (but shall not be obligated to) notify IAT and the Concessions Subcommittee thereof. IAT shall have 10 days thereafter to propose and commence implementation of a cure for such failure that is satisfactory to Delta and the Concessions Subcommittee; and IAT shall have a total of 30 days after Delta’s initial notice to cause such failure to be cured; provided, however, that (i) if with commercially reasonable diligence such failure cannot be cured within such period of 30 days, and (ii) IAT has commenced the cure of such failure within such 30-day period and has pursued such cure diligently, then such period shall be extended for so long as is reasonably necessary for IAT in the exercise of due diligence to cure such failure. If IAT does not cure such failure within the time periods specified above, the Concessions Subcommittee or the Management Committee (or the Trilateral Committee, if necessary) shall within ten days of such failure develop a plan to cure such failure.

ARTICLE 15.
BOOKS, RECORDS AND AUDIT
          Section 15.01. IAT Books And Records. IAT shall make, maintain, keep and retain books, ledgers and other business records (“Records”) in accordance with the requirements of the Port/IAT Lease, subject to any waivers or modifications thereof granted by the Port Authority from time to time.
          Section 15.02. Delta Books And Records. (a) Delta shall make, maintain, keep and retain, and shall require each of its Approved Contractors and its Construction Contractors (in each case to the extent the value of materials or services furnished by such person to Delta in respect of the Delta Premises in any Annual Period is in excess of $25,000 and only if the provision of materials or services relates to Rent, charges, payments or other amounts due from Delta to IAT under this Agreement) (in this Section, including Delta, each a “Delta Recordkeeper”) to make, maintain, keep and retain Records, in accordance with accepted accounting practices, in hard copy and/or computerized form, showing all of the Delta Recordkeeper’s transactions connected with or related to Terminal 4. If required by the Port/IAT Lease, Delta shall cause each of its Subleases to contain the required portions of this Section 15.02 pertaining to Records. Delta shall include in each of its contracts with each Delta Recordkeeper a specific provision requiring such Recordkeeper to make, maintain, keep and retain such Records as provided in this Section. Delta shall maintain, and shall require the other Delta Recordkeepers to maintain the Records for four years after the end of the Annual Period to which they relate. Notwithstanding the preceding sentence, (i) if any Records relate to any claim, controversy, dispute, suit, action or proceeding connected with or related to Terminal 4, this Agreement, the Bond Documents or the other Transaction Documents, Delta shall maintain, and shall require the other Delta Recordkeepers to maintain, such Records until four years after the final determination of such claim, controversy, dispute, suit, action or proceeding by a final settlement, award or judgment not subject to the possibility of appeal, and (ii) if any Records relate to expenditures paid or reimbursed with the proceeds of the Series 8 Bonds, Delta shall maintain, and shall require the other Delta Recordkeepers to maintain, such Records as required by the Bond Documents and the Port/IAT Lease and shall (or shall cause the Delta Recordkeeper to) provide copies of all such documents to IAT following Phase I DBO. Throughout the Term, Delta shall (and shall cause each Delta Recordkeeper to) reasonably cooperate with IAT in connection with access to the Records related to the Phase I IAT Project and such other matters as may arise in respect to audits or informational requests of IAT, the Port Authority or any Governmental Authority in connection with the Records related to the Phase I IAT Project.
     (b) Delta shall permit the Port Authority’s and IAT’s representatives to examine, inspect, audit, make extracts from and make photocopies of Delta’s Records relating to the Rent, charges, payments and other amounts due from Delta under this Agreement, upon reasonable notice to Delta, during ordinary business hours, at Terminal 4 or another location in the Port of New York District, or, on the condition that Delta shall pay to the Port Authority and IAT all travel costs and expenses for Port Authority and IAT auditors and other representatives in connection with any audit at locations outside the Port of New York District, Delta may make said records and books of account available to the Port Authority and IAT at Delta’s offices or the offices where the records are kept. Delta shall permit the Port Authority’s and IAT’s representatives to examine, inspect, audit, make extracts from and make photocopies of Delta’s Records to the extent provided for in the Port/IAT Lease or this Agreement.
     (c) Delta shall require each of the other Delta Recordkeepers to permit Delta’s, IAT’s and the Port Authority’s representatives to examine, inspect, audit, make extracts from and make photocopies of such Delta Recordkeeper’s Records upon reasonable request to the extent provided for in said Section 60(e)) of the Port/IAT Lease, during ordinary business hours, at Terminal 4 or another location in the Port of New York District, or, on the condition that such Delta Recordkeeper shall pay to the Port Authority and IAT all travel costs and expenses for Port Authority and IAT auditors and other representatives in connection with any audit at locations outside the Port of New York District, such Delta Recordkeeper may make said records and books of account available to the Port Authority and IAT at such Delta Recordkeeper’s offices or the offices where the records are kept. If the Records are not made available in the Port of New York District, Delta shall reimburse IAT or the Port Authority, as the case may be, for its representatives’ reasonable costs of travel, meals and lodging to conduct such audit at such location. If the Records are in computerized form, Delta shall, or in the case of another Delta Recordkeeper shall require such Delta Recordkeeper to, demonstrate the same for IAT’s or the Port Authority’s representatives and allow such representatives to inspect the same to the extent reasonably necessary for such audit. IAT shall notify those granted access to the Records that they are confidential and may not be disclosed without the prior written consent of Delta or the other applicable Delta Recordkeeper (except as provided in Article 31), and shall comply with the provisions of Article 31.
          Section 15.03. Overpayments; Underpayments. In the event that any audit initiated by IAT discloses any overpayment or underpayment of any Rent (including Delta’s O&M Charges) or any other charge, payment or amount paid by Delta under this Agreement, IAT shall promptly notify Delta of such overpayment or underpayment and any dispute relating thereto shall be referred to the Management Committee. Absent a dispute, the parties shall promptly make such adjustment as is appropriate. If the adjustment results in IAT owing Delta, IAT shall credit the amount owed as of the date such notice. If the adjustment results in Delta owing IAT, Delta shall pay the amount owed within 15 days after receipt of such notice. In each case, the amount of the adjustment shall bear interest (from the date the understated or overstated payment was due to the date the amount of the adjustment is paid) at the rate per annum equal to the Prime Rate plus 2% or the highest rate permitted by applicable Law (whichever is less), which shall be paid with the amount of the adjustment.

ARTICLE 16.
COVENANTS
          Section 16.01. Maintenance Of Existence. Each of IAT and Delta shall preserve, renew and keep in full force and effect its existence as a limited liability company (or any other legally recognized business organization) or corporation, respectively, and its rights, privileges and franchises necessary or desirable in the normal conduct of business, provided that, nothing in this Section shall be construed to prohibit or restrict any merger or consolidation that is not otherwise expressly prohibited under this Agreement.
          Section 16.02. Further Assurances. Each of IAT and Delta shall cooperate with the other party and take (or refrain from taking), execute and deliver, or cause to be taken (or refrained from being taken), executed, and delivered, all further acts, conveyances, documents and assurances reasonably requested by the other party from time to time in order to carry out more effectively the intent and purposes of this Agreement, the Port/IAT Lease, the Bond Documents and the other Transaction Documents.
          Section 16.03. Licenses And Permits and Applicable Laws. (a) IAT shall and shall require its Approved Contractors, Construction Contractors and Sublessees to, obtain and comply in all material respects with any and all material licenses, permits, certificates and other authorizations required by the Port/IAT Lease.
     (b) Delta shall obtain and comply with any and all licenses, permits, certificates and other authorizations required by any Governmental Authority, the Port Authority or the Port/IAT Lease for Delta’s activities, assets and operations in, on or at Terminal 4 (as opposed to the use or operation of Terminal 4 as an air terminal) and comply with all applicable laws related thereto. Delta shall require its Approved Contractors, Construction Contractors and Sublessees, to obtain and comply in all material respects with all licenses, permits, certificates and other authorizations required by any Governmental Authority, the Port Authority or the Port/IAT Lease for their respective activities in, on or at Terminal 4 and comply with all applicable laws related thereto. Delta shall promptly deliver to IAT a copy of any written notice of non-compliance that Delta actually receives in respect of any licenses, permits or certificates, or violations of law, applicable to Delta’s operations and construction (including construction by Approved Contractors) in the Delta Premises and, if requested by IAT, material correspondence related to the actions being taken to correct any such non-compliance or violation. Any failure to comply with such licenses shall not constitute a default unless such failure is with respect to material obligations thereof.
          Section 16.04. Delta Minimum Liquidity. Delta hereby covenants and agrees that, if at any time prior to the date on which no Series 6 Bonds are outstanding (x) Delta’s total Liquidity is below the greater of (i) $3,000,000,000 and (ii) ten percent (10%) of Delta’s prior fiscal year total passenger revenue as determined based on Delta’s annual filing on Form 10-K with the SEC (a “Liquidity Trigger”), or (y) Delta’s credit card processors have commenced a holdback on payment processing (a “Holdback Trigger”), Delta shall promptly either (i) deliver cash in the aggregate amount of the Security Amount to the Escrow Account to be held and disbursed pursuant to an Escrow Agreement (a “Cash Deposit”), or (ii) cause a letter of credit, substantially in the form attached hereto as Exhibit K or in such other form customarily used by the applicable Qualified L/C Provider and reasonably satisfactory to IAT and the Bond Insurer (a “Letter of Credit”), to be issued by a Qualified L/C Provider in the aggregate amount of the Security Amount in favor of IAT, which Letter of Credit shall allow for multiple draws thereunder, and no less frequently than once per calendar month. IAT may at any time draw upon such Letter of Credit or cause to be disbursed from the Escrow Account, as applicable, an amount not to exceed (i) the aggregate amount of Delta Rent and Additional Rent due and payable as of the date of such draw or request for disbursement, and (ii) if there has been a Delta Event of Default on or prior to the date of such draw, amounts due by Delta under this Agreement as a result of such Event of Default and IAT’s exercise of remedies in respect thereof, but in all cases only to the extent not otherwise paid by Delta or due as a credit to Delta Rent pursuant to this Agreement as of the date of such draw or request for disbursement. Delta’s obligation to cause a Letter of Credit to be issued, or to make a Cash Deposit, pursuant to this Section 16.04 shall cease (x) permanently on the date on which no Series 6 Bonds are outstanding, and (y) provided that no Holdback Trigger is then in effect, from the date on which Delta’s Liquidity is in excess of the Liquidity Trigger for six (6) consecutive months as confirmed by (i) the Liquidity Reports (as defined below) for such six (6) consecutive month period and (ii) all Form 10-Q filings made by Delta with the SEC, or if not publicly available, as provided to the Bond Insurer, relating to such six (6) consecutive month period, subject to reinstatement on the next date on which Delta’s Liquidity is below the Liquidity Trigger or if a Holdback Trigger is then in effect. If there are Series 6 Bonds outstanding, Delta agrees to provide to the Bond Insurer (i) monthly reports reflecting Delta’s total Liquidity, within ten (10) Business Days following the end of each calendar month (each, a “Liquidity Report”), and (ii) Delta’s annual and quarterly Forms 10-K and 10-Q filed with the SEC, which shall be provided within ten (10) Business Days following the filing thereof with the SEC. If there are Series 6 Bonds outstanding, the Bond Insurer shall be a third-party beneficiary of this Agreement with respect to this Section 16.04.

ARTICLE 17.
SUBLEASING AND ASSIGNMENT BY DELTA
          Section 17.01. Subleasing And Assignment By Delta. (a) Except as otherwise provided in this Agreement, Delta shall not assign this Agreement, or sublease all of the Delta Premises or any portion thereof, to any other Person, without the prior written consent of IAT and the prior written consent of the Port Authority if and to the extent required under the Port/IAT Lease.
     (b) Notwithstanding anything else in this Article 17 or elsewhere in this Agreement, no consent of IAT shall be required in the event of any sale, assignment or other transfer of this Agreement to any successor in interest of Delta which is or is to be a Scheduled Aircraft Operator, and with or into which Delta may merge or consolidate, or which may succeed to the assets of Delta or the major portion of its assets related to its air transportation business, but in any such event, such assignment shall not take effect before the assignee is approved and authorized by the Port Authority to operate as a Scheduled Aircraft Operator at the Airport, provided, further that, such successor entity or purchaser provides IAT with all reasonably requested information and executes and delivers to IAT documentation satisfactory to IAT assuming the obligations of Delta as if it were the original tenant hereunder, and provided, further, that, if required pursuant to the terms of the Port/IAT Lease, such transfer has been approved by the Port Authority.
     (c) Notwithstanding anything else in this Article 17 or elsewhere in this Agreement, no consent of IAT shall be required with respect to any ATA Airline Sublease by Delta of any portion of the Delta Premises to a Delta Affiliate Carrier, provided that, IAT and/or the Port Authority may impose reasonable and non-discriminatory conditions on such use, such as requirements to furnish proof of insurance, and to pay fees required by the terms of the Port/IAT Lease, and to the extent IAT and/or the Port Authority are not currently under an indemnification arrangement with the applicable Delta Affiliate Carrier, IAT shall enter into operating agreements with such Delta Affiliate Carrier containing appropriate indemnification and insurance provisions for the benefit of IAT, and the Port Authority together with requirements for complying with the Terminal 4 Rules and Regulations. Delta shall be entitled to charge such fees and (subject to the proviso in the preceding sentence) determine the terms and conditions of such ATA Airline Subleases as Delta deems appropriate, and no portion of revenues derived from such ATA Airline Subleases shall be payable to IAT; provided that, and Delta hereby covenants and agrees that, in all instances the charges and fees, if any, charged by Delta to its ATA Airline Sublessees shall not exceed amounts that reasonably and fairly pass through the costs and expenses incurred by Delta under this Agreement in respect of such occupied space. Except as otherwise provided herein, no terminal fee or other charge shall be imposed by IAT on any Delta Affiliate Carrier for its use or occupancy of portions of the Delta Premises pursuant to this Section 17.01. In addition, if any Contract Carrier becomes a Delta Affiliate Carrier during the Term of this Agreement, Delta may, in its sole and absolute discretion, relocate such new Delta Affiliate Carrier to the Delta Gates; provided, however, notwithstanding any provision in this Agreement to the contrary, and in order to protect IAT’s revenue stream from Contract Carriers, regardless of whether such new Delta Affiliate Carrier moves to the Delta Gates, the ATA Airline Sublease between IAT and such new Delta Affiliate Carrier shall remain in effect (and such new Delta Affiliate Carrier shall continue to pay IAT the rates and charges specified thereunder) until the earlier of (x) if the applicable ATA Airline

Sublease provides for early termination provisions, the date such Contract Carrier exercises such early termination provision in accordance with the terms of the applicable ATA Airline Sublease, or (y) expiration of the term of the applicable ATA Airline Sublease.
     (d) No subleasing, assignment or other transfer of this Agreement or sale, assignment or other transfer of any or all of Delta’s capital stock shall release Delta from its obligations under this Agreement, unless such release is expressly agreed to by IAT in its sole discretion, with the consent of the Port Authority if and to the extent required under the Port/IAT Lease, provided that, IAT shall agree to release Delta in the case of any sale, assignment or other transfer of this Agreement contemplated by Section 17.01(b) if the surviving or transferee corporation or other entity has a net worth equal to or in excess of the net worth of Delta at the time of such transaction.
     (e) No provision of this Agreement, including the rights, benefits and easements granted in Article 2, is intended to or shall be interpreted as providing to Delta or its Sublessees or their respective officers, employees, passengers, customers, patrons, contractors, suppliers or invitees, any greater rights, benefits and easements than those granted to IAT under the Port/IAT Lease (or permitted under the Port Authority Consent to Sublease). Delta expressly acknowledges and agrees that all restrictions, limitations and prohibitions contained in the Port/IAT Lease and applicable to IAT and its Sublessees, and their respective officers, employees, passengers, customers, patrons, contractors, suppliers and invitees shall be equally applicable to Delta and its Sublessees, and their respective officers, employees, passengers, customers, patrons, contractors, suppliers and invitees. All rights, benefits and easements granted to Delta and its Sublessees, and their respective officers, employees, passengers, customers, patrons, contractors, suppliers and invitees in this Agreement are subject to any rights, benefits or easements reserved by, or granted by IAT to, the Port Authority under the Port/IAT Lease.
          Section 17.02. No Pledges, Assignments, Encumbrances, etc. Except as otherwise expressly provided in this Agreement, Delta shall not pledge, assign, mortgage, hypothecate or otherwise encumber, or suffer to exist any liens in respect of, the Delta Premises or Delta’s right, title and interest in, to and under this Agreement.

ARTICLE 18.
COLLATERAL ASSIGNMENT BY IAT;
NON-DISTURBANCE BY TRUSTEE
          Section 18.01. Collateral Assignment by IAT; Recognition, Non-Disturbance, Attornment and Consent Agreement. Delta understands and agrees that (i) IAT may pledge and assign to the Port Authority, as security for IAT’s performance of its obligations due to (x) the Port Authority under the Port/IAT Lease and (y) the Trustee and the holders of the Terminal 4 Project Bonds under the Terminal 4 Project Bond Documents, and (ii) IAT and the Port Authority may pledge and assign to the Trustee, as security for all obligations due to the Trustee and the holders of the Terminal 4 Project Bonds under the Terminal 4 Project Bond Documents, all of their respective right, title and interest in, to and under this Agreement, and Delta hereby consents to such actions by IAT and the Port Authority, and to each of the Port Authority and the Trustee (or any nominee, transferee or assignee in connection with the exercise of remedies by the Trustee pursuant to any of the Terminal 4 Project Bond Documents) exercising IAT’s rights and remedies and to perform IAT’s obligations under this Agreement under the circumstances and to the extent provided in the relevant documents evidencing such pledges and assignments contemplated by this Section 18.01 and in the “Recognition, Non-Disturbance, Attornment and Consent Agreement” contemplated by the immediately succeeding sentence of this Section 18.01. In addition, IAT acknowledges and agrees to Delta entering into a form of “Recognition, Non-Disturbance, Attornment and Consent Agreement” substantially in the form attached hereto as Exhibit H-2 by and among the Trustee and Delta, concerning certain non-disturbance, attornment and other matters more fully set forth therein in respect of this Agreement.

ARTICLE 19.
TAXES
          Section 19.01. Delta Responsibility For Taxes. Unless Delta is diligently contesting the same as provided below, Delta shall timely pay and timely file all returns and reports with respect to any and all taxes (present or future), assessments or similar governmental charges, including any and all income, gain, franchise, gross receipts, property, estate, inheritance, transfer or similar taxes, assessments or governmental charges, including any and all penalties, fines, interest or additions with respect thereto levied, imposed or assessed by any Governmental Authority (collectively “Taxes”) against or upon Delta, its property or its activities in or on the Delta Premises or otherwise, including Taxes arising out of or connected with any and all transfers by Delta of its interest under this Agreement and any and all recordings and filings relating thereto (collectively “Delta Taxes”).
          Section 19.02. IAT Responsibility For Taxes. IAT shall comply with the applicable provisions of the Port/IAT Lease with respect to Taxes, subject to any waivers or modifications thereof granted by the Port Authority from time to time, subject to the terms of this Agreement.
          Section 19.03. Delta Tax Liens. Delta shall take any and all action necessary to prevent the filing or recording by any Governmental Authority of a lien arising out of Delta’s failure to file any return or report with respect to any Delta Tax or to pay any Delta Tax (a “Delta Tax Lien”) against Delta’s interest under this Agreement, the Delta Premises, Terminal 4 or the Airport. If a Delta Tax Lien is filed or recorded against Delta’s interest under this Agreement, the Delta Premises, Terminal 4 or the Airport, Delta shall promptly (i) take any and all action necessary or reasonably requested by IAT or the Port Authority (x) to obtain a discharge of such Delta Tax Lien in its entirety or a release from such Delta Tax Lien of Delta’s interest under this Agreement, the Delta Premises, Terminal 4 and/or the Airport (as the case may be) or (y) to prevent the foreclosure of such Delta Tax Lien against Delta’s interest under this Agreement, the Delta Premises, Terminal 4 and/or the Airport (as the case may be), (ii) deliver a copy such release or discharge to IAT, (iii) file or record such discharge or release in such offices as are necessary to discharge or release such Delta Tax Lien of record, and (iv) take any further action and provide any further documents as IAT may reasonably request, but no bond or other security shall be required unless such Delta Tax Lien would have a material adverse effect on Delta or IAT. If Delta shall fail to take the action required under clause (i)(x) or (y) within 30 days, then, in addition to any other right or remedy of IAT under this Agreement or applicable Law, IAT shall have the right, but not the obligation, after giving not less than 30 Business Days’ prior written notice to Delta, to bond such Delta Tax Lien or discharge the same by paying the amount claimed to be due, including fines, penalties, interest, costs or other expenses. Within 30 days after demand, Delta shall pay to IAT any amount so paid by IAT to bond or discharge any Delta Tax Lien (including reasonable attorneys’ fees incurred by IAT to defend, bond or discharge such Delta Tax Lien), together with interest thereon (from the time paid by IAT to the time repaid by Delta) at a rate per annum equal to the Prime Rate plus 2% or the highest rate permitted under applicable Law (whichever is lower). Nothing in this Section 19.03 shall be deemed to release or relieve Delta from any of its obligations hereunder or to obligate IAT to pay or satisfy any Delta Tax Lien. Any such payment to be made by Delta to IAT shall be deemed to be Additional Rent.

ARTICLE 20.
INSURANCE
          Section 20.01. IAT Insurance. Except as otherwise provided for in Section 20.02(b) with respect to certain construction work, IAT shall at all times during the Term, purchase, provide and maintain in effect, all insurance (including coverages, limits, insureds and endorsements) required pursuant to the Port/IAT Lease (but excluding the construction period insurance that was required of IAT during the original construction of Terminal 4 financed by the Series 6 Bonds) and the Series 8 Bond Documents (including insurance in connection with the construction of the Phase I IAT Project, which shall be purchased, provided and maintained by Delta in accordance with Section 20.02(b)), subject to any waivers or modifications thereof granted by the Port Authority from time to time if permitted by Section 5.01. In addition, IAT shall at all times during the term include coastal windstorm insurance having minimum limits of not less than $500,000,000, earthquake insurance having minimum limits of not less than $250,000,000 and flood hazard insurance having minimum limits of not less than $50,000,000. The cost of such insurance under this Section 20.01 shall be included in the ATA Permitted O&M Expenses to the extent not payable as Project Costs. IAT hereby waives any rights of subrogation IAT has, had, or may have against Delta to the extent such claims are covered by such insurance.
          Section 20.02. Property Insurance By Delta. (a) Delta shall, at all times during the Term, purchase, provide and maintain in effect, in its own name as insured, insurance against all risks and hazards of physical loss and/or damage to Delta’s trade fixtures, equipment and personal property (except its aircraft) located in or on the Delta Premises including personal property financed with the proceeds of Terminal 4 Project Bonds in an amount adequate to cover 100% of the replacement cost thereof, subject to commercially reasonable deductibles and exclusions, but in all cases in compliance with the requirements of the Port/IAT Lease and as otherwise required by the Port Authority. Such insurance shall be endorsed: (i) to include the Port Authority, the City, the Trustee and IAT as additional insureds, as their interests may appear; (ii) to provide that losses shall be adjusted with Delta and payable to Delta (provided that losses in respect of personal property financed with the proceeds of Terminal 4 Project Bonds shall be used to replace such personal property); (iii) to provide that the insurance coverage may only be canceled or materially altered in a manner adverse to the additional insureds after the insurer first provides at least 30 days’ prior written notice to the additional insureds (10 days notice in the case of non-payment); and (iv) to waive any and all rights of subrogation against the additional insureds. Delta hereby waives any and all claims Delta has, had or may have against the additional insureds to the extent such claims are covered by such insurance.
     (b) Delta shall, at all times during the Term when Delta or its Construction Contractors are performing any construction work in or on the Delta Space (including the installation of Delta’s trade fixtures pursuant to Section 6.04 and any other construction or alteration work by Delta), either (x) purchase, provide and maintain in effect, in its own name as insured, builders’ risk (all risk) completed value insurance covering such construction work in an amount adequate to cover 100% of the replacement cost of such construction work, or (y) at its option, cause its Construction Contractors to purchase, provide and maintain in effect such builders’ risk insurance while they are performing such construction work. Such insurance shall comply in all respects, including coverages, limits, insureds and endorsements, with the provisions of Section 38, parts I and IV and the other applicable provisions of the Port/IAT Lease and such other requirements of the Port Authority applicable during periods of construction by Delta or its Construction Contractors and all proceeds of such insurance shall be applied in accordance with the Port/IAT Lease and the Bond Documents. Such insurance shall be endorsed: (i) to include the Port Authority, the City, the Trustee, IAT and the contractors and subcontractors as additional insureds, as their interests may appear; (ii) to provide that losses shall be adjusted with and payable to Delta (as provided in this Section 20.02); (iii) to provide that the insurance coverage may only be canceled or materially altered in a manner adverse to the additional insureds after the insurer first provides at least 30 days’ prior written notice to the additional insureds (10 days for cancellation for non-payment); and (iv) to waive any and all rights of subrogation against the additional insureds. Delta hereby waives any and all claims Delta has, had or may have against the additional insureds to the extent such claims are covered by such insurance.
          Section 20.03. Additional Insureds. All policies of insurance to be carried by Delta herein shall be in a form and with a company or companies reasonably satisfactory to IAT and, except for the property insurance coverage, workers’ compensation and employers’ liability insurance, shall name IAT, JFK IAT Member, Schiphol USA Inc., the Trustee, the Port Authority and the City as additional insureds and shall provide that such policies may not be materially changed, altered, or canceled by the insurer during their term without first giving at least thirty (30) days’ notice to IAT (10 days for non-payment) and without giving IAT thirty (30) days to cure any defaults by Delta (10 days for non-payment). In addition, if available at no additional cost, all policies of insurance shall contain a “Breach of Warranty” endorsement or otherwise provide that a breach of any warranty by Delta to the insurance company shall not cancel the insurance coverage of IAT, the Trustee or the Port Authority.
          Section 20.04. Commercial Liability Insurance By Delta. Delta shall, at all times during the Term, purchase, provide and maintain in effect, in its own name as insured, commercial liability insurance covering property damage liability, bodily injury (including death) liability, personal injury liability, liquor liability, contractual liability, premises liability, products and completed operations liability, hangar keepers liability, baggage liability, cargo liability, mail liability, excess automobile liability, and including excess employers liability in respect of the Delta’s operations and activities at Terminal 4, and including legal liability arising out of Delta’s operations of vehicles (licensed and unlicensed) on the Airport having minimum limits as follows, but in all cases in compliance with the requirements of the Port/IAT Lease and as otherwise required by the Port Authority: (A) for commercial general liability insurance $100,000,000, combined single limit for any one occurrence and in an annual aggregate; (B) for automobile liability $25,000,000, combined single limit for any one occurrence and in an annual aggregate; (C) for baggage, cargo and mail liability $10,000,000, combined single limit for any one occurrence and in an annual aggregate; (D) for excess employers liability $25,000,000 for any one occurrence; and (E) including an extended coverage endorsement (aviation liabilities) AVN52C or equivalent having minimum limits (1) for aircraft with fewer than 250 passenger seats a combined single limit of $500,000,000 for any one occurrence and in the annual aggregate, and (2) for aircraft with 250 seats or more a combined single limit of $750,000,000 for any one occurrence and in the annual aggregate. Such insurance shall comply in all respects, including coverages, limits, insureds, additional insureds and endorsements with the provisions of the Port/IAT Lease, subject to commercially reasonable deductibles and exclusions. Such insurance shall be endorsed: (i) to include the Port Authority, IAT, and the City as additional insureds; (ii) to provide that the insurance shall be primary insurance and without any right of contribution from any other insurance carried by any additional insureds; (iii) to provide that the insurance shall respond as though a separate policy has been issued to each insured, provided that, this requirement shall not act to increase an insurer’s limits of liability as set forth in such insurance; (iv) to provide the insurance coverage afforded to any additional insured shall not be invalidated by any act or omission (including misrepresentation and non-disclosure) of any other person or party which results in a breach of any term, condition or warranty of the policy, provided that, such additional insured has not caused, contributed to or knowingly condoned such act or omission; and (v) to provide that the insurance coverage may only be canceled or materially altered in a manner adverse to the additional insureds after the insurer first provides at least 30 days’ (seven days’ or less as may be customarily available in the event of war and allied perils and 10 days for cancellation for non-payment) prior written notice to the additional insureds.
          Section 20.05. OCIP. If an owner controlled insurance program (“OCIP”) is created by Delta for the Phase I IAT Project Construction Period, the coverage requirements specified in this Article 20 for Delta or its respective Construction Contractors, architects and other consultants shall be deemed satisfied if such coverage is provided through such OCIP. During the performance of the Phase I IAT Project, Delta may provide for commercial general liability insurance in connection with the performance of the Phase I IAT Project by requiring each Construction Contractor engaged by Delta for the completion of the Phase I IAT Project to participate in the OCIP, or by requiring each such Construction Contractor to procure and maintain commercial general liability insurance including contractual liability insurance in accordance with the terms hereof, including, without limitation, Section 20.02; provided that, for subcontractors not covered by the OCIP, the required commercial general liability coverage shall be not less than $5,000,000, or such greater amount as may be reasonably required by IAT.
          Section 20.06. Certificates Of Insurance. Each of IAT and Delta shall deliver to the other party hereto certificates of insurance or reinsurance (if applicable), evidencing the insurance coverage required to be maintained or obtained, or caused to be maintained or obtained by it under this Article 20 (i) within five Business Days after the Effective Date or, if not required to be in effect on the Effective Date, within five Business Days after such insurance has been obtained, and, thereafter, prior to the expiration of any applicable policy of insurance or reinsurance; and (ii) with respect to certificates relating to its contractors and subcontractors insurance, within five Business Days after commencement of the relevant contracts and subcontracts (or within five Business Days after the Effective Date if the same are in effect on the Effective Date, or, if not required to be in effect on the Effective Date, within five Business Days after such insurance has been obtained), and, thereafter, prior to the expiration of the applicable policies of insurance or reinsurance. Further, the certificate of insurance shall note and the liability Policy(ies) shall be endorsed to state that: “The insurance carrier(s) shall not, without obtaining the express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the Tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority.”

          Section 20.07. Other Insurance By Delta. Delta shall, at all times during the Term, purchase, provide and maintain in effect in its own name as insured, workers’ compensation and employers’ liability insurance with respect to Delta’s activities or as may be required by the Port/IAT Lease or as otherwise required by the Port Authority.
          Section 20.08. Additional Coverage. If the Port Authority requires IAT and its sublessees to carry additional property insurance, liability insurance or any other insurance of any kind, whether pursuant to the Port/IAT Lease or otherwise, IAT shall promptly (A) comply with any such requirement made by the Port Authority, and (B) if applicable, deliver to Delta notice of any such requirement made by the Port Authority that requires Delta to comply therewith (accompanied by a copy of the Port Authority’s notice or other communication making such requirement). Upon Delta’s receipt of such notice from IAT of any such requirement made by the Port Authority that requires Delta to comply therewith, Delta shall promptly comply with such requirement made by the Port Authority.
          Section 20.09. Notices. Not later than 10 days after receipt of written notice from any insurer or insurance broker of cancellation or reduction in coverage of any insurance policy required to be maintained by IAT or Delta, such party shall deliver to the other party hereto new certificates of insurance, new certificates of reinsurance (if applicable), a rescission of such notice of cancellation, or other evidence that the required insurance remains in effect and, if requested by the other party, evidence of the payment of the premiums for such insurance, all reasonably satisfactory to the other party.
          Section 20.10. Right To Purchase Insurance. If at any time Delta shall fail to obtain or maintain or cause to be obtained or maintained in effect the insurance required under this Article 20 or to pay the premiums for any such insurance, then IAT in addition to any other right or remedy of IAT under this Agreement or applicable Law, shall have the right, but not the obligation, after giving not less than 10 days’ prior written notice to Delta, to provide for such insurance and/or pay the premiums therefor. Within 30 days after demand, Delta shall pay to IAT any amount paid by IAT to provide for such insurance and/or pay such premiums (including reasonable attorneys’ fees incurred in connection therewith), together with interest thereon (from the time paid by IAT to the time repaid by IAT) at the rate per annum equal to the Prime Rate plus 2% or the highest rate permitted under applicable Law (whichever is lower). Any such payment to be made by Delta to IAT shall be deemed Additional Rent. Nothing in this Section 20.10 shall be deemed to release or relieve Delta from any of its obligations hereunder, or to obligate IAT to provide any insurance or to pay any premium that Delta is required to provide or pay under this Article 20.

ARTICLE 21.
DAMAGE OR DESTRUCTION
          Section 21.01. Notice And Protection. If any damage or destruction, by fire or other casualty, of any part of Terminal 4 occurs, Delta and IAT, as applicable, shall promptly notify the other upon becoming aware thereof. If the damage or destruction is to the Delta Space, Delta shall take such action as is reasonably necessary to secure the Delta Space pending IAT’s arrival in response to Delta’s notice. Following any event of damage or destruction to any part of Terminal 4 (including the Delta Space), by fire or other casualty, IAT shall promptly take such action as IAT deems necessary and appropriate to protect Terminal 4 (including the Delta Space) against personal injury therein and further property damage and to allow operations in Terminal 4 (including the Delta Space) to continue with minimal interruption given the damage or destruction.
          Section 21.02. Insurance Proceeds. (a) In the event of any damage or destruction of any part of Terminal 4 (including any part of the Delta Space) by fire or other casualty, IAT shall promptly make claim and proof of loss under its property insurance. IAT shall use diligent efforts to adjust and settle such loss under such property insurance in accordance with the provisions of the Port/IAT Lease. Delta shall cooperate with IAT’s efforts to adjust and settle such loss under such property insurance.
     (b) If IAT consents, in IAT’s sole discretion, to Delta’s performance of any repair or restoration work with respect to any damaged or destroyed portion of Terminal 4 pursuant to Section 21.03(b) below, and Delta undertakes the performance of such repair or restoration work subject to the following sentence, IAT shall promptly pay and assign directly to Delta (as and when received by IAT from the insurer or the Port Authority) all insurance proceeds with respect to such damage or destruction relating to such repair or restoration, including proceeds received from or disbursed by the Port Authority as provided in Section 38, Part I, subsection (c) of the Port/IAT Lease. If any such damage or destruction affects multiple portions of Terminal 4, IAT shall expend the insurance proceeds with respect to such damage or destruction on repair and restoration of such portions of Terminal 4 in proportion to the actual costs to repair and restore the damage and destruction of each such portion of Terminal 4.
          Section 21.03. Restoration. (a) In the event of any damage or destruction, by fire or other casualty, of any part of Terminal 4, IAT shall be obligated to use commercially reasonable efforts to commence and diligently pursue to completion the repair and restoration of the applicable portion or portions of Terminal 4 as expeditiously as possible so as to minimize the time that the damaged portions of Terminal 4 are out of service, in accordance with the as-built plans and specifications, as modified in accordance with the provisions of Article 12.
     (b) If Delta wishes to perform any repair or restoration work with respect to any damaged or destroyed portion of Terminal 4, including the Delta Space (other than Delta’s trade fixtures, equipment and other personal property), Delta shall promptly notify IAT thereof and Delta and IAT shall use commercially reasonable efforts to determine whether Delta will perform such repair or restoration work. If IAT consents, in IAT’s sole discretion, to Delta’s performance of any repair or restoration work with respect to any damaged or destroyed portion of Terminal 4, Delta shall commence and diligently pursue to completion such repair and restoration as expeditiously as possible so as to minimize the time that the damaged portions of the Delta Space are out of service in accordance with the as-built plans and specifications, as modified in accordance with the provisions of Article 12.
     (c) Notwithstanding any provision herein to the contrary, both parties agree that all property insurance proceeds hereunder shall be expended for the costs of restoration and building at Terminal 4 and on the Terminal 4 Site and that the obligations contained herein to repair or restore shall be limited to the amount of the insurance proceeds made available for such purposes, provided that, IAT or Delta has carried insurance to the extent required by and in accordance with Article 20 hereof. IAT and Delta agree that any shortfalls in the insurance proceeds available for the cost of such restoration or building of Terminal 4 resulting from either party’s failure to obtain and maintain required insurance, unless a party’s failure to obtain and maintain such insurance is reasonably attributable to the other party’s failure to pay amounts due to such party under this Agreement, shall be the responsibility of, and shall be promptly paid by, the party or parties (on a pro-rata basis) who failed to obtain and maintain the required insurance, up to the amount of any insurance proceeds that would have been available if required insurance was obtained and maintained by such party or parties.
          Section 21.04. Delta’s Insurance. In the event of any damage or destruction, by fire or other casualty, of any portion of Terminal 4 for which Delta has maintained property insurance, whether pursuant to Article 20 of this Agreement or otherwise, Delta shall promptly make claim and proof of loss under such property insurance and use diligent efforts to adjust and settle such loss under such property insurance. IAT shall cooperate with Delta’s efforts to adjust and settle such loss under such property insurance. Delta shall promptly commence and diligently pursue to completion repair and restoration of Delta’s trade fixtures, equipment and other personal property of Delta in accordance with the as-built plans and specifications, as modified in accordance with the provisions of Article 12.
          Section 21.05. No Liability. Neither IAT nor Delta shall have any liability to the other party arising out of or connected with the damage or destruction of any part of Terminal 4 or the other party’s personal property situated on or at Terminal 4 to the extent such damage or destruction is covered by the property insurance maintained by the other party or if the other party fails to maintain such property insurance, could have been covered by such property insurance, unless a party’s failure to obtain and maintain required insurance is reasonably attributable to the other party’s failure to pay amounts due under this Agreement.
          Section 21.06. Relocation. In the event any damage or destruction of any part of the Delta Premises renders such part of the Delta Premises unusable by Delta for its intended purpose (as determined reasonably by Delta), pending completion of the repair and restoration of the damage or destruction, IAT shall use commercially reasonable efforts to relocate Delta to other space within Terminal 4, if such space is available to and usable by Delta. To the extent other space within Terminal 4 usable by Delta is not available, IAT shall not have the obligation to relocate Delta to other space. The determination of availability of other space shall be made reasonably by IAT and the determination of usability shall be made reasonably by Delta. To the extent relocation is not effected, from the date of the damage or destruction to the date of completion of the repair and restoration, the Delta Rent shall be fairly and equitably reduced and recalculated as determined in good faith among Delta and IAT, to the extent of the part of the Delta Premises that is temporarily out of service including appropriate adjustments to the extent ATA Permitted O&M Expenses are actually reduced during such period for the Delta Premises.
          Section 21.07. Express Agreement Governing Damage or Destruction. The provisions of this Article 21 shall be considered an express agreement governing any case of damage to or destruction of, or any part of, Terminal 4 or the Delta Premises, by fire or other casualty, and Section 227 of the Real Property Law of the State of New York providing for such a contingency in the absence of express agreement, and any other law of like import now or hereafter in force, shall have no application in such case.
          Section 21.08. Application of Certain Insurance Proceeds. Notwithstanding anything herein to the contrary, the proceeds of all policies covered by Section 38, Part I, of the Port/IAT Lease shall be applied with respect to the Premises as provided in Section 39 of the Port/IAT Lease.

ARTICLE 22.
CONDEMNATION
          Section 22.01. Damages. Other than as described in Section 22.03, if, during the Term, pursuant to an acquisition pursuant to condemnation or the exercise of the power of eminent domain by any Governmental Authority or the Port Authority or in the event of a conveyance in lieu thereof (collectively referred to as a “Taking”) the entire Terminal 4 is taken, this Agreement shall terminate as of the date possession shall be taken by such authority and all Rent allocable to the Delta Premises shall cease as of that date. All sums received or recovered by either IAT or Delta or any other person (after deduction for reasonable expenses incurred in such Taking) as a result of such Taking shall be applied and paid in the following order of precedence:
     (i) To the retirement of the Terminal 4 Project Bonds, including all accrued interest and premium payments, if any, thereon;
     (ii) To Delta, a pro rata portion of the remaining proceeds of the Taking calculated based on the Delta Space in comparison to the total useable area of the building located on Terminal 4 in respect of the loss of Delta’s leasehold interest; and
     (iii) To IAT, the balance of all sums so recovered.
          Section 22.02. Proceedings. Without limiting anything set forth in Section 22.01, as between IAT and Delta, and only to the extent of IAT’s rights under the Port/IAT Lease, IAT hereby consents to Delta appearing as an interested or aggrieved party at any condemnation or eminent domain proceeding relating to a proposed Taking, filing a claim in connection therewith, or participating as an interested or aggrieved party in any hearing, proceeding, trial or appeal related to a Taking.
          Section 22.03. Extinguishment Of Interest In Terminal 4. In the event that pursuant to Section 34(b)(i) or (iv) of the Port/IAT Lease, the Port Authority shall have purchased IAT’s entire interest thereunder, this Agreement shall automatically terminate as of the effective date of the purchase by the Port Authority of IAT’s entire interest under the Port/IAT Lease and IAT shall pay to Delta a pro rata portion of any amount IAT receives from the Port Authority in excess of amounts applied to the retirement of the Terminal 4 Project Bonds, such pro rata portion calculated based on the Delta Space in comparison to the total useable area of the building located on Terminal 4 in respect of the loss of Delta’s leasehold interest. In the event of such termination, Delta shall be released from liability from and after the date of such termination for any obligations under this Agreement, other than those obligations that are specifically stated herein to survive the termination of this Agreement. IAT shall not exercise any right it has to terminate the Port/IAT Lease pursuant to Section 34(b)(iv) thereof without the prior approval of Delta. In the event that the Port Authority shall not have purchased IAT’s interests under the Port/IAT Lease as described in Article 34 thereof and IAT shall have a right to negotiate directly with any Governmental Authority regarding the condemnation award, Delta shall have a right to participate in any such proceedings and, in addition, shall have the right to initiate negotiations with such Governmental Authority. In the event that any other Governmental Authority acquires any interest in Terminal 4 by condemnation or the exercise of the power of eminent domain and such acquisition renders space at Terminal 4 unavailable to

IAT for Delta’s occupancy and use consistent with the terms and conditions of this Agreement, then, to the extent that Delta has an interest in such interest in Terminal 4 under and pursuant to this Agreement, whether that interest be a leasehold interest in the Delta Premises, the right to use in common with others Common Space or any other interest or right in Terminal 4, any and all of Delta’s rights or leasehold interests granted with respect to such interest in Terminal 4 actually taken shall terminate at the time title to the property actually taken transfers to the acquiring Governmental Authority. With the exception of those items that survive the expiration or termination of this Agreement as specifically provided in this Agreement, upon any termination of this Agreement as described above, all obligations, duties and privileges of Delta and IAT with respect to only such interest actually taken arising out of and created by this Agreement, except Delta’s obligation to pay rent, which shall be adjusted only as provided in Section 22.04 and Section 22.05, shall terminate at such time. The remainder of this Agreement and the rights, duties, obligations, covenants, agreements, representations, warranties and provisions of IAT and Delta and other provisions of this Agreement shall remain in full force and effect. IAT shall pay no fee or other amount in the nature of damages or other compensation whatsoever to Delta in the event of the lawful acquisition by condemnation or the exercise of the power of eminent domain in any interest in Terminal 4. Prior to the time title transfers to the acquiring authority, Delta and IAT shall reasonably determine a schedule for Delta to vacate the affected portion of Terminal 4 to be taken by the acquiring authority.
          Section 22.04. Restoration; Relocation; Adjustment To Rent. (a) In the event of a Taking which takes, in part or in whole, Delta’s interest in the Delta Space or the Common Space and does not result in a termination of this Agreement, IAT shall repair, rebuild and restore Terminal 4 as nearly as possible to its condition immediately prior to such condemnation or exercise of the power of eminent domain.
     (b) The obligations contained herein to repair, rebuild and restore shall be conditioned upon, and limited to, the amount of funds available for such purpose from the proceeds of such Taking. IAT shall use reasonable efforts to relocate Delta to other space within Terminal 4, if space is available to and usable by Delta. To the extent other space usable by Delta is not available, IAT shall not have the obligation to relocate Delta to other space. The determination of the availability shall be made reasonably by IAT and the determination of usability shall be determined reasonably by Delta. To the extent such relocation is not effected (and pending any such restoration, to the extent such relocation is not yet effected) the Delta Rent shall be fairly and equitably reduced and recalculated as determined in good faith among Delta and IAT, based on the portion of the Delta Premises that was not lost pursuant to the Taking or that has been replaced, including appropriate adjustments to the extent ATA Permitted O&M Expenses are actually reduced during such period for the Delta Premises. If all or substantially all of the Delta Space as contemplated under Article II cannot be used by Delta for its intended purposes as a result of a Taking, and Delta cannot be relocated to other space within Terminal 4 which is substantially consistent (in capacity and use) with the Delta Premises so taken, Delta may, at its option, terminate this Agreement effective on the date of Taking upon notice to IAT delivered within ten (10) days after the Taking. If this Agreement is so terminated by Delta, that portion, if any, of the net proceeds (after payment of the Terminal 4 Project Bonds) of the damages awarded in respect of Delta’s leasehold interest in the Delta Premises shall be distributed to Delta.

          Section 22.05. Payment Of Awards. In the event of a Taking, any and all awards or damages or other payments paid or payable to IAT or Delta as a result of condemnation or the exercise of the power of eminent domain shall be applied to the retirement of the Terminal 4 Project Bonds if and to the extent required by the Terminal 4 Project Bond Documents. Upon such retirement of the Terminal 4 Project Bonds, and taking into consideration any reduction in the Delta Space, the Delta Rent shall be fairly and equitably reduced and recalculated as determined in good faith among Delta and IAT, including appropriate adjustments to the extent ATA Permitted O&M Expenses are actually reduced for the Delta Premises.
          Section 22.06. Sale In Lieu Of Condemnation. IAT shall not sell, assign, or otherwise transfer, (or agree to do so) any interest in Terminal 4 to any Governmental Authority or the Port Authority in lieu of or anticipation of any condemnation or exercise of the power of eminent domain without the consent of Delta. Any such sale, assignment or other transfer (or agreement to do so) in lieu or anticipation of any condemnation or exercise of the power of eminent domain shall be treated as a condemnation or exercise of the power of the eminent domain under this Article 22.

ARTICLE 23.
TEMPORARY SUSPENSION OF UTILITIES
          Section 23.01. Temporary Suspension Of Utilities. The failure, delay or interruption in supplying any utilities in accordance with the provisions of this Agreement, (i) shall not be construed to be an eviction of Delta or entitle Delta to terminate this Agreement, (ii) shall not entitle Delta to offset, reduce, abate or otherwise not pay in full any amount due hereunder as the same shall become due, and (iii) shall not (unless resulting from the gross negligence or willful failure of IAT) be grounds for any claim against IAT by Delta for damages, whether direct, consequential or otherwise, provided that IAT is diligently pursuing in a commercially reasonable manner all viable remedies available to IAT or otherwise permitted under the Port/IAT Lease to remedy such failure, delay or interruption in supplying any utilities in accordance with the provisions of this Agreement as soon as is reasonably practicable. IAT agrees to use commercially reasonable efforts to pursue any remedies (in consultation with Delta) available to IAT or otherwise permitted under the Port/IAT Lease to remedy such suspension of utilities as soon as is reasonably practicable.
          Section 23.02. Limitations on IAT’s Obligation to Supply Electricity. IAT shall not be obligated to supply any electricity in connection with the Delta Premises while an Event of Default has occurred as a result of Delta’s failure to pay for electricity provided to the Delta Premises.

ARTICLE 24.
INDEMNIFICATION
          Section 24.01. Indemnification By Delta. Delta shall defend, indemnify and hold harmless IAT, its members and their respective shareholders, members, directors, officers, employees, agents, representatives, subsidiaries, parents and Affiliates (collectively, the “IAT Parties”) against any and all claims, demands, damages, liabilities, obligations, awards, fines, judgments, injuries, suits, causes of action, proceedings, obligations, costs and expenses (including reasonable attorneys’ fees and costs, expenses or disbursements incurred in defending against the foregoing) (collectively, “Damages”) incurred, arising out of or connected in any way to (i) the design, construction and completion of the Phase I IAT Project and the Terminal 2-4 Connector and any other construction at Terminal 4 from time to time that may be undertaken by Delta or for which Delta is primarily responsible, (ii) the use or occupancy of Terminal 4 by Delta, Delta’s Sublessees or others with the consent of Delta, including Delta’s and Delta’s Sublessees’ passengers, employees and other invitees except the IAT Users, (iii) the acts, omissions, negligence, gross negligence, recklessness, malice or willful misconduct of Delta or Delta’s Sublessees or their respective directors, officers, employees, agents, representatives, contractors, passengers and invitees, and others using the Delta Space with the consent of Delta, except the IAT Users (collectively, “Delta Users”) in, on or at Terminal 4, (iv) Delta’s breach of, or failure to perform, any term, condition, agreement, promise, provision, covenant, representation or warranty set forth in this Agreement, and (v) a Transfer by Delta of any membership interest it may have in JFK IAT Member that results in an event of default under the Port/IAT Lease. Notwithstanding anything to the contrary in this Section, nothing in this Section shall require Delta to defend, indemnify and hold harmless any IAT Party with respect to, and this Section shall not apply to, (A) Damages or claims for Damages to the extent the same arise out of the gross negligence or willful misconduct of any IAT Party or its contractors, passengers or invitees, or (B) Damages or claims for Damages with respect to any Assumed Environmental Damages, any Release, Hazardous Substance, other environmental condition, or any environmental obligation, which shall be governed exclusively by Article 34. This Section 24.01 shall survive the expiration or termination of this Agreement with respect to occurrences during the Term.
          Section 24.02. Indemnification By IAT. IAT shall defend, indemnify and hold harmless Delta and its shareholders, directors, officers, employees, agents, representatives, subsidiaries, parents and Affiliates (collectively, the “Delta Parties”) against any Damages incurred, arising out of or connected in any way to: (i) the use and occupancy of the Delta Premises by IAT or others with the consent of IAT including the IAT Parties’ employees and other invitees, except the Delta Users and Contract Carriers which have executed a license agreement as described in Section 13.01(b)(v), (ii) the acts, omissions, negligence, gross negligence, recklessness, malice or willful misconduct of the IAT Parties, IAT’s Direct or Indirect Owners (other than Delta), or their respective directors, officers, employees, agents, representatives, contractors, passengers and invitees, and others using Terminal 4 with the consent of the IAT Parties, except the Delta Users and Contract Carriers which have executed a license agreement as described in Section 13.01(b)(v) (collectively, “IAT Users”) in, on or at Terminal 4, or (iii) IAT’s breach of, or failure to perform, any term, condition, agreement, promise, provision, covenant, representation or warranty set forth in this Agreement. Notwithstanding anything to the contrary in this Section, nothing in this Section shall require IAT to defend, indemnify and hold harmless any Delta Party with respect to, and this Section shall not apply to, (A) Damages or claims for Damages to the extent the same arise out of the gross negligence or willful misconduct of any Delta Party or its contractors, passengers or invitees, or (B) Damages or claims for Damages with respect to any Excluded Environmental Damages, any Release, Hazardous Substance, other environmental condition, or any environmental obligation, which shall be governed exclusively by Article 34. This Section 24.02 shall survive the expiration or termination of this Agreement with respect to occurrences during the Term.
          Section 24.03. Procedures for Third Party Claims. (a) In the event that any IAT Party or Delta Party (an “Indemnified Party”) receives notice of the assertion of any claim for Damages or of the commencement of any action or proceeding for Damages, in any case by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) against such Indemnified Party, with respect to which a party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice to the Indemnifying Party as promptly as practicable after becoming aware of such Third Party Claim. Subject to Section 24.03(e), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within ten (10) days after receipt from the Indemnified Party of notice of such claim, specifying the counsel the Indemnifying Party shall appoint to defend such Third Party Claim (“Defense Counsel”), to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary, in the name of the Indemnified Party, provided, that, the Indemnified Party shall have the right to approve the Defense Counsel, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within five (5) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance with this Section 24.03(a) for which it is ultimately found liable for such indemnification obligation.
     (b) In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense and to compromise and settle the Third Party Claim without the prior consent of the Indemnifying Party and the Indemnifying Party shall be liable for all costs, expenses, settlement amounts or other Damages paid or incurred in connection therewith for which it is ultimately found liable for such indemnification obligation.
     (c) In the event that the Indemnifying Party delivers a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnifying Party shall have the right to conduct such defense and, except as provided in Section 24.03(d), to settle the Third Party Claim without the prior consent of the Indemnified Party. The Indemnified Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing (at no cost or expense of the

Indemnifying Party), provided that, the Indemnified Party shall have the right to compromise and settle the Third Party Claim only with the prior written consent of the Indemnifying Party.
     (d) The foregoing notwithstanding, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party (i) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party which is subject to the applicable claim, or a party to the applicable action or proceeding, of a release from all liability in respect to such claim; (ii) if such judgment or settlement would result in the finding or admission of any violation of law against an Indemnified Party; or (iii) if as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would materially interfere with or adversely affect the business, operations or assets of the Indemnified Party.
     (e) Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim (and the cost of such defense and any Damages with respect to such Third Party Claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (i) the Third Party Claim is with respect to a criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third Party Claim; or (ii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party.
     (f) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.
          Section 24.04. Procedures for Direct Claims. In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 24.04. The Indemnifying Party shall pay the undisputed amount of such claim (or undisputed portion thereof) and, upon final determination that such Indemnifying Party is liable for the disputed amount, shall promptly reimburse the Indemnified Party for such amount.

ARTICLE 25.
SURRENDER; HOLDING OVER
          Section 25.01. Surrender. Delta shall peaceably vacate and deliver to IAT possession of the Delta Premises in reasonable condition, reasonable wear and tear excepted, on or before the Expiration Date or Termination Date, as applicable, or at such time as IAT exercises its right to reenter the Delta Premises pursuant to Section 26.05(c) or otherwise under applicable Law. If Delta fails to peacefully vacate and deliver to IAT possession of the Delta Premises as aforesaid, Delta shall be liable for any and all reasonable costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by IAT to enter and evict Delta from the Delta Premises, which amounts Delta shall pay to IAT within 10 Business Days after receipt of an invoice therefor (itemized in reasonable detail). If Delta shall fail to pay such amounts within such time, Delta shall also pay interest on such amounts (from the date paid by IAT to the date repaid by Delta) at the rate per annum equal to the Prime Rate plus 2% (but not in excess of the highest rate permitted under applicable Law).
          Section 25.02. Holdover Rent. If Delta fails to surrender the Delta Premises to IAT immediately at the expiration or termination of this Agreement, Delta shall be deemed a holdover occupant, and IAT shall, in addition to any other rights or remedies available to it under this Agreement or applicable Law, have the right to charge Delta for each day during the period of its holdover occupancy the amount that Delta paid as Rent during the immediately preceding 12 calendar months divided by 365, subject to any appropriate adjustments reasonably determined by IAT. Delta shall pay such amounts on the same basis as set forth in this Agreement for the periods prior to such holdover occupancy. Acceptance by IAT of such amounts shall not renew this Agreement for any period of time. Any rights or remedies provided to IAT under this Article 25 shall be cumulative and not in lieu or exclusive of any other rights or remedies available to IAT under this Agreement or applicable Law. During any time that Delta is a holdover occupant, all of the provisions of this Agreement shall continue in full force and effect. If Delta becomes a holdover occupant, Delta shall give IAT not less than 30 days’ prior written notice of the date Delta shall vacate and surrender the Delta Premises to IAT. Notwithstanding anything to the contrary herein, if Delta is a holdover occupant, IAT shall have the right to reenter any portion of the Delta Premises that Delta occupies as a holdover occupant and take possession thereof to the extent permitted under applicable Law, or to commence an action, suit or other proceeding for ejectment of Delta under applicable Law, or to exercise any other right or remedy available to it under this Agreement or applicable Law.
          Section 25.03. Removal Of Property And Signage. (a) Subject to the provisions of Section 6.05, upon the expiration or termination of this Agreement, Delta shall remove any and all of its trade fixtures and personal property from the Delta Premises and repair any damage caused by such removal. If Delta fails to remove any of its trade fixtures or personal property on or before the Expiration Date or Termination Date, as applicable, IAT may, at Delta’s sole cost and expense, remove Delta’s trade fixtures and personal property from the Delta Premises and repair any damage caused by such removal, and Delta shall be liable for any and all reasonable costs and expenses, incurred by IAT to remove such trade fixture and personal property from the Delta Premises and repair any damage caused by such removal, which amounts Delta shall pay to IAT within 45 days after receipt of an invoice therefor (itemized in reasonable detail). If Delta shall fail to pay such amounts within such time, Delta shall also pay interest on such amounts

(from the date paid by IAT to the date repaid by Delta) at the rate per annum equal to the Prime Rate plus 2% (but not in excess of the highest rate permitted under applicable Law).
     (b) Upon the expiration or termination of this Agreement, upon IAT’s request, Delta shall remove its signage as required by this Agreement and repair any damage caused by such removal. If Delta fails to remove any signage when so required as aforesaid, IAT may, at Delta’s sole cost and expense, remove Delta’s signage and repair any damage caused by such removal and Delta shall reimburse and pay IAT the total cost or expense incurred by IAT thereby within 45 days of the delivery of IAT’s invoice (itemized in reasonable detail). If Delta shall fail to pay such amounts within such time, Delta shall also pay interest on such amounts (from the date paid by IAT to the date repaid by Delta) at the rate per annum equal to the Prime Rate plus 2% (but not in excess of the highest rate permitted under applicable Law).
     (c) In addition to the provisions of Section 6.05 and the foregoing provisions of this Section 25.03, Delta shall install suitable replacements for any trade fixtures and personal property not owned by Delta in accordance with the provisions of this Agreement that Delta removes from the Delta Premises. Furthermore, notwithstanding any of the foregoing provisions of this Section 25.03, if Delta shall fail to remove any trade fixtures or personal property owned by Delta no later than the termination or expiration of this Agreement, IAT may dispose of the same as waste material or sell the same at public auction, the proceeds of which shall be applied first to the expenses of removal, storage and sale with any balance remaining to be paid to Delta; provided that, if the expenses of such removal, storage or sale shall exceed the proceeds of sale, Delta shall pay such excess to IAT upon demand and in accordance with the provisions of Section 25.03(a).
          Section 25.04. Survival. This Article 25 shall survive the expiration or termination of this Agreement.

ARTICLE 26.
DELTA EVENT OF DEFAULT; IAT REMEDIES
          Section 26.01. Delta Event Of Default. It shall be an “Event of Default” under this Agreement by Delta if any one or more of the events set forth in Section 26.02 and Section 26.03 shall have occurred and be continuing beyond the applicable cure period, if any, set forth in Section 26.04, provided that, no such Event of Default shall have occurred if the events set forth in Section 26.02, 26.03 and 26.04 have arisen solely as a result of Delta’s compliance with and performance under the Port Authority Consent to Sublease. Upon the occurrence and during the continuance of an Event of Default under this Agreement by Delta, Delta shall continue to have its consultation (but no other) rights on the Concessions Subcommittee, the Operations Advisory Committee, the Management Committee, the Trilateral Committee and related subcommittees.
          Section 26.02. Monetary Default. It shall be an Event of Default if Delta shall have failed to pay to IAT, when due and after the expiration of the applicable cure period set forth in Section 26.04, any amount required to be paid by Delta to IAT pursuant to this Agreement.
          Section 26.03. Non-monetary Default. It shall be an Event of Default if any one or more of the of the following events shall have occurred and be continuing beyond the applicable cure period set forth in Section 26.04:
     (a) Delta shall fail to perform or observe any material term, covenant, agreement, condition or provision of this Agreement (including pursuing the completion of the Phase I IAT Project in accordance with Article 6) to be performed or observed by Delta, other than those referred to in Section 26.02, to the extent that IAT is not the cause of such failure; or
     (b) Delta shall have made any material representation or warranty in this Agreement that shall prove to have been incorrect in any material respect when made; or
     (c) (i) Delta shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they become due, or shall make a general assignment for the benefit of creditors (except for an assignment or grant of liens and security interests on its assets to secure indebtedness incurred or to be incurred); (ii) any proceeding shall be instituted by or against Delta seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection or relief of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property shall occur; or (iii) Delta shall take any action to authorize any of the actions set forth above in this subsection (c); or
     (d) Delta shall have made any incorrect statement (including any representation or certification) in the Delta TAA Certificate or in any Standard Draw Documentation relied upon by IAT in making any corresponding statement in the TAA or in a Series 8 Requisition

Certificate, which incorrect statement results in, or, if not cured, would result in, a PA Event of Default; provided that, any inaccuracy in the Delta TAA Certificate or any Standard Draw Documentation given by Delta shall not be a default hereunder (or under the Delta TAA Certificate or any Standard Draw Documentation) to the extent that any such inaccuracy is a result of Delta’s good faith reliance upon written information provided by IAT (including counsel, accountants and other professionals and contractors retained by IAT); and provided further that, (i) IAT shall not, solely based on such Event of Default, institute or pursue any remedy specified in any of paragraphs (b), (c), (d) or (f) (to the extent that any such remedy under paragraph (f) would result in termination of the Agreement or Delta’s possession of the Premises similar to the remedies provided in paragraph (c) or (d)) of Section 26.05 of this Agreement prior to the date on which Port has delivered a PA Notice of Default and (ii) IAT shall terminate all remedies being pursued pursuant to such enumerated paragraphs of Section 26.05 if such PA Notice of Default shall be rescinded or otherwise withdrawn; or
     (e) A Delta 18A Default Notice (as such term is defined in the Port/IAT Lease) has been delivered by the Port Authority in accordance with the terms of the Port/IAT Lease; or
     (f) Delta shall fail to cause a Letter of Credit or Cash Deposit to be provided as required by Section 16.04 of this Agreement within three (3) Business Days after Delta’s obligation to cause such Letter of Credit or Cash Deposit to be provided arose thereunder.
          Section 26.04. Notice And Opportunity To Cure. Except in the case of an Event of Default as set forth in Section 26.03(c), IAT shall provide Delta notice of and an opportunity to cure any default, before the same becomes an Event of Default as follows:
     (a) Delta shall have 10 Business Days after receipt of notice from IAT of a default set forth in Section 26.02 to cure such default.
     (b) Delta shall have 30 days after receipt of notice from IAT of a default set forth in Section 26.03(a)-(b) and (d) to cure such default, provided that, if a default set forth in Section 26.03 is, by its nature, incapable of being cured within 30 days and Delta is at all times diligently attempting to cure such default (except to the extent prevented by any Force Majeure Event), Delta shall have such additional time as is reasonably necessary to effect the cure, provided, further, however, if a default by Delta hereunder (i) could reasonably be expected to constitute an “Event of Default” by IAT under the Port/IAT Lease, and the Port/IAT Lease provides a cure period that expires prior to the expiration of the applicable cure period available to Delta hereunder, or (ii) is in respect of Delta’s failure to perform its obligations under any Phase I IAT Project Construction Contract and such Phase I IAT Project Construction Contract provides a cure period (including any extended cure period provided to IAT thereunder) that expires prior to the expiration of the applicable cure period available to Delta hereunder (and Delta shall notify IAT of the applicable cure period under any such Phase I IAT Project Construction Contract), then in each case (x) Delta’s cure period shall expire three Business Days prior to the expiration of the cure period provided in the Port/IAT Lease or the Phase I IAT Project Construction Contract, as applicable, and (y) during such cure period Delta shall provide consultation rights to IAT with respect to the steps being taken to cure such default, provided, further, however, if the default is with respect to the breach of a material representation or warranty, a cure by Delta shall require that Delta cause the applicable representation or warranty to be correct as made and when cured.
     (c) Delta shall have 35 days after receipt of notice from IAT of a default set forth in Section 26.03(e) to cure the applicable Delta 18A Default (as such term is defined in the Port/IAT Lease); provided that, pursuant to Section 25 of the Port/IAT Lease, IAT shall, if such Delta 18A Default has not been cured, request a meeting with the Port Authority to discuss the status of such Delta 18A Default and request a 60-day extension of the required period prior to which the Port Authority may deliver a Notice of Default pursuant to Section 25 of the Port/IAT Lease, which may be granted or withheld in the Port Authority’s sole discretion, and (i) if granted, Delta’s cure period shall be extended to the date that is 35 days into such 60-day extension period granted by the Port Authority, or (ii) if rejected by the Port Authority, an Event of Default shall be deemed to occur, and such procedures shall apply for each subsequent 60-day extension period, if any, granted by the Port Authority.
     (d) If Delta is at all times diligently attempting to obtain a Letter of Credit or Cash Deposit as required by Section 16.04, Delta shall have an additional fifteen (15) days after the expiration of the three (3) Business Day period provided in Section 26.03(f) to cure such default either by obtaining a Letter of Credit from a relationship bank or utilizing Delta’s letter of credit capacity under its corporate revolving credit facility, or by posting cash from its balance sheet.
          Section 26.05. Remedies. Upon the occurrence of and during the continuance of an Event of Default, IAT may, to the extent permitted under applicable Law, in its discretion and at its option, pursue any one or more of the following remedies, upon not less than 10 Business Days notice to Delta:
     (a) bring a suit, action or proceeding (summary or otherwise) to distrain for or collect, file a proof of claim in any Delta bankruptcy or other insolvency proceeding for, or institute any other suit, action or proceeding (whether similar to any of the foregoing or not) before any court of competent jurisdiction for, any amounts required to be paid by Delta to IAT pursuant to this Agreement, then due and owing to IAT and for actual compensatory damages, and for all costs and expenses incurred by IAT related thereto, including reasonable attorneys’ fees; and/or
     (b) accelerate, declare due and payable, bring a suit, action or proceeding (summary or otherwise) to collect or recover, without duplication of amounts recovered pursuant to Section 26.05(c) or (d) any and all payments of Delta Rent that would be due over the remainder of the Term as if all such amounts were payable to IAT at such time, discounted to the present value thereof at the rate equal to the weighted average coupon applicable to the Series 8 Bonds; and/or
     (c) without terminating this Agreement and without the necessity of seeking or obtaining any warrant of eviction or other similar writ or court order, to the extent permitted under applicable Law, (i) enter upon and take possession of the Delta Premises by any lawful means; (ii) expel or remove Delta or any other Person occupying the same by, through or under Delta by any lawful means without liability for trespass or any claim for damages of any kind;

(iii) perform or do any of Delta’s obligations under this Agreement on behalf of Delta; (iv) relet or otherwise permit the occupancy or use of all or a portion of the Delta Premises to any other Persons on such terms and conditions as IAT shall deem advisable; (v) make any repairs to the Delta Space to the extent necessary to return such premises to reasonable condition, reasonable wear and tear excepted; (vi) collect rent and other payments from such Persons, if any; and/or (vii) sue or bring an action or proceeding (summary or otherwise) for, collect or recover (A) all costs and expenses incurred by IAT related to the foregoing, including reasonable attorneys’ fees, and (B) without duplication of any amounts recovered under Section 26.05(b) or (d), any difference or deficiency between the amounts IAT receives from such Persons and the amounts Delta is obligated to pay pursuant to this Agreement (and Delta and IAT acknowledge and agree that (x) IAT shall use reasonable efforts to mitigate its damages, and (y) if IAT relets or reuses the Delta Premises or any portion thereof, the damages owed by Delta hereunder shall be the net amount after giving effect to the amounts IAT receives from such reletting or reuse); and/or
     (d) terminate this Agreement, in which event Delta shall promptly vacate the Delta Premises and surrender the same to IAT pursuant to Section 25.01, and, if Delta fails to so surrender and vacate the Delta Premises, to the extent permitted under applicable Law, IAT may enter upon and take possession of the Delta Premises by any lawful means and expel or remove Delta or any other Person occupying the same by, through or under Delta by any lawful means without liability for trespass or any claim for damages therefor; and Delta shall pay to IAT on demand the amount of all loss and damage which IAT may suffer by reason of such termination, whether through inability to relet, including under ATA Airline Subleases (after commercially reasonable efforts to so relet), the Delta Premises on terms equal to or better than the terms of this Agreement or otherwise, including (i) without duplication of any amounts under Section 26.05(b) or (c), the loss of any and all Rent that would be due over the remainder of the Term, discounted to the present value thereof at the rate equal to the weighted average coupon payable on the Terminal 4 Project Bonds (“Discount Rate”) and (ii) all costs and expenses incurred by IAT related to the foregoing, including reasonable attorneys’ fees; and/or
     (e) cure the default or Event of Default, in which case Delta shall reimburse IAT for the costs and expenses incurred by IAT to cure such Event of Default, including reasonable attorneys’ fees, upon demand, including an itemization in reasonable detail of such costs and expenses and accompanied by reasonable evidence of the payment of such costs and expenses, together with interest on such costs and expenses paid by IAT at the rate per annum equal to the Prime Rate plus 2% or the highest rate permitted under applicable Law (whichever is less) from the date the same were paid by IAT to the date the same are repaid by Delta; and/or
     (f) without duplication of any remedy described in paragraphs (a)-(e) hereof, exercise any other rights or remedies available to IAT under this Agreement, under any other applicable agreement, under applicable Law or otherwise, subject to the provisions of this Agreement limiting or restricting liability or remedies.
          Section 26.06. Cumulative Remedies. All rights and remedies available to IAT under this Agreement shall be cumulative and additional to, and not in lieu or exclusive of, any other rights and remedies available to IAT under this Agreement, under any other applicable agreement, under applicable Law or otherwise, subject to the provisions of this Agreement limiting or restricting liability or remedies. The exercise by IAT of any right or remedy under this Agreement shall not prevent IAT from exercising any other right or remedy available to IAT under this Agreement, under any other applicable agreement, under applicable Law or otherwise, subject to the provisions of this Agreement limiting or restricting liability or remedies. However, notwithstanding anything herein to the contrary, IAT shall not be entitled to have a judgment or award for, or to collect or receive, under one right or remedy any amount for which it has already received a judgment or award under another right or remedy or otherwise collected or received.
          Section 26.07. Waiver Of Redemption. Delta hereby knowingly and voluntarily waives any and all rights to recover or regain possession of the Delta Premises and to redeem any interest in the Delta Premises under any present or future applicable Law in the event that Delta is lawfully evicted or dispossessed from, or IAT lawfully recovers possession of, the Delta Premises by reason of an Event of Default.
          Section 26.08. No Consequential Damages. Notwithstanding anything to the contrary, in no event shall Delta have any liability for any consequential, punitive or exemplary damages as a result of an Event of Default under this Agreement by Delta, and IAT hereby agrees to forego any rights and remedies it may have for the recovery of consequential, punitive or exemplary damages and damage awards to the extent the same are multiples of direct or other damages as provided by Law or otherwise (except to the extent expressly provided in Section 26.05(d)).

ARTICLE 27.
IAT EVENT OF DEFAULT; DELTA REMEDIES
          Section 27.01. IAT Event Of Default. It shall be an “IAT Event of Default” under this Agreement if any one or more of the events set forth in Section 27.02 and 27.03 shall have occurred and be continuing beyond the applicable cure period, if any, set forth in Section 27.05, provided that, no such IAT Event of Default shall have occurred to the extent that the events set forth in Section 27.03 have arisen as a result of IAT’s obligation to comply with and performance pursuant to the Port/IAT Lease, the Bond Documents or any other Transaction Documents.
          Section 27.02. Monetary Default. It shall be an IAT Event of Default if IAT shall have failed to pay, or credit, to Delta, when due and after the expiration of the applicable cure period set forth in Section 27.05, any payment of any amount required to be paid by IAT to Delta pursuant to this Agreement.
          Section 27.03. Non-monetary Default. It shall be an IAT Event of Default if any one or more of the of the following events shall have occurred and be continuing beyond the applicable cure period set forth in Section 27.05:
          (a) if IAT shall fail to perform or observe any material term, covenant, agreement, condition or provision of this Agreement to be performed or observed by IAT, other than those referred to in Section 27.02, to the extent that Delta is not the cause either direct or indirect, of such failure; or
          (b) if IAT shall have made any material representation or warranty in Section 4 of this Agreement that shall prove to have been incorrect in any material respect when made.
          Section 27.04. Termination of Port/IAT Lease by Port Authority. If the Port Authority delivers to IAT any notice of termination of the Port/IAT Lease and such notice shall remain in effect under the Port/IAT Lease, upon IAT ceasing to have a possessory interest thereunder, IAT shall not have any right to exercise any rights or perform any obligations under this Agreement.
          Section 27.05. Notice And Opportunity To Cure. Delta shall provide IAT notice of and an opportunity to cure any default, before the same becomes an IAT Event of Default. IAT shall have 30 Business Days after receipt of notice from Delta of a default set forth in Section 27.02 to cure such default. IAT shall have 30 days after receipt of notice from Delta of a default set forth in Section 27.03 to cure such default, provided that, if a default set forth in Section 27.03 is, by its nature, incapable of being cured within 30 days and IAT is at all times diligently attempting to cure such default (except to the extent prevented by any Force Majeure Event), IAT shall have such additional time as is reasonably necessary to effect the cure, provided, further, however, if the default is with respect to the breach of a material representation or warranty, a cure by IAT shall require that IAT cause the applicable representation or warranty to be correct as made and when cured.
          Section 27.06. Remedies. Upon the occurrence of and during the continuance of an IAT Event of Default, Delta may, to the extent permitted under applicable Law, in its discretion and at its option, pursue any one or more of the following remedies, upon not less than 10 Business Days notice to IAT:
     (a) bring a suit, action or proceeding (summary or otherwise) before any court of competent jurisdiction for any charges, payments or credits required to be paid or credited by IAT to Delta pursuant to this Agreement that are due and owing to Delta, and for all costs and expenses incurred by Delta related thereto, including reasonable attorneys’ fees; and/or
     (b) bring a suit, action or proceeding (summary or otherwise) before any court of competent jurisdiction for actual compensatory damages, and for all costs and expenses incurred by Delta related thereto, including reasonable attorneys’ fees; and/or
     (c) exercise any and all of its rights and remedies available to Delta under Section 365(h) and the other applicable provisions of the United States Bankruptcy Code; and/or
     (d) [Reserved]; and/or
     (e) cure the IAT Event of Default (other than any IAT Event of Default in respect of IAT’s provision of O&M Services), in which case IAT shall reimburse Delta for the costs and expenses incurred by Delta to cure such IAT Event of Default, including reasonable attorneys’ fees, upon demand, including an itemization in reasonable detail of such costs and expenses and accompanied by reasonable evidence of the payment of such costs and expenses, together with interest on such costs and expenses paid by Delta at the rate per annum equal to the Prime Rate plus 2% or the highest rate permitted under applicable Law (whichever is less) from the date the same were paid by Delta to the date the same are repaid by IAT; and/or
     (f) upon the occurrence of an IAT Event of Default pursuant to Section 27.02 or, if as a result of any other IAT Event of Default Delta has been deprived of its right to use and occupy the Delta Premises or a material portion thereof for a period of at least 30 days, terminate this Agreement, in which event Delta shall vacate the Delta Premises and surrender the same to IAT pursuant to Section 25.01 on the termination date specified in Delta’s notice of termination; and, upon such termination, Delta shall have no further obligations or liabilities hereunder, except for such obligations and liabilities outstanding at the time of such termination or as expressly provided herein to survive the expiration or termination hereof; and/or
     (g) without duplication of any remedy described in paragraphs (a) — (f) hereof, exercise any other rights or remedies available to Delta under this Agreement, under any other applicable agreement, under applicable Law or otherwise, subject to the provisions of this Agreement limiting or restricting liability or remedies.
          Section 27.07. No Implied Waiver. Delta’s payment of Rent hereunder during any period of time when it has the right to terminate or to pursue any other remedies pursuant to this Section shall not be construed as a waiver of such right to terminate or to pursue such other remedies.

          Section 27.08. Cumulative Remedies. All rights and remedies available to Delta under this Agreement shall be cumulative and additional to, and not in lieu or exclusive of, any other rights and remedies available to Delta under this Agreement, under any other applicable agreement, under applicable Law or otherwise, subject to the provisions of this Agreement limiting or restricting liability or remedies. The exercise by Delta of any right or remedy under this Agreement shall not prevent Delta from exercising any other right or remedy available to Delta under this Agreement, under any other applicable agreement, under applicable Law or otherwise, subject to the provisions of this Agreement limiting or restricting liability or remedies. However, notwithstanding anything herein to the contrary, Delta shall not be entitled to have a judgment or award for, or to collect or receive, under one right or remedy any amount that it has theretofore had a judgment or award for under another right or remedy or otherwise collected or received.
          Section 27.09. Offset. (a) Whenever Delta exercises its remedy of self-help under Section 27.06(e), or otherwise under this Agreement with respect to Emergency Repairs, Delta may offset its costs and expenses in exercising such remedy without duplication for any amounts in respect thereof that Delta would have otherwise had to pay in accordance with this Agreement, against the Delta Rent payable by Delta under this Agreement in an amount not to exceed the remaining amount of line items in the then-current Budget for the ATA Permitted O&M Expenses with respect to the unperformed scope of the ATA Permitted O&M Expense items which are the subject of the proposed offset (plus any amounts that IAT would be permitted to transfer from other Budget categories and plus any amounts in addition to the relevant Budget categories that IAT would be permitted to spend pursuant to Section 10.03(b)).
     (b) Without limiting any rights or protections Delta may have under the United States Bankruptcy Code, except as provided in this Section 27.09 or elsewhere in this Agreement, the exercise by Delta of any remedy available to it under this Agreement or under applicable Law shall not entitle Delta to offset, reduce, abate or otherwise not pay in full any amount due to IAT under this Agreement when and as the same shall become due under the terms of this Agreement.
          Section 27.10. No Consequential Damages. Notwithstanding anything to the contrary, in no event shall IAT have any liability for consequential, punitive or exemplary damages as a result of an IAT Event of Default, and Delta hereby agrees to forego any rights and remedies it may have for the recovery of consequential, punitive or exemplary damages and damage awards to the extent the same are multiples of direct or other damages as provided by Law or otherwise.

ARTICLE 28.
DISPUTE RESOLUTION
          Section 28.01. Dispute Resolution. In the event of any claim, controversy or dispute, IAT and Delta shall first attempt to settle such claim, controversy or dispute as promptly as possible after the same arises by negotiation, by submitting the same to the Management Committee for resolution (if not previously submitted to the Management Committee), by submitting the same to the Trilateral Committee for resolution and/or, if specifically agreed to by the parties, by mediation. Should such efforts fail (after submission to the Trilateral Committee), either IAT or Delta may, within 180 days after the claim, controversy or dispute first occurred (or within the period of the applicable statute of limitations if shorter) commence arbitration pursuant to this Article 28 with respect to those matters subject to arbitration pursuant to Section 28.02(b)(i)-(ii) below, or with respect to Section 28.02(b)(iii), as agreed to by both IAT and Delta. Failure to serve notice of arbitration with respect to any claim, controversy or dispute within the time prescribed in the preceding sentence shall be a deemed a waiver of only the right to arbitrate the claim controversy or dispute in question, not a waiver of any other right or remedy with respect to such claim, controversy or dispute. Notwithstanding the foregoing or any other provision of this Agreement, (i) no claim, controversy or dispute that relates to an obligation or responsibility of either Delta or IAT to the Port Authority under this Agreement or the Port/IAT Lease, shall be referred to arbitration except if and to the extent the same relates to an obligation or responsibility of either Delta or IAT to the other under this Agreement, and (ii) no Event of Default under Section 26.03(e) shall be referred to arbitration.
          Section 28.02. Arbitration. (a) In the case of any claim, controversy or dispute that is the subject of arbitration pursuant to Section 28.02(b), such arbitration shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or any organization successor thereto) then in effect, in accordance with Title 9 of the United States Code and in accordance with the provisions of this Agreement. The arbitration shall take place in The City of New York. Disputes other than those that are expressly subject to arbitration pursuant to Section 28.02(b) shall be resolved by an action in a court of competent jurisdiction.
     (b) The following claims, controversies or disputes under this Agreement, as between Delta and IAT only, shall be submitted to arbitration, to wit: any claim, controversy or dispute:
     (i) arising under Article 6;
     (ii) determining the ATA Permitted O&M Expenses used in calculating the Delta Rent under Section 10.03; and
     (iii) regarding any other matter to which IAT and Delta agree in writing to arbitrate.
     (c) If either IAT or Delta (in this Section, the “initiating party”) desires to submit any claim, controversy or dispute which this Agreement specifically provides shall be submitted to arbitration, then the initiating party shall give written notice (in this Section, the “initiating notice”) to the other party (in this Section, the “responding party”) specifying in the initiating notice the nature of the claim, controversy or dispute to be arbitrated and the name, business affiliations, address and telephone and fax numbers of the individual arbitrator designated by the initiating party to act as an arbitrator. Within 15 days after its receipt of the initiating notice, the responding party shall give written notice (in this Section, the “responding notice”) to the initiating party specifying in the responding notice the name, business affiliations, address and telephone and fax numbers of the individual arbitrator designated by the responding party to act as an arbitrator. If the responding party fails to give the responding notice designating an arbitrator within the said 15-day period specified in the preceding sentence, then the claim, controversy or dispute shall be determined by the arbitrator designated by the initiating party (and such arbitrator shall be deemed to be the arbitration panel for purposes of this Section). If the responding party so designates the second arbitrator within said 15-day time period, the claim, controversy or dispute shall be determined by an arbitration panel (in this Section, the “arbitration panel”) consisting of the first two arbitrators, designated respectively by the initiating party and the responding party, and a third arbitrator, appointed by the first two arbitrators or otherwise as provided below. The first two arbitrators shall meet within 10 days after the initiating party’s receipt of the responding notice. If the first two arbitrators do not agree on the appointment of the third arbitrator, the third arbitrator may be appointed by the agreement of the parties. If the third arbitrator is not appointed (either by agreement of the first two arbitrators or agreement of the parties) within 20 days after the initiating party’s receipt of the responding notice, then either party, on behalf of both parties and on notice to the other party, may request that the third arbitrator be appointed by the American Arbitration Association (or its successor organization) in accordance with its Commercial Arbitration Rules then in effect, or (y) if the American Arbitration Association does not appoint the third arbitrator within 30 days after such request, by a court specified in Section 36.17. In order to act as an arbitrator pursuant to this Section 28.02 an individual must not have any ownership interest in, be a director, officer or employee of or have any material business relationship with either party hereto or any Affiliate of either party hereto and is preferred to have at least 10 years experience in a profession related to the matters in dispute.
     (d) The arbitration panel appointed pursuant to subsection (c) of this Section 28.02 (whether consisting of three arbitrators or a single arbitrator as provided above) shall conduct the arbitration in accordance with the expedited procedures provided for in said Commercial Arbitration Rules. The arbitration panel shall hold such hearings, take such testimony and receive such evidence and other materials as it shall determine to be necessary or appropriate to render its decision and award. The parties may be represented by counsel, call witnesses and submit evidence and other materials. All testimony before the arbitration panel shall be transcribed. The arbitration panel may consult experts and competent authorities skilled in the matters under arbitration. Any dispute as to a party’s compliance with the time limits or negotiation requirements set forth in this Article 28, with the applicable statute of limitations, or with other conditions to arbitration shall be submitted to and finally resolved by the arbitration panel. The arbitration panel shall render its decision and award upon the concurrence of at least two of the arbitrators (or by the single arbitrator as provided above) within 60 days after the appointment of the third arbitrator (or the single arbitrator as provided above). In making its decision and award, the arbitration panel shall not add to, subtract from or otherwise modify the provisions of this Agreement, but shall base its decision and award upon and give effect to the provisions and intent of this Agreement. The decision and award shall be in writing and contain a statement of facts and the reasons for the decision and award.

Counterpart copies of the decision and award shall be delivered to the parties. The decision and award of the arbitration panel shall be final and conclusive upon the parties. Judgment may be had on the decision and award of the arbitration panel so rendered in any court of competent jurisdiction.
     (e) If a party commences any proceeding in a judicial or quasi-judicial forum outside of the American Arbitration Association (or any successor thereto) for any claim, controversy or dispute that is the subject of arbitration pursuant to Section 28.02(b), the commencement of such proceeding shall constitute a breach of this Section 28 and the party against whom such a proceeding is commenced shall be entitled to recover in the arbitration all costs and attorneys’ fees incurred as a result of the commencement of any such proceeding, including, but not limited to, the costs and attorneys’ fees incurred in connection with a motion to dismiss and/or to compel arbitration.
     (f) Each party shall pay the fees and expenses of the arbitrator appointed by it and the attorneys’ fees, witness fees and other expenses incurred by it. The fees and expenses of the third arbitrator and all other expenses of the arbitration shall be paid equally by the parties. However, if the arbitration panel determines that the position of a party was taken willfully and without merit, the arbitration panel may require such party to bear all the expenses of the arbitration as well as the prevailing party’s reasonable attorneys’ fees, witness fees and other expenses. The provisions of this subsection (f) are subject in all cases to the provisions of Article 29.
     (g) The provision for the resolution by arbitration of any such claim, controversy or dispute where it is specifically provided in this Agreement that the same shall be submitted to arbitration shall constitute a complete defense to any action, suit or proceeding commenced contrary to this Article 28, and may be asserted or pleaded as such by either party in any motion to a court of competent jurisdiction for a stay of any such action, suit or proceeding.

ARTICLE 29.
ATTORNEYS’ FEES AND EXPENSES
          Section 29.01. Attorneys’ Fees And Expenses. Without duplication of any other provision of this Agreement with respect to attorney’s fees and similar expenses, in the event that (i) IAT or Delta is found to have breached this Agreement by a final, non-appealable judgment, award or other decision in any action, suit, arbitration or other proceeding, then, such party (as the breaching party) shall be liable to the other party (as the non-breaching party) for the non-breaching party’s reasonable costs and expenses as actually paid, including reasonable attorneys’ fees and disbursements, in connection with such action, suit, arbitration or other proceeding to enforce its rights under this Agreement and to collect obligations due to it under this Agreement, or (ii) IAT or Delta brings any action, suit, arbitration or other proceeding against the other party with respect to an alleged breach of this Agreement by the other party and the other party (as the prevailing party) is found not to have breached this Agreement by a final, non-appealable judgment, award or other decision, then the party who brought such action, suit, arbitration or other proceeding (as the non-prevailing party) shall be liable to the prevailing party for the prevailing party’s reasonable costs and expenses as actually paid, including reasonable attorneys’ fees and disbursements, in connection with such action, suit, arbitration or other proceeding. This Section shall apply, without limitation, to any breach or alleged breach relating to bankruptcy or insolvency, any bankruptcy or other insolvency proceeding and any such reasonable costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the non-breaching party or the prevailing party in connection with any bankruptcy or other insolvency proceeding with respect to, respectively, the breaching party or non-prevailing party. This Section shall not apply to any claim, controversy, dispute, action, suit, arbitration or other proceeding settled by the parties prior to the determination of the matter in question, unless the parties otherwise agree.

ARTICLE 30.
NO RECOURSE AGAINST EXCULPATED PARTIES
          Section 30.01. IAT Exculpated Parties(a). (a) Notwithstanding any other provision of this Agreement to the contrary, neither (x) any director, employee, committee member, manager, managing director, officer, agent, representative nor any (y) owner, shareholder, member, partner, controlling Person, principal or ultimate beneficial owner, in each case whether direct or indirect, of IAT, or any Affiliate of IAT or of any of the foregoing (other than Delta and its Affiliates), shall be charged personally or held contractually liable by or to the other party, or any third-party beneficiary hereof, under, or in connection with, any term or provision of this Agreement or of any supplement, modification or amendment to this Agreement or because of any breach thereof, or because of its or their execution or attempted execution, provided that, the foregoing shall not apply to IAT. The sole recourse of Delta (or its successors or assigns) under this Agreement and any third party beneficiary hereof shall be against IAT’s assets irrespective of any failure of IAT to comply with applicable Law or any provision of this Agreement, and (y) neither Delta (nor its successors or assigns) nor any third party beneficiary hereof shall be subrogated, or have any right of subrogation, to any claim of IAT for any capital contributions to IAT from any member of IAT.
     (b) For the purposes of this Section, the protections afforded to IAT and its related Persons or entities under this Article 30 shall also apply to and be deemed to protect, in respect of any obligations hereunder or under any of the Terminal 4 Project Bond Documents, (x) the Trustee[s], any nominee of the Trustee[s], the Bond Insurer, any successor to IAT, any Interim Terminal Operator or any Qualified Terminal Operator and (y) (i) any officer, committee member, director, manager, managing director, employee, agent or representative or (ii) any controlling Person, shareholder, member, partner, principal or ultimate beneficial owner, in each case whether direct or indirect, of any of the Persons mentioned in clauses (x) or (y)(i) above.
          Section 30.02. Delta Exculpated Parties. Notwithstanding any other provision of this Agreement to the contrary, neither (x) any director, employee, committee member, manager, managing director, officer, agent, representative nor any (y) owner, shareholder, member, partner, controlling Person, principal or ultimate beneficial owner, in each case whether direct or indirect, of Delta, or any Affiliate of Delta or of any of the foregoing, shall be charged personally or held contractually liable by or to the other party, or any third-party beneficiary hereof, under, or in connection with, any term or provision of this Agreement or of any supplement, modification or amendment to this Agreement or because of any breach thereof, or because of its or their execution or attempted execution, provided that, the foregoing shall not apply to Delta. The sole recourse of IAT (or its successors or assigns) under this Agreement and any third party beneficiary hereof shall be against Delta’s assets irrespective of any failure of Delta to comply with applicable Law or any provision of this Agreement.

ARTICLE 31.
DISCLOSURE, CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS
          Section 31.01. Disclosure, Confidentiality And Public Announcements. (a) Neither IAT nor Delta (in this Article 31, IAT or Delta, as the case may be, the “first party”) shall in any manner disclose or permit any of their respective Affiliates, officers, directors, members or employees to disclose to any other Person, or use for the first party’s own benefit (other than in connection with the transactions contemplated by this Agreement), directly or indirectly, any Confidential Information belonging to the other party (in this Article the “second party”) that the first party obtained from the second party pursuant to or in connection with this Agreement, except (i) to the extent such disclosure or use is approved by the second party, (ii) to the extent such disclosure is necessary or appropriate to comply with applicable Law or an order of a court or administrative body or official of competent jurisdiction, (iii) to the extent such disclosure or use is necessary or appropriate to comply with the provisions of and exercise rights under this Agreement, the Port/IAT Lease, the Terminal 4 Project Bond Documents, the Freedom of Information — Policy and Procedure of the Port Authority in effect from time-to-time or the other Transaction Documents, (iv) to the first party’s lenders or prospective lenders or purchasers or prospective purchasers, or (v) to the first party’s members, directors, officers, employees, attorneys, accountants, consultants, architects, engineers, contractors and other representatives, consultants and service providers, provided that, in the case of clauses (iv) and (v), such disclosure shall be on a need-to-know and confidential basis substantially similar to that which the first party applies to the first party’s own Confidential Information.
     (b) Neither IAT nor Delta shall make any public announcements regarding the provisions of this Agreement or the transactions contemplated hereby, or disclose the same to any third party who would be expected to make a public announcement regarding same, without first obtaining the other party’s approval to the nature and content of the disclosure, and the person or persons to whom the disclosure will be made.
          Section 31.02. Confidential Information. In this Article, “Confidential Information” means with respect to each of IAT and Delta as the second party: (i) its business records and information, including its customer lists and information, its personnel data and information, its non-public schedules and Delta’s non-public information relating to its Airline Activities; (ii) its non-public financial records and information; (iii) its documents or information relating to trade secrets, patents, copyrights or other intellectual property; and (iv) its other documents or information that it furnishes to the first party with an indication the same is confidential or not to be disclosed to third parties. Confidential Information shall not include any information that: (A) is or becomes generally known to the public other than as a result of a disclosure in violation of this Agreement, (B) is disclosed to the first party by a third Person (other than an Affiliate of the first party or an officer, employee, agent or representative of the first party or such Affiliate) having legitimate and unrestricted possession thereof and the unrestricted right to make such disclosure, provided that, the Person making such disclosure is not bound by a confidentiality agreement with, or another confidentiality obligation to, a party to this Agreement with respect to the information so disclosed, or (C) the first party can demonstrate that such information (of the second party) was within its possession on a non-confidential basis prior to the Effective Date.

          Section 31.03. Survival. This Article 31 shall survive the expiration or termination of this Agreement.

ARTICLE 32.
OTHER REQUIREMENTS
          Section 32.01. Federal Airport Aid Assurances. (a) The Port Authority has applied for and received a grant or grants of money from the Administrator of the Federal Aviation Administration pursuant to the Airport and Airways Development Act of 1970, as the same has been amended and supplemented or superseded by similar federal legislation, and under prior federal statutes which said Act superseded and the Port Authority may in the future apply for and receive further such grants. In connection therewith, the Port Authority has undertaken and may in the future undertake certain obligations respecting its operation of the Airport and the activities of its contractors, lessees and permittees thereon. The performance by Delta of the covenants, promises and obligations contained in this Agreement is therefore a special consideration and inducement to the Port Authority’s consent to this Agreement, and if the Administrator of the Federal Aviation Administration or any other governmental officer or body having jurisdiction over the enforcement of the obligations of the Port Authority in connection with the Federal Airport Aid, shall make any orders, recommendations or suggestions respecting the performance by Delta of such covenants, promises and obligations, Delta will promptly comply therewith, at the time or times when and to the extent that the Port Authority may direct.
     (b) Without limiting the generality of Section 32.01(a), this Agreement is subject to the requirements of the U.S. Department of Transportation’s regulations promulgated at 49 C.F.R. Pt. 23, Subpart F. Delta agrees that it will not discriminate against any business owner because of the owner’s race, color, national origin or sex in connection with the award or performance of any concession agreement covered by such regulations.
     (c) Delta agrees to include the provisions set forth in Section 32.01(b) in any concession agreements that it enters into related to or connected with Delta’s use of Terminal 4 and to cause those concessionaires similarly to include such provisions in any subcontracts such concessionaires may enter into related to or connected with Terminal 4. The foregoing shall not be construed as approval by IAT or the Port Authority of any such concession agreements or subcontracts thereunder as required by this Agreement. Nothing herein is intended to grant Delta the right to enter into concession agreements for Concession Space with respect to Terminal 4.
     (d) Except as provided in Section 32.01(c), the provisions of this Article 32 are made solely for the benefit of the Port Authority, as a third party beneficiary of this Agreement, and shall not give rise to any remedy in favor of any IAT Party, except to the extent exercise thereof is required by the Port Authority.

ARTICLE 33.
DISCRIMINATION AGAINST INDIVIDUALS
          Section 33.01. Port/IAT Lease; Federal Law. (a) Delta covenants with respect to its use of Terminal 4, as a covenant running with the land and as and to the extent a part of the consideration for this Agreement, for itself, its Sublessees, its successors in interest and its permitted assigns, that: (i) no individual on the grounds of race, color, creed, national origin, sex, age, disability or marital status shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use by Delta of the Delta Premises and the exercise by Delta of any privilege under this Agreement; (ii) no individual on the grounds of race, color, sex, creed or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination by Delta in the construction of any improvements on, over or under the Delta Premises and the exercise of any privilege by Delta under this Agreement and the furnishing of services of any kind by Delta at the Delta Premises; and (iii) the Delta Premises and any privilege under this Agreement shall be used by Delta in compliance with all other requirements imposed by or pursuant to 49 C.F.R. Pt. 21 and any other present or future Laws of the United States of America with respect thereto which from time to time may be applicable to Delta’s operations at Terminal 4 whether by reason of agreement between the Port Authority and the United States Government or otherwise. Delta shall include the provisions of Section 33.01(a) in every agreement or concession it may make pursuant to which any person or persons, other than Delta, operates any facility on the Delta Premises providing services to the public and shall also include therein a provision granting the Port Authority a right to take such action as the United States may direct to enforce such provisions.
     (b) Delta agrees that it will with respect to its use of Terminal 4 undertake an affirmative action program as and to the extent required by the Port/IAT Lease or 14 C.F.R. Pt. 152, Subpart E (or any successor statute) to ensure that: (i) no person on the grounds of race, creed, color, national origin, or sex be excluded from participating in any employment activity covered by 14 C.F.R. Pt. 152, Subpart E (or any successor statute); and (ii) no person shall be excluded on said prohibited factors from participating in or receiving the services or benefits of any program or activity covered by 14 C.F.R. Pt. 152, Subpart E (or any successor statute). Delta further agrees that it will with respect to its use of Terminal 4 require that its covered suborganizations (within the meaning of such term under 14 C.F.R. Pt. 152, Subpart E) (or any successor statute) provide assurances to Delta that they similarly will undertake affirmative action programs and that they, in turn, will require assurances from their suborganizations, as and to the extent required by 14 C.F.R. Pt. 152, Subpart E (or any successor statute), to the same effect.
     (c) Any of the Port Authority, IAT and Delta shall have the right to take such action as the United States Government may direct to enforce the provisions of this Section 33.01.
          Section 33.02. State Law. Notwithstanding anything set forth in this Agreement, neither Delta nor Delta’s employees, officers, directors and agents shall discriminate in the conduct of Delta’s operations at Terminal 4 against any individual in violation of Sections 290-301 of the New York State Executive Law (or any successor statute) and any other present or future New York State law or regulation, or any present or future New York City ordinance or regulation, prohibiting discrimination on the basis of race, color, creed, national origin, sex, age, disability, marital status or any other prohibited basis protected under New York State or New York City law.
          Section 33.03. Ongoing Affirmative Action/equal Opportunity Commitment.
     (a) In addition to and without limiting any other term or provision of this Agreement, in the conduct of its operations at Terminal 4, Delta shall not, and shall ensure that its Sublessees do not, discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status and shall undertake or continue existing programs of affirmative action to ensure that minority group persons and women are afforded equal employment opportunity without discrimination. Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selections for training or retraining, including apprenticeship and on-the-job training.
     (b) In addition to and without limiting the foregoing, and without limiting the other provisions of this Article 33, it is hereby agreed that Delta in connection with its continuing operation, maintenance and repair of the Delta Premises, or any portion thereof, and in connection with every award or agreement for concessions or consumer services at Terminal 4, shall throughout the term of this Agreement commit itself to and use good faith efforts to implement an extensive program of affirmative action, to ensure maximum opportunities for employment and contracting by minorities and women. In meeting said commitment, Delta agrees to submit such affirmative action programs to the Port Authority. Delta shall incorporate in such program such revisions and changes which the Port Authority initially or from time to time may reasonably require. Delta throughout the Term of this Agreement shall document its efforts in implementing such program, shall keep the Port Authority fully advised of Delta’s progress in implementing such and shall supply to the Port Authority such information, data and documentation with respect thereto as the Port Authority may from time to time and at any time request, including, but not limited to, annual reports.
     (c) Delta’s non-compliance with the provisions of this Section shall entitle the Port Authority to pursue its remedies at law, as third party beneficiary of this Agreement, to enforce compliance by Delta.
     (d) In the implementation of this Section, the Port Authority may consider compliance by Delta with the provisions of any federal, state or local law concerning affirmative action or equal employment opportunity which are at least equal to the requirements of this Article, as effectuating the provisions of this Article. If the Port Authority determines that by virtue of such compliance with the provisions of any such federal, state or local law the provisions hereof duplicate such law, the Port Authority may waive the applicability of the provisions of this Article to the extent that such duplication exists.
          Section 33.04. General. (a) Under no circumstances shall Delta be required to take any action, or omit to take any action, under this Article to the extent such action or omission would be in conflict with, or in violation of, any applicable Law.

     (b) Nothing herein provided under this Article 33 is a limitation upon the application of any Laws which establish different standards of compliance or upon the application of requirements for the hiring of local or other area residents.
     (c) Nothing in this Article 33 shall grant or be deemed to grant Delta the right to make any agreement or award for concessions or consumer services at Terminal 4; however, this Section 33.04(c) is not intended to negate or supersede any such rights granted elsewhere in this Agreement.
          Section 33.05. Benefit Of The Port Authority. Except as otherwise provided herein, the agreements made by Delta in this Article 33 shall be solely for the benefit of the Port Authority, as a third party beneficiary, of this Agreement, and shall not give rise to any remedy in favor of any IAT Party, except to the extent exercise thereof by such IAT Party is required by the Port Authority.

ARTICLE 34.
ENVIRONMENTAL OBLIGATIONS
          Section 34.01. Liability for Environmental Damages. (a) Delta shall be responsible for any Assumed Environmental Damages and Delta’s Share of ATA Permitted Remediation Costs. Delta shall defend, indemnify, hold harmless and release the IAT Parties against Assumed Environmental Damages arising out of (i) a claim, demand, judgment, injury, suit, cause of action, proceeding or obligation by a Person, or (ii) any claim, demand, judgment, suit, cause of action, award, fine, cost or expense in connection with an Environmental Requirement applicable to the IAT Parties. Delta shall, at its election, either (i) at its sole expense defend any claims, demands, suits, causes of action and proceedings relating to or arising out of Assumed Environmental Damages, or (ii) reimburse the IAT Parties for all costs of defending against any claims, demands, suits, causes of action and proceedings relating to or arising out of Assumed Environmental Damages (including attorney’s fees and costs, expenses or disbursements incurred in defending against the foregoing), and shall not raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, its commissioners, officers, agents and employees, the immunity of the Port Authority, its commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority, without first obtaining the consent of the general counsel of the Port Authority; provided, that, the election by Delta in respect of either (i) or (ii) above shall not relieve Delta of its obligation in respect of indemnification for Assumed Environmental Damages. If an Assumed Environmental Damage for which the IAT Parties seek indemnification requires Remediation, Delta shall have the option to perform the Remediation. This subsection (a) is only for the benefit of the IAT Parties and may not be relied upon by any third-parties. The procedures set forth in Sections 24.03 and 24.04 shall be applicable to the defense and indemnification obligations under this Section 34.01.
     (b) IAT shall be responsible for any Excluded Environmental Damages. IAT shall defend, indemnify, hold harmless and release the Delta Parties against any Excluded Environmental Damages arising out of (i) a claim, demand, judgment, injury, suit, cause of action, proceeding or obligation by a Person, or (ii) any claim, demand, judgment, suit, cause of action, award, fine, cost or expense in connection with an Environmental Requirement applicable to the Delta Parties. IAT shall, at its election, either (i) at its sole expense defend any claims, demands, suits, causes of action and proceedings relating to or arising out of Excluded Environmental Damages, or (ii) reimburse the Delta Parties for all costs of defending against any claims, demands, suits, causes of action and proceedings relating to or arising out of Excluded Environmental Damages (including attorney’s fees and costs, expenses or disbursements incurred in defending against the foregoing), and shall not raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, its commissioners, officers, agents and employees, the immunity of the Port Authority, its commissioner’s, officer’s agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority, without first obtaining the consent of the general counsel of the Port Authority. If an Excluded Environmental Damage for which the Delta Parties seek indemnification requires Remediation, the IAT Parties shall have the option to perform the Remediation. This subsection (b) is only for the benefit of the Delta Parties and may not be relied upon by any third parties. The procedures set forth in Sections 24.03 and 24.04 shall be applicable to the defense and indemnification obligations under this Section 34.01.
     (c) Delta may, but shall not be under an obligation to, on or before Phase I DBO, cause an environmental investigation of the Delta Premises to be performed, as a Project Cost, by an environmental consulting firm, for the express purpose of identifying, and measuring the presence of, and/or concentration of, any Hazardous Substances. Delta shall: (i) notify IAT at least 30 days prior to the commencement of any such on-site environmental investigation, (ii) provide IAT fourteen (14) days to comment on a draft work plan for the investigation, which comments Delta will consider in good faith, (iii) allow IAT to be present during the performance of the investigation at the Delta Premises, and (iv) allow IAT to collect split samples. Delta shall provide IAT with a draft of the report presenting the results of the environmental investigation, allow IAT two weeks to provide reasonable comments on the draft, and consider IAT’s comments in good faith. Delta shall provide IAT, at Delta’s cost and expense, with a complete copy of the final report presenting the results of the environmental investigation, including all test results obtained during the performance of the environmental investigation.
          Section 34.02. Compliance. (a) Delta and Delta’s officers, directors and employees shall comply with, and shall use commercially reasonable efforts to cause Delta’s agents, contractors, invitees, Affiliates and Sublessees to comply with, all Environmental Requirements relating to (i) their respective operations and activities in and on the Delta Premises, (ii) Assumed Environmental Damages, and (iii) Releases prohibited under Section 34.03.
     (b) IAT and IAT’s officers, directors and employees shall comply in all material respects with, and shall use commercially reasonable efforts to cause its agents, contractors, invitees, Affiliates and Sublessees to comply in all material respects with, all Environmental Requirements relating to (i) their respective operations and activities in and on Terminal 4, (ii) Excluded Environmental Damages, (iii) Releases prohibited under Section 34.03, and (iv) work performed that constitutes ATA Permitted Remediation Costs.
          Section 34.03. Prohibited Releases. (a) Delta shall not, and shall not permit Delta Representatives to, Release any Hazardous Substance in, on, or under Terminal 4, and if such Release occurs, shall be fully responsible for same in accordance with Section 34.01 above.
     (b) IAT shall not, and shall not permit IAT’s Affiliates, IAT’s Sublessees, and their respective officers, directors, employees, agents and contractors to, Release any Hazardous Substance in, on, or under Terminal 4, and if such Release occurs, shall be fully responsible for same in accordance with Section 34.01 above.
     (c) Delta shall notify IAT, the general manager of the Airport and the applicable Governmental Authority of, and promptly Remediate, or cause the Remediation of, at Delta’s sole cost and expense and in accordance with the provisions of Section 34.05, any Release prohibited by subsection (a). IAT shall notify Delta, the general manager of the Airport and the applicable Governmental Authority of, and promptly Remediate, or cause the Remediation of, at the sole cost and expense of IAT and in accordance with the provisions of Section 34.05, any Release prohibited by subsection (b).

          Section 34.04. Post-Term Obligations. (a) If after the end of the Term, IAT alleges that Delta has an obligation to indemnify it under Section 34.01, Delta shall have the right (but not the obligation), to cause an environmental investigation of the Delta Premises (or portions thereof) to be performed, at Delta’s cost and expense, by a reputable, independent environmental consulting firm, for the purpose of verifying or disproving the basis for any such allegation. Delta shall notify IAT at least 30 days prior to the commencement of any such on-site environmental investigation, and IAT shall have the right to be present at and to observe any on-site investigation conducted by Delta’s consultant, and to take split samples for purposes of conducting its own investigation. Delta shall promptly provide IAT, at Delta’s cost and expense, with the full and complete final copy of the independent environmental consulting firm’s report, including all test results and other data collected, measured, or otherwise relied upon by such consulting firm.
     (b) The parties’ rights and obligations with respect to any Assumed Environmental Damages and Excluded Environmental Damages, shall be subject to, and apportioned in accordance with, the provisions of Section 34.01 and Remediated in accordance with the provisions of Section 34.05.
     (c) In the event IAT recovers from any Person, including a Delta Sublessee, any amount payable in respect of any Assumed Environmental Damages, Delta’s share of such costs and expenses (if any), as determined in accordance with Section 34.01, shall be decreased proportionately.
     (d) The following provisions shall survive termination of this Agreement: (i) Delta’s obligation to release, indemnify or otherwise compensate IAT or the IAT Parties in respect of any Assumed Environmental Damages under Section 34.01, (ii) Delta’s obligation to reimburse IAT for Delta’s Share of ATA Permitted Remediation Costs pursuant to Section 7.05 related to costs of Remediation that, but for the expiration of the Term, would otherwise constitute ATA Permitted Remediation Costs, provided such Remediation costs are not related solely to matters or conditions first occurring or originating following the expiration of the Term, and (iii) Delta’s obligation to indemnify the Port Authority under Section 5.01(f).
     (e) IAT’s obligation to release, indemnify or otherwise compensate Delta or the Delta Parties in respect of any Excluded Environmental Damages under Section 34.01 shall survive termination of this Agreement.
          Section 34.05. Remedial Standards. Whenever Delta or IAT shall be obligated under this Article 34 to Remediate or participate in the Remediation of any Release prohibited under Section 34.03 or to pay for Remediation, it is understood that the Remediation shall be performed (i) to achieve a concentration of Hazardous Substances applicable to non-residential property under then applicable Environmental Requirements or, if more stringent, the requirements set forth in the Port/IAT Lease, (ii) cost effectively, including through the use of monitoring, natural attenuation or risk assessments allowed by then applicable Environmental Requirements, and (iii) with the use of engineering controls, engineered barriers or institutional controls (such as deed restrictions) to the extent such controls or barriers are authorized in writing by the Port Authority. Notwithstanding anything to the contrary stated in (i), (ii) and (iii), above, Remediation shall be performed and completed as necessary in the judgment of the

Port Authority to obtain timely compliance with the Basic Lease and accordingly, such Basic Lease related compliance shall control and govern, provided that such standard is at least as stringent as the Port/IAT Lease.
          Section 34.06. Agents and Contractors. (a) For purposes of determining whether Environmental Damages or a Release prohibited under Section 34.03 or any other event giving rise to indemnification under the provisions of this Article 34 results from the act or omission of an agent or contractor of Delta or Delta’s Affiliates, no Approved Contractor or other Person selected or approved by the Management Committee shall be deemed to be a contractor or agent of Delta or Delta’s Affiliates merely by reason of Delta’s representation on the Management Committee.
     (b) For purposes of determining whether Environmental Damages or a Release prohibited under Section 34.03 or any other event giving rise to indemnification under the provisions of this Article 34 results from the act or omission of an agent or contractor of IAT or IAT’s Affiliates, no Approved Contractor or other Person selected or approved by the Management Committee shall be deemed to be a contractor or agent of IAT or IAT’s Affiliates merely by reason of IAT’s representation on the Management Committee.
          Section 34.07. Environmental Information. Each party (in this Section, the “responding party”) shall make available to the other (in this Section, the “requesting party”), upon receiving reasonable notice from the requesting party, any information reasonably within the responding party’s control such as results of investigations, investigations of releases, reports about regulatory action or reports regarding an audit of conditions of the premises, including results, investigations and reports prepared by or for the responding party to Governmental Authorities, in each case pursuant to applicable Environmental Requirements. All reasonable requests for such information shall be fulfilled within a reasonable period of time at the requesting party’s cost and expense.
          Section 34.08. Access. (a) Without limiting anything contained in this Agreement, IAT and its respective officers, employees, agents, representatives, designees, and independent contractors, shall have the right, but not the obligation, to enter upon any portion of the Delta Space, (i) upon at least five days’ prior notice to Delta’s station manager and Director of Environmental Services, to conduct tests and related activities, install wells, dig, pump, remove soil or water or other materials, perform inspections, and generally conduct such other activities as may be necessary to carry out any Remediation for which IAT may be responsible, and (ii) upon at least five days’ prior notice to Delta’s station manager and Director of Environmental Services together with a statement of the reason and available evidence, to investigate any reasonably held belief that Delta is or has been in violation of this Article 34. Any activity conducted by IAT pursuant to this Section 34.08 shall be conducted at IAT’s sole cost and expense and IAT shall not, in conducting such activity, or in permitting such activity to be conducted, interfere or permit interference with Delta’s operations. IAT shall indemnify the Delta Parties for any Damages incurred by them arising out of acts or omissions of IAT, the IAT Parties, or their officers, employees, agents, representatives, designees, and independent contractors, in the exercise of any right conferred by this Section 34.08.

     (b) Delta and its officers, employees, agents, representatives, designees, and independent contractors, including the environmental consulting firm designated by Delta in accordance with Section 34.04(a), shall have the right, during the Term and, upon notice to IAT, after the end of the Term, to enter upon any portion of Terminal 4 to Remediate any Release prohibited under Section 34.03 or to conduct such tests and related activities, including taking soil or groundwater samples from existing or new borings or wells, as may be reasonably required to exercise Delta’s rights under Section 34.04(a) or carry out a Remediation, and IAT shall obtain all necessary consents from the Port Authority (and/or the subsequent owner or lessees of Terminal 4 superior in title to Delta) to allow Delta to exercise its rights under this Section 34.08 after the end of the Term. Delta shall indemnify the IAT Parties for any Damages incurred by them as a result of the negligence of Delta or Delta’s officers, employees, agents, representatives, designees, and independent contractors in the exercise of any right conferred by this Section 34.08.
          Section 34.09. Third Parties. Nothing in this Article 34 shall limit the rights and remedies that IAT or Delta may have against third parties at law, in equity or otherwise.
          Section 34.10. Survival. Except as otherwise provided in this Article 34, the terms and provisions of this Article 34 shall survive the expiration or termination or this Agreement.

ARTICLE 35.
PHASE II/III OPTIONS
          Section 35.01. Phase II/III Option. Delta shall have the option (the “Phase II/III Option”), to be exercised as provided below, to lease from IAT (at any time and from time to time) that portion of the Terminal 4 Site adjacent to Concourse B as shown on Exhibit B, page 2 for purposes of completing Phase II (the “Phase II Space”), and/or those portions of Terminal 4 and the Terminal 4 Site adjacent to Concourse A and the Headhouse as shown on Exhibit B, page 3 for purposes of completing Phase III (the “Phase III Space”, collectively with the Phase II Space, the “Option Spaces”, and each, individually, an “Option Space”). Delta may exercise the Phase II/III Option as to the Phase II Space or the Phase III Space, and if Delta exercises said option as to only one (1) Option Space, it may exercise said option later as to the other Option Space. In order to exercise the Phase II/III Option, Delta shall give written notice of its desire to exercise the Phase II/III Option to IAT, specifying whether Delta wishes to exercise the Phase II/III Option as to one or both Option Spaces. Such notice shall be given at least 120 days prior to the date specified in its notice on which Delta desires to occupy the applicable Option Space, provided that, if the design and construction activities for the applicable Option Space have not commenced, in each case, prior to December 31, 2020, Delta shall not have the option to proceed with the Phase II and/or Phase III, as applicable.
          If Delta exercises the Phase II/III Option with respect to either or both of the Option Spaces, IAT shall be deemed to have leased to Delta, effective as of the “Option Effective Date” specified for such Option Space, the applicable Option Space together with all rights and benefits appurtenant thereto, on terms generally consistent with the terms applicable to Phase I and the Delta Premises as contemplated to exist during Phase I. If Delta exercises the Phase II/III Option, IAT shall deliver the applicable Option Space in its “as is” condition at the time, subject to reasonable wear and tear but in compliance with IAT’s maintenance obligations under the Port/IAT Lease with respect thereto.
          Delta’s exercise of any component of the Phase II/III Option shall be subject to the following:
     (a) no Event of Default shall have occurred and is then continuing under Article 26;
     (b) any Contract Carriers that would be displaced from the applicable Option Space shall be relocated to terminal space at the Airport as contemplated by a Phasing Strategy implemented by IAT in consultation with Delta and taking into account any requirements under the Port/IAT Lease, including any requirements that Terminal 4 remain the “terminal of last resort” for 24/7 international arrivals at the Airport;
     (c) assurance to IAT that the quality and efficacy of the operations and construction of Terminal 4 shall be maintained with any decision to proceed with, complete and operate under Phases II and/or Phase III;
     (d) the risk profile to IAT will not be materially adversely affected by Phase II and/or Phase III as reasonably determined by IAT and Delta;

     (e) Delta and IAT will cooperate in good faith with each other to achieve Phase II and/or Phase III (to the extent Delta elects to pursue such Option Space) and shall work jointly and diligently to pursue completion of the same on terms generally consistent with the completion of Phase I, including terms relating to the financing of Phase II and Phase III, designs, plans and specifications, construction schedules and other construction documents and completion of construction of Phase II and/or Phase III, as applicable, on the terms and conditions applicable to the Phase I IAT Project to meet IAT’s and Delta’s requirements and specifications, including requirements as to timing of completion of the construction and opening of Phase II and/or Phase III, as applicable, as established by Delta and agreed to by Delta;
     (f) Delta and IAT shall cooperate in good faith with each other in amending this Agreement as may reasonably be necessary to reflect the final terms of this Agreement with respect to the applicable Option Space and as required by the Port Authority, the Port/IAT Lease, the Terminal 4 Project Bond Documents and any other applicable financing requirements. The approval of any amendments required pursuant to this subsection (e) shall not be unreasonably withheld, delayed or conditioned by IAT or Delta;
     (g) Delta shall have obtained the necessary Port Authority approval and required approvals under the Terminal 4 Project Bond Documents;
     (h) In addition to Post-DBO Rent, Delta shall pay rent in respect of the applicable Option Space for each Annual Period calculated in a manner consistent with the calculation of Post-DBO Rent, which shall be deemed to be included as “Delta Rent” for all intents and purposes hereunder following completion of the construction and opening of the Option Space and the final terms of the Rent applicable to the subject Option Space shall be reflected (consistent with the terms provided in this subsection (g)) in an amendment of the type referred to in subsection (e) above;
     (i) Delta shall have the right to determine the means and terms by which Phase II and/or Phase III shall be financed or refinanced (including the selection of any lenders, underwriters or other parties it deems appropriate), subject to consent of the Port Authority and the consent of IAT. Delta will keep IAT regularly informed of Delta’s determination of the means and terms of such financing or refinancing of Phase II and/or Phase III;
     (j) Any Port Authority financing with respect to Phase II and/or Phase III shall be non-recourse to, and shall not require credit support from, JFK IAT Member as the sole member of IAT (or any affiliates of the members of JFK IAT Member other than IAT), Delta or the Port Authority. Nothing herein shall require any Bonds or any future financing to become a Delta obligation. In addition, there shall be no equity funding obligations for JFK IAT Member, or any upstream entities thereto; and
     (k) Any financing for Phase II and/or Phase III must not violate the Port/IAT Lease or create a default with respect to the then outstanding Terminal 4 Project Bonds (including coverage covenants) or under any Terminal 4 Project Bond Documents, provided, that IAT shall use reasonable efforts to cooperate with Delta in obtaining any and all amendments, consents, waivers and variances necessary or desirable to obtain the desired financing and prevent any such violation or default.

ARTICLE 36.
MISCELLANEOUS
          Section 36.01. Force Majeure. Notwithstanding any other provision of this Agreement, each of Delta and IAT shall not be deemed to be in violation of this Agreement nor to have breached this Agreement, nor shall it be deemed to be an Event of Default nor an IAT Event of Default, as the case may be, to the extent that such party is prevented from performing specific obligations under this Agreement by reason of any strikes, lock-outs, boycotts, other labor disputes, embargoes, shortages of materials or supplies, fire, casualty, acts of God including severe weather conditions, earthquakes, flood, acts of war, acts of an enemy of the United States, riots, rebellion, sabotage or any other unusual circumstance for which such party is not responsible and which is not within such party’s control (collectively, “Force Majeure Events”), in all cases only to the extent that a Force Majeure Event directly affects such specific obligations under this Agreement, provided that, the foregoing shall not limit Delta’s obligations in respect of cost overruns pursuant to Section 6.02 or relieve Delta from paying the Rent hereunder through the date of termination of this Agreement as a result of such Force Majeure Event.
          Section 36.02. Waste. Subject to any other rights or obligations arising from this Agreement or the Port/IAT Lease, Delta shall not and IAT shall not cause, allow, suffer or permit any common law waste or injury to Terminal 4, or permit any use of Terminal 4 that is a common law nuisance or unlawfully inhibits the enjoyment or benefit of the other party’s interest in Terminal 4.
          Section 36.03. Attornment. In the event that (x) IAT assigns or transfers its rights and obligations under this Agreement (other than collateral assignments for security purposes in connection with the Terminal 4 Project Bond Documents, unless and until such collateral assignments are exercised by the holder thereof), (y) the Trustee[s], or the Port Authority or any designee of the Trustee[s], or the Port Authority enter[s] into a lease replacing the Port/IAT Lease, or (z) (i) the Trustee[s], or any designee of the Trustee[s] or (ii) the Port Authority succeeds to the interest of IAT under the Port/IAT Lease and this Agreement, Delta shall attorn to such assignee, transferee or designee, the Trustee[s], or the Port Authority (in this Section “such transferee”) and shall continue to be obligated by, and to perform all of its obligations pursuant to, this Agreement in the manner required by this Agreement as if such transferee were IAT, provided that, such transferee agrees to recognize (and recognizes) all of Delta’s rights pursuant to this Agreement and agrees to be obligated by, and to perform (and performs) all of IAT’s obligations pursuant to this Agreement in the manner required by this Agreement as if such transferee were IAT. This Section shall be self-operative without any further writing being necessary. Promptly after a request by such transferee, as a condition to the continued effectiveness of the provisions of this Section benefiting Delta, Delta shall execute and deliver an agreement with such transferee confirming the provisions of this Section in form and substance reasonably satisfactory to such transferee and Delta. Promptly after a request by Delta, as a condition to the continued effectiveness of the provisions of this Section benefiting such transferee, such transferee shall execute and deliver an agreement with Delta confirming the provisions of this Section in form and substance reasonably satisfactory to Delta and such transferee. Nothing in this Section 36.03 shall be construed to permit, or waive any restriction with respect to, any assignment or transfer prohibited or restricted under this Agreement.

          Section 36.04. Quiet Enjoyment. So long as no Event of Default shall have occurred and be continuing, IAT covenants that Delta shall peaceably have and hold during the Term the Delta Premises and the easements, rights and benefits under and pursuant to this Agreement free from the claims of any Person claiming by, through or under IAT.
          Section 36.05. Notices. All notices, requests, demands, consents, approvals and other communications required or permitted under this Agreement shall be in writing and shall be given by mail, overnight courier, facsimile, transmission or personal delivery to the addressee at its addresses set forth below or, if the addressee has changed its addresses by notice as provided herein, at its addresses set forth in the most-recent change-of-address notice:
(i)    If to IAT:
JFK International Air Terminal LLC
John F. Kennedy International Airport (Terminal 4)
Room 161-022
Jamaica, New York 11430
Attention: President
Fax: 718-751-3729
with copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Darius Tencza
Fax: 212-909-6836
(ii)   If to Delta:
Delta Air Lines, Inc.
Corporate Real Estate, Dept. 877
1030 Delta Boulevard
Atlanta, Georgia 30354
Attention: Vice President-Properties & Facilities
Fax: 404-715-2548
Any notice, request, demand, consent, approval or other communication hereunder shall be deemed to have been duly given upon the earliest to occur of (x) when it is deposited in the United States Postal Service and sent by registered or certified mail, return receipt requested, postage pre-paid, and addressed to the addressee at its address set forth above or, if the addressee has changed its addresses by notice as provided herein at its addresses set forth in the most recent change-of-address notice, (y) when it is received by the addressee, and (z) when delivery is refused by the addressee. Notwithstanding anything herein to the contrary, any time period hereunder that is to be calculated from the time that a notice, request, demand, consent, approval or other communication is given shall be calculated from the time that such notice, request, demand, consent, approval or other communication is actually received or delivery is refused by the addressee. Either party hereto may change the addresses to which notices, requests, demands, consents, approvals and other communications hereunder are to be delivered by giving the other party notice in the manner required in this Section.
          Section 36.06. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof. No parole or extrinsic evidence shall be used to modify, supplement or amend the express terms of this Agreement. No representations, inducements, arrangements or agreements, oral or otherwise, between the parties with respect to the subject matter of this Agreement exist that are not otherwise contained or set forth in writing in this Agreement or the other Transaction Documents, and no such representations, inducements, arrangements or agreements shall have any force or effect unless set forth herein or therein. Notwithstanding the foregoing, the agreements and other documents listed on Schedule 36-1 shall survive the execution and delivery hereof and continue in force and effect according to their respective provisions.
          Section 36.07. Port/Delta Lease. Nothing in this Agreement shall apply to, modify, or be deemed to modify, or relate in any way to, the activities or services performed by Delta on or with respect to premises covered by the Port/Delta Lease or any other agreement between the Port Authority and Delta.
          Section 36.08. 2026 Condition Survey. IAT and Delta hereby agree that the following provisions shall apply in connection with the Condition Survey, if any, conducted by the Port Authority pursuant to Section 40(h) of the Port/IAT Lease in the 2026 calendar year (the “2026 Condition Survey”):
     (a) Within five (5) days of IAT’s receipt from the Port Authority of the name of the proposed Condition Survey Contactor and the form of the proposed Condition Survey Contract, IAT shall deliver same to Delta. Delta shall either approve, or provide reasonable details of its objections to, the proposed Condition Survey Contractor or the proposed Condition Survey Contract within ten (10) days after receipt from IAT. IAT shall not approve the proposed Condition Survey Contractor or the form of the proposed Condition Survey Contract without first addressing with the Port the objections, if any, raised by Delta (or if Delta fails to respond during the applicable time period, IAT may approve or reject such Condition Survey Contractor and/or Condition Survey Contract in accordance with the Port/IAT Lease); provided that, Delta and IAT acknowledge that the Port is under no obligation to accept IAT’s objection to the Condition Survey Contract or the Condition Survey Contractor.
     (b) Within thirty (30) days after the Report Date, Delta and IAT shall consult with one another with respect to the 2026 Condition Survey Report and shall ascertain which of the items set forth in the 2026 Condition Survey, if any, are required to be performed as a 2026 Capital Repair. The parties expressly acknowledge that the Port Authority may require IAT to complete maintenance, repairs and other work pursuant to the 2026 Condition Survey that do not fall within the definition of 2026 Capital Repairs. Delta and IAT shall work cooperatively to review the 2026 Condition Survey and Delta shall have consultation rights in respect thereof (and IAT shall not consent to the inclusion of any recommended repairs being included as 2026 Capital Repairs without prior consultation with Delta), to mutually and reasonably agree as to the scope, design, and other matters to be considered as Approved 2026 Capital Repairs, subject in each case to the terms of the Port/IAT Lease (any such work approved by Delta and IAT, the “Approved 2026 Capital Repairs”), provided that, Delta and IAT acknowledge that the Port is under no obligation to accept IAT’s objection with respect to any items to be included therein. IAT shall perform the Approved 2026 Capital Repairs, it being understood that nothing contained herein shall alter or affect the maintenance and repair standards set forth elsewhere in this Agreement, or in the Port/IAT Lease, or prevent Delta or IAT from disputing the need for the performance of the 2026 Capital Repairs. The contracts and contractors proposed to complete the Approved 2026 Capital Repairs shall be subject to the approval of Delta in all respects. The Costs of the Approved 2026 Capital Repairs shall be financed by IAT on terms and conditions reasonably acceptable to both Delta and IAT; provided, however, in no case shall the amortization term be less than ten (10) years (the “Approved 2026 Capital Repairs Financing”).
     (c) Delta shall pay as part of its Post-DBO Rent for Annual Periods during the Term when IAT pays debt service on the Approved 2026 Capital Repairs Financing a share of the debt service for the Approved 2026 Capital Repairs Financing, which shall be determined by allocating fifty percent (50%) of such debt service payments for the applicable Annual Period in accordance with the methodologies for allocation of ATA Direct O&M Expenses described in Schedule 7.3(a), including without limitation, the allocation between the Airfield Cost Center and the Terminal Cost Center based on actual expenditures and the allocation to Terminal Sub-Cost Centers based on the Usable Area within the Terminal Sub-Cost Centers, provided that the benefit of the associated Approved 2026 Capital Repair accrues to the appropriate Terminal Sub-Cost Center (the “Additional Re-lifing Rental”).
     (d) Following each semi-annual reconciliation performed by IAT in accordance with Section 7.04 of this Agreement with respect to any Semi-Annual Period in which Delta has made a payment in respect of Additional Re-lifing Rental, Delta will be due a rental credit (the “Re-lifing Credit”) to be applied in the immediately succeeding Semi-Annual Period in the amount equal to fifty percent (50%) of the Additional Re-lifing Rental paid in the Semi-Annual Period then being reconciled in accordance with Section 7.04, but not to exceed an amount equal to seventy-five percent (75%) of the portion of the Capital Charge included in Delta’s Post-DBO Rent for such Semi-Annual Period; provided, however, that such Re-lifing Credit shall not exceed (i) with respect to the first Semi-Annual Period in an Annual Period, the amount that IAT reasonably expects will be available as Port Authority Residual Rental (as defined in the Port/IAT Lease) at the end of such Annual Period, and (ii) with respect to the second Semi-Annual Period in such Annual Period, the amount that, when added to the Re-lifing Credit applied in such second Semi-Annual Period (i.e., the Re-lifing Credit calculated based upon the reconciliation of the Post-DBO Rent in the immediately preceding first Semi-Annual Period), does not exceed the amount that IAT reasonably expects will be available as Port Authority Residual Rental at the end of such Annual Period, as all such amounts (e.g., including Port Authority Residual Rental) may be reconciled in accordance with Section 7.04 of this Agreement and the Port/IAT Lease, as applicable.
     (e) As used in this Section 36.08, the following terms shall have the following meanings:

     (i) “2026 Capital Repairs” means deferred Capital Repair items identified in the 2026 Condition Survey, but specifically excluding recommendations for remediation of environmental conditions or for installation of (as opposed to replacement of) up-graded technology, systems or other improvements not located at and serving Terminal 4 as of the Effective Date; and
     (ii) “Costs of the 2026 Capital Repairs” means and include (i) the costs of performing any Approved 2026 Capital Repairs actually performed in connection with the recommendations set forth in the 2026 Condition Survey; (ii) financing costs associated with the Approved 2026 Capital Repairs Financing; and (iii) IAT’s 50% share of the Costs of the Condition Survey for the 2026 Condition Survey.
          Section 36.09. Recording Of Memorandum. Each party hereto, upon the written request of the other party, shall execute and deliver a memorandum of this Agreement or of any amendment, supplement, extension or other modification hereof in proper form for recording, setting forth such provisions (other than rental terms) as shall be required by applicable Law or reasonably requested by either party to give notice of the existence of this Agreement, such amendment, supplement, extension or other modification and the provisions hereof or thereof. Either party hereto may cause such memorandum of this Agreement or any amendment, supplement, extension or other modification to be recorded, and whichever party causes such recordation shall pay the cost of such recording. Each party hereto, upon the written request of the other party shall execute and deliver such documents as are reasonably requested by the other party, and in form and substance reasonably satisfactory to both parties, to permit such recordation.
          Section 36.10. Severability. If any provision of this Agreement is determined to be unenforceable by a court of competent jurisdiction or by an arbitration pursuant to this Agreement, such provision shall be deleted or may be altered by such court or arbitration, and this Agreement shall be enforced subject to such deletion or alteration.
          Section 36.11. Binding Effect. This Agreement shall be binding upon shall inure to the benefit of each party hereto and its successors and assigns, and all references herein to IAT and Delta shall include their respective successors and assigns, provided that, nothing in this Section shall be construed to permit, or waive any restriction with respect to, any assignment or transfer prohibited or restricted under this Agreement.
          Section 36.12. No Third Party Beneficiaries. This Agreement is for the benefit of only IAT and Delta and their respective successors and assigns, and there are no third party beneficiaries of this Agreement, except as expressly provided herein. To the extent expressly benefited hereunder as a third party beneficiary, the Port Authority and the Trustee[s] may enforce this Agreement directly against either IAT or Delta.
          Section 36.13. Amendment. This Agreement may be amended, changed or modified only by a writing signed by IAT and Delta and, to the extent required by the Port/IAT Lease, subject to the approval of the Port Authority and to the extent required by the Bond Documents, subject to the approval of the Trustee[s] and Bond Insurer.

          Section 36.14. Waiver Of Breach. Any delay in enforcing its rights or remedies hereunder shall not be a waiver by either party hereto of its rights and remedies hereunder. All waivers of any right or remedy hereunder by either party hereto must be made in writing, and no such waiver shall waive any rights or remedies except as expressly set forth therein.
          Section 36.15. Relationship. This Agreement does not create any relationship between the parties hereto other than a contractual relationship by and between two independent parties as landlord and tenant. This Agreement shall not create a partnership, joint venture, employer-employee, master-servant, or any other fiduciary relationship, and no such relationship shall be inferred or construed hereunder.
          Section 36.16. No Brokers. Each party hereto represents and warrants to the other and agrees that no brokers of any kind or nature were utilized by such party in any manner in the introduction of the parties, the negotiation of this Agreement or the execution thereof, and that no broker whatsoever is entitled to any commission or other compensation or remuneration of any kind as a result of such party’s consummation of this Agreement.
          Section 36.17. Choice Of Law. This Agreement shall be governed by and construed in accordance with the Law of the State of New York.
          Section 36.18. Choice Of Venue. Any and all disputes or controversies arising out of, connected with or related to this Agreement that are not subject to arbitration in accordance with Article 28 shall be brought in New York State Supreme Court, New York County or, if jurisdictionally permitted, the United States District Court for the Southern District of New York.
          Section 36.19. Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO A TRIAL BY JURY OF ANY CLAIM, DISPUTE OR CONTROVERSY BROUGHT BEFORE A COURT THAT ARISES OUT OF, RELATES TO OR IS CONNECTED WITH THIS AGREEMENT, THE USE OR OPERATION OF ANY PART OF TERMINAL 4 OR ANY BREACH OF OR FAILURE TO PERFORM ANY PROMISE, TERM, COVENANT, AGREEMENT, CONDITION, REPRESENTATION, WARRANTY OR OTHER PROVISION HEREOF.
          Section 36.20. Specific Performance. Each party to this Agreement acknowledges (and waives any defense based on a claim) that except where monetary damages elsewhere in this Agreement are specifically provided, monetary damages are not an adequate remedy to redress a breach by the other hereunder and that a breach by it hereunder would cause irreparable harm to any other party to this Agreement. Accordingly, each party to this Agreement agrees that upon a breach of this Agreement by any other party, the remedies of injunction, declaratory judgment and specific performance shall be available to such non-breaching party.
          Section 36.21. Counterparts. This Agreement may be executed in any number counterparts, but not facsimile counterparts, each of which shall constitute an original agreement, and all of which together shall constitute one and the same agreement.
          Section 36.22. Delta Space Permit. Except as provided in connection with calculation of the Delta Rent pursuant to Section 7.02, the Delta Space Permit is hereby terminated in all other respects and this Agreement shall govern the relationship between Delta and IAT in respect of the Delta Premises previously governed by the Delta Space Permit.
          Section 36.23. IAT Confidential Information. In this Agreement, whenever documents and information are to be provided by IAT to Delta in connection with the preparation or review of financial information, including in connection with the calculation of terminal fees, matters provided in Section 7.04, or in connection with the Budget, IAT shall not be required to provide confidential information related to the rates and charges paid by ATA Airline Sublessees under their particular Sublease, or IAT’s employee compensation (other than head count and departmental cost basis used in preparing the Budget).
[remainder of page intentionally blank]

          IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first written above.

JFK INTERNATIONAL AIR TERMINAL LLC
By:	/s/ Michael E. Sibilia
	Name:	Michael E. Sibilia
	Title:	Chief Financial Officer

[signatures continued on next page]
[Anchor Tenant Agreement Signature Page]

DELTA AIR LINES, INC.
By:	/s/ John W. Boatright
	Name:	John W. Boatright
	Title:	Vice President — Corporate Real Estate

[Anchor Tenant Agreement Signature Page]

EXHIBIT A-1
Pre-DBO Premises; Location of Delta Premises; Concession Space; Concourse A; Delta
Hardstand Positions
[see attached]

EXHIBIT A-2
Location of Perimeter Dig Area; FIS Facility; Terminal 2-4 Connector Area
[see attached]

EXHIBIT A-2-1
Triangle Plume
[see attached]

EXHIBIT B
Master Plan
[see attached]

EXHIBIT C
Approved Signage Locations
[see attached]

EXHIBIT D
Form of Construction Contract Assignment Agreement
[see attached]

EXHIBIT E
Form of Contractor Consent and Agreement (Construction Administration Agreement and
Major Contracts)
[see attached]

EXHIBIT F
Non-Major Contract Stipulated Contract Language
[see attached]

EXHIBIT G
RESERVED

EXHIBIT H-1
RESERVED

EXHIBIT H-2
Form of Recognition, Non-Disturbance, Attornment and Consent Agreement
[see attached]

EXHIBIT I
RESERVED

EXHIBIT J
Form of License Agreement between IAT and Scheduled Aircraft Operators (other than
ATA Airline Sublessees) for use of Delta Gates and Delta Hardstand Positions
[see attached]

EXHIBIT K
Form of Letter of Credit
[see attached]

SCHEDULE 1-1
ATA Permitted O&M Expenses
[see attached]

SCHEDULE 4-1
Port/IAT Lease
[see attached]

SCHEDULE 4-2
Series 6 Bond Documents
[see attached]

SCHEDULE 4-3
Series 8 Bond Documents
[see attached]

SCHEDULE 4-4
Transaction Documents
[see attached]

SCHEDULE 6-1
Approved Phase I IAT Project Contract Documents
NONE

SCHEDULE 6-2
Phase I IAT Project Contract Documents Pending Approval
[see attached]

SCHEDULE 6-3
Standard Draw Documentation
[see attached]

SCHEDULE 6-4
Phase I IAT Project Management Structure
[see attached]

SCHEDULE 7-1
Pre-DBO Rent (with per gate increases)
[see attached]

SCHEDULE 7-2
RESERVED

SCHEDULE 7-3(a)
Post-DBO Rent
[see attached]

SCHEDULE 7-3(b)
Terminal 4 Gate Use Fee/Terminal 4 Hardstand Use Fee
[see attached]

SCHEDULE 7-4
Adjusted Terminal Management Fees
[see attached]

SCHEDULE 8-1
Port Authority Rules and Regulations
[see attached]

SCHEDULE 8-2
Terminal 4 Rules and Regulations
[see attached]

SCHEDULE 8-3
Terminal 3 Parking Fee
[see attached]

SCHEDULE 10-1
Committee Representatives
[see attached]

SCHEDULE 10-2
Pro Forma Budget
[see attached]

SCHEDULE 36-1
Agreements Surviving Execution of this Agreement
NONE

Exhibit A-1
Pre-DBO Premises; Location of Delta Premises; Concession Space; Concourse A;
Delta Hardstand Positions
Is a DRAWING

Exhibit A-2
Location of Perimeter Dig Area; FIS Facility; Terminal 2-4 Connector Area
Is a DRAWING

Exhibit A-2-1
Triangle Plume
Is a DRAWING

Exhibit B
Master Plan
Is a DRAWING

Curbside / Exterior

DELTA
Departures
DELTA
40'0"
next column
25' out

DELTA
4'0"
14'0"

November 23rd, 2010 ATA Lease Exhibit C 1

Curbside / Exterior Exterior Delta Branded sign on new curbside "V" column similar to new curbside check-in canopy structure Curbside Check-In Delta branded millwork & signage at new curbside check-in area and canopy structure ATA Lease Exhibit C November 23rd, 2010 1

Delta Check-In Check-In Rows 1 & 2 Delta branded millwork at check-in positions & freestanding kiosk Overhead suspended Lobby Information Display monitors and graphics behind check-in positions ATA Lease Exhibit C November 23rd, 2010 2

Sky Priority Check-In

SKY
PRIORITY
ENTRY VIEW

DELTA
ORITY
VIEW FROM SEATING AREA

November 23rd, 2010 ATA Lease Exhibit C 3

Sky Priority Check-In Sky Priority Check-In Delta branded millwork, backwall & graphics at Sky Priority check-in area ATA Lease Exhibit C November 23rd, 2010 3

Gate Holdroom Typical Holdroom Delta branded millwork at gate counter & backwall; wall graphics; suspended Gate Information Display monitors Wall graphics subject to coordination with advertising program ATA Lease Exhibit C November 23rd, 2010 4

Delta Sky Club Entrance

DELTA
SKY CLUB

November 23rd, 2010 ATA Lease Exhibit C 5

Delta Sky Club Entrance Concourse level entry to Sky Club Sky Club branded signage on concourse and within lobby visible from concourse ATA Lease Exhibit C November 23rd, 2010 5

ASSIGNMENT OF CONSTRUCTION CONTRACTS,
PLANS AND SPECIFICATIONS, AND
SERVICE AND OTHER CONTRACTS
by
DELTA AIR LINES, INC.,
a Delaware corporation,
as assignor
to
JFK INTERNATIONAL AIR TERMINAL LLC,
a New York limited liability company,
as assignee
Dated as of [November] __, 2010

Record and Return to:

ASSIGNMENT OF CONSTRUCTION CONTRACTS, PLANS AND SPECIFICATIONS, AND SERVICE AND OTHER CONTRACTS
     THIS ASSIGNMENT OF CONSTRUCTION CONTRACTS, PLANS AND SPECIFICATIONS, AND SERVICE AND OTHER CONTRACTS dated as of [November] __, 2010, made by (i) DELTA AIR LINES, INC., a Delaware corporation (hereinafter called the “Assignor”) in favor of (ii) JFK INTERNATIONAL AIR TERMINAL LLC, a New York limited liability company (hereinafter called the “Assignee”),
W I T N E S S E T H:
     WHEREAS, Assignee has developed and operates an air passenger terminal facility on certain premises located at John F. Kennedy International Airport, Jamaica, New York and more particularly described on Exhibit A attached hereto (the “Premises”), pursuant to a lease made effective as of May 13, 1997, bearing Port Authority File No. AYC-685 (hereinafter, as the same has been and may be amended, modified and supplemented, called the “Lease”), by and between The Port Authority of New York and New Jersey, a body corporate and politic created by the Compact of April 30, 1921, made by and between the States of New York and New Jersey and thereafter consented to by the Congress of the United States of America (hereinafter called “Port Authority”), as lessor, and Assignee, as lessee; and
     WHEREAS, the Assignee has entered into a trust administration agreement dated May 13, 1997 (hereinafter, as the same has been and may be amended, modified and supplemented, called the “Trust Administration Agreement”), by and between the Assignee and The Bank of New York Mellon (f/k/a The Bank of New York), a national banking association (the “Trustee”), as Trustee under the Trust Indenture, dated May 13, 1997, between the Trustee and the Port Authority; and
     WHEREAS, the Assignor and the Assignee have entered into that certain Anchor Tenant Agreement, dated as of [November] __, 2010 (hereinafter, as the same may be amended, modified and supplemented, called the “ATA”) relating to the premises covered thereby (hereinafter called the “ATA Premises”) pursuant to which the Assignor has agreed to develop, construct and occupy certain improvements and expansions of the Premises, as all described in the Lease and the ATA (hereinafter called the “2010 Expansion Project”); and
     WHEREAS, it is contemplated by Section 6.01(g) of the ATA that the Assignor and the Assignee enter into this Agreement.
     NOW, THEREFORE, in consideration of the Assignee entering into the ATA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Defined Terms. All capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Trust Administration Agreement, or if not defined therein, then in the Lease, or if not defined therein then in the ATA. In addition, the following terms as used in this Assignment shall have the meanings set forth below.
     “Assignment” means this Assignment of Construction Contracts, Plans and Specifications, and Service and Other Contracts, as the same may be amended, supplemented, consolidated, replaced, extended, renewed or otherwise modified from time to time.
     “Assigned Documents” means the Construction Agreements, the Plans and Specifications, the Service Agreements, the Other Contracts, and the Permits.
     “Assigned Rights” shall have the meaning assigned thereto in Section 2 hereof.
     “Construction Agreements” means the Construction Administration Agreement, the Major Contracts and each Phase I IAT Project Construction Contract that is not a Major Contract but which permits the assignment thereof, and any other agreements relating thereto (including, but not limited to, guaranties, payment bonds and surety agreements), and all amendments, modifications, supplements, consolidations, replacements, extensions and renewals thereof and including any existing construction agreements.
     “Default Rate” shall have the meaning assigned thereto in Section 6.
     “Event of Default” means the occurrence of either of the following: (i) any Event of Default (as defined in the ATA) in respect of Assignee’s obligations with respect to the Phase I IAT Project (as defined in the ATA), including without limitation Assignee’s obligations under Article 6 of the ATA, shall have occurred and be continuing, or (ii) Assignor’s election to terminate the ATA in accordance with the terms and provisions thereof at any time after the occurrence of any Event of Default (as defined in the ATA).
     “Obligations” means all indebtedness, liabilities, obligations, covenants, and sums due by the Assignor to the Assignee whether arising out of or related to or in connection with the ATA, including the 2010 Expansion Project.
     “Other Contracts” means each and every contract, agreement or license now or hereafter in effect which affects or relates to the development, use, occupancy, operation, management, ownership, demolition, maintenance or control of the ATA Premises or the 2010 Expansion Project and all amendments, modifications, supplements, consolidations, replacements, extensions and renewals thereof, together with all benefits of whatsoever nature derived or to be derived by the Assignor therefrom, including, without limitation, the right to exercise options, to give consents and to receive moneys (including

2

reimbursements) payable to the Assignor, in addition to all licenses, authorizations, certificates, variances, approvals, and other permits necessary or appropriate to permit the demolition, development, construction, operation and management of the ATA Premises or the 2010 Expansion Project, other than the Construction Agreements, the Plans and Specifications, Service Agreements and the Permits.
     “Permits” means all building permits, environmental permits, governmental permits, utility permits, land-use permits and other permits, licenses, approvals, development rights and authorizations now or hereafter issued, including, but not limited to, all permits, approvals and development rights issued by public agencies, to the extent assignable, provided, however, the Assignor shall use reasonable efforts to assure that the foregoing are assignable to the Assignee as contemplated hereunder, and all trade, names, trademarks and logos now or hereafter used in connection with the development or operation of the ATA Premises or the 2010 Expansion Project.
     “Plans and Specifications” means all plans and specifications now or hereafter existing for the development and construction of the ATA Premises or the 2010 Expansion Project, and all amendments, modifications, supplements, consolidations, replacements, extensions and renewals thereof.
     “Service Agreements” means each and every service, maintenance, management and other contract and warranties now or hereafter in effect relating to the ATA Premises or the 2010 Expansion Project and for the provision of services thereto and all amendments, modifications, supplements, consolidations, replacements, extensions and renewals thereof and including the existing service agreements.
     2. Assignment. As security for the full and timely payment, observance and performance when due of all the Obligations, Assignor hereby irrevocably, absolutely and unconditionally assigns unto Assignee, its successors and assigns, all of the right, title and interest of the Assignor (including, but not limited to, any damages and amounts payable to the Assignor thereunder, and all proceeds therefrom) in, to and under the following (other than agreements and other documents that are not assignable, provided, however, that the Assignor shall seek to assure that all agreements and other documents relating to the ATA Premises or the 2010 Expansion Project are assignable hereunder to the extent commercially reasonable):
     (a) The Service Agreements;
     (b) The Construction Agreements;
     (c) The Other Contracts;
     (d) The Permits;

3

     (e) The Plans and Specifications; and
     (f) All existing or after-acquired assignable warranties and guarantees (including, without limitation, any roof bond), permits or licenses in connection with the foregoing or otherwise relating to the ATA Premises or the 2010 Expansion Project (items (a) through (f) being herein collectively referred to as the “Assigned Rights”).
     3. Representations and Warranties of the Assignor. The Assignor hereby represents and warrants to Assignee as follows:
     (a) The Assignor has full power, authority and legal right and all necessary consents and authorizations to make the assignments contemplated hereby and this Assignment has been duly authorized, executed and delivered by the Assignor and constitutes the valid and legally binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by equitable principles generally.
     (b) The Assignor is not in default in the performance of any of its material obligations under any of the Assigned Rights.
     (c) The Assignor has not previously sold, assigned, transferred, mortgaged or pledged any of the Assigned Rights.
     Notwithstanding anything to the contrary contained herein, with respect to Assignor’s representations, warranties and covenants set forth in Sections 3 and 4 hereof pertaining to the Assigned Rights, the term “Assigned Rights” shall for purposes of Sections 3 and 4 hereof mean only those Assigned Rights that are owned by the Assignor, contracts rights controlled by the Assignor and contracts entered into by or on behalf of the Assignor.
     4. Covenants of the Assignor. The Assignor covenants and agrees with the Assignee that so long as the Obligations shall remain outstanding, it will:
     (a) Observe, perform and comply with each and every material agreement, condition and covenant to be performed on its part under each of the Assigned Rights;
     (b) Promptly forward copies to the Assignee, but in any event not later than five (5) business days after delivery or receipt by the Assignor, of any notice alleging default given or received by the Assignor pursuant to any of the Assigned Rights;

4

     (c) Execute and deliver to the Assignee at any time and from time to time such additional agreements and instruments, including, but not limited to, assignments of any future rights the Assignor may acquire in the nature of the Assigned Rights, it being the intention of the parties hereto that the Assignee will at all times enjoy the benefits of such future rights hereunder, and such Assigned Rights shall expressly provide that such future rights shall be assignable to the Assignee hereunder and the Assignor shall execute such other instruments as may be or shall be requested by the Assignee to confirm more fully the assignment contemplated hereby;
     (d) Not pledge, transfer, mortgage or otherwise further encumber or assign any of the Assigned Rights without the Assignee’s prior written consent; and
     (e) Deliver to the Assignee a true copy of each agreement comprising the Assigned Rights which is renewed, modified, amended or supplemented in any material respect.
     5. Assignor May Perform Prior to Default. The Assignee agrees that so long as an Event of Default shall not have occurred and be continuing, and except as provided for in the ATA, it will permit the Assignor to perform all of the agreements, conditions and covenants to be performed on the part of the Assignor under the Assigned Rights and to renew, supplement, amend, modify or terminate any Assigned Right in accordance with the ATA Lease.
     6. The Assignor’s Failure to Perform. The Assignee shall not be obligated to perform or discharge, nor does it undertake to perform or discharge, any agreement, condition or covenant under any of the Assigned Rights. In the event that the Assignor shall fail to perform its obligations hereunder or under the Assigned Rights, the Assignee shall have the right, but not the obligation to perform such obligations, as provided in the ATA. Any such performance by the Assignee shall not operate as a release or waiver of any of the obligations of the Assignor hereunder or under the Assigned Rights, and any sums reasonably incurred by the Assignee in so performing shall be payable by the Assignor immediately upon demand, and shall be secured hereby and accrue interest at the overdue interest rate provided for in Section 7.07 of the ATA (the “Default Rate”) from the date so incurred, until paid.
     7. Default by Assignor. Upon and at any time after an Event of Default, and regardless of the adequacy of the security for the Obligations, the authority of the Assignor to perform under each of the Assigned Rights shall be subject to the Assignee’s rights in the ATA.
     (a) The acceptance by Assignee of this Assignment, with all of the rights, powers, privileges and authority so created, and the further assignment by

5

the Assignee to the Port Authority and the Trustee, shall not, prior to entry upon and taking of possession of the ATA Premises or the 2010 Expansion Project, or any portion thereof, by the Port Authority or the Trustee, be deemed or construed to constitute the Port Authority or the Trustee in possession, nor thereafter or at any time or in any event obligate Assignee, the Port Authority or the Trustee to appear in or defend any action or proceeding relating to the Assigned Rights, the ATA Premises or the 2010 Expansion Project, or to take any action hereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Assigned Rights. The Assignee shall not be deemed to have assumed the control, care, management or repair of the ATA Premises or the 2010 Expansion Project or be liable in any way for any injury or damage to person or property sustained by any person or persons, firm or corporation in or about the ATA Premises or the 2010 Expansion Project, except for any claims, injury or damages arising out of or resulting from any gross negligence, willful misconduct or bad faith of the Assignee.
     (b) At any time after the occurrence and during the continuance of an Event of Default, the Assignee may in addition to all other rights and remedies set forth in the ATA, may, at its option, without notice and without regard to the adequacy of security for the Obligations hereby secured, with or without bringing any action or proceeding, and with or without a receiver (i) enter upon, take possession of, manage and operate the ATA Premises or the 2010 Expansion Project or any part thereof, (ii) make, cancel, enforce or modify the Assigned Rights, and (iii) enter into agreements with and/or terminate parties pursuant to the Assigned Rights. The entering upon and taking possession of all or any part of the ATA Premises or the 2010 Expansion Project and/or the management thereof and/or any other action taken pursuant hereto shall not cure or waive any default, or waive, modify or effect notice of default under ATA, or invalidate any act done pursuant to such notice.
     8. Power of Attorney. The Assignor hereby irrevocably appoints the Assignee, with full power of substitution, as the Assignor’s attorney-in-fact, with full authority in the name, place and stead of the Assignor, from time to time after the occurrence and during the continuance of an Event of Default, to do any and all things required to be done in the Assignee’s discretion, to carry out the terms and accomplish the purposes of this Assignment as fully and effectually as the Assignor could do, including, but not limited to, the power to endorse the Assignor’s name to checks, notes or other instruments for the payment of money, to deposit the same for the benefit of the Assignee and to institute, prosecute and settle all claims of the Assignor in connection therewith. This power of attorney is coupled with an interest and shall be irrevocable until all of the Obligations are paid in full and this Assignment is terminated. This power of attorney shall survive the dissolution and liquidation of the Assignor. The powers

6

conferred upon the Assignee hereunder are solely to protect its interest and shall not impose any duty upon it to exercise any of such powers.
     9. [Intentionally Omitted].
     10. No Waiver. The failure of the Assignee to avail itself of any of the terms, covenants and conditions of this Assignment for any period of time or at any time or times, shall not be construed or deemed to be a waiver of any such right and nothing herein contained, nor anything done or omitted to be done by the Assignee pursuant hereto shall be deemed a waiver by the Assignee of any of its rights and remedies under law or equity or under the ATA or this Assignment, or any of the Obligations, or under the laws of the state in which the ATA Premises is located.
     11. No Merger. So long as any of the Obligations secured hereby shall remain unpaid or unsatisfied, unless the Assignee shall otherwise consent in writing, the leasehold interest in the ATA Premises or any other interest of the Assignor or the Assignee in the ATA Premises or the Obligations or other security therefore shall not merge with any other interest therein, but shall always be kept separate and distinct, notwithstanding the union of said title either in the Assignor or in any other party by purchase or otherwise.
     12. Satisfaction. Upon payment and satisfaction in full of all the Obligations and of all sums payable hereunder, this Assignment shall become and be deemed discharged, satisfied, void and of no effect, and the Assignee shall execute and deliver to the Assignor all documents that may be required or reasonably requested to evidence the discharge and satisfaction of this Assignment at the Assignor’s sole cost and expense.
     13. Successors and Assigns. The terms, covenants, conditions and warranties contained herein and the powers granted hereby shall run with the land, shall inure to the benefit of and bind all parties hereto and their respective heirs, executors, administrators, successors and assigns, including, without limitation, the Trustee, any Interim Terminal Operator, Qualified Terminal Operator or Foreclosure Purchaser. Except as permitted under the ATA, the Assignor shall not assign, sell, convey, transfer, mortgage or pledge any of its rights or obligations hereunder to any party without the written consent of the Assignee. The Assignee may assign, sell, convey, transfer, mortgage or pledge any of its rights or obligations hereunder at any time to any party, and such assignment, sale, conveyance, transfer, mortgage or pledge shall benefit its respective heirs, executors, administrators, successors and assigns.
     14. Entire Agreement; No Oral Change. This Assignment and the other agreements heretofore or hereafter executed in connection with the ATA embody the entire agreement and understanding between the Assignor and the Assignee relating to the subject matter hereof and supersede all prior agreements and understandings relating thereto. This Assignment may not be changed orally, but only by an instrument in

7

writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
     15. Notices. All notices, directions, requests, consents and approvals required to be given to or by either party hereto shall be in writing, and all such notices and requests shall be personally delivered to the duly designated officer or representative of such party or delivered to the office of such officer or representative during regular business hours, or forwarded to him or to the party at such address by registered or certified mail, postage prepaid. The Assignor shall from time to time designate, in writing, any office within the Port of New York District and an officer or representative whose regular place of business is at such office upon whom notices and requests may be served. Until further notice, the Assignee hereby designates any officer in its ______________________ as its officer upon whom notices and requests may be served, and its office at ____________________, New York, New York ______, as the office where notices and requests may be served. Until further notice the Assignor hereby designates its _____________ as its officer upon whom notices and requests may be served, and its office at _____________, New York, New York _____________, as its office where notices and requests may be served. If mailed, the notices herein required to be served shall be deemed effective when delivered.
     16. GOVERNING LAW. THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE ASSIGNOR AND THE ASSIGNEE HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
     17. Severability. If any provision hereof or of any of the written instruments evidencing part or all of the Obligations is invalid or unenforceable in any jurisdiction such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Assignment and the application of any such invalid or unenforceable provision to parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall same affect the validity or enforceability of any other provision of this Assignment.
     18. Waiver of Redemption. The Assignor hereby waives any and all rights to recover and regain the Assigned Rights and all rights of redemption, granted by or under any present or future law in the event it is dispossessed for any cause, or in the event the Port Authority or the Assignee obtains possession of the Assigned Rights in any lawful manner.
     19. Further Assurances. The Assignor hereby covenants and agrees to make, execute and deliver unto the Assignee upon demand and at any time or times, any and all

8

assignments and other instruments sufficient or that the Assignee may deem to be advisable for carrying out the purposes and intent of this Assignment.
     20. Cumulative Remedies and Rights. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and shall be construed as affording the Assignee rights additional to and not exclusive of any rights and remedies conferred under the laws of the State of New York, any other laws or any other document.
     21. No Assumption by the Assignee No Superior Liens.
     (a) Nothing in this Assignment contained, nor any action or inaction on the part of the Assignee, is intended or shall be construed as establishing between the Assignee and any contractor, subcontractor or architect or other party providing services at the ATA Premises or the 2010 Expansion Project or any party to the Assigned Documents, the relationship of partners or joint venturers or as rendering the Assignee responsible or liable to any such party for the manner of maintenance of the ATA Premises or the 2010 Expansion Project or the conduct of any business or as an assumption by the Assignee of any liability to any Person for the fulfillment of any covenant or obligation of the Assigned Documents or any Assigned Rights, but the Assignor shall at all times remain fully liable in every particular for the fulfillment of all the terms and conditions thereof and of this Assignment in every particular.
     (b) Nothing contained in this Assignment, nor any action or inaction on the part of the Assignee, is intended or shall be construed as giving the Assignor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property, in such fashion as would permit making of any claim against any Assignee in respect thereof or any claim that any lien based on the performance of such labor or services or the furnishing of such materials or other property is superior to this Assignment.
     22. Interpretation and Construction of Agreement. Whenever appropriate herein or required by the context or circumstances, the masculine shall be construed as a feminine and/or neuter, the singular as the plural and vice versa. All rules of construction of drafting ambiguities applicable under Section 81 of the Lease shall apply equally to this Assignment.
     23. (a) Non-liability of Individuals; Limitations on Recourse.
     (i) Notwithstanding any other provision of this Assignment to the contrary, no (x) Commissioner, director, employee, committee member, manager, managing director, officer, agent, representative nor any (y) owner, shareholder, member, partner, controlling Person, principal or ultimate beneficial owner in each case, whether direct or indirect, of the Assignee or any Affiliate of the

9

Assignee or of any of the foregoing, shall be charged personally or held contractually liable by or to the other party, or any third-party beneficiary hereof, under, or in connection with, any term or provision of this Assignment or of any supplement, modification or amendment to this Assignment or because of any breach thereof, or because of its or their execution or attempted execution.
     (ii) Notwithstanding any other provision of this Assignment to the contrary, and as a material consideration for the Assignee’s entry into this Assignment, it is acknowledged and agreed that: (x) neither the Assignor (or any of its successors or assigns), nor any third party beneficiary hereof, shall have any recourse or shall make any claim under or in connection with this Assignment, against (i) any member of the Assignee, or (ii) any of the Affiliates of the Assignee or of any such member, or (iii) any (A) officer, committee member, director, manager, managing director, employee, agent, representative, or (B) owner, shareholder, member, partner, principal, controlling Person or ultimate beneficial owner in each case, whether direct or indirect, of any of the Persons mentioned in clauses (i) and (ii) above, under, or in connection with, this Assignment and the sole recourse of the Assignor (or its successors or assigns) and any third party beneficiary hereof shall be against the Assignee’s assets irrespective of any failure of the Assignee to comply with applicable Law or any provision of this Assignment, and (y) neither the Assignor (or its successors or assigns) nor any third party beneficiary hereof shall be subrogated, or have any right of subrogation, to any claim of the Assignee for any capital contributions to the Assignee from any member of the Assignee. The acknowledgements and agreements set forth in this Section are made expressly for the benefit of the Persons referred to in clauses (i), (ii) and (iii) above, individually or collectively.
     (iii) For the purposes of this Section, the protections afforded to the Assignee under this Section shall be deemed to protect the Assignee, nominee of the Assignee, any successor to the Assignee, the Trustee, any Interim Terminal Operator, any Qualified Terminal Operator or any Foreclosure Purchaser and any director, manager, managing director, controlling person, direct or indirect shareholder, member, partner, principal, ultimate or indirect shareholder, owner, officer or agent thereof in respect of any obligations hereunder.
     (b) Limitation of Liability.
     (i) In no event shall the Trustee, in its individual capacity, have any liability for any representations, warranties, covenants, agreements or other obligations of the Trustee, except to the extent the Trustee may be liable under the Trust Indenture.
     (ii) All obligations of the Trustee shall be limited obligations of the Trustee, payable solely and only from proceeds, revenues and other amounts

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derived by the trustee from the Trust Estate and security under the Security Documents.
     24. Miscellaneous. It is expressly intended, understood and agreed that this Assignment and the other documents delivered pursuant to or in connection with the ATA are made and entered into for the sole protection and benefit of the Assignor, the Port Authority, the Assignee and the Trustee, and their respective successors and assigns (but in the case of the assigns of the Assignor, only to the extent permitted hereunder or thereunder); that no other person or persons shall have any right at any time to action hereof or rights hereunder.
* * *

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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed and delivered as of the day and year first above written.

ASSIGNOR: DELTA AIR LINES, INC.
By:
Name:
Title:

JFK INTERNATIONAL AIR TERMINAL LLC
By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)
     On the _____ day of August, 2010, before me personally came ________________ to me known, who, being by me duly sworn, did depose and say that his office is at _____________________________, New York, New York; that he is the ____________________________ of Delta Air Lines, Inc., a company described in and which executed the foregoing Assignment; and that he signed his name thereto by order of the Board of Directors.

Notary

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)
     On the ____ day of August, 2010, before me personally came __________ ________________ to me known, who, being by me duly sworn, did depose and say that his office is located at ________________________, New York, New York _____; that, he is the ____________ of JFK International Air Terminal LLC, the limited liability company described in and which executed the foregoing Assignment; and that he signed his name thereto by order of its Members.

Notary

Exhibit B
Consent and Agreement

EXHIBIT E

[FORM OF] CONSENT AND AGREEMENT
from
[Name of Contractor]
to
JFK INTERNATIONAL AIR TERMINAL LLC
and
BANK OF NEW YORK MELLON,
As Trustee
Dated as of                     ,

          This CONSENT AND AGREEMENT, dated as of                     ,                      (this “Consent”), from                                         , a                      (the “Contracting Party”), to JFK INTERNATIONAL AIR TERMINAL LLC, a New York limited liability company (the “Company”) and Bank of New York Mellon, a national banking association, as Trustee (the “Trustee”).
RECITALS
     A. The Contracting Party and Delta Air Lines, Inc., a Delaware corporation (“Delta”) have entered into that certain [Insert name or description of contract] (as, from time to time, amended, modified or supplemented, the “Assigned Agreement”), dated as of                     ,                      relating to the Phase I IAT Project (as defined in the ATA, defined below).
     B. Delta and the Company have entered into that certain Anchor Tenant Agreement (as, from time to time, amended, modified or supplemented, the “ATA”), dated as of December  , 2010.
     C. The Company and the Port Authority of New York and New Jersey, a body corporate and politic created by the Compact of April 30, 1921 made by and between the States of New York and New Jersey and thereafter consented to by the Congress of the United States of America (the “Port Authority”) have entered into that certain lease, effective as of May 13, 1997, bearing Port Authority File No. AYC-685 (as, from time to time, amended, modified or supplemented, the “PA Lease”).
     D. Pursuant to the ATA, Delta (i) has agreed to pledge and assign to the Company all of Delta’s right, title and interest in, to and under the Assigned Agreement, (ii) has agreed to the further pledge and assignment by (a) the Company to the Port Authority and the Trustee of the Company’s right, title and interest in, to and under the Assigned Agreement as assigned by Delta to the Company, and (b) the Port Authority to the Trustee of the Port Authority’s right, title and interest in, to and under the Assigned Agreement as assigned by the Company to the Port Authority, and (iii) has agreed to cause the execution and delivery of this Consent by the Contracting Party.
     E. Pursuant to the Assignment of Construction Contracts, Plans, Specifications and Service and Other Contracts (as, from time to time, amended, modified or supplemented, the “Construction Document Assignment Agreement”), dated as of December  , 2010, between Delta and the Company, Delta has pledged and assigned to the Company, among other things, all of its right, title and interest in, to and under the Assigned Agreement.
     F. The Company has pledged and assigned all of its right, title and interest in, to and under, among other things, the Assigned Agreement, as assigned to it by Delta to (i) the Port Authority pursuant to the Personal Property Security Interest, dated as of May 13,

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1997 (as, from time to time, amended, modified and supplemented, including as supplemented by the First Supplemental Personal Property Security Interest, dated as of December  , 2010, the “Personal Property Security Interest”), from the Company to the Port Authority, and further assigned by the Port Authority to the Trustee pursuant to the Trust Indenture, dated as of May 13, 1997 (as, from time to time, amended, modified and supplemented, including as supplemented by the First Supplemental Trust Indenture, dated as of December  , 2010, the “Trust Indenture”), by and between the Port Authority and the Trustee, and (ii) the Trustee, pursuant to the Assignment of Tenant Leases and Rents, dated as of May 13, 1997 (as, from time to time amended, modified and supplemented, including as supplemented by the First Supplemental Assignment of Tenant Leases and Rents, dated as of December  , 2010, the “Assignment, of Tenant Leases and Rents”), between the Company and the Trustee.
          1. Assignment and Agreement.
               1.1 Consent to Assignment. The Contracting Party hereby consents to the collateral assignment by Delta to the Company under the Construction Document Assignment Agreement, and the further assignment by (i) the Company to the Port Authority under the Personal Property Security Interest, (ii) the Company to the Trustee under the Assignment of Tenant Leases and Rents and, (iii) the Port Authority to the Trustee under the Trust Indenture (collectively, the “Security Agreements”) of all of their respective right, title and interest in, to and under Delta’s right, title and interest in, to and under the Assigned Agreement, including, without limitation, all of Delta’s rights to receive performance, benefits and all payments (if any) due and to become due to Delta under or with respect to the Assigned Agreement (collectively, the “Assigned Interests”).
               1.2 Subsequent Developer. The Contracting Party agrees that, if (i) the Company notifies the Contracting Party in writing that, pursuant to the Construction Document Assignment Agreement, the Company has exercised its rights to have itself substituted for Delta under the Assigned Agreement, or (ii) the Trustee notifies the Contracting Party in writing that, pursuant to the Security Agreements, the Trustee has exercised its rights to have itself or an agent acting for or on its behalf or any Interim Terminal Operator or Qualified Terminal Operator (each as defined in the PA Lease) (each a “Trustee Designee”) substituted for Delta under the Assigned Agreement or that it has otherwise assigned, foreclosed or sold the Assigned Interests or any portion thereof including, without limitation, to a Foreclosure Purchaser (as defined in the PA Lease), then (a) the Company, the Trustee (or any Trustee Designee) or any purchaser or assignee of the Assigned Interests (such purchaser or assignee, a “Subsequent Developer”), as applicable, shall be substituted for Delta under the Assigned Agreement, and (b) the Contracting Party shall (i) recognize the Company, the Trustee (or any Trustee Designee) or the Subsequent Developer, as the case may be, as its counterparty under the Assigned Agreement, and (ii) continue to perform its obligations under or in connection with the Assigned Agreement in favor of the Company, the Trustee (or any

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Trustee Designee) or the Subsequent Developer, as the case may be; provided, however, that the Company, the Trustee (or any Trustee Designee) or such Subsequent Developer, as the case may be, has assumed in writing all of Delta’s rights and obligations (including, without limitation, the obligation to cure any then existing payment and performance defaults, but excluding any obligation to cure any then existing performance defaults which by their nature are incapable of ever being cured) under the Assigned Agreement.
               1.3 Performance of the Delta Obligations. The Company, the Trustee (or any Trustee Designee) or any Subsequent Developer may, but shall have no obligation to, assume the Assigned Agreement; provided that, if such assumption has been made pursuant to Section 1.2, the Contracting Party will accept such performance, if otherwise in accordance with the terms of the Assigned Agreement and this Consent, in lieu of performance by Delta and in satisfaction of the obligations of Delta under the Assigned Agreement.
               1.4 Right to Cure. Notwithstanding anything in the Assigned Agreement to the contrary, the Contracting Party agrees that the Company, the Trustee (or any Trustee Designee) or such Subsequent Developer (as applicable, the “Curing Party”) may, but shall have no obligation to, cure any default or other breach by Delta under the Assigned Agreement. The Curing Party shall have a reasonable opportunity to cure any default or other breach by Delta under the Assigned Agreement and the Contracting Party will accept any such performance by the Curing Party, provided that the Curing Party pursues to cure such default with due diligence, or causes such default to be cured; provided, however, that (i) if possession of the Project is necessary to cure such non-monetary default and the Trustee has commenced foreclosure proceedings, the Trustee shall be allowed a reasonable time to complete such proceedings, and (ii) if any Curing Party is prohibited from curing any such non-monetary default by any process, stay or injunction issued by any government authority or pursuant to any bankruptcy or insolvency proceeding or other similar proceeding involving Delta, then the opportunity for curing a default shall be extended for a reasonable period following such prohibition. The Contracting Party shall not hinder any Curing Party’s efforts to cure the default or other breach by Delta under the Assigned Agreement and shall provide reasonable cooperation to the Curing Parties in effecting any cure of any default or other breach by Delta under the Assigned Agreement. The Contracting Party agrees that (x) until the Contracting Party delivers to the applicable Curing Parties a notice of default or other breach by Delta under the Assigned Agreement as required by Section 1.8 of this Consent, and (y) during such time as any Curing Party is pursuing to cure such default or other breach by Delta in accordance with this Section 1.4, the Contracting Party will not exercise any right it may have to terminate or suspend performance under the Assignment Agreement, and will perform all of its obligations, covenants, conditions and agreements under the Assigned Agreement for the benefit of the Company and the Trustee and their respective successors and assigns so that there shall be no interruption

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of the work to be performed by the Contracting Party under the Assigned Agreement, and the Company and the Trustee and their respective successors and assigns shall be entitled to use all of the plans, specifications, and drawings, together with any and all modifications, additions, enlargements or extensions thereto produced for the construction of the improvements and the other work pursuant to the Assigned Agreement, at no additional cost.
               1.5 No Sale, Assignment, Transfer, Termination, Cancellation or Suspension. The Contracting Party agrees that it shall not (on or prior to the expiration date or earlier termination of the Assigned Contract), without the prior written consent of the Company and the Trustee, which consent shall not be unreasonably withheld, (i) sell, assign or otherwise transfer any of its rights under the Assigned Agreement, (ii) terminate, cancel or suspend performance of its obligations under the Assigned Agreement, except as permitted under the Assigned Agreement subject to and in accordance with this Consent, or (iii) consent to any assignment or other transfer by Delta of its rights under the Assigned Agreement.
               1.6 Replacement Agreements. If the Assigned Agreement is rejected or terminated as a result of any bankruptcy, insolvency, reorganization or similar proceeding affecting Delta, the Contracting Party shall, at the option of the Company or the Trustee exercised within one hundred and twenty (120) days after such rejection or termination, enter into a new agreement with the Company, Trustee (or a Trustee Designee) or a Subsequent Developer having identical terms as the Assigned Agreement, (subject to any conforming changes necessitated by the substitution of parties and other changes as the parties may mutually agree); provided, however, that (a) the term under such new agreement shall be no longer than the remaining balance of the term specified in the Assigned Agreement, and (b) upon execution of such new agreement, the Company, the Trustee (or a Trustee Designee) or such Subsequent Developer cures any outstanding payment and performance defaults under the Assigned Agreement within a reasonable time, excluding any performance defaults which by their nature are incapable of ever being cured.
               1.7 Limitations on Liability. Except during any period in which the Company, the Trustee (or any Trustee Designee) or any Subsequent Developer, as applicable, has assumed Delta’s rights and obligations under the Assigned Agreement pursuant to Section 1.2 above, the Contracting Party acknowledges and agrees that (i) neither the Company, the Trustee (or any Trustee Designee) nor any Subsequent Developer, as applicable, shall have any liability or obligation under the Assigned Agreement as a result of this Consent or otherwise (including pursuant to Section 1.2 or any agreement entered into pursuant to Section 1.6), and (ii) neither the Company, the Trustee (or any Trustee Designee) nor any Subsequent Developer, as applicable, shall be obligated or required to (a) perform any of Delta’s obligations under the Assigned Agreement, or (b) take any action to collect or enforce any claim for payment assigned under the Security Agreements.

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               1.8 Delivery of Notices. The Contracting Party shall deliver to the Company and the Trustee (or any Trustee Designee or Subsequent Developer, as applicable), concurrently with the delivery thereof to Delta, a copy of each document, notice, request or demand given by the Contracting Party to Delta pursuant to, in respect of, or in connection with, the Assigned Agreement relating to (a) a default or other breach by Delta under the Assigned Agreement, (b) a “force majeure event” under the Assigned Agreement, to the extent the Contracting Party is required to deliver the same to Delta pursuant to the Assigned Agreement, and (c) any matter that would require the consent of the Company or the Trustee pursuant to Section 1.5 above, in each case to the addresses set forth in and further in accordance with Section 5.1 hereof.
               1.9 Transfer. The Company and the Trustee shall have the right to assign all or a pro rata interest in the Assigned Agreement or a new agreement entered into pursuant to the terms of this Consent; provided, however, that such transferee assumes in writing the obligations of Delta, the Company or the Trustee, as applicable, under the Assigned Agreement or such new agreement. Upon such assignment, the Company and the Trustee shall be released from any further liability under the Assigned Agreement or such new agreement to the extent of the interest assigned.
          2. Payments under the Assigned Agreement. If the Company, the Trustee (or any Trustee Designee) or any Subsequent Developer, as applicable, has assumed Delta’s rights and obligations under the Assigned Agreement pursuant to Section 1.2, above, the Contracting Party shall pay all amounts payable by it to Delta under, in connection with, or in respect of, the Assigned Agreement in the manner and as and when required by the Assigned Agreement to such other person, entity or account as shall be specified from time to time by the Company, the Trustee (or any Trustee Designee) or any Subsequent Developer, as applicable, to the Contracting Party in writing. Nothing in this Section 2 shall impose an obligation upon the Contracting Party to make payments under the Assigned Agreement other than such obligations as may arise under, or in respect of, or in connection with the Assigned Agreement.
          3. Representations and Warranties of the Contracting Party. The undersigned hereby represents and warrants that (i) it is the sole owner of the entire Contracting Party interest under the Assigned Agreement free and clear of all liens and encumbrances, (ii) its execution and delivery of, and the performance of its obligations under, this Consent and the Assigned Agreement have been duly authorized by all necessary corporate action of, and is valid and binding upon, the undersigned, and (iii) that any third-party consent necessary or desirable in connection with its execution and delivery of, and the performance of its obligations under, this Consent and the Assigned Agreement have been obtained.
          4. Performance by the Contracting Party. The Contracting Party covenants and agrees that unless and to the extent excused from performance in accordance

5

with the terms of the Assigned Agreement and this Consent or under applicable Law, the Contracting Party shall perform its obligations under the Assigned Agreement.
          5. Miscellaneous.
               5.1 Notices. Any communications between the parties hereto or notices provided herein to be given shall (subject to this Section 5.1) be given to the following addresses:
If to the Contracting Party:
If to the Trustee:
If to the Company:
          All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, UPS, DHL and other similar overnight delivery services), (c) if overnight delivery services are not readily available, if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, or (d) if sent by facsimile. Any party may change its address for notice hereunder by giving of thirty (30) days’ notice to the other parties in the manner set forth herein above.
          5.2 Governing Law; Submission to Jurisdiction.
               (a) THE EFFECT AND MEANING OF THIS CONSENT AND THE RIGHTS OF THE CONTRACTING PARTY AND THE BENEFICIARIES OF THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.
               (b) Any legal action or proceeding with respect to this Consent or under the Assigned Agreement ,and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Consent, the Contracting Party hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. The Contracting Party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its

6

notice address provided pursuant to Section 5.1 hereof. The Contracting Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Consent or under the Assigned Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Contracting Party in any other jurisdiction.
               5.3 Headings Descriptive. The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.
               5.4 Severability. In case any provision in or obligation under this Consent shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
               5.5 Amendment, Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the Contracting Party, the Company and the Trustee; provided, however, that if a proposed amendment of this Consent also amends any term or provision of the Assigned Agreement, then, in such instance, this Consent may only be amended by an instrument in writing signed by the Contracting Party, the Company, the Trustee and Delta.
               5.6 Successors and Assigns. This Consent shall bind and benefit the Contracting Party, the Company, the Trustee, and their respective successors and assigns, all of whom shall be intended third party beneficiaries of this Consent.
               5.7 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE CONTRACTING PARTY, HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS CONSENT OR ANY MATTER ARISING HEREUNDER.
               5.8 Entire Agreement. This Consent and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings between the Contracting Party and the Company and/or the Trustee in respect of the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Consent and any such agreement, document or instrument

7

(including, without limitation, the Assigned Agreement), the terms, conditions and provisions of this Consent shall prevail.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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          IN WITNESS WHEREOF, the Contracting Party, by its officer duly authorized, intending to be legally bound, has caused this Consent to be duly executed and delivered as of the date first above written.

[Name of Contractor]
By:
Name:
Title:

CONTRACTOR CONSENT

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EXHIBIT F
Non-Major Contract Stipulated Contract Language
     [Contracting Party] acknowledges and agrees that Delta is a party to an Anchor Tenant Agreement with JFK International Air Terminal LLC (“Company”), dated as of [DATE] (the “Lease”), and that Delta is required by the terms and provisions of the Lease to include certain provisions in all construction and engineering contracts that are executed and delivered in connection with the Delta’s performance of certain construction obligations under the Lease. Accordingly, and notwithstanding anything in this [Agreement] to the contrary, [Contracting Party] hereby:
     (a) acknowledges and consents to (i) the collateral assignment of the Agreement, (x) by Delta to the Company, (y) by the Company to the Port Authority of New York and New Jersey (“Port Authority”) and Bank of New York Mellon as trustee (“Bond Trustee”) for the holders (“Bondholders”) of special project bonds (“Bonds”) issued by the Port Authority to finance the construction contemplated by this Agreement, and (z) by the Port Authority to the Bond Trustee (the Company, the Port Authority, the Bond Trustee and any nominee, transferee or assignee thereof are collectively referred to as the “Collateral Assignees”), and (ii) in connection with enforcing its rights following an event of default under the Lease, the right (but not the obligation) of the Collateral Assignees, upon written notice to the Contracting Party, to act on behalf of Delta under this [Agreement], and [Contracting Party] agrees that, in such event, [Contracting Party] shall continue to perform its obligations under this [Agreement] for the benefit of the applicable Collateral Assignee.
     (b) agrees (i) to notify each of the Collateral Assignees at the respective addresses indicated [below] (or at such other address that may be provided by a Collateral Assignee in writing to the Contracting Party) of any default by Delta under this [Agreement] simultaneous with [Contracting Party’s] delivery of such notice of default to Delta, and (ii) if Delta has not cured such default within the applicable notice and cure period under this Agreement, shall allow the Collateral Assignees an additional 10 days to cure such default prior to the [Contracting Party’s] termination of this [Agreement], provided that, if the [Contracting Party] has not provided the Collateral Assignees with the notice as and when required by clause (i) of this subsection (b), the Collateral Assignees shall have such additional time as may be reasonably necessary to cure such default prior to the [Contracting Party’s] termination of this [Agreement].
     (c) agrees that, if (i) an event of default has occurred under the Lease which permits the Collateral Assignees to act on behalf of Delta under this [Agreement], and (ii) this [Agreement] is terminated because of a default by Delta which is not, or by its terms cannot be, cured by the Collateral Assignees, or if this [Agreement] is terminated or rejected in bankruptcy or insolvency proceedings affecting Delta, then [Contracting Party] shall, if requested within 30 days after such termination or rejection, enter into a new agreement with the Collateral Assignees on the same terms and conditions as set forth herein; provided that any outstanding defaults under the terminated Agreement that are capable of being cured are cured within a reasonable period of time.

     (d) agrees that (i) no mechanic’s, materialman’s or other lien shall be asserted by [Contracting Party] against Terminal 4, the Airport or the interest of the Company or the Bond Trustee under the [Port/IAT Lease] by reason of any work performed for or materials furnished by [Contracting Party] under this Agreement, it being understood that all work is being performed for the credit of Delta and for no other party; (ii) [Contracting Party] shall forthwith discharge any such lien filed by any of its laborers, subcontractors, materialmen or suppliers or, in the alternative, if it is contesting any such lien, provide a security bond that protects the interest of the Collateral Assignees; and (iii) [Contracting Party] shall indemnify and save the Collateral Assignees harmless from any and all costs and expenses including reasonable attorney’s fees, suffered or incurred as a result of any liens that may be filed or claimed in connection with or arising out of any work performed or materials furnished by [Contracting Party] under this Agreement.

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EXHIBIT H-2
RECOGNITION, NON-DISTURBANCE, ATTORNMENT AND CONSENT AGREEMENT
     RECOGNITION, NON-DISTURBANCE, ATTORNMENT AND CONSENT AGREEMENT (this “Agreement”), dated as of                     , 2010, by and between DELTA AIR LINES, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 1030 Delta Boulevard, Atlanta, Georgia 30354 (together with its successors and assigns “Delta”), and THE BANK OF NEW YORK MELLON, a banking corporation organized and existing under the laws of the State of New York and having its principal corporate trust office at 101 Barclay Street, 7 W Floor, New York, New York 10286, trustee (in such capacity, the “Trustee”) under that certain Trust Indenture, dated as of May 13, 1997 (as the same may be amended as therein permitted, the “Indenture”), by and between The Port Authority of New York and New Jersey (the “Port Authority”) and the Trustee.
W I T N E S S E T H:
     WHEREAS, The City of New York (the “City”) leases John F. Kennedy International Airport, located in the County of Queens, State of New York (“JFK Airport”), to the Port Authority pursuant to an Amended and Restated Agreement of Lease of the Municipal Air Terminals, dated November 24, 2004 (as amended, modified and supplemented, the “Basic Lease”); and
     WHEREAS, the Port Authority and JFK International Air Terminal LLC, a New York limited liability company (“IAT”), entered into an Agreement of Lease (having Port Authority lease number AYC-685) on May 13, 1997 for the development, construction and operation of a passenger terminal (“Terminal 4”) on certain property described therein (the “Terminal 4 Site”) at JFK Airport (as amended, modified, or supplemented, including, but not limited to, the Fifth Supplemental Agreement dated as of the date hereof (the “Fifth Supplemental Agreement”), between the Port Authority and IAT (the “Terminal 4 Lease”); and

     WHEREAS, pursuant to a resolution adopted on October 17, 1996, the Port Authority established and authorized the issuance of the Bonds known as “The Port Authority of New York and New Jersey Special Project Bonds, Series 6 and Series 7, JFK International Air Terminal LLC Project” to finance the construction costs of the initial phase of Terminal 4 (the “Series 6 Bonds”); and
     WHEREAS, regularly-scheduled payments of principal and interest on the Series 6 Bonds was guaranteed by a financial guaranty insurance policy issued by MBIA Insurance Corporation (“MBIA”), which policy was reinsured by National Public Finance Guarantee Corporation (“National” and, together with MBIA, the “Bond Insurer”) pursuant to an Amended and Restated Quota Share Reinsurance Agreement effective as of January 1, 2009 between MBIA and MBIA Insurance Corp. of Illinois, now known as National Public Finance Guarantee Corporation; and
     WHEREAS, the payment of Debt Service on the Series 6 Bonds is secured by (i) a Leasehold Mortgage from IAT to the Trustee dated as of May 13, 1997 pursuant to which IAT has granted a mortgage of all of its leasehold interest under the Terminal 4 Lease to the Trustee for the benefit of the holders of the Series 6 Bonds (the “Leasehold Mortgage”), (ii) a Lease Assignment from IAT to the Trustee dated as of May 13, 1997 pursuant to which IAT assigned all of its right, title and interest in and to the Terminal 4 Lease to the Trustee effective upon the occurrence of an Assignment Event, as defined therein (the “Lease Assignment”); and (iii) an Assignment of Tenant Leases and Rents from IAT to the Trustee dated as of May 13, 1997 pursuant to which IAT assigned all of its right, title and interest in and to all leases, subleases and other occupancy agreements relating to Terminal 4 that may be entered into from time to time by IAT as landlord, in favor of the Trustee effective upon the occurrence of an Assignment Event, as defined therein (the “Assignment of Tenant Leases” and, together with the Leasehold Mortgage and the Lease Assignment as those documents may be amended or supplemented from time to time, the “Collateral Documents”);
     WHEREAS, pursuant to a resolution adopted on August 5, 2010, the Port Authority established and authorized the issuance of the Bonds known as “The Port Authority of New York and New Jersey Special Project Bonds, Series 8, JFK International Air Terminal Project” to finance the costs of expansion of Terminal 4 (the “Series 8 Bonds”); and

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     WHEREAS, repayment of the Series 8 Bonds will be secured, on a parity basis with the Series 6 Bonds, by the Collateral Documents; and
     WHEREAS, Delta is entering into an anchor tenant agreement, dated as of the date hereof (the “Anchor Tenant Agreement”), with IAT under which Delta, as sublessee, has agreed to assume certain construction obligations involving the expansion and modification of certain portions of Terminal 4, and the construction of certain other improvements to the Terminal 4 Site (together, the “Terminal 4 Improvements”) and will occupy and have certain use rights to portions of Terminal 4 and the Terminal 4 Site (collectively, “Delta’s Terminal 4 Premises”); and
     WHEREAS, Delta wishes to make its interests under the Anchor Tenant Agreement and to Terminal 4 and the Terminal 4 Site secure in the event of a termination of the Terminal 4 Lease prior to expiration or termination of the Anchor Tenant Agreement and the Trustee is requiring that IAT obtain this Agreement from Delta as a condition precedent to Trustee’s consent to the Anchor Tenant Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Capitalized Terms. Capitalized terms used herein and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Terminal 4 Lease or in the Anchor Tenant Agreement.

2.	Subordination. Subject to the terms of this Agreement, the Anchor Tenant Agreement and the terms thereof are, and shall at all times continue to be, subject and subordinate in each and every respect, to the Leasehold Mortgage and the terms thereof, and to any and all renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Leasehold Mortgage. Except as provided in Section 3 below, nothing herein contained shall be deemed or construed as limiting or restricting the enforcement by the Trustee of any of the terms, covenants, provisions or remedies of the Leasehold Mortgage, whether or not consistent with the Anchor Tenant Agreement.

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3.	Nondisturbance. In the event (i) the Trustee shall become the lessee under the Terminal 4 Lease by reason of foreclosure or other proceedings brought to enforce the Collateral Documents (a “Foreclosure Action”) or (ii) of a cancellation or termination (including a rejection in a bankruptcy proceeding) of the Terminal 4 Lease or of the surrender thereof by IAT, whether voluntary, involuntary, or by operation of law, at any time prior to the expiration date of the Anchor Tenant Agreement (collectively with a Foreclosure Action, a “Terminal 4 Lease Termination”) where the Trustee (or any successor to the Trustee in connection with the exercise of remedies pursuant to the Terminal 4 Project Bond Documents, such assignee or the Trustee, as applicable being hereinafter referred to as a “Replacement Operator”) is in possession of the Terminal 4 Lease and is exercising the rights of IAT as lessee thereunder, or has become the lessee under a New Lease as defined in and in accordance with the provisions of the Basic Lease, and so long as Delta is not in default or in breach of its duties under the Anchor Tenant Agreement (beyond the expiration of any applicable notice and cure period), the Trustee hereby covenants and agrees (and shall cause any Replacement Operator, as a condition precedent to succeeding to Trustee’s rights) to covenant and agree, as follows:
(i)	The right of possession of Delta to Delta’s Terminal 4 Premises and Delta’s rights under the Anchor Tenant Agreement shall not be affected or disturbed by the Terminal 4 Lease Termination, and the Anchor Tenant Agreement shall continue in full force and effect.
(ii)	If the Terminal 4 Lease is cancelled or terminated and a new lease is entered into between the Port Authority and a Replacement Operator, the Anchor Tenant Agreement will continue in full force and effect as a direct lease between any Replacement Operator and Delta, upon and subject to all of the terms, covenants and conditions of the Anchor Tenant Agreement, for the balance of the term of the Anchor Tenant Agreement (a “Direct Lease”), subject to the provisions of Section 3(b) below. So long as the Anchor Tenant Agreement is still in effect, the Replacement Operator (I) will recognize the Anchor Tenant Agreement and the rights of Delta thereunder and will not disturb the possession of Delta in, or under, the Anchor Tenant Agreement, and (II) agree not to join Delta as a party defendant in any action or proceeding to terminate the Terminal 4 Lease or to recover possession of Terminal 4 or the Terminal 4 Site. Such recognition and agreement shall be effective and self-operative as of the date of termination of the Terminal 4 Lease without execution of any further instrument.

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(iii)	Upon the request of Delta, the Replacement Operator shall promptly execute and deliver such agreements or other instruments, in recordable form, as may be necessary or appropriate to evidence such non-disturbance.
(iv)	If the Replacement Operator becomes a Successor Sublessor (as defined in Section 3), it shall be bound by all the terms, covenants, agreements, conditions and other provisions of the Anchor Tenant Agreement.
4.	Attornment. Notwithstanding anything in the Anchor Tenant Agreement to the contrary, if the Trustee or any other person succeeds to IAT’s estate in Terminal 4 or Delta’s Terminal 4 Premises as a result of a Terminal 4 Lease Termination (each such successor, a “Successor Sublessor”), then Delta agrees as follows:
(a)	Delta will perform and observe its obligations under the Anchor Tenant Agreement for the benefit of Successor Sublessor.
(b)	Delta will attorn to and recognize Successor Sublessor as lessor under the Anchor Tenant Agreement for the remainder of the term of the Anchor Tenant Agreement, such attornment to be automatic and self-operative as of the date of Successor Sublessee’s succession to IAT as aforesaid (the “Attornment”).
(c)	Upon the request of Successor Sublessor, Delta will promptly execute and deliver any instrument that such Successor Sublessor may reasonably request to evidence the Attornment.
5.	Protection of Successor Sublessor. Successor Sublessor will not be liable for, subject to or bound by any of the following to the extent such have arisen under the Anchor Tenant Agreement during the period IAT was lessor thereunder:
(a)	claims, offsets or counterclaims which Delta might have against IAT;
(b)	rent or additional rent which Delta might have paid for more than one month in advance, except for any amounts owing to Delta at the end of any Annual Period or Semi-Annual Period for reconciliation pursuant to Section 7.04 of the Anchor Tenant Agreement of Delta’s payments of estimated Delta Rent, or Additional Rent during such period against the actual amounts due;

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(c)	any security deposit or other prepaid charge paid to IAT that is not transferred by IAT to the Successor Sublessor or acquired by the Successor Sublessor from IAT;
(d)	any obligation to perform any work, or make any alteration or installation, or make any payment pursuant to the Anchor Tenant Agreement other than (a) payment for Terminal 4 Improvements made in accordance with the documentation for the Series 8 Bonds, out of (i) the proceeds of the Series 8 Bonds or (ii) any amounts payable from any fund or deposit account to which Successor Sublessor succeeds in interest, (b) Delta Rent, ATA Permitted O&M Expenses, and Additional Rent reconciliation payments described in Section 4(b) above, or (c) any amount for an obligation which arises after Attornment; or
(e)	any obligation of, or liability resulting from any acts or omissions of IAT.
6.	Estoppels. To Delta’s knowledge, there does not exist any default, claim, controversy or dispute under the Anchor Tenant Agreement. Delta has not commenced any action nor sent or received any notice to terminate the Anchor Tenant Agreement. The Trustee has not commenced any action or sent or received any notice for the termination of the Terminal 4 Project Bond Documents to which it is a party or the Terminal 4 Lease.

7.	Consents. Delta understands and agrees that IAT and the Port Authority may pledge and assign to the Trustee, as security for all obligations to the Trustee and the holders of Terminal 4 Project Bonds under the Terminal 4 Project Bond Documents, all of their respective rights, title and interest in, to and under the Anchor Tenant Agreement or pursuant to, among other things, the Trust Indenture, the Personal Property Security Interest and the Assignment of Leases and Rents. By its execution of this Agreement, Delta hereby consents to each such referenced agreement and to such pledges and assignments by the Port Authority and IAT to the Trustee (or any Replacement Operator) in connection with the exercise of remedies by the Trustee pursuant to the Terminal 4 Project Bond Documents and the Terminal 4 Lease and exercising such rights and remedies of IAT and performing such obligations of IAT under the Anchor Tenant Agreement under the circumstances and to the extent provided in the relevant documents evidencing the pledges and assignments contemplated in this paragraph (a).

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8.	No Obligation to Exercise Remedy. Nothing in this Agreement shall be construed as requiring the Trustee to exercise any particular remedy, or any remedy, if an Event of Default by IAT under the Terminal 4 Lease shall occur.

9.	Right to Cure IAT Defaults. In the case of an Event of Default by IAT under the Anchor Tenant Agreement, the Trustee (or any Replacement Operator) and the Bond Insurer shall have a period of sixty (60) additional days beyond that provided to IAT in Article 27 of the Anchor Tenant Agreement, to remedy the Event of Default, or cause such Event of Default to be remedied (“IAT Cure Period”). Provided a notice of the intent to cure (with a description of the plan and a schedule) is given to Delta within 10 days after the end of the IAT Cure Period, Delta agrees that it shall accept such performance by the Trustee (or any Replacement Operator) or the Bond Insurer of any covenant, condition or agreement on IAT’s part to be performed under the Anchor Tenant Agreement in order to cure the Event of Default with the same force and effect as though performed by IAT and subject to conditions and obligations set forth in Article 27 of the Anchor Tenant Agreement in the case of an Event of Default by IAT under the Anchor Tenant Agreement.

10.	[Reserved].

11.	Delta Recital. Delta makes the following recital and hereby acknowledges that the Trustee is entering into this Agreement in reliance thereon: Delta has all the necessary power and authority under Law and otherwise to enter into, perform, enforce and observe the agreements evidenced by this Agreement. The execution and delivery by Delta of this Agreement and the consummation and performance of the obligations contemplated by this Agreement will not violate any provisions of Law applicable to Delta or violate, or constitute a default under the provisions of, any Law, agreement or other instrument to which Delta is a party or by which Delta is bound.

12.	Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction or in an arbitration, then all of the remaining portions will remain in full force and effect, and, so far as is reasonable and possible, effect will be

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given to the intent manifested by the portion or portions held to be invalid or unenforceable.
13.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

14.	Notices.
(a)	All notices, demands and other communications (“notice”) under or concerning this Agreement must be in writing. At the time of delivery of any notice, a copy of such notice shall be provided to the Bond Insurer by the party sending such notice. Each notice shall be addressed to the intended recipient at its address set forth in this Agreement, and shall be deemed to be duly given only if given in accordance with the notice provisions in Section 80 of the Terminal 4 Lease or, in the case of the Trustee, Section 23 of the Indenture.
(b)	Each party hereto and the Bond Insurer may change its address for notices by giving written notice thereof to the other parties in accordance with the terms of Section 80 of the Terminal 4 Lease or, in the case of the Trustee, Section 23 of the Indenture.
     Any notice, if given to Delta, must be addressed as follows:
Delta Air Lines, Inc.
Corporate Real Estate, Dept. 877
1030 Delta Boulevard
Atlanta, Georgia 30354
Attention: Vice President-Properties & Facilities
Fax: 404-715-2548

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     Any notice, if given to the Trustee, must be addressed as follows:
The Bank of New York Mellon
101 Barclay Street, 7 W Floor
New York, NY 10286
Attention: Mirian Moraca
Fax: (732) 667-9210
     Any notice, if given to the Bond Insurer, must be addressed as follows:
MBIA Insurance Corporation
c/o National Public Finance Guarantee Corporation
113 King Street
Armonk, NY 10504
Attention: Insured Portfolio Surveillance
Fax: (914) 765-3799
15.	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors, successors-in-title and assigns.

16.	Third Party Beneficiary. For so long as Series 6 Bonds for which any portion of the principal or interest is insured by the Bond Insurer, the Bond Insurer shall be a third party beneficiary of this Agreement.

17.	Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together will constitute one and the same instrument.

18.	Incorporation by Reference. In connection with its execution and acting hereunder, the Trustee is entitled to all rights, privileges, protections, immunities, benefits, immunities and indemnities provided to it under the Indenture.
SIGNATURE PAGE FOLLOWS

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DELTA AIR LINES, INC.
By:
Name:
Title:

THE BANK OF NEW YORK MELLON, Trustee
By:
Name:
Title:

Acknowledged and Agreed: JFK International Air Terminal LLC
By:
Name:
Title:

EXHIBIT J
Form of License Agreement between IAT and Scheduled Aircraft Operators (other than
ATA Airline Sublessees) for use of Delta Gates and Delta Hardstand
Positions
JOHN F. KENNEDY INTERNATIONAL AIRPORT
TERMINAL 4 — LICENSE AGREEMENT
          JFK International Air Terminal LLC, a New York limited liability company (“JFK IAT”), with an address at Terminal 4, Room 161.022, John F. Kennedy International Airport, Jamaica, New York 11430, hereby grants to the airline named below (“Airline”), subject to the standard terms and conditions attached hereto and made a part hereof (the “Standard Terms and Conditions”), permission to use Terminal 4 at John F. Kennedy International Airport for the purposes specified in the Standard Terms and Conditions. Airline agrees to pay the fees specified on this cover page (the “Cover page”) and in Section 4 of the Standard Terms and Conditions and agrees to perform all other obligations imposed upon it in the Standard Terms and Conditions. This Agreement (the “Agreement”) consists of this Cover page and the Standard Terms and Conditions attached thereto.
AIRLINE:

AIRLINE’S ADDRESS:

TERM:	, 20 (the “Effective Date”)
, 20 (the “Expiration Date”)

TERMINAL 4 LICENSE FEES:

Passenger Fee	See Exhibit A attached hereto

Overtime Gate Parking Fee	[ ]

Common Use Check-in Counter Fee	[ ]

Hardstand Parking Fee	[ ]

SECURITY DEPOSIT:	[ ]

ANNUAL INFLATION ESCALATOR:	The fees set forth in this Agreement shall be adjusted each January first by an amount equal to the greater of four percent (4%) per annum or the Annual CPI Percentage Increase. The “Annual CPI Percentage Increase” shall mean the Consumer Price Index increase, if any, as published by the Bureau of Labor Statistics of the United States Department of Labor for all Urban Consumers, New York-Northern New Jersey, Long Island, NY-NJ-CT-PA (All Items unadjusted 1982-84=100) for the twelve month period ending November of the prior contract year.

EFFECTIVE DATE:
This Agreement is executed in three original copies.

JFK INTERNATIONAL AIR TERMINAL LLC		[Airline]

By:		By:

	Alain Maca		Name:
	President		Title:

By:

Michael E. Sibilia
Chief Financial Officer

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STANDARD TERMS AND CONDITIONS
RECITALS
     WHEREAS, JFK IAT and the Port Authority of New York and New Jersey (the “Port Authority”) have entered into an Agreement of Lease (the “Port Authority Lease”), dated May 13, 1997, as amended, granting JFK IAT certain rights and privileges with respect to Terminal 4 and surrounding grounds at John F. Kennedy International Airport (the “Airport”);
     WHEREAS, JFK IAT and Delta Air Lines, Inc. (“Delta”) have entered into that certain Anchor Tenant Agreement (the “ATA”), dated as of           , 2010, granting Delta certain rights and privileges with respect to certain gates and hardstand positions located at Terminal 4 (the “Delta Gates/Hardstands”); and
     WHEREAS, Airline is interested in obtaining from JFK IAT, and JFK IAT is willing to grant Airline the right to use, in common with other air carriers conducting their business at Terminal 4 (“Terminal 4 Air Carriers”), certain spaces and facilities at Terminal 4 (including under certain circumstances the Delta Gates/Hardstands) under the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the covenants and mutual agreement of the parties hereto, the parties hereby agree as follows:
Section 1 INTERPRETATION
1.1 Interpretation. (a) The headings preceding the text of the sections and subsections of this Agreement shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
     (b) Words importing the singular shall include the plural and vice versa, where the context requires.
     (c) All references to a number of days shall mean calendar days, unless otherwise expressly indicated.
     (d) The words “include” or “including” shall not be construed as words of limitation.
Section 2 TERM
2.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and terminate on the Expiration Date, unless sooner terminated in accordance with the provisions in this Agreement. This Agreement shall not automatically renew.
Section 3 GRANT OF RIGHTS
3.1 Common Use of Terminal 4 Facilities. (a) Airline shall have the right to use, in common with others, the Terminal 4 Facilities, at such times as assigned and allocated to Airline by JFK IAT and subject to conditions and limitations provided herein. “Terminal 4 Facilities” means those spaces and facilities, which are operated, maintained and controlled by or on behalf of JFK IAT and made generally available by JFK IAT to Terminal 4 Air Carriers, and/or, if designated by JFK IAT, the Delta Gates/Hardstands, for the use in enplaning, deplaning and transiting of persons, cargo and baggage, including the common use check-in and ticketing counter space and equipment, gate hold areas and equipment, gates (which include defined ramp areas, loading bridges and associated equipment/services, where available), hardstands, taxiways, planemates/busses, common use baggage handling equipment, the FIS facility, common use restrooms and common use passageways. It is acknowledged that this Agreement does not provide Airline with exclusive space or facilities, or certain other rights or priorities accorded to other Terminal 4 Air Carriers (including Delta) in JFK IAT’s assignment and allocation of the Terminal 4 Facilities. Airline acknowledges its flight schedule at Terminal 4, and any changes thereto, must be approved by JFK IAT. Nothing herein shall be deemed to convey to Airline any interest or property rights in Terminal 4 or the Terminal 4 Facilities.
     (b) Airline and its authorized employees and agents shall have the right of ingress to and egress from Terminal 4 and between Terminal 4 and city streets or public ways outside the Airport by means of existing roadways or, in the discretion of JFK IAT or the Port Authority, other substitute means of ingress and egress to be used in common with others having rights of passage within the Airport. The rights granted in the

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preceding sentence shall not apply to any supplier or furnisher of services which, by the terms of this or any other agreement, is required to obtain a permit or other authorization from either JFK IAT or the Port Authority unless such permit or authorization has been obtained and is in full force and effect.
     (c) Airline and its authorized employees and agents shall have the right of ingress and egress between Terminal 4 and the Public Landing Area (as defined in the Port Authority Lease) by means of existing taxiways or, in the discretion of JFK IAT or the Port Authority, other substitute means of ingress and egress to be used in common with others having rights of passage thereon.
3.2 Restrictions and Limitations on Rights Granted. Except as elsewhere provided in this Agreement, Airline is specifically prohibited from doing any of the following, all of which are not included among the rights JFK IAT grants Airline:
     (a) Conducting a business other than an air transportation business;
     (b) Promoting, offering, supplying, selling or giving away goods or services (including food, liquor, and duty-free goods) on or about Terminal 4 except as specifically provided in this Agreement or in a separate agreement with JFK IAT and, if required by the Port Authority Lease, the Port Authority;
     (c) In any way altering any improvements to the Terminal or the Terminal 4 Facilities;
     (d) Doing or authorizing to be done anything which may interfere with the effectiveness or accessibility of the drainage and sewage system, water system, communications system, fire protection system, or any other part of the utility, electrical or other systems installed or located from time to time at Terminal 4;
     (e) Doing or authorizing to be done anything at the Airport (i) which may constitute a hazardous condition so as to increase the risks normally attendant upon operations permitted by this Agreement or (ii) which will invalidate or conflict with any insurance policies covering Terminal 4;
     (f) Conducting its business in any manner inconsistent with FAA regulations or the rules and regulations of the Port Authority or JFK IAT;
     (g) Performing any maintenance other than emergency or turnaround aircraft maintenance on aircraft operated by Airline while parked at the gate.
3.3 Rights Reserved. JFK IAT hereby reserves for itself all rights it does not expressly grant to Airline, including the right to enter into agreements with other Terminal 4 Air Carriers and concession agreements with suppliers of goods and services to conduct business at Terminal 4, including in areas designated herein by JFK IAT for use by Airline.
Section 4 FEES & CHARGES
4.1 General. Airline shall pay JFK IAT the fees and charges listed in this Section 4 for the use of Terminal 4, subject to the terms and conditions of this Agreement. All fees and other payments to be made by Airline pursuant to this Agreement shall not be subject to offset or offset rights by Airline.
4.2	Terminal 4 License Fees.
     (a) Airline shall pay to JFK IAT the per-passenger fees or per flight charge (the “Passenger Fee”) as indicated on the Cover page under “Terminal 4 License Fees” for all of Airline’s flights to the New York metropolitan area (JFK, LGA, EWR). For any existing Airline flights to EWR and LGA, as of the Effective date, or if Airline should add flights (or start service) to EWR or LGA without reducing the then current flight schedule at Terminal 4, such EWR and LGA activity shall be exempt from Passenger Fee calculations. If the Passenger Fee is based on a number of passengers it shall be calculated by deducting the number of Airline’s flightcrew on duty from the total number of natural persons and for international flights by multiplying the result by nine-hundred ninety-five thousandths (0.995). The Passenger Fee may be subject to rate differentiation based on (i) classification as an international, domestic or in-transit passenger; (ii) characterization as enplaned or deplaned passengers, (iii) classification of passenger traffic qualifying for rate discount, if any such discount is in effect as to Airline, and (iv) usage during peak or off-peak hours (determined in each case by schedule and not by actual departure and/or arrival time).
     (b) Airline shall pay any other fees and charges, including the Overtime Gate Parking Fee, which applies in the event Airline’s aircraft remains parked at a gate beyond the time allocated to that aircraft, the Common Use Check-in Counter Fee for the use of common check-in counters, the Hardstand Parking Fee for the use of a hardstand and any other fees as indicated on the Cover page, such fees to be subject to adjustment pursuant to a notice delivered by JFK IAT to Airline from time to time. These fees may be subject to rate

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differentiation based on usage during peak or off-peak hours. **[Need to discuss with Delta/IAT — what if airlines have overtime gate parking or hardstand parking — how does Delta get compensated?]**
     (c) The amount of the Common Use Check-in Fee shall include JFK IAT’s provision and maintenance of the common use terminal equipment (“CUTE”) hardware and software necessary for Airline to interface Airline’s proprietary software with the CUTE computer system. Airline shall be solely responsible for all its data communication charges or any of its other communication charges, costs or expenses. Airline shall remit directly to the appropriate third party any amounts due for its data communication charges or its other communication charges, costs or expenses.
4.3 Utilities, security and snow removal charges. Charges for the provision of utilities (including HVAC, potable water and electricity), security and snow removal at Terminal 4 are included in the Passenger Fee. JFK IAT reserves the right to pass through to Airline (and other Terminal 4 Air Carriers on a reasonably allocated basis) any extraordinary or unanticipated charges imposed on JFK IAT relating to the provision of utilities, security and/or snow removal at Terminal 4 which arise during the Term.
Section 5 PAYMENT OF FEES & CHARGES
5.1 Payment of Terminal 4 License Fees. At the close of each calendar month, JFK IAT shall calculate the amount of fees and charges due JFK IAT, and shall deliver to Airline an invoice for the amount then due. Airline shall pay the fees and charges to JFK IAT no later than the fifteenth day after the date of an invoice from JFK IAT. To enable JFK IAT to calculate the amount of Passenger Fees then due from Airline, Airline shall file activity reports with JFK IAT as and in the manner required under this Agreement. In the event that Airline fails to file timely the required activity reports, JFK IAT shall charge, and Airline shall pay, Passenger Fees as if Airline enplaned and deplaned all of its flights at 100% capacity. All payments shall be made in lawful currency of the United States of America by check or wire transfer with confirming notice and otherwise strictly in accordance with written instructions provided by JFK IAT.
5.2 Information provided by Airline. Within 1 hour after each departure or 1 hour before each arrival of an Airline flight, Airline shall provide to JFK IAT a written activity report (in a form acceptable to JFK IAT), indicating for each particular flight any information requested by JFK IAT relevant to the determination of fees and charges, including Airline’s passenger traffic at Terminal 4 segregated by enplaned, deplaned and in-transit passengers, date, flight number and time.
5.3 Interest on Overdue Payments and Late Charges. Any payment not received from Airline within 5 days after the due date shall accrue interest at a rate equal to the greater of the “Prime Rate” plus 6% or the highest rate allowed under New York law; with the “Prime Rate” meaning the rate published, on the date nearest to the date payment default occurred, in The Wall Street Journal and identified as the “Prime Rate” of interest offered on corporate loans by a basket of representative U.S. financial institutions. In addition, Airline shall pay JFK IAT 10% of any such unpaid amounts.
5.4 Books and Records; Audit and Penalty. (a) Airline shall maintain, at an administrative office in the New York metropolitan area, all books, records and accounts relevant to the determination of any fees and charges payable by it hereunder. Such records shall be retained by Airline for a period of at least two years subsequent to the end of the calendar year of the activities reported therein. JFK IAT and such persons or entities as may be designated by it, shall have the right, at all reasonable times, subject to 5 business days’ prior notice to Airline, to audit, examine and make copies of such books, records and accounts. Airline shall also, upon JFK IAT’s request, provide to JFK IAT within 5 days of such request a copy of the “Passenger Manifest” for any flight departing from or arriving at Terminal 4. JFK IAT represents and warrants that it shall use any Passenger Manifest for verification of passenger counts only and shall otherwise keep any information provided therein confidential. Airline shall maintain in accordance with accepted accounting practice, books and records (the “Records”), of all transactions of Airline at, through, or in any way connected with the Airport for three (3) years and four (4) months following the end of the Annual Period during which the Records were created and permit the examination and audit of the same by Port Authority representatives. The Records shall include all books and records required to permit JFK IAT to make all certifications to the Port Authority required under any agreement between JFK IAT and the Port Authority. If the Records of the Airline are kept outside of the Port of New York District described in the Compact establishing the Port

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Authority, the Airline shall reimburse the Port Authority for the reasonable costs of travel, meals and lodging of any Port Authority representative auditing and examining the same.
     (b) JFK IAT shall bear the cost of any audit performed pursuant to this paragraph unless the result of the audit reveals a shortfall of more than 5% between that reported and that recorded, in which case Airline shall bear the full cost of such audit. Airline shall pay to JFK IAT, within 5 days after notice from JFK IAT of a shortfall, any fees (with interest as set forth in Section 5.3) that such audit reveals are owed by Airline. If the shortfall is more than 5%, then Airline shall also pay JFK IAT a penalty equal to an additional 10% of the total deficient fees.
5.5 Security for Payment and other Airline Obligations. (a) Prior to the Effective Date, Airline shall deposit, and during all times during the Term, Airline shall maintain in the amount indicated on the Cover page a cash deposit or letter of credit acceptable to JFK IAT which shall act as security for the full, faithful and prompt performance of and compliance with any and all terms, conditions and obligations of Airline hereunder, including fees, charges, penalties, indemnity and other charges. Any letter of credit shall be issued by a bank authorized to do business in the State of New York and the terms of it shall (i) permit JFK IAT to independently and without action by Airline deposit, negotiate or convert to cash the entirety or any part thereof and (ii) require no certification by JFK IAT other than that it is entitled to draw on the letter of credit pursuant to the terms of this Agreement.
     (b) If Airline meets its obligations under this Section 5.5 by a letter of credit, it shall, at least 30 days prior to the expiration of the letter of credit, provide to JFK IAT a new letter of credit meeting the requirements of this Section. If Airline fails to comply with the preceding sentence, JFK IAT may present the letter of credit for payment in full and deposit the cash for use as security pursuant to this Section.
     (c) In the event Airline is in default of its obligations under this Agreement, including the obligation of payment of any fees, charges or any other sum payable by Airline to JFK IAT, and such default continues for 5 days following notice by JFK IAT, JFK IAT may, in addition to any other right or remedy, deduct from the security deposit or draw on the letter of credit, as the case may be to pay the arrears plus interest and late charges as set forth in Section 5.3. Within ten days’ notice of such action, Airline shall replenish the security to the amount set forth on the Cover page.
     (d) In the event Airline is late in payment of (any portion of) the Terminal 4 License Fee twice (in the aggregate) in any six month period, JFK IAT may in its sole discretion increase the amount of security required. Within ten days’ notice of such determination, Airline shall deposit such additional sum with JFK IAT or provide JFK IAT with an appropriately amended letter of credit acceptable to JFK IAT.
     (e) Within 120 days following termination or expiration of this Agreement, JFK IAT shall, at its election, after satisfaction of any obligation subject to satisfaction by application of the deposit, (1) apply the balance of the deposit to any succeeding deposit required under a subsequent agreement between Airline and JFK IAT, or (2) return the balance of the deposit without interest to Airline.
5.6 Advance Payments. In lieu of, or in addition to the security required under Section 5.5, JFK IAT shall have the right to notify Airline that JFK IAT requires Airline to pre-pay any (estimated) fee or other payment required by this Agreement consistent with any JFK IAT credit policy adopted by JFK IAT from time to time. Except for security deposits and any other amounts deposited with JFK IAT in connection with the payment of insurance premiums, real property taxes and assessments and other similar charges and expenses, Airline shall not pay any fees or other sums payable under this Agreement to JFK IAT for more than 1 month in advance.
5.7 Survival. Section 5 shall survive the termination of this Agreement.
Section 6 OPERATION AND MAINTENANCE BY JFK IAT
6.1 Operation and Maintenance. JFK IAT shall operate and maintain Terminal 4, including the Terminal 4 Facilities, in working order.
6.2 Temporary suspension, interruption or discontinuance. Airline acknowledges that an unanticipated temporary suspension, interruption or discontinuance of the use of all or any portion of Terminal 4 or the Terminal 4 Facilities may occur from time to time beyond the reasonable control of JFK IAT, and that any such event will not constitute a breach of this Agreement nor entitle Airline to offset or or to

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otherwise not pay any amount due to JFK IAT or to otherwise seek injunctive or monetary relief against JFK IAT whatsoever for any claim or controversy arising out of the temporary suspension, interruption or discontinuance.
Section 7 OBLIGATIONS OF AIRLINE
7.1 General. Airline shall:
     (a) Conduct its operations hereunder in an orderly and proper manner, considering the nature of such operations so as not to annoy, disturb or be offensive to others at Terminal 4. Airline shall take all reasonable measures to eliminate or reduce as low as possible vibrations tending to damage any equipment, structure, building or portion of a building which is a part of Terminal 4 and to keep the sound level of its operations as low as possible;
     (b) Conduct all operations at Terminal 4 in a safe and careful manner; and
     (c) Control all of its vehicular traffic in the Airport, take all precautions reasonably necessary to promote the safety of its passengers, customers, business visitors and other persons, and employ such means as may be necessary to direct the movements of its vehicular traffic.
7.2 Permission of JFK IAT to Perform. If Airline fails to perform, for a period of 15 days after notice from JFK IAT, any obligation required by this Section 7, JFK IAT may perform such obligation of Airline, and charge Airline for the cost (including applicable administrative costs) to JFK IAT of such performance. However, if Airline’s failure to perform any such obligation endangers the safety of operations at Terminal 4, JFK IAT may perform such obligation of Airline at any time without giving prior notice and charge Airline for its costs (including applicable administrative costs) of such performance. Performance by JFK IAT of any obligation of Airline shall not be deemed a waiver of any default or breach; and notwithstanding any such performance, JFK IAT shall be permitted to exercise any and all remedies available to it for any such default or breach.
7.3 Compliance with Port Authority Lease. With respect to the use of the Terminal 4 Facilities, Airline agrees to observe and perform all of the terms, provisions, covenants and conditions contained in the Port Authority Lease which JFK IAT as “Lessee” is obligated to observe and perform and that relate to Airline’s conduct and use of Terminal 4.
Section 8 TERMINAL 4 AIRLINES ASSOCIATION
8.1 Airlines Association. By executing this Agreement and as a condition to its effectiveness, Airline hereby agrees to pay on demand to the Terminal 4 Airline Consortium (“TFAC”) for carriers operating at Terminal 4 its share (as allocated by the association) of the direct and indirect costs incurred by TFAC for providing security and other services.
8.2 No JFK IAT Liability. JFK IAT shall not have any obligation or liability in connection with any activities or functions conducted by or provided on behalf of the association.
Section 9 NONDISCRIMINATION; AFFIRMATIVE ACTION
9.1 Nondiscrimination. (a) Airline, for itself, its personal representatives, successors in interest, and assigns, as part of the consideration hereof, does hereby covenant and agree, as a covenant running with the land, that (1) no person on the grounds of race, creed, color, religion, age, sex or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in the use of Terminal 4; (2) that no person on the grounds of race, creed, color, religion, age, sex or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in the construction of improvements on, over, or under such land and the furnishing of services thereon; and (3) that Airline shall use Terminal 4 in compliance with all other requirements imposed by or pursuant to regulations of the Department of Transportation.
     (b) Airline shall include the provisions of paragraph (a) of this Section in every agreement or concession it may make pursuant to which any person other than Airline, operates any facility at Terminal 4 providing service to the public and shall also include therein a provision granting JFK IAT and/or the Port Authority a right to take such action as the United States may direct to enforce such provisions.
     (c) Airline’s noncompliance with the provisions of this Section shall constitute a material breach of this Agreement. In the event of the breach by Airline of any of the above non-discrimination provisions JFK

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IAT or the Port Authority may take any appropriate action to enforce compliance; or in the event such non-compliance shall continue for a period of 20 days after receipt of written notice from JFK IAT or the Port Authority, JFK IAT shall have the right, upon 3 days’ notice thereof, to terminate this Agreement and the letting hereunder with the same force and effect as a termination under Section 13, or may pursue such other remedies as may be provided by law; and as to any or all of the foregoing, JFK IAT or the Port Authority may take such action as the United States may direct.
9.2 Affirmative Action. Airline assures that it will undertake an affirmative action program which meets all applicable federal standards as required by 14 C.F.R. Part 152, Subpart E, to insure that no person shall on the grounds of race, creed, color, religion, age, national origin, or sex be excluded from participating in any employment activities covered in 14 C.F.R. Part 152, Subpart E. Airline assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by Subpart E. Airline assures that it will require that its covered suborganizations provide assurances to Airline that they similarly will undertake an affirmative action program and that they will require assurances from their organizations, as required by 14 C.F.R. Part 152, Subpart E, to the same effect.
9.3 FAA Grants. The Port Authority has applied for and received a grant or grants of money from the Administrator of the Federal Aviation Administration pursuant to the Airport and Airways Development Act of 1970, as the same has been amended and supplemented or superseded by similar federal legislation, and under prior federal statutes which said Act superseded and the Port Authority may in the future apply for and receive further such grants. In connection therewith, the Port Authority has undertaken and may in the future undertake certain obligations respecting its operation of the Airport and the activities of its contractors, lessees and permittees thereon. The performance by Airline of the covenants, promises and obligations contained in this Agreement is therefor a special consideration and inducement to the Port Authority’s consent to this Agreement, and if the Administrator of the Federal Aviation Administration or any other governmental officer or body having jurisdiction over the enforcement of the obligations of the Port Authority in connection with the Federal Airport Aid, shall make any orders, recommendations or suggestions respecting the performance by Airline of such covenants, promises and obligations, Airline will promptly comply therewith, at the time or times when and to the extent that the Port Authority may direct.
Section 10 RULES AND REGULATIONS; COMPLIANCE WITH LAWS
10.1 Rules and Regulations. Airline (including its officers, employees and agents) shall comply, and shall use its best efforts to cause its passengers, guests, invitees, and business visitors to comply, with all JFK IAT rules and regulations (including the Terminal Operations Manual and other manuals) and Port Authority Rules and Regulations, governing the conduct and operation of Airline and others at Terminal 4, promulgated from time to time by JFK IAT or the Port Authority, which are not inconsistent with any rules, regulations or orders of any federal, state or local agency having jurisdiction with respect thereto.
10.2 Compliance with Laws. (a) General: In connection with the use of the Terminal 4 Facilities, or the exercise of its rights under this Agreement, Airline (including its officers, employees and agents) shall comply with all applicable laws, codes, regulations, ordinances, rules and orders of federal, state, local and other governmental bodies of competent jurisdiction that apply to Airline or its operations at the Airport. Airline shall use its best efforts to cause its passengers, guests, invitees, and business visitors to comply with all applicable laws, codes, regulations, ordinances, rules and orders of federal, state, local and other governmental bodies of competent jurisdiction that apply to Airline or its operations at the Airport.
     (b) Taxes, Licenses and Permits: Airline shall pay all taxes and obtain all licenses, permits, certificates and other authorizations required by any federal, state or other governmental body of competent jurisdiction in connection with Airline’s assets and operations at the Airport.
Section 11 INDEMNITY; INSURANCE; DAMAGE AND DESTRUCTION
11.1 Indemnity. Airline shall defend, indemnify and hold harmless (i) JFK IAT, its members and its affiliates and all of the officers, directors, employees, agents, direct or indirect shareholders, partners, principals and controlling persons of JFK IAT, its members and its affiliates, (ii) to the extent Airline uses a Delta Gate/Hardstand, Delta, its members and its affiliates and all of the officers, directors, employees, agents, direct or indirect shareholders, partners, principals and controlling persons of Delta, its members and its affiliates, and (iii) the Port Authority (each an “Indemnified Party”), from (and reimburse each Indemnified

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Party for its costs and expenses, including legal fees and expenses incurred defending) all claims, demands, damages, liabilities, obligations, awards, fines, judgments, injuries, suits, causes of action, proceedings, obligations, costs and expenses (including reasonable attorneys’ fees and costs, expenses or disbursements), as such costs and expenses are incurred, including but not limited to those in respect of injury to or death or injury of persons, damage to or destruction of property (real or personal) or environmental damages arising out of or connected in any way to any of the following (except, in the case of JFK IAT, claims arising from the gross negligence or willful misconduct of JFK IAT, in the case of Delta, claims arising from the gross negligence or willful misconduct of Delta, and, in the case of the Port Authority, claims arising from the gross negligence or willful misconduct of the Port Authority):
     (a) Airline’s and/or Airline’s owners’, officers’, directors’, representatives’, agents’, contractors’, employees’, passengers’, and invitees’ (together with Airline, collectively, the “Terminal 4 Users”) use or occupancy, (actual or alleged) acts, omissions, negligence, gross negligence, recklessness, or malice, in or around any part of the Airport or relating in any way to any and all of Airline’s obligations under this Agreement;
     (b) Airline’s breach of, or Airline’s failure to perform, any term, condition or representation set forth in this Agreement;
     (c) any Terminal 4 User’s (actual or alleged) actions, omissions, negligence, gross negligence, recklessness or malice in or around any part of the Airport and any Terminal 4 User’s breach of, or the Terminal 4 User’s failure to perform, any term, condition or representation set forth in any agreement related to or connected with the Airport, including, without limitation, Terminal 4.
With respect to its obligations under this Section 11.1, Airline, at its own expense, shall, at the request of an Indemnified Party, defend any suit based upon any such claim using counsel approved in writing by JFK IAT, Delta or the Port Authority, as the case may be.
11.2 Survival. The terms of Section 11.1 shall survive the termination of this Agreement.
11.3 Insurance by Airline. (a) Coverage: Airline shall purchase and maintain in force the following insurance coverage as appropriate:
(1)	Comprehensive aircraft liability insurance covering property damage liability, bodily injury (including death) liability, personal injury liability, host liquor liability, contractual liability, premises liability, products and completed operations liability, hangar keepers liability, baggage liability, cargo liability, mail liability, excess automobile liability and excess employers liability in respect of Airline’s operations at Terminal 4, and including legal liability arising out of Airline’s operations (licensed and unlicensed) on the airport premises, and including extended coverage endorsement (aviation liabilities, war and allied risk liabilities) AVN52D or equivalent resulting from Airline’s activities into, on, and leaving any part of the Airport, in an amount not less than $500,000,000 combined single limit.
(2)	Automobile liability insurance to cover owned, non-owned and hired vehicles operating on the Airport in an amount not less than $25,000,000 per person and per occurrence.
(3)	Property insurance to cover personal property and trade fixtures in an amount adequate to cover 100 percent of the replacement cost of the property and fixtures.
     (b) Criteria: All policies of insurance required herein shall be in a form and with a company or companies reasonably satisfactory to JFK IAT and shall name JFK International Air Terminal LLC, its members, the Port Authority, the City of New York, JFK IAT Member LLC, Schiphol USA Inc., and Delta Air Lines, Inc. as additional insureds and shall provide that such policies may not be materially changed, altered, or canceled by the insurer during their term without first giving at least 30 days’ notice to JFK IAT and without giving JFK IAT 30 days to cure any defaults by Airline. In addition all policies of insurance shall contain a Breach of Warranty endorsement or otherwise provide that a breach of any warranty by Airline to the insurance company shall not cancel the insurance coverage of JFK IAT, Delta or the Port Authority.
     (c) Certificates: Airline shall deliver to JFK IAT policies or certificates of required coverages. In addition, at least 10 days before the expiration of any then current policy of insurance, Airline shall deliver to JFK IAT evidence showing that such insurance coverage has been renewed. Within 15 days after the date of written notice from the insurer of cancellation or reduction in coverages, Airline shall deliver to JFK IAT a new policy or certificate reinstating or otherwise providing the required insurance.
     (d) Right to Purchase: If at any time Airline shall fail to obtain or maintain in force the insurance required herein, JFK IAT may provide such insurance for Airline by taking out policies in companies

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satisfactory to JFK IAT. Such insurance may be in amounts greater than those stipulated herein or as may be in effect from time to time. The amount of the premiums paid for such insurance by JFK IAT shall be payable by Airline on receipt of JFK IAT’s billing therefore with interest as set forth in Section 5.3, commencing at the date of payment by JFK IAT.
     (e) Notification of Claims: If any claim for damages or any lawsuit is made or instituted against Airline, Airline shall notify JFK IAT within 30 days following the date of receipt of a claim or 30 days following the date of service of process of a lawsuit, provided that claims and lawsuits subject to such notice are only those that arise out of or are in any way connected with Airline’s use of the Airport and that in any way, directly or indirectly, contingently or otherwise, affect or might reasonably affect JFK IAT. Accident or property damage claims in an amount less than $ l0,000 shall be excluded from the requirements of this section (e).
     (f) Waiver of Subrogation: Airline hereby waives claims arising in any manner against each Indemnified Party for which the loss or damage is covered by any of the Airline’s insurance required under this Section 11.3.
11.4 Damage and Destruction. (a) Repair: If all or any portions of the Terminal 4 Facilities are damaged or destroyed by fire or other casualty, JFK IAT shall, at its election after receipt of notification by Airline, (i) repair, reconstruct and restore such space to substantially the same utility as existed prior to the event causing the damage or (ii) terminate this Agreement.
     (b) Limited to Insurance Proceeds: If JFK IAT elects to repair, reconstruct and restore any damage, its obligation under this Section 11.4 is limited to the proceeds of insurance received with respect to the damaged space. If the net proceeds of insurance received on account of said damage are insufficient to restore as provided above, then JFK IAT shall repair, reconstruct and restore the damaged space to the extent economically feasible.
     (c) Airline Negligence: Airline shall reimburse JFK IAT (and with respect to damage to the Delta Gates/Hardstands, Delta) for all repairs to the extent such damage was caused by the negligence of Airline, its officers, employees, contractors, guests, passengers, invitees, agents and sublessees. **[IAT — where does environmental allocation of liability get addressed?]**
Section 12 ASSIGNMENT & HANDLING AGREEMENTS
12.1 Subletting & Assignment. Airline shall not directly or indirectly assign, sell, hypothecate, pledge, mortgage, or otherwise transfer this Agreement or the rights herein granted. Any such transaction shall be void.
12.2 Assignment by JFK IAT. Subject to the financing documents to which JFK IAT is bound, JFK IAT may assign its interest in and pledge certain revenues and receipts under this Agreement.
12.3 JFK IAT’s Dealings with the Port Authority, the City of New York and Delta. Airline acknowledges that JFK IAT leases Terminal 4 from the Port Authority which in turn leases the Airport from the City of New York, and that JFK IAT has entered into the ATA with Delta with respect to portions of Terminal 4. Airline hereby consents to any changes in such leases or the ATA, the terms and structure of the arrangements, and the legal relationships among JFK IAT, the Port Authority, the City of New York, Delta and any other parties, provided, that as a result of any such change, JFK IAT has the legal right and authority to grant the rights it grants herein to Airline and to perform the obligations as set forth herein. Airline agrees that so long as JFK IAT has such right and authority this Agreement shall remain in full force and effect.
12.4 Handling Agreements. Airline may purchase handling services from any handling services provider approved by both JFK IAT and the Port Authority. Airline may also provide handling services to itself. **[Need to address indemnity by handlers to Delta?]**
Section 13 TERMINATION
13.1 Default. Each of the following constitutes an “Event of Default”:
     (a) Airline’s failure to pay any fee or charge within 5 days after notice from JFK IAT of Airline’s failure to pay any such fee or charge by the due date;
     (b) Airline’s failure to perform or observe any other obligation after a period of 10 days after notice from JFK IAT setting forth the nature of the failure;

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     (c) Airline’s failure to vacate or stay any of the following within 30 days after they occur: (i) a petition in bankruptcy is filed by or against Airline; (ii) Airline is adjudicated as bankrupt or insolvent; (iii) a receiver, trustee, or liquidator is appointed for all or a substantial part of Airline’s property; or (iv) Airline makes an assignment for the benefit of creditors.
     At any time an Event of Default occurs and is continuing, JFK IAT may serve notice on Airline specifying such Event of Default and stating that this Agreement shall terminate on the date specified in such notice (such date shall be at least 3 days after the giving of such notice). If the Event of Default is not cured by the date specified in such notice, this Agreement shall terminate as fully and completely as if the expiration of the period specified in such notice were the day herein definitely fixed for the termination of this Agreement.
13.2 Remedies for Default. At any time an Event of Default occurs and is continuing, JFK IAT, in addition to the remedies given in this Agreement, may, upon 3 days notice to Airline, (i) suspend services to Airline, including gate access, (ii) require prior payment of applicable fees upon arrival or prior to departure or (iii) exercise any remedy provided by law or in equity. The exercise by JFK IAT of any one remedy does not prohibit JFK IAT from exercising any other remedy.
13.3 Termination without Cause. (a) Irrespective of the duration of this Agreement, Airline shall have the right to terminate this Agreement without cause at any time, with 30 days notice to JFK IAT provided it pays to JFK IAT an early termination fee equal to the greater of           , as adjusted by the Annual CPI Percentage Increase, or the sum of prior eighteen months of Passenger Fees incurred by Airline hereunder from the date of such termination notice.
(b) In the event the Term of this Agreement is for more than 1 year, JFK IAT shall have the right to terminate this Agreement and revoke the privileges granted hereunder without cause at any time, with 6 months notice to Airline, without the obligation to pay an early termination fee and JFK IAT will not be liable for any damages or other liability arising hereunder as a result of the earlier termination.
13.4 Result of Termination & Surrender. (a) Upon termination or expiration of this Agreement, Airline shall be deemed to have no further rights hereunder. Airline shall promptly and peaceably vacate Terminal 4. Airline shall remain liable for all fees and charges due up to the date of termination and all clean-up and repair costs and other costs and expenses, including reasonable attorneys’ fees and disbursements, due to Airline’s failure to comply with this subparagraph (a).
     (b) After termination of this Agreement and upon 10 days’ notice by JFK IAT, Airline shall remove its aircraft, tools, equipment and other personal property, subject to any valid lien which JFK IAT may have thereon for unpaid fees and charges. Airline shall not abandon any portion of its property at Terminal 4 without the written consent of JFK IAT, and as such, any and all property not removed by Airline within 10 days following such notice by JFK IAT shall, at the option of JFK IAT but at no cost to JFK IAT: (1) become the property of JFK IAT; (2) be stored by JFK IAT; or (3) be sold at a public or private sale. Airline shall restore or bear the costs of restoration of all JFK IAT property damaged by or as a result of the removal of Airline’s property to the condition existing before such damage at Airline’s sole expense.
13.5 Survival. Section 13.4 shall survive the termination of this Agreement.
13.6 Attorneys’ Fees and Disbursements. In the event of any breach of this Agreement by any party thereto, the non-prevailing party shall pay all of the reasonable attorneys’ fees and costs of the prevailing party when such fees and costs are incurred.
Section 14 MISCELLANEOUS
14.1 Force Majeure. Neither party shall be deemed in violation of this Agreement if it is prevented from performing any of the obligations hereunder by reason of strikes, boycotts, labor disputes, embargoes, shortage of energy or materials, acts of God, acts of a public enemy, acts of superior governmental authority, weather conditions, war, riots, rebellion, sabotage, or any other circumstances for which it is not responsible and that are not within its control; provided these provisions shall not excuse Airline from paying the fees and charges specified in Section 4 and shall not apply to any other charges or money payments.

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14.2 Waiver. The failure of either party, in any one or more instances, to exercise any of its rights is not a waiver of those rights. A party waives only those rights specified in writing and signed by the party waiving its rights. In the event one party does waive the breach by the other party of an obligation contained herein, such waiver shall be limited to the particular breach waived and shall not be deemed to be a waiver of any other breach hereunder.
14.3 No Third Parties. Except for the benefits conferred to the Port Authority and Delta provided under Sections 10.1, 11.1, 11.2, 11.3, 11.4 and 14.5 (it being acknowledged that the Port Authority and Delta are intended third-party beneficiaries of such Sections), this Agreement is for the benefit of the parties hereto only and is not intended to and shall not create any rights in or confer any benefits upon any person or entity (including any other Terminal 4 Air Carrier) other than the parties hereto.
14.4 Quiet Enjoyment. Upon the payment by Airline of all fees and charges properly charged to Airline and the performance by Airline of the covenants and agreements on the part of Airline to be performed hereunder, Airline shall peaceably have and enjoy the premises, appurtenances, facilities, licenses and rights granted herein.
14.5 Subordination. (a) Port Authority Lease: This Agreement shall be and remain subordinate to the provisions of the Port Authority Lease and the letting hereunder shall terminate with the termination or expiration of the Port Authority Lease between the Port Authority and JFK IAT, such termination to be effective on such date and to have the same effect as if the term of the letting had on that date expired. The rights of JFK IAT with respect to Terminal 4 are those granted to it by the Port Authority, and no greater rights are granted or intended to be granted to Airline than JFK IAT has power thereunder to grant.
     (b) Basic Lease: This Agreement shall be and remain subordinate to the provisions of the Basic Lease between the Port Authority and the City of New York.
     (c) Bond Financing: This Agreement and all rights granted to Airline hereunder are expressly subordinated and subject to the lien and provisions of the pledges, transfers, hypothecations or assignments made by JFK IAT and the Port Authority in the financing documents that bind JFK IAT. JFK IAT expressly reserves the right to enter into such indentures and to make such pledges and grant such liens and enter into such covenants as it may deem necessary or desirable to secure and provide for the payment of Special Revenue Bonds, including the creation of reserves therefor.
     (d) ATA: This Agreement shall be and remain subordinate to the provisions of the ATA between JFK IAT and Delta with respect to the Delta Gates/Hardstands.
14.6 Notices. Unless a provision of this Agreement expressly authorizes verbal notice, all notices under this Agreement shall be in writing and either (i) sent by registered or certified mail, postage prepaid, to the address of the party to be notified as set forth on the cover sheet, (ii) hand delivered to a manager of the party at Terminal 4 or, (iii) delivered by a nationally recognized overnight courier. Either party may change these persons or addresses by giving notice as provided above. Notice shall be considered given and received when mailed as indicated on the postage receipt or as indicated by a signed receipt from the hand delivery.
14.7 Severability. If any provision of this Agreement is invalid or unenforceable to any extent, then that provision and the remainder of this Agreement shall continue in effect and be enforceable to the fullest extent permitted by law.
14.8 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties about Terminal 4, and all other representations or statements made, verbal or written, are merged herein. Except for the Rules and Regulations for which Section 10 controls, this Agreement may be amended only by a writing signed by both parties.
14.9 Governing Law. This Agreement shall be governed by the laws of the State of New York.
14.10 Capacity to Execute. The individuals executing this Agreement personally warrant that they have full authority to execute this Agreement on behalf of Airline or JFK IAT, as the case may be, and that no other signatures are necessary.

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14.11 Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties’ successors, representatives, and permitted assigns.
14.12 Non-Recourse. Notwithstanding any other provision of this Agreement, (a) none of the members of JFK IAT or any of their affiliates or any officer, director, employee, agent, direct or indirect shareholder, member, partner, principal or controlling person of any of the foregoing (other than JFK IAT as a separate legal entity) shall be liable to Airline for any of the obligations of JFK IAT under this Agreement or any other document related to Airline’s use of Terminal 4 or with respect to any claim of Airline in respect of such obligations, and (b) it is understood and agreed that the sole recourse of Airline for satisfaction of such obligations shall be against the assets of JFK IAT, including its leasehold interest in Terminal 4 and any current and future revenues derived therefrom.
14.13 Attornment. On the termination of the Port Authority Lease prior to its “Expiration Date” (as defined therein), Airline shall attorn to, or shall enter into a direct lease on terms identical to this Agreement with, (a) a designated trustee or any designee of such trustee, in connection with any assignment or foreclosure of the Port Authority Lease, or execution of a new lease for Terminal 4, or (b) the Port Authority, at the Port Authority’s option, under other circumstances, for the balance of the unexpired term of this Agreement.
14.14 Port Authority Fees. Airline shall be prohibited from performing an activity or services at the Airport for which the Port Authority requires payment of fees to the Port Authority unless the Airline pays such fees (including the obtaining of a Port Authority-issued permit if so required).
14.15 Airline Certifications. Airline certifies that the statements on Exhibit B are true and correct in all material respects.
**[IAT — Do we need to cover Port’s OFAC requirements here?]**

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EXHIBIT A
Passenger Fees
License Agreement

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EXHIBIT B
          Airline shall certify that neither Airline nor any officer, director or Affiliate of, or nominal or beneficial owner of a ten percent (10%) or more interest in, Airline:
          (1) has ever used a name, trade name or abbreviated name or federal taxpayer identification number other than the ones reported to the Lessee in connection with the Sublease;
          (2) has ever been party to an agreement which was terminated by the Port Authority, for any reason, prior to its expiration date (other than any such party with which the Port Authority has subsequently entered into another agreement relating to similar subject matter, and other than IAB tenants as of the date hereof);
          (3) is, as of the effective date of the Sublease, in default under any agreement with the Port Authority or has been, within the preceding five years, in default, beyond any applicable grace period, under any agreement with the Port Authority;
          (4) has been suspended, debarred, found not responsible or otherwise disqualified from entering into any contract with any governmental agency or been denied a government contract for failure to meet standards related to integrity;
          (5) has had a contract terminated by any governmental agency for breach of contract or for any cause based in whole or in part on indictment or conviction;
          (6) has had any business or professional license suspended or revoked or, within the previous five years, had any single sanction imposed in excess of $50,000 as a result of any judicial or administrative proceeding with respect to any license held or with respect to any violation of a federal, state or local environmental law, rule or regulation;
          (7) has had any sanction imposed as a result of a judicial or administrative proceeding related to fraud, extortion, bribery, bid rigging, embezzlement, misrepresentation or anti-trust regardless of the dollar amount of the sanctions or the date of their imposition;
          (8) has been, or is currently, the subject of a criminal investigation by any federal, state or local prosecuting or investigative agency and/or a civil anti-trust investigation by any federal, state or local prosecuting or investigative agency; or
          (9) has been indicted or convicted of any offense in any jurisdiction.

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EXHIBIT K
1. We the undersigned [Bank] having its registered office at _______________________ (the “L/C Bank”) hereby establishes for the account, and at the request of ________ [address] (the “Account Party”), in favor of JFK International Air Terminal LLC (the “Beneficiary”), this Irrevocable Standby Letter of Credit No. _______________ in the amount of U.S. Dollars __________________ (the “Maximum Credit Amount”) effective immediately and expiring at 5:00 P.M., New York City time on the expiration date (as hereinafter defined).
2. The L/C Bank hereby irrevocably and unconditionally authorizes the Beneficiary from time to time to draw on this Standby Letter of Credit, in accordance with the terms and conditions hereinafter set forth, in an aggregate amount up to but not in excess of the Maximum Credit Amount. Upon payment by the L/C Bank of any draw hereunder, the Maximum Credit Amount shall be automatically reduced by the amount so paid.
3. The “Expiration Date” shall be the earliest of (i) the date on which the Maximum Credit Amount is reduced to zero pursuant to the proceeding paragraph of this Standby Letter of Credit, (ii) the date on which the L/C Bank receives a certificate signed by an officer of each of the Beneficiary and the Account Party in the form of Exhibit 1 hereto, together with the original of the Standby Letter of Credit, and (iii) [date]
4. The L/C Bank shall make the funds available to the Beneficiary under this Standby Letter of Credit from time to time against presentation, at or prior to 5:00 P.M., New York City time; on or prior to the Expiration Date, of its certificate and demand of payment (the “Demand Notice”) in the form of Exhibit 2 hereto at the office of the L/C Bank [L/C Bank address]. If the L/C Bank receives any such Demand Notice the L/C Bank will make payment to Beneficiary no later than the next Business Day by wire transfer to the Bank of New York, 530 Fifth Avenue, New York, NY 10036, ABA 021-00-0018, with an instruction to transfer the amount of such payment to account number 291545 for the account of JFK International Air Terminal LLC, JFK IAT Revenue Fund, Attention: Controller. The term “Business Day” shall mean a day on which commercial banks are not authorized or required to close in New York City.
5. This Standby Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce Publication No. 600 (or any successor version thereof from time to time in effect), and, as to matters not covered therein, by the laws of the State of New York, including the Uniform Commercial Code as in effect in such state, without regard to the conflict of laws principles thereof. Communications to the LC/Bank with respect to this Standby Letter of Credit shall be in the form of a telecopied facsimile copy of such letter sent to the following number, provided that the Beneficiary undertakes to deliver the originally executed draft and exhibit to the L/C Bank within one (1) Business Day thereafter by express or overnight courier service and shall be addresses to the L/C Bank at ______________ and shall specifically refer to the number of this Standby Letter of Credit. Telecopier number ____________.
6. Partial draws shall be permitted under this Standby Letter of Credit.

EXHIBIT K
Exhibit 1
[Date]
[L/C Bank]
[Address]
     Reference is made to the irrevocable Standby Letter of credit no. _____________ dated _____________ which has been established by you in favor of JFK International Air Terminal LLC.
     The undersigned, the beneficiary of and account party, respectively, under the said Standby Letter of Credit, hereby surrender said letter of credit for immediate cancellation.
JFK INTERNATIONAL AIR
TERMINAL LLC

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT K
EXHIBIT 2 TO THE STANDBY LETTER OF CREDIT NO._____________________
CERTIFICATE AND DEMAND FOR PAYMENT
JFK International Air Terminal LLC (the “Beneficiary”), the beneficiary under the Irrevocable Standby Letter of Credit No. _________ dated _________, YEAR established by [Bank] hereby demands payment and certifies as follows:
1)	We hereby demand payment in the amount of USD _____________ under said Standby Letter of Credit.

2)	[a] The amount demanded is hereby due and owing by Delta Air Lines, Inc. (the “Account Party”) pursuant to the terms and conditions of the Anchor Tenant Agreement effective December __, 2010 (“Anchor Tenant Agreement”) between the Beneficiary and the Account Party.

or

[b] Both (a) the date of this demand for payment and certificate is not earlier than 60 days prior to the Expiration Date (as defined in clause (iii) of Section 3 of said Standby Letter of Credit) and Delta Air Lines, Inc. (the “Account Party”) has not heretofore delivered to the Beneficiary a substitute letter of credit with an expiration date at least one year after such Expiration Date and (b) either (x) the Anchor Tenant Agreement effective DATE (“Anchor Tenant Agreement”) between the Beneficiary and the Account Party is still in force and effect or (y) the Anchor Tenant Agreement is no longer in full force and effect but amounts remain unpaid under such Anchor Tenant Agreement.

JFK INTERNATIONAL AIR TERMINAL LLC
By:
Name:
Title:

2[a]	This alternative is to be used if the reason for the draw is to obtain funds to make a payment in respect of amounts that are due and owing.

2[b]	This alternative is to be used if the reason for the draw is the pending expiry of the letter of credit.

SCHEDULE 1-1
Definition of ATA Permitted O&M Expenses
For purposes of this Agreement, ATA Permitted O&M Expenses shall include the Permitted O&M Expenses (as defined in the Port/IAT Lease (the definition of which is repeated below for convenience), as such definition may be amended from time-to-time, subject to the terms of this Agreement) subject to the following adjustments:
(1) Specifically excluding the following items from the definition of Permitted O&M Expenses:
     (i) item (j) (Advertising and promotional expenses paid to third parties for the benefit of Project Operations) in respect of any amounts that are reimbursed to IAT from Contract Carriers as it relates to promotion and advertising;
     (ii) item (m) (Costs and fees incurred in the development, implementation and operation of computer systems, including, without limitation, hardware, software and peripheral devices) in respect of any amounts for the CUTE System;
     (iii) item (p) (Amounts refunded to sublessees and other third parties with respect to amounts overpaid by such Persons);
     (iv) item (i) (Amounts payable to Schiphol USA Inc. in satisfaction of the terms of the Technical Cooperation and Construction Services Agreement, dated December 16, 1996 between Schiphol USA Inc. and the Lessee other than costs payable as Project Costs) or any similar amounts related to the 2010 Expansion Project (as defined in the Port/IAT Lease);
     (v) any item of cost that is reimbursed to IAT by a Contract Carrier; and
     (vi) amounts attributable to the Costs of the 2026 Capital Repairs.
For convenience, the definition of “Permitted O&M Expenses” from Exhibit 8.1 of the Port/IAT Lease is repeated below:
I. “Permitted O&M Expenses” shall mean, with reference to any Annual Period, the sum of the following items of cost:
     (a) Wages, salaries, fringe benefits and other payroll costs or remuneration (including reimbursement of employee expenses) paid to or for employees employed for the benefit of Project Operations.
As used in this paragraph (a):
     (i) “Fringe benefits” shall mean the items of cost which the Lessee is obligated to payor incur pursuant to applicable collective bargaining agreements or which the Lessee otherwise agrees to pay to employees as compensation for employment including, without limitation:

     (1) paid time off, including, without limitation, for vacations, sick leave, holidays, birthdays, jury duty, medical checkup, lunch time and relief time;
     (2) bonuses, including, without limitation, incentive compensation and profit sharing plans;
     (3) costs related to training, relocation, severance or expatriation costs as provided for in paragraph (i) below, professional or trade organization memberships, subscriptions to trade publications, over-time meals or transportation, uniforms, business travel expenses, pension plans, welfare and training funds, and health, life, accident, or other such types of insurance; and
     (4) any other payment made or cost incurred by agreement with such employees and personnel or pursuant to the Lessee’s policy with respect to such employees and personnel.
     (ii) “Other payroll costs” shall mean taxes and other payments payable pursuant to law upon the basis of wages paid to employees, including, without limitation, F.I.C.A., State Unemployment Insurance, Disability Insurance and Federal Unemployment Insurance.
     (b) The cost of ordinary maintenance, repairs, improvements, alterations and changes related to the areas in the Central Terminal Area of the Airport set forth in the definition of Project Operations including, without limitation, payments to third party contractors for cleaning, rubbish removal, snow removal, facility maintenance, equipment maintenance, extermination and other cleaning and maintenance services furnished by contractors for the benefit of Project Operations other than any cost which is funded by subordinated debt or from the Major Maintenance and Renewal Fund or the Capital Improvements Reserve Fund.
     (c) Payments for electricity, water, sewer rents and other fuel, utilities and services required for the benefit of Project Operations.
     (d) The cost of provision, maintenance, repair and replacement of fixtures, furniture, furnishings, operating supplies, equipment and tools used for the benefit of Project Operations.
     (e) (i) The cost of any insurance carried by the Lessee with respect to Project Operations or with respect to any accident or casualty occurring with respect thereto.
     (ii) The cost of any such accident or casualty with respect to Project Operations paid for by the Lessee to the extent such accident or casualty is not reimbursed by insurance proceeds and such accident or casualty was not caused by the gross negligence or willful neglect of the Lessee.
(f) The costs of:
     (i) telephone, telegraph, postage, messenger service and other communications services; and

2

     (ii) trucking and other shipping services incurred for the benefit of Project Operations.
     (g) Payments for rental of leased equipment and supplies.
     (h) Professional fees paid to third parties, for the benefit of Project Operations and payments to third parties for legal, accounting, architectural, engineering, space planning and other professional services for the benefit of Project Operations.
     (i) Amounts payable to Schiphol USA Inc. in satisfaction of the terms of the Technical Cooperation and Construction Services Agreement, dated December 16, 1996 between Schiphol USA Inc. and the Lessee other than costs payable as Project Costs.
     (j) Advertising and promotional expenses paid to third parties for the benefit of Project Operations.
     (k) Taxes actually paid by the Lessee including, without limitation, excise taxes, New York City sales and use tax and taxes on utilities or on the provision of utility services but excluding New York State Corporation Franchise tax, New York City General Corporation tax and New York City Unincorporated Business tax.
     (1) Costs and fees incurred in connection with the obtaining and maintaining in effect of any consent, permit, license or approval from any Governmental Authority. Any fees, charges, penalties, judgments or other amounts assessed against the Lessee by any Governmental Authority except as provided in II(f) of this Exhibit.
     (m) Costs and fees incurred in the development, implementation and operation of computer systems, including, without limitation, hardware. software and peripheral devices excluding those amounts to be paid to Schiphol USA Inc. pursuant to paragraph (I) (i) above.
     (n) Costs of both the Port Authority and the Lessee of dispute resolution of disputes between the Port Authority and the Lessee, including reasonable attorney’s fees (whether those of the Port Authority’s Law Department or otherwise) of both parties. Costs incurred by the Lessee, including reasonable attorney’s fees, for adjudication, arbitration, mediation or other dispute resolution mechanisms used to resolve disputes between the Lessee and third parties.
     (o) Amounts payable to third parties for services provided for the benefit of Project Operations including, without limitation, financial services and any other services.
     (p) Amounts refunded to sublessees and other third parties with respect to amounts overpaid by such Persons.
     (q) (i) Amounts paid to the Trustee or any registrar, securities depository or paying agent (other than any such amount paid as a Project Cost) in accordance with the Lease, Trust Administration Agreement, Trust Indenture or other document relating to the financing of the Project (including, without limitation, (x) all costs and expenses incurred in connection with the preservation and enforcement of the Trustee’s or the Bondholders’ rights and remedies under the Security Documents (including, without limitation, reasonable fees and expenses of counsel and

3

(y) any amounts owed to the Trustee with respect to any indemnity provided by the Lessee, but not including any payments with respect to Debt Service) and (ii) amounts paid to securities rating agencies in connection with providing or maintaining the ratings on the Passenger Terminal Bonds (other than any such amount paid as a Project Cost).
     (r) Amounts payable in respect of the Lessee’s indemnification obligations to the Port Authority or third parties unless such obligation results from the gross negligence or willful act or omission of the Lessee.
     (s) Any other amounts specified in this Agreement to constitute or be payable as “Permitted O&M Expenses”.
     (t) Any expenditure not itemized or referred to above which would be customarily and properly included as an operation and maintenance cost, and as would reasonably be incurred by a prudent operator in the conduct of or relating to the operation of a first-class international airline terminal.
Each of the items of cost enumerated in this Exhibit above shall be treated as a current expense. In no event shall any cost or expenditure be included in Permitted O&M Expenses more than once even though fitting under more than one category provided for in this Exhibit.
II. Notwithstanding the above provisions of this Exhibit, and without otherwise limiting the generality thereof, there shall be excluded from the Permitted O&M Expenses. or be deducted therefrom, as appropriate:
(a) Except as set forth in I(k) of this Exhibit, transfer, gains, franchises, inheritance, estate and income taxes imposed upon any Direct or Indirect Owner, Affiliate or any other Person than the Lessee.
(b) Legal, accounting, tax-related and other professional fees, charges and disbursements paid or incurred by the Lessee or any Direct or Indirect Owner or Affiliate in connection with the legal, accounting, tax-related (excluding taxes set forth in I(k) of this Exhibit ) or other interests of any Direct or Indirect Owner or Affiliate of the Lessee, including any expenses in connection with the meeting or operation of the executive committee of the Lessee.
(c) Except as set forth in I(i) of this Exhibit, salaries, fringe benefits, bonuses, and other payroll costs or compensation paid to or for salaried employees or principals of any Direct or Indirect Owner or Affiliate of the Lessee, who is not also a full-time direct employee of the Lessee, including, without limitation, any expenses incurred by such employee or principal of a Direct or Indirect Owner or Affiliate of the Lessee; and any allocation of overhead. charges, fees or disbursements for goods or services provided by any Direct or Indirect Owner or Affiliate of the Lessee.
(d) Any other payment, disbursement, fee or emolument to a Direct or Indirect Owner or Affiliate of the Lessee other than those (i) expressly allowed in paragraph (I) (i) above or (ii) permitted under Section 21 of this Agreement. It is expressly understood that the payments referred to in this paragraph and the immediately preceding two paragraphs are to be considered liquidated by the Lessee Terminal Management Funds.

4

(e) Except to the extent permitted under Section 21 of this Agreement, any charges, fees or disbursements to any consultants or other third parties unless the goods and services provided by such consultants or other third parties benefit the Project Operation and do not separately benefit any Direct or Indirect Owner or Affiliate of the Lessee.
(f) Penalties assessed against the Lessee for the failure to cure a violation of any law, statute, rule or requirement in circumstances in which Lessee’s violation, or failure to cure such violation, was caused by the gross negligence or willful act or omission of the Lessee (unless the violation or the failure to cure such violation was commercially reasonable).
(g) Any costs for goods or services collected from a Retail Sublessee or other sub-tenant or permittee as part of a “Common Area Maintenance (CAM)” charge or “Retail Marketing Fee” or for which the Lessee has otherwise received direct reimbursement from a Retail Sublessee or other sub-tenant or permittee as a separate item of additional rent or fee, except to the extent the revenues associated with such charge are included in Gross Revenues.
(h) Any payment, fee, disbursement or other cost, or part thereof, to any third party contractor, agent, supplier, or other party whatsoever, that is above the fair market value under the circumstances for the good or service that is being provided except to the extent incurred pursuant to an arrangement previously entered into at fair market value.

5

SCHEDULE 4-1
Port/IAT Lease
1.	Agreement of Lease between The Port Authority of New York and New Jersey (the “Port Authority”) and JFK International Air Terminal LLC, a New York limited liability company (“JFK IAT”), dated as of May 13, 1997, bearing Port Authority agreement number AYC-685
2.	Supplemental Lease Agreement No. 1 by and between the Port Authority and JFK IAT, dated as of August 10, 2001
3.	Supplemental Lease Agreement No. 2 by and between the Port Authority and JFK IAT, dated as of December 20, 2002
4.	Supplemental Lease Agreement No. 3 by and between the Port Authority and JFK IAT, dated as of January 1, 2004
5.	Supplemental Lease Agreement No. 4 by and between the Port Authority and JFK IAT, dated as of December 1, 2004
6.	Fifth Supplemental Agreement by and between the Port Authority and JFK IAT, dated as of [__________], 2010

SCHEDULE 4-2
Series 6 Bond Documents
Series 6 Bond Documents (all terms used as defined in the Trust Administration Agreement) :
(a)	Series 6 Bonds,
(b)	Trust Indenture,
(c)	Trust Administration Agreement,
(d)	Assignment of Rents,
(e)	Series Resolution authorizing Series 6 Bonds, adopted October 17, 1997,
(f)	Special Project Bond Resolution,
(g)	Personal Property Security Interest,
(h)	Leasehold Mortgage,
(i)	Guaranty,
(j)	Assignment of Construction Contracts, Plans and Specifications, and Service and Other Contracts,
(k)	Assignment of Tenant Leases and Rents,
(l)	Port Authority Financing Consent and Agreement,
(m)	Lease Assignment, and
(n)	Any other Security Document defined as such in the Lease relating to the Series 6 Bonds.

SCHEDULE 4-3
Series 8 Bond Documents
Series 8 Bond Documents (all terms used as defined in the Trust Administration Agreement):
(a)	Series 8 Bonds,

(b)	Trust Indenture,

(c)	Trust Administration Agreement,

(d)	Assignment of Rents,

(e)	Series Resolution authorizing Series 8 Bonds, adopted August 5, 2010,

(f)	Special Project Bond Resolution,

(g)	Personal Property Security Interest,

(h)	Leasehold Mortgage,

(i)	Guaranty,

(j)	2010 Assignment of Construction Contracts, Plans and Specifications, and Service and Other Contracts,

(k)	Assignment of Tenant Leases and Rents,

(l)	Port Authority Financing Consent and Agreement,

(m)	Any Parity Resolution,

(n)	Lease Assignment, and

(o)	Any other Security Document defined as such in the Lease.

SCHEDULE 4-4
Transaction Documents
Assignment of Construction Contracts, Plans and Specifications, and Service and Other Contracts, dated as of December 9, 2010, between Delta Airlines, Inc., a Delaware corporation, as assignor, and JFK International Air Terminal LLC, a New York limited liability company, as assignee.

SCHEDULE 6-1
Approved Phase I IAT Project Contract Documents
NONE

Schedule 6-2
Phase I IAT Project Contract Documents Pending Approval

SCHEDULE 6-3 TO THE ANCHOR TENANT AGREEMENT,
STANDARD DRAW DOCUMENT
[Date]
JFK International Air Terminal LLC
[Address]
Draw Document Number [ ]
     This Standard Draw Document is delivered pursuant to Section 6.01(f) of the Anchor Tenant Agreement, dated as of _____________, 2010, between JFK International Air Terminal LLC (“IAT”) and Delta Air Lines, Inc. (“Delta”) to enable IAT to prepare and submit a Series 8 Requisition Certificate pursuant to the Sixth Supplemental Trust Administration Agreement, dated as of _________, 2010 (the “TAA”), by and between IAT and The Bank of New York Mellon, as Trustee, with respect to the Series 8 Bonds and the 2010 Expansion Project. Any capitalized term used in this Standard Draw Document without definition shall have the meaning specified in the TAA.
     Delta hereby requests IAT to prepare a Series 8 Requisition Certificate instructing the Trustee to make payments in the amount[s] and to the person[s] (which may include IAT, the Trustee or the Authority) and at the address[es] or pursuant to the wire instructions or, in the case of payment to the Series 8 Interest Account in the Bond Fund (a “Series 8 Debt Service Requisition”), in accordance with attached instructions to make such payment thereto for such purpose, for the elements of the 2010 Expansion Project, each as specified on Schedule 1 to this Standard Draw Document, and represents as follows:

(i) The obligation to pay (or to reimburse a person for paying) each such amount has been incurred and the amount thereof constitutes a 2010 Expansion Project Cost and is a proper charge against the Series 8 Account in the Construction Fund;
(ii) Schedule 1 to this Standard Draw Document describes in reasonable detail, except in the case of a Series 8 Debt Service Requisition, the purpose for which the obligation to pay (or to reimburse a person for paying) each such amount was incurred;
(iii) The obligation to pay (or to reimburse a person for paying) each such amount has not been the basis of any previous withdrawal from the Series 8 Account in the Construction Fund (unless the amount of such previous withdrawal was subsequently reimbursed to the Series 8 Account in the Construction Fund);
(iv) The payment of the amount(s) specified on Schedule 1 to this Standard Draw Document from the Series 8 Account in the Construction Fund will not render the certification provided in Section 3.2(A), (B) or (C) of the TAA untrue; and
(v) Schedule 2 to this Standard Draw Document correctly reflects the status of payments and expenditures for 2010 Expansion Project Costs from the Series 8 Bond Proceeds to the best of the knowledge of the undersigned.
     The undersigned certifies that he is authorized to submit this Standard Draw Document.

DELTA AIR LINES, INC.
By
Title:

2

Schedule 1
Standard Draw Document Number [    ]

			Element of the
	Address/		2010
	Wiring	Amount	Expansion
Name of Payee	Instructions	to be Paid	Project	Purpose

3

Schedule 2
Standard Draw Document Number [    ]
     Set forth below is a summary of payments and expenditures for 2010 Expansion Project Costs from the Series 8 Bond Proceeds as of the date of this Standard Draw Document:

	Costs	Costs Included	Costs
	Previously	in This	Paid and/or
Expenditure	Paid and/or	Standard Draw	Requisitioned
Category	Requisitioned	Document	To Date
Headhouse Improvements
Concourse B Expansion
Interest During Construction
Issuance Costs
Amount expended pursuant to Section 3.2(B) of the TAA
Column Totals

4

Construction /Operations Management Committee M. Medeiros - Delta R. Arisz - JFKIAT S. Makinen - JFKIAT P. Greci - Delta Program Director D. Stolt - Delta Construction Services M. Chalmers, RA - AECOM Contract Packaging G. Eggington, RA - AECOM Design/Integration/ Constructability K. Velsor - AECOM Systems Integration N. Abrams, PE - AECOM Environmental Manager B. Heckman - AECOM Safety Project Controls/Contract Administration P. Mehta, PMP - AECOM Project Controls Advisor J. Bayersdorfer, PE - AECOM Estimating L. Harrod - US Cost Estimating Support G. Duller - AECOM Scheduling G. Higgins - US Cost Control Mgt/Bidding & Purchasing Connectors G. Gehring AECOM T3 Demolition G. Gehring AECOM Concourse B D. Quast AECOM Headhouse A. Roscigilone, RA AECOM Construction Advisory Committee J. Lievers - JFKIAT J. Greenwald - Delta Controls Manager J. McCabe, CPA AvAirPros Administration N. Marquez - AECOM Construction Administrator C. McDermott, PE, LEED, AP AECOM Assistant Program Director T. Lang - Delta Technical Support D. Brown, PE - AECOM M. Chalmers, RA - AECOM Design Manager K. Seabolt KDS Architecture On-site Design Coordination BHS JFKIAT Finance M. Sibilia R. van Veen Delta Bond Trustee Executive Committee Alain Maca - JFKIAT John Boatright - Delta Internal Auditor SCHEDULE 6-4 Phase I IAT Project Management Structure NY1 7395615

SCHEDULE 7-1
Calculation of Pre-DBO Rent
Delta shall pay the following amounts for the applicable portions of the Pre-DBO Delta Premises specified below as “Pre-DBO Rent”:
1) Concourse B Gates 20, 22 and 24, Departures Level Check-in Counters — Row 5, Counters 415.115 and 415.117, Three Curbside Positions at Door #3, and Baggage Make-up Areas 5-1A/B and 5-2A/B: Thirty Four Million and 00/100 Dollars ($34,000,000.00) per calendar year (prorated for partial calendar years) in twelve (12) equal monthly installments, which shall be increased as of the first day of each calendar year by an amount equal to (x) the then existing rate multiplied by (y) the Annual Percentage Increase. An amount equal to $11,333,334.00 shall be added to the amount specified in the preceding sentence upon the date that each Additional Phase I Gate is added to the Delta Premises (effective as of the date of such addition and prorated for partial calendar years), provided that a commensurate amount (to be determined by the amounts specified in the title of this paragraph) of departures level check-in counters and baggage make-up areas are included in the Delta Premises simultaneously. If an Additional Phase I Gate is added to the Delta Premises without the commensurate amount of departures level check-in counters or baggage make-up areas, then the annual charge for such Additional Phase I Gate shall be equitably reduced.
2) Counters 415.023 and 415.025: Eight Thousand Seventy Five and 54/100 Dollars ($8,075.54) per counter per calendar year (prorated for partial calendar years) payable in twelve (12) equal monthly installments, which shall be increased as of the first day of each calendar year by an amount equal to (x) the then existing rate multiplied by (y) the Annual Percentage Increase.
3) Delta Support Space Location Numbers 172.004, 172.006, 172.010, 272.054, 272.076, 272.030 and 114.106: Eighty Five Dollars ($85.00) per square foot per calendar year (prorated for partial calendar years) payable in twelve (12) equal monthly installments, which shall be increased as of the first day of each calendar year by an amount equal to (x) the then existing rate multiplied by (y) the Annual Percentage Increase.
4) Former Northwest Support Space 263.004(a), 161.107, MT1-258, and 114.008: Eighty Seven and 13/100 Dollars ($87.13) per square foot per calendar year (prorated for partial calendar years) payable in twelve (12) equal monthly installments, which shall be increased as of the first day of each calendar year by an amount equal to (x) the then existing rate multiplied by (y) the Annual Percentage Increase.
5) Hardstand Positions 71, 74, 75, 76 and 77: Six Hundred Fifty Nine Thousand Three Hundred Nine and 73/100 Dollars ($659,309.73) per Hardstand Position per calendar year (prorated for partial calendar years) payable in twelve (12) equal monthly installments, which shall be increased as of the first day of each calendar year by an amount equal to (x) the then existing rate multiplied by (y) the Annual Percentage Increase. An amount equal to the then existing rate per Hardstand Position specified in the preceding sentence shall be subtracted from the above amount for each such Hardstand Position that is removed from the Delta Premises (effective as of the date of such removal and prorated for partial calendar years).
6) Hardstand Positions 72-73: Six Hundred Forty Three Thousand Two Hundred Twenty Nine and 00/100 Dollars ($643,229.00) per Hardstand Position per calendar year (prorated for partial calendar years) payable in twelve (12) equal monthly installments, which shall be increased as of the first day of each calendar year by an amount equal to (x) the then existing rate multiplied by (y) the Annual Percentage Increase. An amount equal to the then existing rate per Hardstand Position specified in the preceding sentence shall be subtracted from the above amount for each such Hardstand Position that is removed from the Delta Premises (effective as of the date of such removal and prorated for partial calendar years).
7) Ramp Control Tower Space Fee: Seventy Six and 88/100 Dollars ($76.88) per square foot per calendar year (prorated for partial calendar years) payable in twelve (12) equal monthly installments, which shall be increased as of the first day of each calendar year by an amount equal to (x) the then existing rate multiplied by (y) the Annual Percentage Increase.
8) Arrivals Hall Service Center 112.021: Forty and 00/100 Dollars ($40.00) per square foot per calendar year (prorated for partial calendar years) payable in twelve (12) equal monthly installments, which shall be increased as of the first day of each calendar year by an amount equal to (x) the then existing rate multiplied by (y) the Annual Percentage Increase
For purposes of this Schedule 7-1 only, “Annual Percentage Increase” means the percentage increase, as set forth below:

2011 — 2.5%

2012 — 2.5%

2013 — 2.0%

2014 — 2.0%

2

SCHEDULE 7-3(a)
Calculation and Payment of Post-DBO Rent
Preliminary Matters:
The description and illustration of the Post-DBO Rent set forth in this Schedule 7-3 is based on pro forma information as set forth herein based on the current estimates available to the parties hereto (the “Rent Pro Forma”). The Rent Pro Forma makes certain assumptions including (i) square footage of “Usable Area” based on the preliminary drawings attached hereto as Annex 7-3, pages 1 through 14; (ii) ATA Permitted O&M Expense amounts and allocations; (iii) passenger counts; and (iv) baggage counts. Upon Phase I DBO, Delta and IAT shall (1) confirm the final actual Usable Area and non-Usable Area, the locations, land areas, and other matters set forth in Annex 7-3, and other base line numbers and percentages used in the Rent Pro Forma and this Schedule 7-3 based on the actual final Terminal 4 facilities at Phase I DBO pursuant to the “as-built” plans completed in connection with the Phase I IAT Project, and (2) utilize the most current information available as of Phase I DBO (including the then current budget for Terminal 4) to update the applicable Tables set forth in this Schedule 7-3. All tables provided herein are to illustrate the rent calculation methodology and actual rents will change from year to year based on actual costs, occupancy, and utilization by both Contract Carriers and Delta. Capitalized terms used but not defined in the body of the Agreement shall have the meanings assigned to such terms in this Schedule 7-3.
Delta shall pay Post-DBO Rent based on the allocation of costs from and occupancy and utilization of both the Original Terminal 4 facilities, as defined below, and the Phase I IAT Project facilities. Post-DBO Rent shall be calculated and paid according to the following:
(1)	If the Delta Premises includes fewer than seven (7) Delta Gates located in the portion of Terminal 4 as Terminal 4 existed prior to the Phase I IAT Project (the “Original Terminal 4”) as of Phase I DBO, the Post-DBO Rent shall be calculated and paid in accordance with the “Cost Allocation Methodology” pursuant to the terms of Section V below until the date that the Delta Premises includes seven (7) or more Delta Gates located in Original Terminal 4.
(2)	If the Delta Premises includes a total of seven (7) Delta Gates located in Original Terminal 4 at any time from and after Phase I DBO, the Post-DBO Rent shall be calculated and paid in accordance with the “Percentage Methodology” pursuant to the terms of Section VI below commencing as of the date that the seventh Delta Gate located in Original Terminal 4 is added to the Delta Premises and continuing until the earlier of (x) the date on which the Delta Premises includes more than seven (7) Delta Gates located in Original Terminal 4 or (y) January 1, 2020, in which cases the provisions of clause (3) below shall apply.
(3)	If the Delta Premises includes more than seven (7) Delta Gates located in Original Terminal 4 at any time from and after Phase I DBO, or if the Delta Premises includes at least seven (7) Delta Gates located in Original Terminal 4 on or after

January 1, 2020, the Post-DBO Rent shall be the greater of the rent calculated in accordance with (x) the Cost Allocation Methodology established pursuant to Section V below, or (y) the Percentage Methodology established pursuant to Section VI below; provided that, if at any time the Delta Premises includes sixteen (16) Delta Gates located in Original Terminal 4, then (i) for each Annual Period (or portion thereof) Delta shall receive a credit against the Post-DBO Rent in an amount equal to 100% of the revenues of IAT during such period less (x) the revenues derived under the Concession Subleases during such period, and (y) revenues derived by IAT from the operation and management of the Terminal 3 Site during such period, and (ii) credits or payments for the Terminal 4 Gate Turn Fee and the Terminal 4 Hardstand Use Fee shall no longer be made.
Post-DBO Rent for each Annual Period shall be determined annually in advance in connection with the preparation of the Budget, and reconciled in accordance with Section 7.04. Post-DBO Rent shall be pro-rated for any partial Annual Periods based on a 360 day year as follows: (i) if Phase I DBO does not occur on the first day of an Annual Period, for the Annual Period during which Phase I DBO occurs, and (ii) if the Term ends on a day other than the last day of an Annual Period, for the Annual Period during which the Term ends. If changes to Post-DBO Rent are required during an Annual Period as a result of the addition of Delta Gates pursuant to clauses (1), (2), or (3) above, the applicable Post-DBO Rent for each portion of the applicable Annual Period shall be pro-rated based on a 360 day year. Post-DBO Rent shall be paid in equal monthly installments over the applicable Annual Period, or, if applicable, partial Annual Period.
I. Categories of Costs:
A.	Components of “Fixed Costs” and assigned definitions:
•	“Ground Rental” is defined in the Port/IAT Lease.

•	“Capital Charge” means an amount equal to $85,400,000 per annum, which such amount is in lieu of any allocation to Delta of Facility Rental (as such term is defined in the Port/IAT Lease), or any amounts under that certain Supplemental Lease Agreement No. 1 to the Port/IAT Lease that became an Additional Investment pursuant to, and as defined in, that certain Supplemental Lease Agreement No. 2 to the Port/IAT Lease in connection with the completion of Terminal 4.

•	“Additional Capital Charge” means, initially, an amount equal to $2,135,000. Commencing on December 1, 2013 and on the first day of each Annual Period thereafter, an amount shall be added to the then applicable Additional Capital Charge equal to (1) the sum of (i) the preceding Annual Period’s Additional Capital Charge plus (ii) the Capital Charge, multiplied by (2) the greater of (x) 2.5%, or (y) one-half of any CPI increase (expressed as a percentage) over the prior Annual Period; provided that the Additional Capital Charge will be adjusted, if applicable, upon the final determination of any applicable CPI increase.

•	“Lessee Terminal Management Funds” is defined in the Port/IAT Lease.

•	“First Additional Land Rental Charge” means an amount equal to $2,750,000 per annum, which such amount is in lieu of any allocation to Delta of Series 6 First Additional Land Rental (as such term is defined in the Port/IAT Lease) and shall be included in Post-DBO Rent through December 1, 2025.

•	“Series 8 Bonds Debt Service” shall mean the actual annual principal, interest and other scheduled annual payments to be made under the Series 8 Bonds but shall not include any optional redemption payments unless made with Delta’s consent, or any accelerated redemption payments unless, and then only to the extent, required due to the act or omission of Delta.

•	“Series 8 First Additional Land Rental” is defined in the Port/IAT Lease.
B.	Components of “Variable Costs” and assigned definitions:
•	“ATA Direct O&M Expenses” means the actual costs related to the following categories of ATA Permitted O&M Expenses: (i) Repair & Maintenance, (ii) Outsourced Labor, (iii) Utilities, and (iv) IAT’s obligation to fund the Major Maintenance and Renewal Fund, the Operation & Maintenance Reserve Fund and the Capital Improvements Reserve Fund in any Annual Period (each such fund a “Reserve” and, collectively, the “Reserves”).

•	“ATA Indirect O&M Expenses” means the actual costs related to the following categories of ATA Permitted O&M Expenses: (i) General Administrative, and (ii) Personnel.

•	Note that the combination of ATA Direct O&M Expenses and ATA Indirect O&M Expenses is intended to cover all items of ATA Permitted O&M Expenses and the general identified categories above (such as Repair & Maintenance and etc.) will be as per the identified categories in the Budget from time to time.
C.	Miscellaneous components that do not follow the allocation methodologies.
•	Adjusted Terminal Management Fee.
II. Allocate Fixed and Variable Costs Between Airfield Cost Centers and Terminal Cost Center:
     Terminal 4 shall be divided into two major cost centers: The “Terminal Cost Center”, which shall comprise all building areas on the Terminal 4 Site and the landside terminal access roads and parking facilities and the “Airfield Cost Center”, which shall comprise the balance of the Terminal 4 Site, including but not limited to the aircraft parking positions, aircraft movement areas, airside circulation roadways, and ground support equipment staging and storage areas on the Terminal 4 Site, all as identified on Annex 7-3, pages 17 and 18.

A.	Fixed
•	Ground Rental: shall be allocated between the Terminal Cost Center and the Airfield Cost Center based on the relative share of the total acreage of the Terminal 4 Site under the Terminal Cost Center and under the Airfield Cost Center. After completion of the Phase I IAT Project the percentages shall be fixed on the actual acreage. For purposes of this Agreement, the parties estimate that the Terminal Cost Center will occupy approximately 26 acres and the Airfield Cost Center will occupy approximately 138 acres, resulting in a preliminary Ground Rental allocation as follows:

Airfield Cost Center:	84.0%
Terminal Cost Center:	16.0%
•	The Capital Charge, Additional Capital Charge, First Additional Land Rental Charge, and Lessee Terminal Management Funds shall be allocated between the Terminal Cost Center and the Airfield Cost Center in accordance with the following fixed percentages, which are based on the relative percentage of actual construction costs incurred by IAT for the completion of Original Terminal 4:

Airfield Cost Center:	14.8%
Terminal Cost Center:	85.2%
•	Series 8 Bonds Debt Service and Series 8 First Additional Land Rental shall be allocated between the Terminal Cost Center and the Airfield Cost Center based on the actual costs of construction of the Phase I IAT Project funded with the Series 8 Bonds. The percentages shall be fixed after Phase I DBO and final closeout of the Phase I IAT Project based on the actual costs of construction of the Phase I IAT Project funded with Series 8 Bonds. As of the date of this Agreement, the percentages are estimated to be as follows:

Airfield Cost Center:	9.0%
Terminal Cost Center:	91.0%
B.	Variable
•	ATA Direct O&M Expenses shall be allocated between the Airfield Cost Center and the Terminal Cost Center based on actual expenditures except for Reserves and Utilities (for example, the types of expenses that would typically be allocable to the Airfield Cost Center would include, among other items, ramp repair, ramp striping, ramp security, snow removal, fod removal, and other expenses of a similar nature customarily allocated to operation and maintenance of an airport ramp position). As of the date of this Agreement, the percentages are estimated to be as follows:

Airfield Cost Center:	10.0%
Terminal Cost Center:	90.0%

Post-DBO Rent for each Annual Period shall include an amount equal to the aggregate required funding of Reserves in such Annual Period. If the obligation to fund any Reserve in an Annual Period is due to an increase in budgeted operation and/or maintenance expenses from the prior Annual Period, then a corresponding amount of the required funding of such Reserve shall be allocated in the same manner as ATA Indirect O&M Expenses are allocated to Cost Centers above. If the obligation to fund any Reserve in an Annual Period is due to a permitted draw down on the funds in such Reserve, then a corresponding amount of the required funding of such Reserve (i.e., to replenish such Reserve) shall be allocated to the Cost Center in which the proceeds of the permitted draw down were expended. For illustration purposes, if funds in a particular Reserve were permissibly drawn to fund an expenditure in the Concourse B Expansion Cost Center, then a corresponding amount of the required funding of such Reserve shall be allocated to the Concourse B Expansion Cost Center.
•	The Utilities component of the ATA Direct O&M Expenses shall be allocated between the Airfield Cost Center and the Terminal Cost Center based on the following fixed percentages:

Airfield Cost Center:	3.0%
Terminal Cost Center:	97.0%
•	ATA Indirect O&M Expenses shall be allocated between the Airfield Cost Center and the Terminal Cost Center in the same aggregate proportion as all ATA Direct O&M Expenses (including Utilities) are allocated to the Airfield Cost Center and the Terminal Cost Center.
The costs allocated above shall be accumulated in each Cost Center and then further allocated in Sub-Cost Centers for purposes of rental rate calculations pursuant to Sections III and IV below.
III. Airfield Sub-Cost Centers, Allocations and Cost Per Aircraft Parking Position
A. The Airfield Cost Center shall be further divided into the sub-cost centers described below and as further identified on Annex 7-3, page 19 (the “Airfield Sub-Cost Centers”):
•	“Original Gate Parking Positions” means the Original Gate Parking Positions adjacent to the 16 Gates in the Original Terminal 4.

•	“Expansion Gate Parking Positions” means the 9 expansion gate Aircraft Parking Positions to be constructed pursuant to the Phase I Concourse B Expansion.

•	Remote Aircraft Parking Positions with Fuel Pits.

•	Remote Aircraft Parking Positions — Group V.

•	Remote Aircraft Parking Positions — Group IV.
The number and type of parking positions referred to above (collectively referred to as the “Aircraft Parking Positions”) may change over time. As of Phase I DBO, the parties anticipate the Airfield Sub-Cost Centers, including the numeric breakdown of remote Aircraft Parking Positions will be as shown on Annex 7-3, page 19 and in Table A.

TABLE A
Allocation of Airfield Costs to Terminal 4 Aircraft Parking Positions

			3
			Allocation	4
Column	1		Percentage Costs	Total Allocation
Airfield Sub-Cost	Current Number of	2	per Parking	Percentage by
Center	Parking Positions	Weighting Factor	Position	Sub-Cost Center
Original Gate Parking Positions	16	100.00%	2.9412%	47.0588%
Expansion Gate Parking Positions	9	100.00%	2.9412%	26.4706%
Remote Aircraft Parking Positions — With Fuel	3	70.00%	2.0588%	6.1765%
Remote Aircraft Parking Positions — Group V	9	60.00%	1.7647%	15.8824%
Remote Aircraft Parking Positions — Group IV	3	50.00%	1.4706%	4.4118%
Total	40			100.0000%
B. Costs allocated to the Airfield Cost Center in accordance with Section II above shall be further allocated to the Airfield Sub-Cost Centers as provided in the gate weighting schedules set forth in Tables A and B in order to calculate the “Airfield Sub-Cost Center Requirement” and the “Cost Per Aircraft Parking Position”.
TABLE B
Allocation of Airfield Cost to Original Terminal 4 Gates

			3
			Allocation	4
Column	1		Percentage Costs	Total Allocation
Airfield Sub-Cost	Current Number of	2	per Parking	Percentage by
Center	Parking Positions	Weighting Factor	Position	Sub-Cost Center
Original Gate Parking Positions	16	100.00%	4.0000%	64.0000%
Remote Aircraft Parking Positions — With Fuel	3	70.00%	2.8000%	8.4000%

			3
			Allocation	4
Column	1		Percentage Costs	Total Allocation
Airfield Sub-Cost	Current Number of	2	per Parking	Percentage by
Center	Parking Positions	Weighting Factor	Position	Sub-Cost Center
Remote Aircraft Parking Positions — Group V	9	60.00%	2.4000%	21.6000%
Remote Aircraft Parking Positions — Group IV	3	50.00%	2.0000%	6.0000%
Total	31			100.0000%

1.	Ground Rental, ATA Direct O&M Expenses, and ATA Indirect O&M Expenses shall be allocated to the Airfield Sub-Cost Centers in Table C in accordance with the allocation percentages in column 4 of Table A.

2.	The Capital Charge, Additional Capital Charge, First Additional Land Rental Charge and Lessee Terminal Management Funds shall be allocated to all of the Airfield Sub-Cost Centers in Table C, except for the Expansion Gate Parking Positions, in accordance with the allocation percentages in column 4 of Table B.

3.	The Series 8 Bonds Debt Service and the Series 8 First Additional Land Rental shall be allocated to the Expansion Gate Parking Positions only, as shown in Table C, and shall be divided equally by the number of Expansion Gate Parking Positions (9), all of which have a 100.0% weighting factor.

4.	Notwithstanding anything to the contrary contained in this Section III.B.4, all costs and expenses that IAT is permitted to fund from its Capital Improvements Reserve Fund or its Major Maintenance and Renewal Fund (whether or not paid from such funds) related to the repair, rehabilitation or replacement of pavement and any sub-base (if required), to the applicable Port Authority specifications and standards for “replacement” thereof, in the areas shown on Annex 7-3-1 as “Pavement Rehabilitation Area” (both green area and gray diagonal hatched area), “New Asphalt Pavement”, “New Concrete Pavement” and “Rehabilitated Pavement”, in each case to the extent the same is on the Terminal 4 Site and has not been completed in connection with the Phase I IAT Project (collectively, the “Specified Paving Areas”), including all costs and expenses to Remediate and all costs and expenses that may be required to satisfy Environmental Requirements to excavate, store, dispose, treat or transport any items or materials, including soil and water, containing Hazardous Substances incurred in connection with such repair, rehabilitation or replacement of such pavement and sub-base, to the same extent as would have been required by Delta if such repair, rehabilitation or replacement of such pavement and sub-base were performed and such costs and expenses were incurred as part of the Phase I IAT Project, and regardless of whether IAT is permitted to fund any such costs and expenses to Remediate or to satisfy such Environmental Requirements from its Capital Improvements Reserve Fund or its Major Maintenance and Renewal Fund, shall be allocated to the Expansion Gate Parking Positions Airfield Sub-Cost Center only. Once any such repair, rehabilitation or replacement of all or any portion of the Specified Paving Areas has been performed to the applicable Port Authority specifications and standards for “replacement” thereof, and all related costs and expenses have been paid for by Delta in accordance with the special allocation described in this Section III.B.4, the special allocation described in this Section III.B.4 with respect to the applicable “replaced” portion of the Specified Paving Areas shall be of no further application to subsequent costs and expenses of repair, rehabilitation or replacement thereof.

5.	The costs calculated pursuant to the allocations in Sections III.B.1-4 above shall be summed by Airfield Sub-Cost Center, and divided by the number of Aircraft Parking Positions in each Sub-Cost Center, to determine the Rental Rate Per Aircraft Parking Position as illustrated in Table C below:

TABLE C
Airfield Sub-Cost Cost Requirement and Cost Per Aircraft Parking Position

			3	4	5
	1	2	Remote Aircraft	Remote Aircraft	Remote Aircraft
	Original Gate	Expansion Gate	Parking Positions	Parking Positions -	Parking Positions -	6
Column	Parking Positions	Parking Positions	with Fuel Pits	Group V	Group IV	Total
Ground Rental	$8,161,242	$4,590,699	$1,071,163	$2,754,419	$765,116	$17,342,640
Capital Charge	$8,089,088	$—	$1,061,693	$2,730,067	$758,352	$12,639,200
Additional Capital Charge	$202,227	$—	$26,542	$68,252	$18,959	$315,980
Lessee Terminal Management Funds	$331,520	$—	$43,512	$111,888	$31,080	$518,000
Series 6 First Additional Land Rental	$260,480	$—	$34,188	$87,912	$24,420	$407,000
ATA Direct O&M Expenses	$2,235,962	$1,257,729	$293,470	$754,637	$209,621	$4,751,420
ATA Indirect O&M Expenses	$931,284	$523,847	$122,231	$314,308	$87,308	$1,978,979
Debt Service on Series 8 Bonds	$—	$6,579,000	$—	$—	$—	$6,579,000
Series 8 First Additional Land Rental	$—	$98,685	$—	$—	$—	$98,685
Total Sub-Cost Center Requirement	$20,211,804	$13,049,960	$2,652,799	$6,821,484	$1,894,857	$44,630,904
Cost/Position	$1,263,238	$1,449,996	$884,266	$757,943	$631,619

IV. Terminal Sub-Cost Centers, Allocations and Cost Per Leasable Square Foot:
A. There shall be established the following sub-cost centers within the Terminal Cost Center (the “Terminal Sub-Cost Centers”):
•	“Original Headhouse” means that portion of the Headhouse existing prior to the Phase I Head House Improvements.

•	Phase I Headhouse Improvements.

•	Concourse A.

•	“Original Concourse B” means that portion of Concourse B in existence prior to the Phase I Concourse B Expansion, excluding the Concourse B Bus Gate.

•	“Concourse B Bus Gate” means the Concourse B Bus Gate.

•	Phase I Concourse B Expansion.
As of Phase I DBO, the parties anticipate the Terminal Sub-Cost Centers will be as shown on Annex 7-3, page 17.
B. Costs allocated to the Terminal Cost Center in Section II above shall be further allocated to the Terminal Sub-Cost Centers as provided below.
1. Ground Rental shall be allocated to all Terminal Sub-Cost Centers based on the following fixed percentages in column 2 of Table D, which are derived from the respective number of acres occupied by the footprint of the Terminal Sub-Cost Centers (excluding the landside area which will be excluded from the ground rental allocation):
TABLE D
Ground Rent Allocation to Terminal Sub-Cost Centers

Column	1	2
Terminal Sub-Cost Center	Acreage	Percentage/ Allocation
Original Headhouse	8.04	50.5660%
Phase I Headhouse Improvements	1.28	8.0503%
Concourse A	1.30	8.1761%
Original Concourse B	2.72	17.1069%
Concourse B Bus Gate	0.11	0.6918%
Phase I Concourse B Expansion	2.45	15.4088%
Total	15.90	100.0000%
2. The Capital Charge, the Additional Capital Charge, the First Additional Land Rental Charge, and the Lessee Terminal Management Funds shall be allocated only to the Terminal Sub-Cost Centers included in Original Terminal 4, based on the fixed percentages in Table E, which are derived from the relative percentage of actual construction costs incurred by IAT for the Terminal Cost Center of Original Terminal 4:

TABLE E
Original Terminal 4 Sub-Cost Centers Allocation Percentages

Terminal Sub-Cost Center	Allocation
Original Headhouse	81.1033%
Concourse A	6.8075%
Original Concourse B	11.6197%
Concourse B Bus Gate	0.4695%
Total	100.0000%
3. Series 8 Bonds Debt Service and Series 8 First Additional Land Rental shall be allocated only to the Phase I Headhouse Improvements and the Phase I Concourse B Expansion Terminal Sub-Cost Centers based on the actual expenditures of Series 8 Bond proceeds for the costs of construction of the Phase I IAT Project. The percentages shall be fixed after Phase I DBO and final closeout of the Phase I IAT Project. As of the date of this Agreement, the percentages are estimated to be as follows:
Phase I Headhouse Improvements: 34.8315%
Phase I Concourse B Expansion: 65.1685%
4. ATA Direct O&M Expenses and ATA Indirect O&M Expenses shall be allocated to all Terminal Sub-Cost Centers based on the Usable Area within the Terminal Sub-Cost Centers, provided that the benefit of the associated O&M expense accrues to the appropriate Terminal Sub-Cost Center, it being understood, for example, that:
(i) Any ATA O&M (Direct or Indirect) Expense that is an item of cost requested by Delta or a Delta Affiliate Carrier using the Delta Space, or incurred with the consent of Delta or a Delta Affiliate Carrier using the Delta Space, and that exclusively benefits
(a) Delta or one or more Delta Affiliate Carriers; and/or
(b) the Delta Space and/or
(c ) areas of Terminal 4 that only serve the Delta Space or Delta’s operations in the Delta Premises shall be allocated to the “Delta Space — Exclusive/Preferential” Functional Area in the appropriate Terminal Sub-Cost Center; and
(ii) Any ATA O&M (Direct or Indirect) Expense that is an item of cost requested by a Contract Carrier, or incurred with the consent of a Contract Carrier, and that exclusively benefits
(a) one or more Contract Carriers; and/or
(b) space in Terminal 4 other than the Delta Premises; and/or
(c ) areas of Terminal 4 that only serve the space occupied by one or more Contract Carriers or one or more Contract Carrier’s operations in Terminal 4 shall be allocated to the “IAT Space — Exclusive/Preferential” Functional Area in the appropriate Terminal Sub-Cost Center.

C. Each Terminal Sub-Cost Center shall be divided into “Usable Area” and “Non- Usable Area” as shown in Annex 7-3, page 16. Usable Area is further divided into “Usable Area — Exclusive and Preferential,” which comprises all interior Usable Area in Terminal 4 used or designed for use on an exclusive or preferential use basis (whether or not actually occupied) including gates, holdrooms, ticket counters/queuing, office space, support space (exclusive), Concession Space, and airline club space, and “Usable Area — Common,” which comprises all other interior Usable Area in Terminal 4, including Customs/FIS Space (Headhouse), Customs/Sterile Area (Concourse), Domestic Baggage Claim Space, Baggage Recheck Space, and Checked Baggage Screening Space, all as further shown on Annex 7-3, page 16. “Non-Usable Area” comprises all interior space in Terminal 4 other than Usable Area and includes restrooms, security checkpoint, arrivals lobby public areas, mechanical/electrical rooms, public corridors and vertical circulation, common corridors and certain non-exclusive communication rooms.
D. The total of all costs allocated to a Terminal Sub-Cost Center in accordance with Section IV.B, shall be divided by the number of square feet of Usable Area within such Terminal Sub-Cost Center, to determine a cost per square foot of Usable Area. This process is illustrated in Table F in Section V, below.
V. Cost Allocation Methodology for Determining Post-DBO Rent: The “Cost Allocation Methodology” shall be calculated in accordance with this Section V, all as further shown on Annex 7-3, page 15.
A. Delta Rent for Aircraft Parking Positions:
For purposes of calculating Delta Rent for the Aircraft Parking Positions included within the Delta Space, the cost for each such Aircraft Parking Position included within the Delta Space, calculated pursuant to Section III above, shall be added for the applicable period and Delta shall pay the sum of said amounts on a monthly basis.
B. Delta Rent for Delta Premises in the Terminal Cost Center:
For purposes of this Section V.B, “Delta Flights” means flights operated by Delta or a Delta Affiliate Carrier and “non-Delta Flights” means all other flights operating at Terminal 4. “Delta Passengers” means passengers of Delta or a Delta Affiliate Carrier. “International Arrival Passenger” means a passenger arriving at Terminal 4 who is considered by the United States Customs and Border Protection to be an international passenger entering the United States through the Airport. To calculate Delta Rental for Delta Premises in the Terminal Cost Center, the cost per square foot of Usable Area for each Terminal Sub-Cost Center (calculated in Table F below) shall be multiplied by the number of square feet of Usable Area within each functional area of such Terminal Sub-Cost Center (shown in Table G, below) resulting in the “Functional Area Requirement” for each “Functional Area” and in the Requirement for each Terminal Sub-Cost Center as shown in Table H. Lastly, costs allocated to each of the Terminal Functional Area in Table H shall be allocated to IAT Carriers and Delta as defined below and summarized in Table I.

TABLE F
Calculation of total cost per square foot of Usable Area for each Terminal Sub-Cost Center

		Phase I				Phase I
		Headhouse		Original	Concourse B	Concourse B	Total (for
Allocated Costs	Original Headhouse	Improvements	Concourse A	Concourse B	Bus Gate	Expansion	verification)
Ground Rental	$1,670,378	$265,931	$270,086	$565,103	$22,853	$509,008	$3,303,360
Capital Charge	$59,011,400	$—	$4,953,200	$8,454,600	$341,600	$—	$72,760,800
Additional Capital Charge	$1,475,285	$—	$123,830	$211,365	$8,540	$—	$1,819,020
Lessee Terminal Management Funds	$2,418,500	$—	$203,000	$346,500	$14,000	$—	$2,982,000
Series 6 First Additional Land Rental	$1,900,250	$—	$159,500	$272,250	$11,000	$—	$2,343,000
Debt Service on Series 8 Bonds	$—	$23,170,262	$—	$—	$—	$43,350,738	$66,521,000
Series 8 First Additional Land Rental	$—	$347,554	$—	$—	$—	$650,261	$997,815
ATA Direct O&M Expenses	$24,924,382	$3,229,209	$6,849,852	$11,038,703	$231,893	$10,419,542	$56,693,580
ATA Indirect O&M Expenses	$10,381,069	$1,344,974	$2,852,981	$4,597,648	$96,584	$4,339,766	$23,613,021

Total Sub-Cost Center Requirement	$101,781,264	$28,357,930	$15,412,448	$25,486,169	$726,471	$59,269,315	$231,033,596

		Phase I				Phase I
		Headhouse		Original	Concourse B	Concourse B	Total (for
Allocated Costs	Original Headhouse	Improvements	Concourse A	Concourse B	Bus Gate	Expansion	verification)
(Divided by) Usable Area[1]	434,365	57,470	167,046	259,627	7,737	245,087

Cost Per ft2 of Usable Area	$234.32	$493.44	$92.26	$98.16	$93.90	$241.83	N/A
Series 8 & FALR Cost Per ft2 of Usable Area	N/A	N/A	N/A	N/A	N/A	$179.53	N/A
ATA Permitted O&M Expenses Per ft2 of Usable Area	N/A	N/A	N/A	N/A	N/A	$62.30	N/A

[1]	Square footage is based on drawings attached as Annex 7-3.

TABLE G
Square footage of Usable Area by Functional Areas within the Terminal Sub-Cost Centers
(Each Functional Area is defined below based on the respective areas identified as such on Annex 7-3, page 16)

Column	1	2	3	4	5	6	7
		Phase I				Phase I	Total Usable Square
	Original	Headhouse		Original	Concourse B	Concourse B	Footage by
Functional Area	Headhouse	Improvements	Concourse A	Concourse B	Bus Gate	Expansion	Functional Area

“Delta Space — Exclusive/Preferential”	17,857	1,690	—	123,715	—	192,843	336,105
“IAT Space — Exclusive/Preferential”	144,933	505	153,952	85,467	7,737	20,196	412,790
“Customs/FIS Space (Headhouse)”	207,808	11,095	—	—	—	—	218,903
“Customs/Sterile Area (Concourse)”	—	—	13,094	50,445	—	32,048	95,587
“Domestic Baggage Claim Space”	1,296	26,929	—	—	—	—	28,225
“Baggage Recheck Space”	6,324	—	—	—	—	—	6,324
“Checked Baggage Screening Space”	56,147	17,251	—	—	—	—	73,398

Total Usable Area	434,365	57,470	167,046	259,627	7,737	245,087	1,171,332

TABLE H
Calculation of Functional Area Requirements by Terminal Sub-Cost Centers

Column	1	2	3	4	5	6	7

							Total
		Phase I				Phase I	Functional
	Original	Headhouse		Original	Concourse B	Concourse B	Area
Functional Area	Headhouse	Improvements	Concourse A	Concourse B	Bus Gate	Expansion	Requirement

Delta Space — Exclusive/Preferential	$4,184,287	$833,912	$—	$12,144,428	$—	$47,893,325	$65,055,952
IAT Space — Exclusive/Preferential	$33,960,987	$249,187	$14,204,334	$8,389,830	$726,471	$3,625,832	$61,156,640
Customs/FIS Space (Headhouse)	$48,693,981	$5,474,704	$—	$—	$—	$—	$54,168,685
Customs/Sterile Area (Concourse)	$—	$—	$1,208,114	$4,951,911	$—	$7,750,158	$13,910,183
Domestic Baggage Claim Space Capital	$186,142	$11,019,859	$—	$—	$—	$—	$11,206,000
Domestic Baggage Claim Space O&M	$117,540	$2,267,956	$—	$—	$—	$—	$2,385,495
Baggage Recheck Space	$1,481,852	$—	$—	$—	$—	$—	$1,481,852
Checked Baggage Screening Space	$13,156,476	$8,512,313	$—	$—	$—	$—	$21,668,789

Total Terminal Sub-Cost Center Requirement:	$101,781,264	$28,357,930	$15,412,448	$25,486,169	$726,471	$59,269,315	$231,033,596

TABLE I
Delta Share of Terminal Functional Area Requirement for each Terminal Functional Area

	Allocation	Estimated Delta
Functional Area	Methodology	Allocation
Delta Space — Exclusive/ Preferential	Actual Square Feet	Actual Square Feet

Customs/FIS Space (Headhouse)	International Arriving Passengers in FIS Facility	55.0%

Customs/Sterile Area (Original Concourse B)	Usable Area of Occupied Gates/Usable Area of All Gates	67.5%

Customs/Sterile Area (Concourse B Expansion)	Usable Area of Occupied Gates/Usable Area of All Gates	100.0%

Customs/Sterile Area (Concourse A)	Usable Area of Occupied Gates/Usable Area of All Gates	0.0%

Domestic Baggage Claim Space Capital — Original Headhouse	Actual number of bags	95.0%

Domestic Baggage Claim Space Capital — Expansion Headhouse	Delta	100.0%

Domestic Baggage Claim Space O&M	Actual number of bags	95.0%

Baggage Recheck Space	Actual number of bags	95.0%

Checked Baggage Screening Space	Actual number of bags	62.0%
1. Post-DBO Rent for the Delta Space within the Terminal Cost Center (comprising all Delta exclusive and preferential space within the Terminal Cost Center) shall be the sum of the products derived by multiplying the number of square feet of Delta Space within each Terminal Sub-Cost Center (as shown in Table G) by the cost per square foot of Usable Area determined for such Terminal Sub-Cost Center (as shown in Table F). Said product is shown above in column 7 of Table H for the “Delta Space — Exclusive/Preferential”. However, Concession Space in the Phase I Concourse B Expansion Area shall be considered IAT Exclusive Space and IAT shall pay the debt service on Series 8 Bonds and Series 8 First Additional Land Rent allocated to that space based on actual concession square footage and Delta shall pay the allocated ATA Permitted O&M Expenses allocated based on actual concession square footage.
2. Delta Rent for Customs/FIS Space (Headhouse) shall be determined, for the applicable period, by multiplying the Customs/FIS (Headhouse) Functional Area Requirement, calculated pursuant to Table H above, by the number of Delta Passengers that are International Arrival Passengers processed through the FIS Facility, divided by the total number of International Arrival Passengers processed through the FIS Facility during the applicable period.
3. Delta Rent for Customs/Sterile Area (Concourse) shall be the sum of a portion of the costs allocated to the Customs/Sterile Area (Concourse) Functional Area calculated pursuant to Table H for each Terminal Sub-Cost Center included within the Delta Premises determined as follows:
•	a portion of the total costs allocated to the Customs/Sterile Area (Concourse) located in the Phase I Concourse B Expansion which shall be calculated based upon the ratio of the square footage of the Usable Area of the Delta Gates located in the Phase I Concourse B Expansion to the total square footage of the Usable Area of all Gates located in the Phase I Concourse B Expansion; plus

•	a portion of the total costs allocated to the Customs/Sterile Area (Concourse) located in Original Concourse B which shall be calculated based upon the ratio of the square footage of the Usable Area of the Delta Gates located in Original Concourse B to the total square footage of the Usable Area of all Gates located in Original Concourse B; plus

•	a portion of the total costs allocated to the Customs/Sterile Area (Concourse) located in Concourse A which shall be calculated based upon the ratio of the square footage of the Usable Area of the Delta Gates located in Concourse A (if any) to the total square footage of the Usable Area of all Gates located on Concourse A.
4. Delta Rent for the Domestic Baggage Claim Space shall be determined as follows:
•	Capital costs of the Original Terminal 4 Area to the Domestic Baggage Claim Space shall be allocated to Delta based on the ratio of bags through the system, as shown in Table I.

•	Capital costs of the Terminal 4 Expansion Area to the Domestic Baggage Claim Space shall be allocated 100% to Delta, as shown in Table I.

•	ATA Permitted O&M Expenses allocated to the Domestic Baggage Claim Space shall be allocated to Delta based on the ratio of bags through the system, as shown in Table I.
5. Delta Rent for the Baggage Recheck Space shall be a pro rata share of the Baggage Recheck Space Functional Area Requirement for the applicable period, based upon the ratio for the applicable period of the number of bags from Delta Flights that are inducted into the Baggage System at the Baggage Recheck Space to the total number of bags that are inducted into the Baggage System at the Baggage Recheck Space during the applicable period.
6. Delta Rent for the Checked Baggage Screening Space shall be a pro rata share of the Checked Baggage Screening Space Functional Area Requirement for the applicable period, based upon the ratio for the applicable period of the number of bags inducted into the Baggage System from the Terminal 4 ticket lobby for Delta Flights to the total number of bags inducted into the Baggage System from the Terminal 4 ticket lobby for the applicable period.
C. Delta Additional Rents and Credits:
•	Adjusted Terminal Management Fee (100% allocated to Delta without regard to space occupied by Delta at Terminal 4) shall be payable in equal monthly payments based on the applicable Semi-Annual Period for which it is due.

•	Delta shall receive a credit against Post-DBO Rent on account of all common area maintenance, expenses and utility charges reimbursable by the Concession Sublessees located in the Phase I Concourse B Expansion.

•	Post-DBO Rent shall be adjusted up or down, as applicable, on account of applicable Delta Gate Use Fees and Terminal 4 Hardstand Use Fees to be credited to, or paid by, Delta, as applicable.

•	Delta shall receive a credit against Post-DBO Rent on account of all amounts previously paid by Delta which are reimbursed to IAT by any ATA Airline Sublessee.

•	Delta’s Share of ATA Permitted Remediation Costs shall be included as Additional Rent in accordance with the terms of Section 7.05.

•	In calculating Post-DBO Rent, any components of debt service (or payments in-lieu of debt service) used in calculating Post-DBO Rent attributable to any Terminal 4 Project Bonds shall be excluded where the costs of redemption have been paid or reimbursed by Delta directly or indirectly (recognizing that Delta has no obligation to pay or reimburse such amounts).

•	From and after the completion of the 2026 Condition Survey report, and implementation of the Approved 2026 Capital Repairs Financing, Delta will receive a semi-annual credit in the amount equal to fifty percent (50%) of Additional Re-lifing Rental for such Semi-Annual Period, but not in excess of seventy-five percent (75%) of the Capital Charge paid during that Semi-Annual Period.

•	Delta’s Share of the Concourse B Bus Gate Terminal Sub-Cost Center shall be allocated based on Delta’s proportionate share of the total number of Delta Passengers using the Concourse B Bus Gate as compared to the total number of passengers at Terminal 4 using the Concourse B Bus Gate.

•	If curbside space is allocated exclusively or preferentially for Delta’s use, such curbside space shall be allocated as Usable Area.

•	The use of the loading dock by Delta shall only be included in the calculation of Delta Rent to the extent Delta’s use thereof is greater than de minimis use.

D. Delta Total Rent:
Based on the above cost center allocations and functional area allocations based on occupancy/usage, the Total Post-DBO Rent would be calculated as follows:
Table J
Total Delta Post-DBO Rent

Cost Center/Sub-Cost Center	Delta Allocated Share
Airfield	$25,429,690
Original Headhouse	$40,819,249
Expansion Headhouse	$22,297,049
Concourse A	$—
Original Concourse B	$15,485,540
Concourse B Bus Gate	$—
Concourse B Expansion	$55,643,484
Total Delta Post-DBO Rent	$159,675,012

VI. Methodology Using the Greater of Percentage Methodology or the Allocation Methodology for Determining Post-DBO Rent: The “Percentage Methodology” shall be:
A. Follow steps I through IV of the Cost Allocation Methodology, to determine the Requirement for each Terminal Sub-Cost Center and Functional Area within each Terminal Sub-Cost Center, and each Airfield Sub-Cost Center.
B. The “Original Terminal 4 Airfield Costs” are all costs allocated to the Airfield Sub-Cost Centers as shown in Table C, except for Debt Service on the Series 8 Bonds and the Series 8 First Additional Land Rental. Calculate the component of Post-DBO Rent allocable to the Original Terminal 4 Airfield Costs as shown in Table K-1 below.
TABLE K-1
Delta Share of Original Terminal 4 Airfield Costs

			Delta Occupied
		Cost Per Aircraft	Aircraft	Delta
Airfield Sub-Cost	Requirements	Parking Position	Parking	Allocable
Centers	(From Table C)	(From Table C)	Positions	Rent
Original Gate Parking Positions	$20,211,804	$1,263,238	7	$8,842,664
Expansion Gate Parking Positions (Ground Rental and ATA Permitted O&M only)	$6,372,275	$708,031	9	$6,372,275
Remote Aircraft Parking Positions with Fuel	$2,652,799	$884,266	—	$—
Remote Aircraft Parking Positions Group V	$6,821,484	$757,943	3	$2,273,828
Remote Aircraft Parking Positions Group IV	$1,894,857	$631,619	2	$1,263,238
Total Airfield Costs	$37,953,219		21	$18,752,005

C. Determine Post-DBO Rent for Delta Premises located in the Terminal Cost Center in accordance with the percentage allocation determined in accordance with the calculations set forth in Section V.B(2) through (6) above. Based on the Delta Rent Pro Forma and the functional area utilization assumptions in Table I above, the Post-DBO Rent of each Terminal Functional Area Requirement for each Terminal Functional Area included in Original Terminal 4 is calculated below. Note that these Terminal Functional Areas may be in more than one Terminal Sub-Cost Center.
D. Based on the Delta Rent Pro Forma, Tables K-2 through K-5 show the calculation of Post-DBO Rent allocable to each Functional Area and within each Terminal Sub-Cost Center included in Original Terminal 4.
TABLE K-2
Delta Share of Original Headhouse Sub-Cost Center Requirement

	Sub-Cost Center
	Requirement
Functional Area	From Table H	Delta Share	Delta Rent
Delta Space - Exclusive/Preferential	$38,145,274	Actual Square Footage	$4,184,287
Customs/FIS Space (Headhouse)	$48,693,981	55.0%	$26,781,689
Customs/Sterile Area (Concourse)	$0	Concourse A: 0.0% Concourse B: 67.5%	$0
Domestic Baggage Claim Space	$303,681	95.0%	$288,497
Baggage Recheck Space	$1,481,852	95.0%	$1,407,760
Checked Baggage Screening Space	$13,156,476	62.0%	$8,157,015
Total Original Headhouse	$101,781,264		$40,819,249

TABLE K-3
Delta Share of Concourse A Sub-Cost Center Requirement

	Sub-Cost Center
	Requirement
Functional Area	From Table H	Delta Share	Delta Rent
Exclusive/Preferential	$14,204,334	Actual Square Footage	$0
Customs/FIS Space (Headhouse)	$0	55.0%	$0
Customs/Sterile Area (Concourse)	A: $1,208,114 B: $0	Concourse A: 0.0% Concourse B: 67.5%	$0
Domestic Baggage Claim Space	$0	95.0%	$0
Baggage Recheck Space	$0	95.0%	$0
Checked Baggage Screening Space	$0	62.0%	$0
Total Concourse A	$15,412,448		$0
TABLE K-4
Delta Share of Original Concourse B Sub-Cost Center Requirement

	Sub-Cost Center
	Requirement
Functional Area	From Table H	Delta Share	Delta Rent
Exclusive/Preferential	$20,534,258	Actual Square Footage	$12,144,428
Customs/FIS Space (Headhouse)	$0	55.0%	$0
Customs/Sterile Area (Concourse)	A: $0 B: $4,951,911	Concourse A: 0.0% Concourse B: 67.5%	$3,341,113
Domestic Baggage Claim Space	$0	95.0%	$0
Baggage Recheck Space	$0	95.0%	$0
Checked Baggage Screening Space	$0	62.0%	$0
Total Original Concourse B	$25,486,169		$15,485,540

TABLE K-5
Delta Share of Concourse B Bus Gate Sub-Cost Center Requirement

	Sub-Cost Center
	Requirement
Functional Area	From Table H	Delta Share	Delta Rent
Exclusive/Preferential	$726,471	Actual Square Footage	$0
Customs/FIS Space (Headhouse)	$0	55.0%	$0
Customs/Sterile Area (Concourse)	$0	Concourse A: 0.0% Concourse B: 67.5%	$0
Domestic Baggage Claim Space	$0	95.0%	$0
Baggage Recheck Space	$0	95.0%	$0
Checked Baggage Screening Space	$0	62.0%	$0
Total Concourse B Bus Gate	$726,471		$0
E. The “Original Terminal 4 Requirement” is the sum of the Requirements for each of the Airfield Sub-Cost Centers and the Terminal Sub-Cost Centers comprising Original Terminal 4, shown as the Total of the “Total Requirement” column in Table K-6 below. Then, express the Delta Rent allocable to Original Terminal 4 as a percentage of the Original Terminal 4 Requirement as shown in Table K-6 below. The aggregate Delta Rent allocable to Original Terminal 4 expressed as a percentage of the Original Terminal 4 Requirement is referred to as the “Delta Original Terminal 4 Rent Percentage”.
TABLE K-6
Calculation of Delta’s Share of Original Terminal 4 Requirements

Cost Center/	Total		Delta Rent as % of
Functional Area	Requirement	Delta Rent	Total Requirement
Airfield Cost Center (Table I-1)	$37,953,219	$18,752,005	49.4082%
Original Headhouse (Table I-3)	$101,781,264	$40,819,249	40.1049%
Concourse A (Table I-4)	$15,412,448	$0	0.0000%
Concourse B (Table I-5)	$25,486,169	$15,485,540	60.7606%
Bus Gate (Table I-6)	$726,471	$0	0.0000%
Totals	$181,359,570	$75,056,794	41.3856%
	(“Original Terminal		(“Delta Original
	4 Requirement”)		Terminal 4 Rent
			Percentage”)

F. Compare the Delta Original Terminal 4 Rent Percentage (calculated in Table K-6 above) to Table L below.
TABLE L

Number of Delta Gates located	Delta’s Share of Original
in Original Terminal 4	Terminal 4 Requirement
7	40.0%
8	46.7%
9	53.3%
10	60.0%
11	66.7%
12	73.3%
13	80.0%
14	86.7%
15	93.3%
16	100.0%
G. When the Percentage Methodology for calculating Delta Rent applies, adjust the Delta Rent calculated in accordance with the Cost Allocation Methodology as follows: Subtract the Delta Original Terminal 4 Rent Percentage from the applicable percentage shown in Table L.
     1. If the result is positive, multiply the Original Terminal 4 Requirement by such percentage and add the result to the Delta Rent calculated in accordance with the Cost Allocation Methodology for the applicable period.
     2. If the result is negative, multiply the Original Terminal 4 Requirement by such percentage and subtract the result from the Delta Rent calculated in accordance with the Cost Allocation Methodology for the applicable period.
H. When the greater of the rent established by the Cost Allocation Methodology or the Percentage Methodology applies (excluding in each instance any adjustments made in accordance with Section V.C, above), subtract the Delta Original Terminal 4 Rent Percentage from the applicable percentage shown in Table L. If the result is a negative number, the Delta Rent shall be calculated by the Cost Allocation Methodology for the applicable period. If the result is a positive number, then adjust the Delta Rent calculated in accordance with the Cost Allocation Methodology as stated in Section VI.G.1 immediately above.

SCHEDULE 7-3(b)
Calculation of Terminal 4 Gate Use Fee and Terminal 4 Hardstand Use Fee
Preliminary Matters:
The calculations of the Terminal 4 Gate Use Fee and the Terminal 4 Hardstand Use Fee as defined in this Schedule 7-3(b) make reference to certain information, tables, and definitions set forth in Schedule 7-3(a) (Calculation and Payment of Post-DBO Delta Rent) which are based on current estimates available to the parties, subject to adjustment upon Phase I DBO as described in Schedule 7-3(a). Capitalized terms used but not defined in the body of the Agreement shall have the meanings assigned to such terms in Schedule 7-3(a) or this Schedule 7-3(b), as applicable.
I.	Calculation of “Terminal 4 Gate Use Fee”:

A.	Determine the Terminal 4 Gate Use Fee as follows:
     (i) Multiply the calculated Cost per Square Foot of Useable Area for the Concourse A, Original Concourse B, Concourse B Bus Gate, and Phase 1 Concourse B Expansion Terminal Sub-Cost Centers, as determined in Table F of Schedule 7-3(a), by the holdroom square footage in each respective Terminal Sub-Cost Center as shown on Annex 7-3 of Schedule 7-3(a) pages 15 and 16 to determine the “Gate Holdroom Costs”.
     (ii) Add from Table C of Schedule 7-3(a), the Total Sub-Cost Center Requirement for the Original Gate Parking Positions and the Expansion Gate Parking Positions.
     (iii) Divide the total costs in subsections A(i) and A(ii) above by the total number of Original Gate Parking Positions and Expansion Gate Parking Positions (assumed to be 25 after Phase I DBO) and further divide the resulting quotient by 360 to obtain the “Daily Gate Cost Allocation”. The Daily Gate Cost Allocation will be divided by the Average Turn Number (defined below) resulting in the “Terminal 4 Gate Use Fee”, all as illustrated in the table below:

			Concourse B	Phase I Concourse B
	Concourse A	Original Concourse B	Bus Gate	Expansion	Total
Cost Per Square Foot of Usable Area (Table F)	$92.26	$98.16	$93.90	$241.83
Gate Holdroom Sqft.	39,110	67,609	3,377	62,445	172,541
Total Holdroom Costs	$3,608,472	$6,636,807	$317,086	$15,101,062	$25,663,427
Gate Requirement (Table C)	Included	20,211,804	Included	13,049,960	$33,261,764
Total Holdroom and Gate Costs					$58,925,191
Total Terminal 4 Gates					25
Average Annual Cost/Gate					$2,357,008

1

			Concourse B	Phase I Concourse B
	Concourse A	Original Concourse B	Bus Gate	Expansion	Total
Daily Gate Cost Allocation (360 days)					$6,547
Average Turn Number					5
Terminal 4 Gate Use Fee					$1,309
B. As part of the budgeting process, the upcoming Annual Period’s Terminal 4 Gate Use Fee will be established by determining the average number of turns (rounded to the nearest tenth) per day per gate during the just-ending fiscal year (annualizing any partial year periods that a gate was in service), resulting in the “Average Turn Number”. The Terminal 4 Gate Use Fee for the upcoming Annual Period will be established by dividing the Daily Gate Cost Allocation by the Average Turn Number.
C. Where applicable, the Terminal 4 Gate Use Fee will be paid or credited, as the case may be, for each Turn. A “Turn” means the arrival and departure of an aircraft, excluding returns to ramp not involving a change of load. Notwithstanding the foregoing, one-half (1/2) of the Terminal 4 Gate Use Fee will be paid or credited, as the case may be, for aircraft diversions using a Delta Gate or IAT Gate as appropriate that do not involve the deplanement of passengers or a change of load.
II.	Calculation of “Terminal 4 Hardstand Use Fee”:
A. Add from Table C of Schedule 7-3(a), the Total Sub-Cost Center Requirement for the three (3) Remote Aircraft Parking Position Sub-Cost Centers set forth in columns 3, 4 and 5 thereof.
B Divide the total from Section II.A above by the number of remote Aircraft Parking Positions (presently 10), and further divide the quotient by 360 days per year to result in the “Daily Cost Per Hardstand Position”. The Daily Cost Per Hardstand Position shall be further divided by 24 hours to obtain the “Hourly Hardstand Cost Allocation”, as shown in the table below:
Calculation of Terminal 4 Hourly Hardstand Cost Allocation

Remote Aircraft Parking Positions w/ Fuel Pits	$2,652,799
Remote Aircraft Parking Positions Group V	$6,821,484
Remote Aircraft Parking Positions Group IV	$1,894,857
Total Hardstand Parking Positions Requirements	$11,369,140
Terminal 4 Aircraft Parking Positions	15
Daily Cost Per Hardstand Position	$2,105.40
Hourly Hardstand Cost Allocation	$87.72

2

C. The “Terminal 4 Hardstand Use Fee” will be determined by multiplying the Hourly Hardstand Cost Allocation by the number of hours (counting any partial hour as a complete hour) of each use of a Hardstand Position subject to the Terminal 4 Hardstand Use Fee pursuant to the terms of the Agreement.

3

SCHEDULE 7-4
Definition of “Adjusted Terminal Management Fee”
For purposes of this Schedule 7-4 only, capitalized terms not otherwise defined herein shall have the meaning set forth in the JFK IAT Member LLC Agreement (defined below), and the following terms shall have the following meanings:
     “Alternative Annual Period” means a twelve-month period (or portion thereof) during the term of the Port/IAT Lease beginning on December 1 and ending on November 30, the first such period which commenced on the JFK IAT Effective Date.
     “Base Fee” means the amount for any Semi-Annual Period that would be payable to IAT for such period (or portion thereof), regardless of whether there is sufficient Available Net Cash Flow to pay such amount, pursuant to Section 8(I)(c)(2) of the Port/IAT Lease as a Subordinated Funding (as such term is defined in the Port/IAT Lease) in respect of ninety percent (90%) of the Lessee Terminal Management Funds (as such term is defined in the Port/IAT Lease).
     “Existing Terminal 4 Square Footage” means 1,536,730 square feet.
     “JFK IAT Member LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of JFK IAT Member, dated as of December __, 2010, as the same has heretofore been amended, supplemented or otherwise modified.
     “JFK IAT Effective Date” means the “Effective Date” as such term is defined in the JFK IAT Member LLC Agreement.
     “JFK Passengers” means, for any Semi-Annual Period, the “JFK Total Passengers” including revenue, non-revenue, international and domestic passengers, shown in the Annual Traffic Report for such period published by the Port Authority.
     “T3/T4 Passengers” means, for any Semi-Annual Period, all revenue, non-revenue, international, territorial and domestic passengers, who board or disembark during such period from an aircraft, on either scheduled or non-scheduled service, at Terminal 3 or Terminal 4.
     “Terminal 4 Square Footage” means the gross square footage comprising Terminal 4 as existing from time to time, calculated on a basis consistent with the basis used to calculate the Existing Terminal 4 Square Footage.
For purposes of this Agreement, “Adjusted Terminal Management Fee” means the following:
     (a) Semi-Annual Period that includes Phase I DBO. With respect to the Semi-Annual Period in which Phase I DBO occurs, the portion of such period from and including Phase I DBO and ending on the day immediately preceding the first day of the Semi-Annual Period commencing on or after Phase I DBO shall be hereinafter referred to as the “Post DBO Stub Period.” The Adjusted Terminal Management Fee for the Semi-Annual Period in which Phase I

DBO occurs shall be an amount equal to the positive difference between (i) the product of (x) the pro-rata portion of the Base Fee attributable to the Post DBO Stub Period multiplied by (y) a fraction, the numerator of which is the Terminal 4 Square Footage on the last day of such Semi-Annual Period and the denominator of which is the Existing Terminal 4 Square Footage, minus (ii) the pro-rata portion of the Base Fee attributable to the Post DBO Stub Period (the “Stub Period Adjusted Terminal Management Fee”).
     (b) Post DBO Semi-Annual Periods. The Adjusted Terminal Management Fee with respect to the first Semi-Annual Period commencing after Phase I DBO shall be the amount of the Stub Period Adjusted Terminal Management Fee, semi-annualized to reflect a full one hundred eighty (180) day period, and, subject to the proviso in clause (b)(ii)(C) below, the Adjusted Terminal Management Fee with respect to each Semi-Annual Period thereafter shall be the Adjusted Terminal Management Fee with respect to the immediately preceding Semi-Annual Period, subject in each case to the following adjustments:
     (i) Annual CPI Percentage Increase. Effective on the first day of the first Alternative Annual Period commencing on or after Phase I DBO and thereafter on each anniversary of such date, the Adjusted Terminal Management Fee with respect to the Semi-Annual Period commencing on such date shall be increased from the Adjusted Terminal Management Fee with respect to the immediately preceding Semi-Annual Period by the Annual CPI Percentage Increase (as defined in the Port/IAT Lease but applied as of the first day of such Alternative Annual Period and on each anniversary thereof) provided, however, that, with respect to such adjustment to occur on the first day of the first Alternative Annual Period commencing on or after Phase I DBO, such Annual CPI Percentage Increase shall be pro-rated in a manner such that the adjustment will apply only to the portion of such Alternative Annual Period not covered by the Annual CPI Percentage Increase applied to the Base Fee pursuant to the Port/IAT Lease.
     (ii) Terminal 4 Square Footage Adjustment.
     (A) Effective on the first day of the first Alternative Annual Period commencing on or after Phase I DBO, the Adjusted Terminal Management Fee with respect to the Semi-Annual Period commencing on such date (as adjusted pursuant to clause (b)(i) above) shall be multiplied by a fraction, the numerator of which is the Terminal 4 Square Footage on the date of Phase I DBO and the denominator of which is the Existing Terminal 4 Square Footage.
     (B) If one or more additional material changes to the Terminal 4 Square Footage occur (each, a “Terminal 4 Square Footage Material Change”) during the Post DBO Stub Period or any Semi-Annual Period occurring after Phase I DBO, then, effective on the first day of the next succeeding Semi-Annual Period (the “Adjustment Date”), an adjustment shall be made for each such change by multiplying the Adjusted Terminal Management Fee with respect to the Semi-Annual Period commencing on the Adjustment Date (as adjusted pursuant to clause (b)(i) and (b)(ii)(A) above) by a fraction, the numerator of which is the Terminal 4 Square Footage immediately after the Terminal 4 Square Footage

Material Change and the denominator of which is the Terminal 4 Square Footage immediately prior to the Terminal 4 Square Footage Material Change; provided, however, that, any adjustment pursuant to this clause (B) shall be made only if such fraction yields a number greater than one (1) unless the reduction in Terminal 4 Square Footage is due to a permanent reduction in such space as a result of a casualty, condemnation or similar event, in which case the adjustment shall be made using such fraction yielding a number less than one (1).
     (C) Notwithstanding the foregoing, any adjustment to the Adjusted Terminal Management Fee for a Semi-Annual Period pursuant to the foregoing clauses (A) or (B) shall be pro-rated to reflect, in the case of clause (A), the number of days between the date on which Phase I DBO occurs and the first day of the first Alternative Annual Period commencing on or after Phase I DBO, and, in the case of clause (B), the number of days between the date on which any additional Terminal 4 Square Footage Material Change occurs and the applicable Adjustment Date for such change, in each case relative to a one hundred eighty (180) day period; provided, however, that for purposes of determining the Adjusted Terminal Management Fee with respect to the Semi-Annual Period immediately succeeding the Semi-Annual Period in which adjustments are made pursuant to clause (b) above, any adjustment pursuant to the foregoing clauses (A) or (B) shall be semi-annualized to reflect a one hundred eighty (180) day period.
     (iii) JFK Passenger Adjustment. Effective on the first day of the second (2nd) Alternative Annual Period commencing after Phase I DBO, the Adjusted Terminal Management Fee with respect to the Semi-Annual Period commencing on such date (as adjusted pursuant to clause (b)(i) and (b)(ii) above) shall be multiplied by a fraction, the numerator of which is the total number of JFK Passengers during the first Alternative Annual Period commencing on or after Phase I DBO and the denominator of which is the total number of JFK Passengers during the twelve (12) month period immediately preceding the first Alternative Annual Period commencing on or after Phase I DBO; provided that if such fraction yields a number less than 1.0, then such fraction shall equal 1.0, and if such fraction yields a number greater than 1.02, then such fraction shall equal 1.02.
     (iv) T3/T4 Passenger Adjustment. Effective on the first day of the third (3rd) Alternative Annual Period commencing after Phase I DBO and thereafter on each anniversary of such date, the Adjusted Terminal Management Fee with respect to the Semi-Annual Period commencing on such date (as adjusted pursuant to clause (b)(i) and (b)(ii) above) shall be multiplied by a fraction, the numerator of which is the total number of T3/T4 Passengers during the immediately preceding Alternative Annual Period (the “Latest Year”) and the denominator of which is the total number of T3/T4 Passengers during the Alternative Annual Period immediately preceding the Latest Year (it being understood and agreed that such adjustment may be an increase or decrease and, accordingly, may either increase or decrease the Adjusted Terminal Management Fee for such period (as adjusted pursuant to clause (b)(i) and (b)(ii) above)); provided, however, that if the total number of T3/T4 Passengers during the Latest Year represents a decrease from the Alternative Annual Period immediately preceding the Latest Year, and the percentage of such decrease is greater than the percentage decrease or increase in the total number of JFK Passengers during the Latest Year compared to the total number of JFK Passengers during the Alternative Annual Period immediately preceding the Latest Year, then the fraction set forth in this clause (b)(iv) shall be replaced with a fraction, the numerator of which is the total number of JFK Passengers during the Latest Year and the denominator of which is the total number of JFK Passengers during the Alternative Annual Period immediately preceding the Latest Year.
     (v) Partial Semi-Annual Periods. If IAT is dissolved or liquidated pursuant to Article VII of the JFK IAT Member LLC Agreement or otherwise, the Adjusted Terminal Management Fee for such portion of a Semi-Annual Period during which such dissolution or liquidation occurs shall be adjusted by multiplying the Adjusted Terminal Management Fee with respect to such period by a fraction, the numerator of which is the number of days in such period up to and including the last day with respect to which distributions of Adjusted Fee Income to SUSA Inc. are to be made pursuant to Article IV of the JFK IAT Member LLC Agreement and the denominator of which is 180.
     (c) Port/IAT Lease Reconciliations. In the event IAT or the Port Authority makes any adjustments, true-ups or other reconciliations to amounts under the Port/IAT Lease that would affect the amount of the Adjusted Terminal Management Fee calculated pursuant to this Schedule 7-4 with respect to any period, IAT and Delta shall promptly make the corresponding adjustment, true-up or other reconciliation to the Adjusted Terminal Management Fee with respect to such period and any subsequent periods.

SCHEDULE 8-1
Port Authority Rules and Regulations
THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY
AIRPORT RULES AND REGULATIONS
Issued August 4, 2009, pursuant to Article IX of the by-laws of The Port Authority’s of New York and New Jersey adopted at a meeting of the Board of Commissioners held on July 26, 2007, and amended at a meeting of that body on May 22, 2008.
Issued by The Port Authority of New York & New Jersey — Aviation Department.
Together with such Airport bulletins issued from time to time by the Managers as necessary to amend the Port Authority Rules and Regulations.

SCHEDULE 8-2
Terminal 4 Rules and Regulations
1.	JFK INTERNATIONAL AIR TERMINAL, LLC TERMINAL 4 — AIRSIDE OPERATIONS GUIDE
2.	JFK INTERNATIONAL AIR TERMINAL, LLC TERMINAL 4 OPERATIONS MANUAL Effective as of April 2006

Including:

Attachment 1: Solicitation

Attachment 2: Quality and Customer Service Standards — Food and Beverage

Attachment 3: Quality and Customer Service Standards — Shops and Services

Attachment 4: Terminal and Landside Technical Instructions

Attachment 5: Airside Technical Instructions

Attachment 6: Safety and Security Policy and Procedures

SCHEDULE 8-3
Terminal 3 Parking Fees
Capitalized terms used but not defined in the body of the Agreement shall have the meanings assigned to such terms in this Schedule 8-3.
The “Terminal 3 Parking Fee” shall be determined by multiplying the amount of time a Contract Carrier or Other JFK Carrier is utilizing a Terminal 3 Hardstand Position by the applicable Terminal 3 Hardstand Daily Use Fee or Terminal 3 Hardstand Hourly Use Fee, as appropriate, and shall be applied as a credit to Post-DBO Rent in accordance with Section 8.3 of the Agreement.
For purposes of this Schedule 8-3, the following definitions shall apply:
“Delta Use Carrier” shall mean Delta and Delta Affiliate Carriers which may operate through arrangements with Delta.
“Other JFK Carriers” shall mean Contract Carriers (excluding Delta Use Carriers) and other Scheduled Aircraft Operators operating at the Airport.
“Terminal 3 Additional Rental” means any rental other than Terminal 3 Ground Rental paid by Delta to the Port Authority from time-to-time under the Terminal 3 Parking Space Permit. This amount shall exclude fees paid or payable by the Permittee to the Port Authority, independent of the Basic Fee under the Permit, arising out of or related to the enforcement of the Permit provisions, e.g., late fees, audit service fees, legal fees and expenses, etc.
“Terminal 3 Capital Charge” means an annual amount determined by amortizing over the lesser of ten (10) years or the remaining period of permission of the Terminal 3 Parking Space Permit, at the interest rate of the longest maturity of the Series 8 Bonds, the sum of all unreimbursed costs and expenses incurred by Delta with respect to the design, demolition (of Terminal 3) and construction of the 2010 Construction Work (as defined in Supplement No. 3 to the Port/Delta Lease), excluding (i) construction of the Terminal 2-4 Pedestrian Connector and costs and expenses relating thereto, (ii) all underground environmental Remediation of Hazardous Substances, (iii) the demolition of the Air Train connector and elevator core at Terminal 3, together with any unreimbursed Capital Expenditures made by Delta with respect to the Terminal 3 Site during the term of the Terminal 3 Parking Space Permit. To the extent any amount is included in the Terminal 3 Capital Charge that is later reimbursed, the Terminal 3 Capital Charge shall be recalculated prospectively taking into account the reimbursement amount received. As of the date upon which the Port Authority PFC application for funding for the 2010 Construction Work is approved, any amount that is to be reimbursed to the Permittee by Port Authority PFC funds shall be excluded from the Terminal 3 Capital Charge; however, if any of these amounts submitted to the Port Authority for reimbursement from PFC funds are not reimbursed by the Port Authority then these amounts shall be included in the Terminal 3 Capital Charge on a prospective basis.
Sch. 8-3

“Terminal 3 Direct and Indirect O&M Expenses” shall mean Delta’s direct, actual costs for performing its maintenance and repair obligations pursuant to Special Endorsement 9 of the Terminal 3 Parking Space Permit plus indirect O&M expenses equal to 15% of such amount.
“Terminal 3 Deferred Ground Rental” shall mean the Area IB Ground Rental (as defined in the Port/Delta Lease) paid by Delta to the Port Authority under the Port/Delta Lease excluding, if the Terminal 3 Site Surrender Date (as defined in the Port/Delta Lease) has not occurred by the end of the twenty-fourth (24th) month from and including the month in which the Demolition Commencement Date (as defined in the Port/Delta Lease) occurs, the difference between (1) any amounts accrued and paid at the Second Deferred Area IB Ground Rental Rate (as defined in the Port/Delta Lease) and (2) the amounts that would have been accrued and paid at the First Deferred Area IB Ground Rental Rate (as defined in the Port/Delta Lease) had the Terminal 3 Site Surrender Date (as defined in the Port/Delta Lease) occurred by the end of the twenty-fourth (24th) month from and including the month in which the Demolition Commencement Date (as defined in the Port/Delta Lease) occurs.
“Terminal 3 Ground Rental” shall mean the Basic Fee (as defined in the Terminal 3 Parking Space Permit), paid by Delta to the Port Authority under the Terminal 3 Parking Space Permit.
“Terminal 3 Hardstand Daily Use Fee” shall be calculated, on a per Terminal 3 Hardstand Position basis, by allocating the Terminal 3 Hardstand Expenses pro-rata to each of the Terminal 3 Hardstand Positions and then by dividing the Terminal 3 Hardstand Expenses allocated to each Terminal 3 Hardstand Position by a 360-day year.
“Terminal 3 Hardstand Expenses” shall mean, for the applicable year, the total of all Terminal 3 Ground Rental, Terminal 3 Deferred Ground Rental, Terminal 3 Additional Rental, if any, Terminal 3 Direct and Indirect O&M Expenses, and Terminal 3 Capital Charges.
“Terminal 3 Hardstand Hourly Use Fee” shall be calculated, per Terminal 3 Hardstand Position, by dividing the Terminal 3 Hardstand Daily Use Fee by 24 hours per day.
“Terminal 3 Hardstand Position” shall mean the hardstand positions located on the Terminal 3 Site which are the subject of the Terminal 3 Parking Space Permit.
The pro-forma calculations of the Terminal 3 Hardstand Daily Use Fees and Terminal 3 Hardstand Hourly Use Fees are illustrated in Exhibit A to Schedule 8-3 attached hereto.
Sch. 8-3

EXHIBIT A to Schedule 8-3
Terminal 3 Hardstand Parking Position Rental Calculation
[see attached]
Exh. A to Sch. 8-3

Exhibit A to Schedule 8-3
Terminal 3 Hardstand Parking Position Rental Calculation

Ground Rental	Note		2013	2014	2015	2016	2017	2018
Terminal 3 Acres		48.3497	48.3497	48.3497	48.3497	48.3497	48.3497	48.3497

Terminal 3 Ground Rental/Acre (AYC-325) 1/	1/		108,844	113,198	117,726	122,435	127,333	N/A
Terminal 3 Ground Rental/Acre (Permit)			N/A	N/A	N/A	N/A	N/A	148,304
Terminal 3 Deferred Ground Rent	2/	10,878,840	3,508,398	5,473,101	1,897,342	—	—	—

Terminal 3 Ground Rent			—	—	3,794,683	5,919,706	6,156,494	7,170,454
Terminal 3 Deferred Ground Rent Amortized	3/	6.50%	—	—	1,533,433	2,300,150	2,300,150	2,300,150

Total Terminal 3 Ground Rent & Deferred Ground Rent			—	—	5,328,117	8,219,856	8,456,644	9,470,604

Capital Investment		1,000,000
Terminal 3 Capital Charge	4/	133,225		—	88,816	133,225	133,225	133,225

Terminal 3 Additional Rental	5/			—	—	—	—	—

Operation & Maintenance Expenses	6/	T4 - 2010 Budget

Direct O&M Expenses
Marking & Line Painting		70,332			15,464	23,892	24,609	25,347
Ramp Scrubbing		22,012			4,840	7,477	7,702	7,933
Ramp Sweeping		45,099			9,916	15,320	15,780	16,253
Maintenance		500,000			109,935	169,850	174,946	180,194
Snow Removal		1,371,687			301,594	465,963	479,941	494,340
Incineration/Trash Removal		320,543			70,478	108,889	112,155	115,520
FOD Program		232,661			51,155	79,035	81,406	83,848
Utilities		596,337			131,117	202,576	208,653	214,913

Total Direct O&M		3,158,671			694,499	1,073,002	1,105,192	1,138,347
Indirect O&M Expenses
Personnel (10% of Direct O&M)					69,450	107,300	110,519	113,835
G&A Costs (5% of Direct O&M and Personnel)					38,197	59,015	60,786	62,609

Total Direct and Indirect O&M					802,147	1,239,317	1,276,496	1,314,791

Total Terminal 3 Hardstand Expenses					6,219,080	9,592,397	9,866,365	10,918,620

Terminal 3 Hardstand Positions					16	16	16	16
Terminal 3 Annual Cost Per Position	7/				388,692	599,525	616,648	682,414

Terminal 3 Hardstand Daily Use Fee Per Position					1,619.55	1,665.35	1,712.91	1,895.59
Terminal 3 Hardstand Average Hours of Utilization Per Day					24.00	24.00	24.00	24.00
Terminal 3 Hardstand Hourly Use Fee Per Position					67.48	69.39	71.37	78.98

1/	Terminal 3 Ground Rental rate is based on current AYC-325 rate through 2017.

2/	Terminal 3 Ground Rent assumed deferred from 5/1/2013 through 5/1/2015.

3/	Terminal 3 Deferred Ground Rent is amortized at the long bond rate through 2020.

4/	Based on Delta equity investment at Terminal 3 site amortized for 10 years at 6% (long bond rate)

5/	Based on actual future investement recoverable through the Hardstand Use Fee

6/	Terminal 3 Hardstand O&M Expenses are based on Terminal 4 actual ramp O&M expenses for illustration purposes only.

7/	Proforma estimate only,Terminal 3 Hardstand Use Fee will be based on the above methodology and actual annual costs.

SCHEDULE 10-1
Committee Representatives
Trilateral Committee
•	Delta Corporate Real Estate Vice President

•	SUSA Inc. President

•	President
Management Committee
•	President

•	Delta Director Corporate Real Estate
Operations Advisory Committee
•	Delta Vice President — Airport Customer Service JFK

•	IAT COO

•	Additional designees appointed by Management Committee

JFK International Air Terminal LLC
2010 Annual Operating Budget
($000’s)

	Dec-09	Jan-10	Feb-10	Mar-10	Apr-10	May-10	Jun-10	Jul-10	Aug-10	Sep-10	Oct-10	Nov-10	Total
Income:

Enplanement — Signatories	$3,766	$3,996	$3,872	$3,418	$4,109	$4,356	$4,690	$4,756	$4,935	$5,151	$4,377	$4,361	$51,787
Enplanement — Contracted	5,547	5,271	6,700	5,452	6,410	6,725	6,867	6,931	8,174	8,371	6,633	6,284	79,367
Enplanement — Arrivals Only	107	112	94	75	75	82	88	75	88	82	75	94	1,048
Enplanement — Domestic	348	472	366	338	414	489	531	575	627	627	314	321	5,421

Total Enplanement	9,768	9,851	11,032	9,283	11,008	11,652	12,177	12,338	13,823	14,231	11,399	11,060	137,622

Other Airline Charges	296	307	307	307	307	307	307	307	307	307	307	342	3,712

Handling Fees	271	334	316	287	314	263	273	273	301	301	269	278	3,481

Counter Charges	237	254	254	219	247	247	254	249	274	273	245	239	2,993
Base Rent Exclusive Space	3,234	3,180	3,302	3,408	3,191	3,181	3,089	3,115	3,060	3,069	3,143	3,131	38,102

Total Airline Revenue	13,807	13,926	15,211	13,505	15,068	15,650	16,100	16,282	17,765	18,181	15,364	15,049	185,910

Retail Revenue	2,173	2,508	2,361	2,232	2,544	2,533	2,383	2,570	2,586	2,655	2,485	2,357	29,387

Other Income	27	27	35	35	38	38	38	33	33	33	38	33	407

Total Income	$16,007	$16,461	$17,608	$15,772	$17,649	$18,221	$18,521	$18,885	$20,384	$20,870	$17,886	$17,439	$215,704

Expenses:

Personnel	$512	$1,303	$519	$522	$520	$602	$520	$742	$519	$518	$521	$1,180	$7,977
Maintenance	826	859	931	902	1,006	1,111	1,049	1,009	914	1,045	857	865	11,374
Outsourced Labor	1,262	1,259	1,417	1,275	985	1,004	1,011	1,024	1,024	996	990	1,053	13,300
Utilities	674	761	754	622	717	564	455	709	1,537	1,896	2,041	1,199	11,927
General & Administrative	256	530	510	520	507	923	569	432	527	419	507	282	5,981
Ground Rent	1,419	1,475	1,475	1,475	1,475	1,475	1,475	1,475	1,475	1,475	1,475	1,475	17,648

Total Operating Expenses	4,949	6,187	5,606	5,316	5,211	5,679	5,080	5,391	5,996	6,349	6,391	6,054	68,207

Net Operating Income	11,058	10,274	12,002	10,456	12,439	12,542	13,441	13,494	14,389	14,521	11,496	11,385	147,497

Facility Rent	5,933	5,942	5,942	5,942	5,942	5,942	5,942	5,942	5,942	5,942	5,942	5,940	71,296

Net Income Before Interest	5,125	4,332	6,060	4,514	6,497	6,600	7,499	7,552	8,446	8,578	5,554	5,445	76,201

Interest Income	1	1	1	1	1	1	1	1	1	1	1	1	6

Net Income Prior to Reserves	5,126	4,332	6,060	4,515	6,497	6,601	7,499	7,552	8,447	8,579	5,554	5,445	76,207
Payments to MM&R Reserve						—						132	132
Payments to O & M Exp. Reserve						—						61	61

Net Income Prior to Sub.Pay Obligations	5,126	4,332	6,060	4,515	6,497	6,601	7,499	7,552	8,447	8,579	5,554	5,252	76,014

Subordinated Payment Obligations	—	—	—	—	—	4,791	—	—	—	—	—	13,712	18,503

Net Income Prior to Terminal Mgt Fee	5,126	4,332	6,060	4,515	6,497	1,810	7,499	7,552	8,447	8,579	5,554	(8,460)	57,511

Terminal Management Fee	—	—	—	—	—	1,554	—	—	—	—	—	1,554	3,108

Net Inc. Prior to Add’l Contingent Oblig.	5,126	4,332	6,060	4,515	6,497	256	7,499	7,552	8,447	8,579	5,554	(10,014)	54,403

First Additional Land Rent	—	—	—	—	—	1,375	—	—	—	—	—	1,375	2,750
Retail Management Fee	—	—	—	—	—	610	—	—	—	—	—	639	1,249

Net Income Prior to Payments to CIR	5,126	4,332	6,060	4,515	6,497	(1,730)	7,499	7,552	8,447	8,579	5,554	(12,028)	50,403

Payments to Capital Improvement Res.	—	—	—	—	—	933	—	—	—	—	—	1,464	2,397

Net Cash Flow	$5,126	$4,332	$6,060	$4,515	$6,497	$(2,663)	$7,499	$7,552	$8,447	$8,579	$5,554	$(13,492)	$48,006

SCHEDULE 36-1
Agreements Surviving Execution of this Agreement
[NONE]